Form 10-K, Exhibit 13
period 2001-09-30
HARLEYSVILLE SAVINGS FINANCIAL CORP
filed 2001-12-19
CIK 1107160

2001 ANNUAL REPORT





                                                            Harleysville Savings
                                                           Financial Corporation

Mission Statement

   Harleysville Savings Financial Corporation's focus is to be your trusted financial partner by providing quality financial products and services to families and individuals; by providing a rewarding place for our employees to work; by being a responsible corporate citizen of the community; and

   by achieving a fair and reasonable return for our stockholders.

Selected Consolidated Financial and Other Data


Selected Balance Sheet Data:
(in thousands except per share data)                                           As of September 30,
                                                        2001           2000            1999            1998            1997
------------------------------------------------------------------------------------------------------------------------------
Total Assets                                         $558,388        $488,554        $459,848        $417,533        $345,239
Mortgage-backed securities held to maturity           167,727         116,304         116,778          78,793          18,303
Mortgage-backed securities available-for-sale              --           7,440           7,916           3,695           3,983
Loans receivable - net                                290,213         262,774         252,260         251,729         244,503
Investment securities held to maturity                 62,202          71,281          61,015          50,622          48,461
Investment securities available-for-sale                3,294           3,310           3,202           1,586           3,515
Other investments (1)                                  16,538          10,221           9,155          22,740          18,876
Deposits                                              350,147         309,836         303,660         289,827         273,773
FHLB advances and other borrowings                    171,309         145,134         125,180          99,953          46,414
Total stockholders' equity                             34,264          31,398          28,963          26,100          22,872
Book value per share                                    15.32           14.05           12.83           11.68           10.32


Selected Operations Data:                                                     Year Ended September 30,
                                                        2001           2000            1999            1998             1997
------------------------------------------------------------------------------------------------------------------------------
Interest income                                      $ 36,303        $ 33,182        $ 29,716        $ 27,129        $ 24,485
Interest expense                                       26,583          22,795          20,199          17,949          15,362
                                                     --------        --------        --------        --------        --------

Net interest income                                     9,720          10,387           9,517           9,180           9,123
Provision for loan losses                                  --              --              17             120             177
                                                     --------        --------        --------        --------        --------
Net interest income after provision
    for loan losses                                     9,720          10,387           9,500           9,060           8,946

Gain (loss) on sales of loans and securities              191              40              35             101             (10)
Other income                                            1,055             512             451             453             423
Other expense                                           5,832           5,380           4,858           4,528           4,161
                                                     --------        --------        --------        --------        --------

Income before taxes                                     5,134           5,559           5,128           5,086           5,198
Income tax expense                                      1,219           1,702           1,622           1,605           1,784
                                                     --------        --------        --------        --------        --------

Net income                                           $  3,915        $  3,857        $  3,506        $  3,481        $  3,414
                                                     ========        ========        ========        ========        ========

Earnings per share - basic                           $   1.76        $   1.72        $   1.56        $   1.57        $   1.56
Earnings per share - diluted                             1.73            1.70            1.53            1.52            1.52
Dividends per share                                      0.48            0.44            0.36            0.32            0.29


Selected Other Data:
                                                                             Year Ended September 30,
                                                        2001           2000             1999            1998            1997
------------------------------------------------------------------------------------------------------------------------------
Return on average assets (2)                             0.74%           0.81%           0.81%           0.93%           1.04%
Return on average equity (2)                            12.00%          12.82%          12.83%          14.24%          16.14%
Average equity to average assets (2)                     6.15%           6.43%           6.32%           6.52%           6.42%
Interest rate spread (2)                                 1.63%           1.92%           1.91%           2.15%           2.48%
Net yield on interest-earning assets (2)                 1.90%           2.24%           2.25%           2.50%           2.83%
Ratio of non-performing assets to
    total assets at end of period                        0.05%           0.04%           0.07%           0.04%           0.02%
Ratio of interest-earning assets to
    interest-bearing liabilities at end of period         105%            107%            107%            107%            107%
Full service banking offices at
    end of period                                          5                4               4               4               4

(1) Includes interest-bearing deposits at other depository institutions & stock of the Federal Home Loan Bank of Pittsburgh.

(2) All ratios are based on average monthly balances during the indicated
    periods.
                                                                               1

President's Report to the Stockholders

To our Stockholders:

We are pleased to report to you that fiscal 2001 brought another year of strong earnings. Net income amounted to $3,915,000, which is the most that Harleysville Savings has earned in any year in its 86-year history.

Net income amounted to $1.73 per share on a diluted basis. Return on average equity was 12% and return on average assets was .74% for the year. Stockholders' equity increased to $15.32 per share from $14.05 per share a year ago. During fiscal year 2001, assets increased 14.3% to $558 million.

Achieving a fair and reasonable return for our stockholders is one of the four important pillars in our mission statement. While it is important to remember that market values may be influenced by many factors that are beyond our control, nevertheless, we are heartened that the increase in market value plus cash dividends provided our stockholders with an overall return of 15.4% this past fiscal year. In addition, the board of directors on October 17, 2001 declared an increase in the regular quarterly cash dividend from $.12 to $.13 per share.

Many of our investors have been with us from the beginning in 1987, when we converted to a publicly traded company. Through market appreciation and cash dividends, these long-term stockholders have been rewarded with an average yearly return of 16.3%. Since 1987, Harleysville Savings has delivered a total return of 724%, which was more than double the gain in the S & P 500 index of 361% during that same time period.

Using a baseball analogy, it's usually the team that has worked hard on the fundamentals (hitting, fielding, running and pitching) that wins the game consistently. We believe that is what has made Harleysville Savings successful over the years. We have paid attention to the core values that have contributed so significantly to achieving a reputation as a strong and viable community banking institution for 86 years. We have not jumped on the latest fad to come along, but have consistently strived to perform the fundamentals that will position us to be our customers' "Trusted Financial Partner(TM)".

Last year I wrote to you about the many ways in which we were taking advantage of the latest technology to give our customers access to their accounts. Online banking through the Internet, telephone banking, an expanding ATM network and Master Money cards are the ways that we have given our customers access to their accounts almost all the time from most anywhere in the world.

We have remained focused on our mission of serving the personal banking needs of families and individuals in our communities. One of the fundamental needs of people is a checking and savings account and people need to be able to get cash when they need it. ATM machines are a cost-effective method of providing a convenient opportunity for Harleysville Savings Bank customers to get cash when they need it. We now have ATM machines at sixteen locations throughout our market area. Our convenient ATM locations are posted on our website at www.harleysvillesavings.com .

We are very proud of what we do for people in our communities. Savings banks were created to provide money for people to buy their own homes and that is what we do best. Savings banks were also created to help people to save money. We believe that building the habit of saving consistently should begin at an early age. While most banks have stopped paying interest to accounts with low balances, we are encouraging kids to join Trusty's Club(TM) and earn interest from dollar one. These kids are our customers of tomorrow and we are providing services that make it fun for young people to save money.

In June, we opened our fifth full service office at 640 E. Main Street in Lansdale, Pa. Customers have been telling us how much they enjoy the outstanding service that is being provided by branch manager, Dawn Ziegler and her staff. After only five months, the office has experienced outstanding success by attracting over $8 million in new deposits.

The success that Harleysville Savings has enjoyed is a tribute to our greatest asset, the talented and experienced personnel who serve our customers. Harleysville Savings has a group of employees linked together by the common bond of pride and dedication, who work diligently to deliver high quality service in a cost-effective manner. This consistent focus on operating efficiency is an important contributor to our success. A well-trained and experienced staff contributes significantly to Harleysville Savings' outstanding efficiency ratios. Eleven of our employees were recognized this year for long-term service. Receiving awards for five years were Janice Blair, Nate Clemmer, Karen Freed, Marge Granahan, and Rebecca Michalak. Receiving awards for ten years were Teresa Fenstermacher, Beverly Fretz, Sandy Loew and Dawn Ziegler. Receiving an award for fifteen years was Dorothy Kulp and I received an award for thirty-five years of service.

Even though many of the ways that Harleysville Savings does business are changing, our core values remain intact. In carrying out our mission, our desire is to follow a business philosophy that is consistent with the Proverb that God has given us: "A good name is to be more desired than great riches."

All of us will never forget September 11th and the grief and sadness that we felt for the victims and their families as a result of the terrorist attacks on our country. Our prayer is that God will bring comfort to these families and will give His wisdom to President Bush and his counselors during this time.

Our nation is strong and resilient and our economy will rebound, as it always has, from this current downturn. Looking ahead to the year 2002 and beyond, we are very optimistic about the new opportunities that exist for Harleysville Savings. We want to express our appreciation to you for the confidence that you have expressed in the management of this Company. We hope to see you at our Annual Stockholders' meeting in January.



Sincerely,


/s/ Edward J. Molnar
--------------------
Edward J. Molnar
President and Chief Executive Officer

Board of Directors

[GRAPHIC - PHOTO OF BOARD OF DIRECTORS]

Mark R.Cummins, George W. Meschter, Ronald B. Geib, Sanford A. Alderfer, Philip
A. Clemens, David J. Friesen, Edward J. Molnar, Paul W. Barndt

Senior Officers

[GRAPHIC - PHOTOS OF SENIOR OFFICERS]

Edward J. Molnar
President and
Chief Executive Officer

Ronald B. Geib
Executive Vice President and
Chief Operating Officer

Marian Bickerstaff
Senior Vice President and
Chief Lending Officer

Brendan J. McGill
Senior Vice President
and Chief Financial Officer

Managers

[GRAPHIC - PHOTOS OF MANAGERS]

Adrian D. Gordon
Vice President
and Information Systems Manager

Sheri L. Strouse
Vice President
and Branch Administrator

Nathanael J. Clemmer
Assistant Vice President Controller,
and Accounting Department Manager

Diane M. Carlson
Assistant Vice President
and Human Resource Manager

Michelle A. Beck
Assistant Vice President
and Security Officer

Kim A. Licata
Assistant Vice President
and Loan Customer Service
Manager

Lori N. McCausland
Assistant Vice President
and Loan Administration Manager

Jason L. Yoder
Assistant Vice President
and Harleysville Office Manager

Kathlen Clairmont
Assistant Vice President
and West Norriton Office Manager

Dawn Ziegler
Assistant Vice President
and Lansdale
Office Manager

Paul Smolinsky
Assistant Vice President
and Sumneytown
Office Manager

Denise L. Monaghan
Assistant Vice President
and Hartfiled Office Manager

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operation
General

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

The Company's total assets at September 30, 2001, amounted to $558.4 million, compared to $488.6 million and $459.8 million as of September 30, 2000 and 1999, respectively. Deposits as of September 30, 2001, totaled $350.1 million, compared to $309.8 million and $303.7 million at September 30, 2000 and 1999, respectively. Stockholders' equity totaled $34.3 million as of September 30, 2001, compared to $31.4 million and $29.0 million at September 30, 2000 and 1999, respectively.

During fiscal 2001, net interest income decreased $666,000 or 6.41% from the prior fiscal year. This decrease was the result of a decrease in the interest rate spread from 1.92% in fiscal 2000 to 1.66% in fiscal 2001, a 10.7% growth in the interest-earning assets and a 12.4% growth in interest-bearing liabilities. Earnings for fiscal 2001 were $3.92 million compared to $3.86 million and $3.51 million for the years ended September 30, 2000 and 1999, respectively. The Company's return on average assets (net income divided by average total assets) was 0.74% during fiscal 2001 compared to .81% during fiscal 2000 and 1999, respectively. Return on average equity (net income divided by average equity) was 12.00% during fiscal 2001 compared to 12.82% during fiscal 2000 and 12.83% during fiscal 1999.

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

Interest Income

Interest income on mortgage loans increased by $232,000 or 1.6% in fiscal 2000 and increased by $1.5 million or 10.3% in fiscal 2001 from the respective prior years. During fiscal 2000, the average balance of mortgage loans increased $6.7 million or 3.5% and the yield decreased by 10 basis points. During fiscal 2001, the average balance of mortgage loans increased $18.2 million or 9.1% and the yield increased by 8 basis points. The increase in the balance of mortgage loans reflects the Company's ability to originate mortgage loans despite an increase in refinancing of existing loans. The majority of loans originated during the 2001 year were fixed rate mortgages. The interest income on mortgage-backed securities reflected an increase of $22.9 million or 18.4% in the average balance, which was partially offset by a 16 basis point decrease in yield earned during fiscal 2001. The increase in the balance of mortgage-backed securities reflects the need the Company had for mortgage-related products that the Company was not able to originate in the local market area. The Company needed a higher volume of mortgage-backed securities during fiscal 2000 and 2001 to offset the lower interest rate spread. In 2001, the decrease in interest income on consumer and other loans reflected a decrease in the average balance of $1.6 million or
 .03%, and a decrease in the yield to 7.66%.

Interest and dividends on investments increased by $811,000 or 18.4% in fiscal 2000 over the respective prior years. During fiscal 2000, the increase resulted from a $8.0 million or 10.9% growth in the average balance and the yield increased 0.4%. During fiscal 2001, the average balance increased $10.4 million or 12.8% and the yield decreased 0.3% to produce the $416,000 or 8.0% increase in interest and dividends on investments. The increase in the average balance in 2001 reflects funds that will be able to be redeployed into higher earning assets as the market permits.

Interest Expense

Interest expense on deposits increased $868,000 or 6.1% in fiscal 2000 and increased by $1.7 million or 11.12% in fiscal 2001 as compared to the respective prior years. In fiscal 2000, the average balance increased $12.0 million or 4.1% with a 9 basis point increase in the average rate paid. Likewise, in fiscal 2001, the average balance increased $17.2 million or 5.7% with a 3 basis point increase in the average rate paid. The increase in the average balance reflects normal savings activity for the Company. The average rate paid on deposits was 5.2% for the year ended September 30, 2001, compared to 5.0% for the year ended September 30, 2000.

                                                                                                                         As of
                                                                  For The Year Ended September 30,                      Sept 30,
                                ------------------------------------------------------------------------------------------------
                                            1999                         2000                         2001                2001
                                ---------------------------   --------------------------  ---------------------------     -----
                                 Average             Yield/   Average             Yield/  Average              Yield/
                                 Balance   Interest  Rate     Balance   Interest   Rate   Balance   Interest   Rate       Rate
                                 --------  --------  -----    --------  --------  -----   --------  --------   -----      -----
Interest-earning assets:
  Mortgage loans (2)             $192,388  $ 14,832  7.71%    $199,109  $ 15,065  7.57%   $217,268  $ 16,613   7.65%      7.32%
  Mortgage-backed securities       98,155     6,003  6.12%     124,418     8,427  6.77%    147,301     9,739   6.61%      6.22%
  Consumer and other loans         59,910     4,468  7.46%      58,009     4,467  7.70%     56,336     4,313   7.66%      7.43%
  Investments                      73,255     4,413  6.02%      81,215     5,223  6.43%     91,572     5,639   6.16%      5.79%
                                 --------  --------  -----     -------  --------  -----   --------  --------   -----     ------
Total interest-earning
    assets                        423,708    29,716  7.01%     462,751    33,182  7.17%    512,477    36,304   7.08%      6.75%
                                 --------  --------  -----    --------  --------  -----   --------  --------   -----     ------

Interest-bearing liabilities:
  Deposits                        290,285    14,169  4.88%     302,269    15,037  4.97%    319,487    16,709   5.23%      4.77%
  Borrowings                      105,462     6,031  5.72%     131,514     7,758  5.90%    168,049     9,875   5.88%      5.74%
                                 --------  --------  -----    --------  --------  -----   --------  --------   -----     ------

Total interest-bearing
    liabilities                   395,747    20,200  5.10%     433,783    22,795  5.25%    487,536    26,584   5.45%      5.09%
                                 --------  --------  -----    --------  --------  -----   --------  --------   -----      -----

Net interest income/interest
    rate spread                            $  9,516  1.91%              $ 10,387  1.92%             $  9,720   1.63%      1.66%
                                           ========  =====              ========  ====              ========   =====      =====

Net interest-earning assets/
   net yield on interest-
   earning assets (1)            $ 27,961            2.25%    $ 28,968            2.24%           $   24,941              1.90%
                                 ========            =====    ========            =====           ==========              =====

Ratio of interest-earning
   assets to interest-
  bearing liabilities                               107.1%                       106.7%                                  105.1%
                                                    ======                       ======                                  ======

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

                                                           Fiscal 2000 Compared                    Fiscal 2001 Compared
                                                              to Fiscal 1999                          to Fiscal 2000
                                                            Increase (Decrease)                     Increase (Decrease)
                                                 ------------------------------------------------------------------------------
                                                   Volume         Rate         Total        Volume         Rate          Total
                                                  -------       -------       -------       -------       -------       -------
Interest income on interest-earning assets:
     Mortgage loans                               $   512       $  (279)      $   233       $ 1,387       $   161       $ 1,548
     Mortgage-backed securities                     1,729           695         2,424         1,517          (205)        1,312
     Consumer and other loans                        (144)          143            (1)         (128)          (26)         (154)
     Investments                                      500           310           810           645          (229)          416
                                                  -------       -------       -------       -------       -------       -------

        Total                                       2,597           869         3,466         3,421          (299)        3,122
                                                  -------       -------       -------       -------       -------       -------

Interest expense on interest-bearing liabilities:
     Deposits                                         593           275           868           880           792         1,672
     Borrowings                                     1,531           197         1,728         2,147           (31)        2,116
                                                                                                          -------       -------
                                                                              -------       -------       -------       -------

        Total                                       2,124           472         2,596         3,027           761         3,788
                                                  -------       -------       -------       -------       -------       -------

Net change in net interest income                 $   473       $   397       $   870       $   394       $(1,060)      $  (666)
                                                  =======       =======       =======       =======       =======       =======

Interest expense on borrowings increased by $1.7 million or 28.6% in fiscal 2000 and increased by $2.1 million or 27.3% in fiscal 2001 as compared to the respective prior years. The increase in interest expense during fiscal 2001 was the result of a $36.5 million or 27.8% increase in the average balance of borrowings partially offset by a decrease of 2 basis points in the average rate paid. Borrowings were primarily obtained during fiscal 2001 to fund the purchase of mortgage-backed securities and long term fixed-rate mortgages. Long term FHLB advances were used to match the maturity terms of these mortgage products.

Net Interest Income

Net interest income increased by $870,000 or 9.1% in fiscal 2000, and decreased by $666,000 or 6.4% in fiscal 2001 over the respective prior periods. The improvements in the net interest income in 2000 were due to a higher amount of interest-earning assets and an increase in the interest rate spread. The decrease in 2001 was a direct result of an increased balance in tax advantageous investments, which have a lower yield and the rapid drop of 400 basis points in short term rates by the Federal Reserve.


Provision for Loan Losses

Management establishes reserves for losses on slow loans when it determines that losses are probable on the underlying properties. The adequacy of loan loss reserves is based upon a regular monthly review of loan delinquencies and "classified assets", as well as local and national economic trends. Although management has currently established no specific reserves for losses, no assurance can be given as to whether future specific reserves may be required. The allowance for loan losses totaled $2.0 million at September 30, 2001 and 2000 or 0.8% and 0.7% of total loans at September 30, 2001 and 2000, respectively.

Other Income

The Company's total other operating income increased to $552,000 in fiscal 2000 and increased to $1.2 million in fiscal 2001. The increase from 1999 to 2000 reflected an increase in other income and gain on the sales of loans which was based on more loans being sold in fiscal 2000. The increase from 2000 to 2001 reflected an increase in income from Bank Owned Life Insurance ("BOLI") and the sale of investments designated as available for sale.

Other income, which consists primarily of income from fees on demand accounts, loan servicing fees, the sale of non-deposit products, insurance commissions, loan late charges and BOLI income, increased by $61,000 or 13.6% during fiscal year 2000. During fiscal 2001, other income increased by $543,000 or 106.0% over the prior comparable fiscal years. The fees which comprise other income are set by the Company at a level which is intended to cover the cost of providing the related services and expenses to customers and employees.

Other Expenses

Salaries and employee benefits increased by $341,000 or 14.3% in fiscal 2000 and by $296,000 or 10.9% in fiscal 2001 as compared to prior respective fiscal years. The increased expenses of salaries and employee benefits during the periods are attributable to increased staffing needs, normal salary increases and increased employee benefit expenses.

Occupancy and equipment expense decreased by $122,000 or 10.6% in fiscal 2000 and increased by $132,000 or 12.8% in fiscal 2001 as compared to the prior respective fiscal years. The decrease in 2000 was attributable to lower furniture and fixture expenses. The increase during fiscal 2001 was attributable to the opening of a new full service branch in June 2001.

Deposit insurance premiums decreased by $80,000 or 46.3% in fiscal 2000, and decreased by $32,000 or 34.2% in fiscal 2001 over the prior respective fiscal years. The decrease in 2000 and 2001 is the result of the sharing of FICO bond interest payments by all FDIC insured institutions resulting in a premium reduction of an additional 2.2 basis points effective January 1, 2000.

Other expenses, which consist primarily of advertising expenses, directors' fees, ATM network fees, professional fees, checking account costs, stock holders expense, and insurance premiums, increased by $383,000 or 33.5% in fiscal 2000, and increased by $56,000 or 3.6% in fiscal 2001 over the prior respective fiscal years. The current year increase is partly due to the opening of a new full service branch in June 2001. As to the additional increases, management considers these normal increases after the effects of inflation and the growth in the size of the Company.

Income Taxes

The Company recorded income tax provisions of $1.7 million for fiscal year 2000 and $1.2 million for fiscal year 2001. The primary reason for the decrease in the percentage of tax expense in fiscal 2001 was the increase in tax-free income resulting from purchases of tax-exempt securities and BOLI, as the Company employed various strategies to reduce taxes. See Note 12 of the "Notes to Financial Statements" which provides an analysis of the provision for income taxes.

Asset and Liability Management

The Company has instituted programs designed to decrease the sensitivity of its earnings to material and prolonged increases or decreases in interest rates. The principal determinant of the exposure of Harleysville Savings' earnings to interest rate risk is the timing difference between the repricing or maturity of the Company's interest-earning assets and the repricing or maturity of its interest-bearing liabilities. If the maturities of such assets and liabilities were perfectly matched, and if the interest rates borne by its assets and liabilities were equally flexible and moved concurrently, neither of which is the case, the impact on net interest income of rapid increases or decreases in interest rates would be minimized. Harleysville Savings' asset and liability management policies seek to increase the interest rate sensitivity by shortening the repricing intervals and the maturities of the Company's interest-earning assets. Although management of the Company believes that the steps taken have reduced the Company's overall vulnerability to increases and decreases in interest rates, the Company remains vulnerable to material and prolonged increases and decreases in interest rates during periods in which its interest rate sensitive liabilities exceed its interest rate sensitive assets and interest rate sensitive assets exceed interest rate sensitive liabilities, respectively.

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

The following table summarizes the amount of interest-earning assets and interest-bearing liabilities outstanding as of September 30, 2001, which are expected to mature, prepay or reprice in each of the future time periods shown. Except as stated below, the amounts of assets or liabilities shown which mature or reprice during a particular period were determined in accordance with the contractual terms of the asset or liability. Adjustable and floating-rate assets are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed-rate loans and mortgage-backed securities are included in the periods in which they are anticipated to be repaid.

The passbook accounts, negotiable order of withdrawal ("NOW") accounts and money market deposit accounts, are included in the "Over 5 Years" categories based on management's beliefs that these funds are core deposits having significantly longer effective maturities based on the Company's retention of such deposits in changing interest rate environments.

Generally, during a period of rising interest rates, a positive gap would result in an increase in net interest income while a negative gap would adversely affect net interest income. Conversely, during a period of falling interest rates, a positive gap would result in a decrease in net interest income while a negative gap would positively affect net interest income. However, the following table does not necessarily indicate the impact of general interest rate movements on Harleysville Savings' net interest income because the repricing of certain categories of assets and liabilities is discretionary and is subject to competitive and other pressures. As a result, certain assets and liabilities indicated as repricing within a stated period may in fact reprice at different rate levels.


Liquidity and Capital Resources

                                                     1 Year           1 to 3          3 to 5           Over 5
                                                     or less          Years           Years            Years           Total
                                                    ---------       ---------       ---------        ---------       ---------
Interest-earning assets:
  Mortgage loans                                    $  43,591       $  37,451       $  28,591        $ 123,126       $ 232,759
  Mortgage-backed securities                           68,931          18,772          16,005           64,019         167,727
  Consumer and other loans                             26,071          15,906           9,028            5,971          56,976
  Investment securities and other investments          55,130           3,000              --           32,717          90,847
                                                    ---------       ---------       ---------        ---------       ---------

Total interest-earning assets                         193,723          75,129          53,624          225,833         548,309
                                                    ---------       ---------       ---------        ---------       ---------

Interest-bearing liabilities:
   Passbook and Club accounts                              --              --              --           19,139          19,139
   NOW accounts                                            --              --              --            2,535           2,535
   Money Market Deposit accounts                           --              --              --           52,881          52,881
   Choice Savings                                       3,765              --              --           11,296          15,061
   Certificate accounts                               161,243          87,891          11,397               --         260,531
   Borrowed money                                      26,030          41,810          22,574           80,895         171,309
                                                    ---------       ---------       ---------        ---------       ---------

Total interest-bearing liabilities                    191,038         129,701          33,971          166,746         521,456
                                                    ---------       ---------       ---------        ---------       ---------

Repricing GAP during the period                     $   2,685       $ (54,572)      $  19,653        $  59,087       $  26,853
                                                    =========       =========       =========        =========       =========

Cumulative GAP                                      $   2,685       $ (51,887)      $ (32,234)       $  26,853
                                                    =========       =========       =========        =========

Ratio of GAP during the period to total assets           0.49%          -9.96%           3.59%           10.78%
                                                    =========       =========        =========       =========

Ratio of cumulative GAP to total assets                  0.49%          -9.47%          -5.88%            4.90%
                                                    =========       =========        =========       =========

Liquidity and Capital Resources

The Company's assets increased from $459.8 million as of September 30, 1999, to $488.6 million as of September 30, 2000, and to $558.4 million as of September 30, 2001. Stockholders' equity increased from $29.0 million as of September 30, 1999, to $31.4 million as of September 30, 2000, and to $34.3 million as of September 30, 2001. As of September 30, 2001, stockholders' equity amounted to 6.1% of Harleysville Savings' total assets under accounting principles generally accepted in the United States of America ("GAAP").

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


Impact of Inflation and Changing Prices

The financial statements and related data presented herein have been prepared in accordance with GAAP which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

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

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of Harleysville Savings Financial Corporation and Subsidiary:

We have audited the accompanying consolidated statements of financial condition of Harleysville Savings Financial Corporation and subsidiary (the "Company") as of September 30, 2001 and 2000, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Harleysville Savings Financial Corporation and subsidiary as of September 30, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2001 in conformity with accounting principles generally accepted in the United States of America.



/s/ Deloitte & Touche LLP
-------------------------
DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
October 17, 2001

Consolidated Statements of Financial Condition


                                                                                       September 30,
                                                                                 2001                 2000
---------------------------------------------------------------------------------------------------------------
Assets
Cash and amounts due from depository institutions                            $   1,360,099       $   1,224,634
Interest bearing deposits in other banks                                         7,588,033           2,855,568
                                                                             -------------       -------------

     Total cash and cash equivalents                                             8,948,132           4,080,202

Investment securities held to maturity
     (fair value - 2001, $63,568,000;  2000, $69,463,000)                       62,202,405          71,280,841
Investment securities available-for-sale at fair value                           3,293,981           3,309,736
Mortgage-backed securities held to maturity
     (fair value - 2001, $171,236,000; 2000, $114,182,000)                     167,726,725         116,303,730
Mortgage-backed securities available-for-sale at fair value                             --           7,440,453
Loans receivable (net of allowance for loan losses -
     2001, $2,036,000; 2000, $2,038,000)                                       290,213,221         262,774,378
Accrued interest receivable                                                      3,402,945           3,246,714
Federal Home Loan Bank stock - at cost                                           8,950,200           7,365,200
Office properties and equipment,net                                              5,224,482           4,449,921
Deferred income taxes                                                              260,041             306,761
Prepaid expenses and other assets                                                8,165,985           7,995,955
                                                                             -------------       -------------

TOTAL ASSETS                                                                 $ 558,388,117       $ 488,553,891
                                                                             =============       =============


Liabilities and Stockholders' Equity
Liabilities:
     Deposits                                                                $ 350,146,555       $ 309,835,810
     Advances from Federal Home Loan Bank                                      171,309,384         145,134,283
     Accrued interest payable                                                      727,501             824,672
     Advances from borrowers for taxes and insurance                               979,964             719,591
     Accounts payable and accrued expenses                                         960,825             641,148
                                                                             -------------       -------------

     Total liabilities                                                         524,124,229         457,155,504
                                                                             -------------       -------------

Commitments
Stockholders' Equity:
     Preferred Stock:  $.01 par value;
       7,500,000 shares authorized; none issued
     Common stock:  $.01 par value; 15,000,000
       shares authorized; issued and outstanding,
       2001, 2,306,455 shares; 2000, 2,285,051 shares                               23,065              22,851
     Paid-in capital in excess of par                                            7,358,681           7,119,387
     Treasury stock, at cost (2001, 69,899 shares; 2000, 49,900 shares)         (1,024,733)           (714,163)
     Retained earnings - partially restricted                                   27,922,182          25,076,313
     Accumulated other comprehensive loss                                          (15,307)           (106,001)
                                                                             -------------       -------------

     Total stockholders' equity                                                 34,263,888          31,398,387
                                                                             -------------       -------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                   $ 558,388,117       $ 488,553,891
                                                                             =============       =============

See notes to consolidated financial statements

Consolidated Statements of Income

                                                                   Year Ended September 30,

                                                            2001              2000             1999
-------------------------------------------------------------------------------------------------------
Interest Income:
Interest on mortgage loans                               $16,612,758      $15,064,856      $14,832,086
Interest on mortgage-backed securities                     9,738,939        8,426,701        6,002,879
Interest on consumer and other loans                       4,312,688        4,466,858        4,468,156
Interest and dividends on investments                      5,638,932        5,223,322        4,412,768
                                                         -----------      -----------      -----------

Total interest income                                     36,303,317       33,181,737       29,715,889
                                                         -----------      -----------      -----------

Interest Expense:
Interest on deposits                                      16,709,367       15,037,450       14,169,061
Interest on borrowings                                     9,873,560        7,757,625        6,030,367
                                                         -----------      -----------      -----------

Total interest expense                                    26,582,927       22,795,075       20,199,428
                                                         -----------      -----------      -----------

Net Interest Income                                        9,720,390       10,386,662        9,516,461
Provision for Loan Losses                                         --               --           16,579
                                                         -----------      -----------      -----------

Net Interest Income after Provision for Loan Losses        9,720,390       10,386,662        9,499,882
                                                         -----------      -----------      -----------

Other Income:
Gain on sales of loans                                        39,647           40,245           35,120
Gain on sales of investments                                 151,663
Increase in cash surrender value                             424,262           29,000
Other income                                                 630,968          483,071          450,842
                                                         -----------      -----------      -----------

Total other income                                         1,246,540          552,316          485,962
                                                         -----------      -----------      -----------

Other Expenses:
Salaries and employee benefits                             3,025,304        2,729,174        2,388,307
Occupancy and equipment                                    1,162,742        1,030,401        1,152,407
Deposit insurance premiums                                    60,815           92,439          171,999
Other                                                      1,583,702        1,528,087        1,145,036
                                                         -----------      -----------      -----------

Total other expenses                                       5,832,563        5,380,101        4,857,749
                                                         -----------      -----------      -----------

Income before Income Taxes:                                5,134,367        5,558,877        5,128,095

Income tax expense                                         1,219,200        1,701,980        1,622,000
                                                         -----------      -----------      -----------

Net Income                                               $ 3,915,167      $ 3,856,897      $ 3,506,095
                                                         ===========      ===========      ===========


Earnings Per Share:
   Basic                                                 $      1.76      $      1.72      $      1.56
                                                         ===========      ===========      ===========
   Diluted                                               $      1.73      $      1.70      $      1.53
                                                         ===========      ===========      ===========

Weighted Average Shares Outstanding:
   Basic                                                   2,228,747        2,252,308        2,244,055
                                                         ===========      ===========      ===========
   Diluted                                                 2,257,370        2,275,764        2,294,532
                                                         ===========      ===========      ===========


See notes to consolidated financial statements.

Consolidated Statements of Comprehensive Income

                                                                                     2001              2000             1999
----------------------------------------------------------------------------------------------------------------------------------
Net Income                                                                       $ 3,915,167       $ 3,856,897       $ 3,506,095

Other Comprehensive Income (Loss)

Unrealized (loss) gain on securities net of tax ( benefit) or
expense -- 2001, (55,430); 2000, ($54,606); 1999, ($51,905)                           90,694(1)         (5,245)         (119,351)
                                                                                 -----------       -----------       -----------

Total Comprehensive Income                                                       $ 4,005,861       $ 3,851,652       $ 3,386,744
                                                                                 ===========       ===========       ===========



(1) Disclosure of reclassification amount, net of tax for the years ended:              2001
                                                                                 -----------
     Net unrealized gain arising during the year                                 $   190,792
     Less: Reclassification adjustment for net gains included in net income         (100,098)
                                                                                 -----------
     Net unrealized gain on securities                                           $    90,694
                                                                                 ===========


Consolidated Statements of Stockholders' Equity

                                                             Paid-in        Retained    Accumulated
                                                             Capital        Earnings-       Other                       Total
                                              Common        in Excess       Partially   Comprehensive   Treasury     Stockholders'
                                              Stock          of Par         Restricted  (Loss) Income     Stock         Equity
-----------------------------------------------------------------------------------------------------------------------------------
Balance at October 1, 1998                 $   16,767   $  6,548,303     $ 19,516,132    $   18,595                  $ 26,099,797


Net Income                                                                  3,506,095                                   3,506,095
Issuance of Common Stock                          207        287,085                                                      287,292
Stock Split                                     5,594         (5,594)
Dividends - $. 36 per share                                                  (811,186)                                   (811,186)
Change in unrealized holding gain
  on available-for-sale securities, net
  of tax                                                                                   (119,351)                     (119,351)
                                           ----------   ------------     ------------    ----------   ------------   ------------

Balance at September 30, 1999                  22,568      6,829,794       22,211,041      (100,756)                   28,962,647


Net Income                                                                  3,856,897                                   3,856,897
Issuance of Common Stock                          283        289,593                                                      289,876
Dividends - $.44  per share                                                  (991,625)                                   (991,625)
Treasury stock purchased                                                                                $ (714,163)      (714,163)
Change in unrealized holding loss
  on available-for-sale securities, net
  of tax                                                                                     (5,245)                       (5,245)

                                           ----------   ------------     ------------    ----------   ------------   ------------

Balance at September 30, 2000                  22,851      7,119,387       25,076,313      (106,001)      (714,163)    31,398,387

Net Income                                                                  3,915,167                                   3,915,167
Issuance of Common Stock                          214        239,294                                                      239,508
Dividends - $.48  per share                                                (1,069,298)                                 (1,069,298)
Treasury stock purchased                                                                                  (310,570)      (310,570)
Change in unrealized holding loss
  on available-for-sale securities, net
  of tax                                                                                     90,694                        90,694
                                           ----------   ------------     ------------    ----------   ------------   ------------

Balance at September 30, 2001              $   23,065   $  7,358,681     $ 27,922,182    $  (15,307)  $ (1,024,733)  $ 34,263,888
                                           ==========   ============     ============    ==========   ============   ============

See notes to consolidated financial statements

Consolidated Statements of Cash Flows

                                                                                              Year Ended September 30,
                                                                                      2001              2000                1999
-----------------------------------------------------------------------------------------------------------------------------------
Operating Activities:
Net Income                                                                       $   3,915,167     $   3,856,897     $   3,506,095
Adjustments to reconcile net income to net cash provided by
    (used in) operating activities:
    Provision for loan losses                                                                                               16,579
    Depreciation                                                                       474,970           426,771           309,410
    Deferred income taxes                                                               56,076             3,557            90,000
    Realized gain on sales of loans                                                    (39,647)          (40,245)          (35,120)
    Realized gain on sales of mortgage-backed securities                              (151,663)
    Realized gain on sale of real estate owned                                                           (13,606)
    Proceeds from the sale of loans held for sale                                    3,268,895         3,369,004         2,879,561
    Amortization of deferred loan fees                                                 (27,203)         (139,351)         (320,711)
Changes in assets and liabilities which provided (used) cash:
    Increase in accounts payable and accrued expenses
      and income taxes payable                                                         319,677            72,080           131,111
    (Increase) decrease in prepaid expenses and other assets                          (170,030)       (7,624,387)           93,249
    (Increase) decrease in accrued interest receivable                                (156,231)         (351,605)          220,098
    (Decrease) increase in accrued interest payable                                    (97,171)          222,859            77,072
                                                                                 -------------     -------------     -------------

Net cash (used in) provided by operating activities                                  7,392,840          (218,026)        6,967,344
                                                                                 -------------     -------------     -------------


Investing Activities:
Purchase of mortgage-backed securities held to maturity                            (80,175,532)      (13,038,000)      (63,346,162)
Purchase of mortgage-backed securities available-for-sale                                                               (4,902,126)
Purchase of investment securities held to maturity                                 (37,250,830)      (11,747,185)      (47,859,407)
Purchase of investment securities available-for-sale                                  (106,612)         (112,069)       (1,549,213)
Purchase of FHLB stock                                                              (1,585,000)         (892,300)       (1,475,200)
Proceeds from the sale of mortgage-backed securities available-for-sale              7,331,055
Proceeds from maturities of investment securities                                   46,329,291         1,480,926        37,466,988
Principal collected on long-term loans & mortgage-backed securities                106,529,446        60,356,491        84,653,788
Long-term loans originated or acquired                                            (107,985,365)      (60,199,446)      (62,646,388)
Purchases of premises and equipment                                                 (1,249,531)         (198,806)         (947,658)
Proceeds from sale of real estate owned                                                 32,309           133,221
                                                                                 -------------     -------------     -------------

Net cash used in investing activities                                              (68,130,769)      (24,217,168)      (60,605,378)
                                                                                 -------------     -------------     -------------


Financing Activities:
Net increase (decrease) in demand deposits, NOW accounts
    and savings accounts                                                            20,762,070        (5,527,563)       20,773,715
Net increase (decrease) in certificates of deposit                                  19,548,675        11,703,274        (6,940,988)
Cash dividends                                                                      (1,069,298)         (991,625)         (811,186)
Net increase in FHLB advances                                                       26,175,101        19,954,355        25,226,820
Purchase of treasury stock                                                            (310,570)         (714,163)
Net proceeds from issuance of stock                                                    239,508           289,876           287,292
Net increase (decrease) in advances from borrowers for taxes and insurance             260,373          (154,576)          184,273
                                                                                 -------------     -------------     -------------

Net cash provided by financing activities                                           65,605,859        24,559,578        38,719,926
                                                                                 -------------     -------------     -------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                     4,867,930           124,384       (14,918,108)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                       4,080,202         3,955,818        18,873,926
                                                                                 -------------     -------------     -------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                         $   8,948,132     $   4,080,202     $   3,955,818
                                                                                 =============     =============     =============


Supplemental Disclosure of Cash Flow Information-
Cash paid during the period
for:
      Interest (credited and paid)                                               $  26,485,756     $  22,572,216     $  20,122,356
      Non cash transfer from loans to real estate owned                                 32,309           119,615

See notes to consolidated financial statements


1.  Nature of Operations and Organizational Structure

On February 25, 2000, Harleysville Savings Bank (the "Bank") completed its Agreement and Plan of Reorganization ("Agreement") pursuant to which the Bank was reorganized into a holding company form of ownership. The Agreement was subject to approval by the Pennsylvania Department of Banking, the Board of Governors of the Federal Reserve System and approved by the stockholders of the Bank. Harleysville Savings Financial Corporation (the "Company") was incorporated under the laws of the Commonwealth of Pennsylvania. It was formed for the purpose of becoming the bank holding company of the Bank through the issuance and exchange of its stock pursuant to the Agreement and the concurrent acquisition of 100% of the common stock of the Bank. In connection with the Reorganization, each share of the Bank's common stock, ("Bank Common Stock"), was converted into one share of the Company's common stock, ("Company Common Stock"). The result of the Reorganization of the Bank was that the Company became the owner of all of the outstanding shares of Bank Common Stock and each stockholder of the Bank became the owner of one share of the Company Common Stock for each share of bank Common Stock held by him or her immediately prior thereto.
   The Company is a bank holding company that is regulated by the Federal Reserve Bank of Philadelphia. The Bank is a wholly owned subsidiary and is regulated by the FDIC and the Pennsylvania Department of Banking. The Bank is principally in the business of attracting deposits through its branch offices and investing those deposits, together with funds from borrowings and operations, primarily in single family residential and consumer loans.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation - The accompanying consolidated financial statements include the accounts of the Company, the Bank, and the Bank's wholly owned subsidiary, HSB Inc. Intercompany accounts and transactions have been eliminated in consolidation.

Investments and Mortgage-Backed Securities - The Company accounts for debt and equity securities as follows:
    Held to Maturity - Debt securities that management has the positive intent and ability to hold until maturity are classified as held to maturity and are carried at their remaining unpaid principal balance, net of unamortized premiums or unaccreted discounts. Premiums are amortized and discounts are accreted using the interest method over the estimated remaining term of the underlying security.
    Available for Sale - Debt and equity securities that will be held for indefinite periods of time, including securities that may be sold in response to changes in market interest or prepayment rates, needs for liquidity and changes in the availability of and the yield of alternative investments are classified as available for sale. These assets are carried at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Fair value is determined using published quotes as of the close of business.

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

Deferred Loan Fees - The Company recognizes loan fees and certain direct loan origination costs in accordance with Statement of Financial Accounting Standards ("SFAS") No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Indirect Costs of Leases. SFAS No. 91 requires the deferral of all loan fee income, net of certain direct loan origination costs. Net deferred loan fees are accreted into income as a yield adjustment over the life of the loan using the interest method. SFAS No. 91 permits the deferral only of direct loan origination costs relating to successful loan origination efforts, not idle time or overcapacity.

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

               Transfers and Servicing of Financial Assets and Extinguishments of Liabilities - The Company accounts for transfers and servicing of financial assets in accordance with SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (a replacement of FASB Statement No. 125). This statement revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of SFAS No. 125 provisions without reconsideration. This statement is effective for all fiscal years ending after December 15, 2000. The adoption of this statement did not have a material impact on the Company's financial position or results of operations.
     The statement requires an entity to recognize the financial and servicing assets it controls and the liabilities it has incurred, derecognize financial assets when control has been surrendered, and derecognize liabilities when extinguished. It requires that servicing assets and other retained interests in the transferred assets be measured by allocating the previous carrying amount between the asset sold, if any, and retained interest, if any, based on their relative fair values at the date of transfer. It also provides implementation guidance for servicing of financial assets, securitizations, loan syndications and participations and transfers of loan receivables with recourse.

Accounting for Stock Options - The Company accounts for stock-based compensation in accordance with the Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees. This method calculates compensation expense using the intrinsic value method, which recognizes as expense the difference between the market value of the stock and the exercise price at grant date. The Company has not recognized any compensation expense under this method. The Company adopted the reporting disclosure requirements of SFAS No. 123, Accounting for Stock-Based Compensation, which requires the Company to disclose the pro forma effects of accounting for stock-based compensation using the fair value method as described in the accounting requirements of SFAS No. 123. As permitted by SFAS No. 123, the Company continues to account for stock-based compensation under APB Opinion No. 25. FASB Interpretation No. 44, Accounting for Certain Transaction involving Stock Compensation ("FIN No. 44") clarifies the application of APB No. 25 for certain issues. The Company adopted the provisions of FIN No. 44 in fiscal year 2000. The adoption of the interpretation did not have a material effect on the consolidated financial statements.

Accounting for Comprehensive Income - In accordance with SFAS No. 130, Reporting Comprehensive Income, the Company presents, as a component of comprehensive income, amounts from transactions and other events, which are currently excluded from the statement of income and are recorded directly to stockholders' equity.

Recent Accounting Principles-In June 2001, the Financial Accounting Standards Board ("FASB") issued two new pronouncements: SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS 141 is effective as follows: a) use of the pooling-of-interest method is prohibited for business combinations initiated after June 30, 2001; and b) the provisions of SFAS No.141 also apply to all business combinations accounted for by the purchase method that are completed after June 30, 2001 (that is, the date of the acquisition is July 2001 or later). There are also transition provisions that apply to business combinations completed before July 1, 2001, that were accounted for by the purchase method. SFAS No.142 is effective for fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized in an entity's statement of financial position at that date, regardless of when those assets were initially recognized. The adoption of these standards will not have a material impact on the Company's consolidated financial statements.
   In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No.144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business (as previously defined in that Opinion). This Statement also amends ARB No. 51, Consolidated Financial Statements, to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. The Company is currently evaluating the provisions of this pronouncement and has not yet determined the effect that adoption of this standard will have on its consolidated financial statements.

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

                                                  Year Ended September 30,
                                              2001           2000            1999
-----------------------------------------------------------------------------------
Average shares outstanding - basic          2,228,747      2,252,308      2,244,055
Increase in shares due to dilutive options     28,623         23,456         50,477
                                            ---------      ---------      ---------
Adjusted shares outstanding - diluted

diluted                                     2,257,370      2,275,764      2,294,532
                                            =========      =========      =========

Cash Surrender Value of Life Insurance - The Company is the beneficiary of insurance policies on the lives of officers and some employees of the Bank. The Company has recognized the amount that could be realized under the insurance policies as an asset in the statement of financial condition.

Accounting for Derivative Instruments and Hedging Activities - The Company adopted the provisions of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities as amended by SFAS Nos. 137 and 138, and as interpreted by the FASB and the Derivatives Implementation Group through "Statement 133 Implementation Issues", as of October 1, 2000. Currently, no embedded derivatives require bifurcation. The Company currently does not employ hedging activities that require designation as either fair value or cash flow hedges, or hedges of a net investment in a foreign operation.

Interest Rate Risk - The Company is engaged principally in providing first mortgage loans to individuals and commercial enterprises. At September 30, 2001, the Company's assets that earned interest at fixed interest rates were funded primarily with short-term liabilities that have interest rates that vary with market rates over time.
   The Company is vulnerable to an increase in interest rates to the extent that interest-bearing liabilities mature or reprice more rapidly than interest-earning assets. In the current market, the Company primarily originates long-term fixed rate loans secured by single-family residences. The source of these funds has been deposits and long-term amortizing advances.
   At September 30, 2001, the Company had interest-earning assets of approximately $539,975,000 having a weighted average effective yield of 6.75% and interest-bearing liabilities of approximately $515,302,000 having a weighted average effective interest rate of 5.09%.

Use of Estimates in Preparation of Financial Statements - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of income and expenses during the reporting period. The most significant of these estimates is the allowance for loan losses. Actual results could differ from those estimates.

Reclassification - Certain items in the 2000 and 1999 financial statements have been reclassified to conform with the presentation in the 2001 consolidated financial statements.

3. INVESTMENT SECURITIES HELD TO MATURITY
A comparison of cost and approximate fair value of investment securities, by maturities, is as follows:


------------------------------------------------------------------------------------------------------
                                                                  September 30, 2001
------------------------------------------------------------------------------------------------------
                                                                Gross          Gross
                                              Amortized      Unrealized      Unrealized    Approximate
                                                Cost            Gains          Losses      Fair Value
------------------------------------------------------------------------------------------------------
U.S. Government Agencies
      Due after 2 years through 5 years      $ 1,000,000    $        --                   $ 1,000,000
      Due after 5 years through 10 years      12,985,052    $   214,948                    13,200,000
      Due after 10 years through 15 years     24,446,500        304,500                    24,751,000
Tax Exempt Obligations
      Due after 15 years                      23,770,853        846,147                    24,617,000
                                             -----------    -----------    -----------    -----------

Total Investment Securities                  $62,202,405    $ 1,365,595    $        --    $63,568,000
                                             ===========    ===========    ===========    ===========



------------------------------------------------------------------------------------------------------
                                                                  September 30, 2000
------------------------------------------------------------------------------------------------------
                                                                Gross          Gross
                                              Amortized      Unrealized      Unrealized    Approximate
                                                Cost            Gains          Losses      Fair Value
------------------------------------------------------------------------------------------------------
U.S. Government Agencies
      Due after 2 years through 5 years     $ 16,500,000                  $   (386,000)  $ 16,114,000
      Due after 5 years through 10 years      21,980,911   $     38,090       (971,001)    21,048,000
      Due after 10 years through 15 years     17,418,624         43,263       (703,887)    16,758,000
Tax Exempt Obligations
      Due after 15 years                      15,381,306        232,610        (70,916)    15,543,000
                                            ------------   ------------   ------------   ------------

Total Investment Securities                 $ 71,280,841   $    313,963   $ (2,131,804)  $ 69,463,000
                                            ============   ============   ============   ============



At September 2000, U.S. Government Agencies include structured note securities with periodic interest rate adjustments and are callable periodically by the issuing agency. These structured notes were comprised of step-up bonds with par values of $998 thousand at September 30, 2000. There were no step-up bonds as of September 30, 2001.

The Company has the positive intent and the ability to hold these securities to maturity. At September 30, 2001, neither a disposal, nor conditions that could lead to a decision not to hold these securities to maturity were reasonably foreseen.

4.  INVESTMENT SECURITIES AVAILABLE-FOR-SALE
A comparison of cost and approximate fair value of investment securities is as follows:


------------------------------------------------------------------------------------------------------
                                                                  September 30, 2001
------------------------------------------------------------------------------------------------------
                                                                Gross          Gross
                                              Amortized      Unrealized      Unrealized    Approximate
                                                Cost            Gains          Losses      Fair Value
------------------------------------------------------------------------------------------------------
ARM Mutual Funds                              $3,317,173     $       --     $  (23,192)    $3,293,981
                                              ----------     ----------     ----------     ----------

Total Investment Securities                   $3,317,173     $       --     $  (23,192)    $3,293,981
                                              ==========     ==========     ==========     ==========




------------------------------------------------------------------------------------------------------
                                                                  September 30, 2001
------------------------------------------------------------------------------------------------------
                                                                Gross          Gross
                                              Amortized      Unrealized      Unrealized    Approximate
                                                Cost            Gains          Losses      Fair Value
------------------------------------------------------------------------------------------------------
ARM Mutual Funds                              $3,354,154     $       --     $  (44,418)    $3,309,736
                                              ----------     ----------     ----------     ----------

Total Investment Securities                   $3,354,154     $       --     $  (44,418)    $3,309,736
                                              ==========     ==========     ==========     ==========

5. MORTGAGE-BACKED SECURITIES HELD TO MATURITY
A comparison of cost and approximate fair value of mortgage-backed securities is as follows:



------------------------------------------------------------------------------------------------------
                                                                  September 30, 2001
------------------------------------------------------------------------------------------------------
                                                                Gross          Gross
                                              Amortized      Unrealized      Unrealized    Approximate
                                                Cost            Gains          Losses      Fair Value
------------------------------------------------------------------------------------------------------
Collateralized mortgage obligations         $ 68,183,560   $    887,139   $   (181,699)  $ 68,889,000
FHLMC pass-through certificates               14,315,089        544,911             --     14,860,000
FNMA pass-through certificates                19,714,010        528,990             --     20,243,000
GNMA pass-through certificates                65,514,066      1,729,934             --     67,244,000
                                            ------------   ------------   ------------   ------------
Total Mortgage-Backed Securities            $167,726,725   $  3,690,974   $   (181,699)  $171,236,000
                                            ============   ============   ============   ============



------------------------------------------------------------------------------------------------------
                                                                  September 30, 2000
------------------------------------------------------------------------------------------------------
                                                                Gross          Gross
                                              Amortized      Unrealized      Unrealized    Approximate
                                                Cost            Gains          Losses      Fair Value
------------------------------------------------------------------------------------------------------
Collateralized mortgage obligations    $ 52,482,502    $    138,918    $   (996,420)    $ 51,625,000
FHLMC pass-through certificates           9,935,756          26,355        (110,111)       9,852,000
FNMA pass-through certificates           21,402,545          33,968        (565,513)      20,871,000
GNMA pass-through certificates           32,482,927           1,654        (650,581)      31,834,000
                                       ------------    ------------    ------------     ------------

Total Mortgage-Backed Securities       $116,303,730    $    200,895    $ (2,322,625)    $114,182,000
                                       ============    ============    ============     ============


The Company has the positive intent and ability to hold these securities to maturity. At September 30, 2001, neither a disposal nor conditions that could lead to a decision not to hold these securities to maturity, were reasonably foreseen.

6. MORTGAGE-BACKED SECURITIES AVAILABLE-FOR-SALE
A comparison of cost and approximate fair value of mortgage-backed securities is as follows:


-------------------------------------------------------------------------------------------
                                                    September 30, 2000
-------------------------------------------------------------------------------------------
                                                    Gross         Gross
                                    Amortized    Unrealized     Unrealized     Approximate
                                       Cost         Gains         Losses       Fair Value
-------------------------------------------------------------------------------------------
FHLMC pass-through certificates     $2,835,053   $       --     $  (93,580)    $2,741,473
GNMA pass-through certificates       4,721,589                     (22,609)     4,698,980
                                    ----------   ----------     ----------     ----------
Total Mortgage-Backed Securities    $7,556,642   $       --     $ (116,189)    $7,440,453
                                    ==========   ==========     ==========     ==========


7. LOANS RECEIVABLE
Loans receivable consists of the following:

--------------------------------------------------------------------------------
                                                        September 30,
                                                  2001                2000
--------------------------------------------------------------------------------
Residential Mortgages                        $ 233,290,694       $ 207,928,146
Commercial Mortgages                               785,923             807,156
Construction                                    14,649,063           6,579,523
Education                                        1,041,197           1,414,011
Savings Account                                    617,244             618,884
Home Equity                                     43,401,198          44,727,366
Automobile and other                               628,752             639,693
Line of Credit                                   9,806,918           7,888,612
                                             -------------       -------------

Total                                          304,220,989         270,603,391
Undisbursed portion of loans in process         (9,919,306)         (3,844,612)
Deferred loan fees                              (2,052,274)         (1,946,270)
Allowance for loan losses                       (2,036,188)         (2,038,131)
                                             -------------       -------------

Loans Receivable - net                       $ 290,213,221       $ 262,774,378
                                             =============       =============


The Company originates and purchases both adjustable and fixed interest rate loans and mortgage-backed securities. At September 30, 2001, the composition of these loans and mortgage-backed securities, in thousands, is as follows:


                     Fixed-Rate                        Adjustable-Rate
       Term to Maturity       Book Value    Term to Maturity       Book Value
      -----------------------------------------------------------------------
        1 year or less        $  1,536        1 year or less        $ 81,758
          1-3 years              7,340        1-3 years               12,636
          3-5 years             15,806        3-5 years               18,798
          5-15 years            47,609        5-15 years              16,366
        over 15 years          214,485
                             ---------                              --------
                             $ 286,776                              $129,558
                             =========                              ========


The adjustable rate loans have interest rate adjustment limitations and are generally indexed to the 1-year U.S. Treasury Securities rate. Future market factors may affect the correlation of the interest rate adjustment with the rates the Company pays on the short-term deposits that have been primarily utilized to fund these loans.

At September 30, 2001, 2000 and 1999, the Company was servicing loans for others amounting to approximately $4,873,000 , $6,586,000 and $7,550,000, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income is recorded upon receipt and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. In connection with the loans serviced for others, the Company held borrowers' escrow balances of approximately $32,000, $31,000, and $48,000 at September 30, 2001, 2000, and 1999, respectively.

Loans to officers and directors at September 30, 2001 and 2000, were approximately $301,329 and $229,907, respectively. Additional loans and repayments for the year ended September 30, 2001, were $75,000 and $3,578, respectively, and for the year ended September 30, 2000, were approximately $0 and $6,200, respectively.

The Company provides loans primarily in its local market area to borrowers that share similar attributes. This concentration of credit exposes the Company to a higher degree of risk in this regard.

The following schedule summarizes the changes in the allowance for loan losses:


--------------------------------------------------------------------------------
                                            Year Ended September 30,
                                    2001              2000              1999
--------------------------------------------------------------------------------
Balance, beginning of year      $ 2,038,131       $ 2,040,000       $ 2,040,000
     Provision for loan losses           --                --            16,579
     Amounts charged off, net        (1,943)           (1,869)          (16,579)
                                -----------       -----------       -----------
Balance, end of year            $ 2,036,188       $ 2,038,131       $ 2,040,000
                                ===========       ===========       ===========


The provision for loan losses charged to expense is based upon past loan and loss experiences and an evaluation of potential losses in the current loan portfolio, including the evaluation of impaired loans under SFAS No. 114. A loan is considered to be impaired when, based upon current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan. An insignificant delay or insignificant shortfall in amount of payments does not necessarily result in the loan being identified as impaired. For this purpose, delays less than 90 days are considered to be insignificant. As of September 30, 2001, 100% of the impaired loan balance was measured for impairment based on the fair value of the loans' collateral. Impairment losses are included in the provision for loan losses. SFAS No. 114 does not apply to large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, except for those loans restructured under a troubled debt restructuring. Loans collectively evaluated for impairment include consumer loans and residential real estate loans. At September 30, 2001 and 2000, the Company's impaired loans consisted of smaller balance residential mortgage loans collectively evaluated for impairment. Non-performing loans (which include loans in excess of 90 days delinquent) at September 30, 2001 and 2000, amounted to approximately $298,000 and $184,000, respectively. The loans were collectively evaluated for impairment.


8. ACCRUED INTEREST RECEIVABLE
Accrued interest receivable consists of the following:


--------------------------------------------------------------------------
                                                      September 30,
                                                  2001            2000
--------------------------------------------------------------------------

Investments and interest-bearing deposits      $1,073,364      $1,110,222
Mortgage-backed securities                        821,006         719,097
Loans receivable                                1,508,575       1,417,395
                                               ----------      ----------

Total                                          $3,402,945      $3,246,714
                                               ==========      ==========


9. OFFICE PROPERTIES AND EQUIPMENT
Office properties and equipment are summarized by major classifications as follows:

----------------------------------------------------------------------------
                                                      September 30,
                                                 2001              2000
----------------------------------------------------------------------------

Land and buildings                           $ 5,081,110       $ 4,176,671
Furniture, fixtures and equipment              3,243,153         2,898,061
Automobiles                                       56,164            56,164
                                             -----------       -----------

Total                                          8,380,427         7,130,896
Less accumulated depreciation                 (3,155,945)       (2,680,975)
                                             -----------       -----------

Net                                          $ 5,224,482       $ 4,449,921
                                             ===========       ===========

10. DEPOSITS
Deposits are summarized as follows:

-----------------------------------------------------------------------------
                                                   September 30,
                                           2001                   2000
-----------------------------------------------------------------------------
                                               Weighted              Weighted
                                               Interest              Interest
                                     Amount      Rate       Amount     Rate
-----------------------------------------------------------------------------

NOW accounts                     $ 12,280,113   1.00%   $ 10,748,610   1.25%
Checking accounts                   6,859,090   0.03%      5,780,503   0.04%
Money Market Deposit accounts      67,941,336   2.09%     49,928,562   2.54%
Passbook and Club accounts          2,535,083   3.27%      2,395,877   3.78%
Certificate accounts              260,530,933   5.38%    240,982,258   5.79%
                                 ------------   ----    ------------   ----

Total Deposits                   $350,146,555   4.69%   $309,835,810   5.18%
                                 ============   ====    ============   ====


At September 30, 2001, the amounts of scheduled maturities of certificate accounts were as follows:

For the year ended September 30:           2002                $167,963,633
                                           2003                  65,163,612
                                           2004                  16,006,798
                                           2005                   2,290,190
                                           2006                   9,106,700
                                                           ----------------
                                Total                          $260,530,933
                                                           ================

The aggregate amount of certificate accounts in denominations of $100,000 or more at September 30, 2001 amounted to approximately $23.2 million. Deposits in excess of $100,000 are not federally insured.

Interest expense on savings deposits is composed of the following:

------------------------------------------------------------------------------
                                                   September 30,
                                        2001           2000           1999
------------------------------------------------------------------------------

NOW accounts and MMDA accounts      $ 2,356,735    $ 1,927,618    $ 1,706,721
Passbook and Club accounts               48,234         53,360         58,320
Certificate accounts                 14,304,398     13,056,472     12,404,020
                                    -----------    -----------    -----------

Total                               $16,709,367    $15,037,450    $14,169,061
                                    ===========    ===========    ===========




11. ADVANCES FROM FEDERAL HOME LOAN BANK
Advances from the Federal Home Loan Bank consists of the following:
---------------------------------------------------------------------------
                                         September 30,
                                2001                       2000
---------------------------------------------------------------------------
                                    Weighted                     Weighted
                                    Interest                     Interest
 Maturing Period          Amount      Rate           Amount        Rate
---------------------------------------------------------------------------

 1 to  12 months      $  5,532,489    6.35%       $ 21,000,000     6.71%
13 to  24 months         4,597,598    6.50%          8,737,521     6.48%
25 to  36 months        20,614,517    5.69%         12,837,096     6.34%
37 to  48 months        34,289,819    6.44%          7,553,686     6.50%
49 to  60 months        10,372,844    5.17%          9,759,185     5.42%
61 to  72 months                --      --%         40,775,291     6.43%
73 to  84 months        55,902,117    5.43%          4,250,767     5.13%
85 to 108 months        40,000,000    5.57%         40,220,737     5.47%
                      ------------    ----        ------------     ----
Total                 $171,309,384    5.74%       $145,134,283     6.10%
                      ============    ====        ============     ====



The advances are collateralized by Federal Home Loan Bank stock and substantially all first mortgage loans.

The Company has a line of credit of which none of the available $16.5 million was used at September 30, 2001. At September 30, 2000, $12 million of the available $16.5 million was used. The line of credit carried a variable market interest rate which was 6.77% at September 30, 2000.

12. Income Taxes

As of January 1, 1996, the Company changed its method of computing reserves for bad debts to the experience method. The bad debt deduction allowable under this method is available to small banks with assets less than $500 million. Beginning October 1, 2000, the Company changed its method of computing reserves for bad debts to the specific charge-off method. The bad debt deduction allowable under this method is available to large banks with assets greater than $500 million. Generally, this method allows the Company to deduct an annual addition to the reserve for bad debts equal to it its net charge-offs.

A thrift institution required to change its method of computing reserves for bad debts to the experience method treats such change as a change in method of accounting determined solely with respect to the "applicable excess reserves" of the institution. The amount of applicable excess reserves is taken into account ratably over a six taxable-year period, beginning with the first taxable year beginning after December 31, 1995. For financial reporting purposes, the Company has not incurred any additional tax expense. Amounts that had been previously deferred will be reversed for financial reporting purposes and will be include in the income tax return of the Company, increasing income tax payable. The change from the experience method to the specific charge-off method in the current year will not result in a recapture of bad debt reserves for tax purposes. Retained earnings at September 30, 2001 and 2000 includes approximately $1,325,000 representing bad debt deductions for which no deferred income taxes have been provided.

The expense for income taxes differs from that computed at the statutory federal corporate tax rate as follows:

-------------------------------------------------------------------------------------------------------------------------
                                                                  Year Ended September 30,
                                              2001                         2000                          1999
-------------------------------------------------------------------------------------------------------------------------
                                                  Percentage                    Percentage                     Percentage
                                                   of Pretax                     of Pretax                      of Pretax
                                    Amount          Income        Amount          Income        Amount           Income
-------------------------------------------------------------------------------------------------------------------------
At statutory rate                $ 1,745,685         34.0%     $ 1,890,018         34.0%     $ 1,743,552         34.0%
Adjustments resulting from:
Tax-exempt income                   (498,555)        (9.7)        (165,040)        (3.0)        (107,927)        (2.1)
State tax-net of federal
    tax benefit                           --           --              528           --            3,960           --
Other                                (27,930)        (0.6)         (23,526)        (0.4)         (17,585)        (0.3)
                                 -----------         ----      -----------         ----       -----------        ----
Expense per consolidated
   statements of income          $ 1,219,200         23.7%     $ 1,701,980         30.6%     $ 1,622,000         31.6%
                                 ===========         ====      ===========         ====      ===========         ====



Items that gave rise to significant portions of the deferred tax accounts are as follows:

                                                      September 30,
                                                  2001             2000
                                                ---------       ---------
Deferred Tax Assets:
  Deferred Loan Fees                            $  80,541       $  54,917
  Unrealized Loss on Investment Securities          7,885          54,607
  Allowance for Loan Losses                       589,089         486,533
  Other                                             9,192              --
                                                ---------       ---------
    Sub-Total                                     686,707         596,057
                                                ---------       ---------
Deferred Tax Liabilities:
  Property                                       (426,667)       (176,885)
  Other                                                --        (112,411)
                                                ---------       ---------
    Sub-Total                                    (426,667)       (289,296)
                                                ---------       ---------
    Total                                       $ 260,040       $ 306,761
                                                =========       =========

Income taxes paid were approximately $957,500,$1,826,500, and $1,704,000 for the years ended September 30, 2001, 2000, and 1999, respectively.

13. REGULATORY CAPITAL REQUIREMENTS
The Bank is subject to various regulatory capital requirements administered by the federal Banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total Tier 1 capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier 1 capital (as defined) to assets (as defined). Management believes, as of September 30, 2001, that the Bank meets all capital adequacy requirements to which it is subject.

As of September 30, 2001, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                                         To Be Considered Well
                                                                                                           Capitalized Under
                                                                                     For Capital           Prompt Corrective
                                                               Actual             Adequacy Purposes        Action Provisions
-------------------------------------------------------------------------------------------------------------------------------
As of September 30, 2001                                Amount      Ratio         Amount       Ratio       Amount       Ratio
                                                     -----------    -----       -----------    -----     -----------    -----
       Tier 1 Capital (to assets)                    $33,951,154     6.12%      $22,190,440     4.00%     $27,738,050    5.00%
       Tier 1 Capital (to risk weighted assets)       33,951,154    13.85%        9,806,400     4.00%      14,709,600    6.00%
       Total Capital (to risk weighted assets)        35,971,154    14.67%       19,612,800     8.00%      24,516,000   10.00%


As of September 30, 2000                                Amount      Ratio         Amount       Ratio       Amount       Ratio
                                                     -----------    -----       -----------    -----     -----------    -----
       Tier 1 Capital (to assets)                    $31,475,071     6.44%      $19,542,156     4.00%     $24,427,695    5.00%
       Tier 1 Capital (to risk weighted assets)       31,475,071    14.05%        8,960,240     4.00%      13,440,360    6.00%
       Total Capital (to risk weighted assets)        33,513,071    14.96%       17,920,480     8.00%      22,400,600   10.00%


14. PROFIT SHARING PLAN
The Company has a defined contribution plan covering all full-time employees meeting certain eligibility requirements. Contributions are at the discretion of the Company's Board of Directors. Profit sharing expense was $165,730, $177,234 and $219,088 for the years ended September 30, 2001, 2000, and 1999, respectively.


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

In January 2001, the stockholders approved the 2000 Stock Option Plan. This plan consists of two parts: Plan I - incentive stock options and Plan II - compensatory stock options.

As of September 30, 2000, an aggregate of 140,483 shares were authorized and outstanding of which 120,609 had been issued and 19,873 were unissued. As of September 30, 2001, an aggregate of 234,043 shares were authorized and outstanding of which 128,568 had been issued and 105,475 were unissued.

A summary of transactions under this plan follows:


                                                             Year Ended September 30,
                                                2001                   2000                   1999
--------------------------------------------------------------------------------------------------------------
                                                     Weighted               Weighted                Weighted
                                                     Average                Average                 Average
                                         Options      Price     Options      Price      Options      Price
--------------------------------------------------------------------------------------------------------------
      Outstanding,  beginning of year    120,609   $   11.81    139,306    $   11.34     98,434    $    13.92

      Exercised                          (16,439)       9.75    (19,197)        8.70     (7,341)         8.72
      Canceled                            (1,562)      15.67     (6,250)       12.75     (5,500)        12.62
      Stock Split                                                                        32,813
      Granted                             25,960       14.50      6,750        13.50     20,900         16.42
                                        --------      ------   --------    ---------   --------    ----------

      Outstanding, end of year           128,568   $   12.57    120,609    $   11.81    139,306    $    11.34
                                        ========   =========   ========    =========   ========    ==========

Options exercisable, end of year          77,646   $   10.76     63,001    $   10.49     57,551    $     9.66
                                        ========   =========   ========    =========   ========    ==========

24

Had compensation cost for the Company's three stock option plans been determined based on the fair value at the dates of awards under those plans consistent with the method of SFAS No. 123, the Company's net income and income per share would have been reduced to the pro forma amounts indicated below:

--------------------------------------------------------------------------------------------------------------------------------
                                                                                                Year Ended September 30,
                                                                                            2001          2000           1999
--------------------------------------------------------------------------------------------------------------------------------
Net income:                                                              As reported    $3,915,167    $3,856,897     $3,506,095
                                                                         Pro forma       3,863,999     3,846,658      3,466,417
Net income per common and common equivalent share:
      Diluted                                                            As reported        $ 1.73        $ 1.70         $ 1.53
                                                                         Pro forma            1.71          1.69           1.51

Significant assumptions used to calculate the above are as follows:
      Risk free interest rate of return                                                      6.50%         5.50%          5.00%
      Expected option life                                                               84 months     84 months      84 months
      Expected volatility                                                                   10.00%        11.00%         11.00%
      Expected dividends                                                                     2.50%         2.50%          2.00%


The Company also has established an Employee Stock Purchase Plan (the "Purchase Plan") whereby employees may elect to make contributions to the Purchase Plan in an aggregate amount not less than 2% nor more than 10% of such employee's total compensation. These contributions would then be used to purchase stock during an offering period determined by the Company's Salary and Benefits Committee. The purchase price of the stock would be the lesser of 85% of the market price on the first day or the last day of the offering period. The SFAS No. 123 impact of the Purchase Plan on pro forma net income and income per share was deemed to be immaterial. During 2001, 4,283 shares were issued to employees. At September 30, 2001, there were 34,181 shares available for future purchase.


16. COMMITMENTS
At September 30, 2001, the Company had approximately $6 million in outstanding commitments to originate mortgage loans, $5,806,000 of which were at fixed rates ranging from 6.25 to 7.75%. The unfunded line of credit commitments at September 30, 2001 were $14.8 million. The amounts of undisbursed portions of loans in process at September 30, 2001 were $9.9 million. Also, at September 30, 2001, the Company had no outstanding futures or options positions.

The Company leases land for two of its branch offices. Minimum rental commitments at September 30, 2001, are summarized below:


                                          Fiscal           Rental
                                           Year            Amount
                                          ------           ------
                                           2002            90,724
                                           2003            90,724
                                           2004            90,724
                                           2005            90,724
                                           2006            94,174
                                                           ------
                Total                                   $ 457,070
                                                        =========


17. CONVERSION TO A STOCK SAVINGS BANK
At the time of conversion, in 1987, the Bank established a liquidation account in an amount equal to the Bank's net worth as reflected in the latest consolidated statement of financial condition of the Bank contained in the offering circular utilized in the conversion. The function of the liquidation account is to establish a priority on liquidation and, except with respect to the payment of cash dividends on, or the re-purchase of, any of the common stock by the Bank, the existence of the liquidation account will not operate to restrict the use or application of any of the net worth accounts of the Bank. In the event of a complete liquidation of the Bank (and only in such event), each eligible account holder will be entitled to receive a pro rata distribution from the liquidation account, based on such holder's proportionate amount of the total current adjusted balances from deposit accounts then held by all eligible account holders, before any liquidation distribution may be made with respect to stockholders. The liquidation account was approximately $2,300,000 at September 30, 2001. Furthermore, the Company may not repurchase any of its stock if the effect thereof would cause the Company's net worth to be reduced below (i) the amount required for the liquidation account or (ii) the regulatory capital requirements.

18. FAIR MARKET VALUE OF FINANCIAL INSTRUMENTS

The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret the market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                                                  ------------------------------------------------------------
                                                                                          September 30,
                                                                            2001                           2000
                                                                    Carrying    Estimated Fair    Carrying      Estimated Fair
                                                                     Amount         Value          Amount           Value
                                                                  ------------------------------------------------------------
Assets:
    Cash and cash equivalents                                     $  8,948,132  $  8,948,132   $  4,080,202      $  4,080,202
    Investment securities held to maturity                          62,202,405    63,568,000     71,280,841        69,463,000
    Investment securities available-for-sale at fair value           3,293,981     3,293,981      3,309,736         3,309,736
    Mortgage-backed securities held to maturity                    167,726,725   171,236,000    116,303,730       114,182,000
    Mortgage-backed securities available-for-sale at fair value                                   7,440,453         7,440,453
    Loans receivable - net                                         290,213,221   295,729,868    262,774,378       263,147,068
    Federal Home Loan Bank Stock                                     8,950,200     8,950,200      7,365,200         7,365,200

Liabilities:
    Passbook, Club and NOW accounts                                 21,674,286    21,674,286     18,924,990        18,924,990
    Money Market Demand accounts                                    67,941,336    67,941,336     49,928,562        49,928,562
    Certificate accounts                                           260,530,933   265,745,503    240,982,258       236,187,198
    Advances from Federal Home Loan Bank                           171,309,384   180,285,382    145,134,283       143,911,167

Off Balance Sheet Items:
    Commitments                                                     30,735,000    30,735,000     19,800,000        19,800,000


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

The fair value of NOW and money market deposits and savings accounts is the amount reported in the financial statements. The fair value of savings certificates and advances from Federal Home Loan Bank are based on a present value estimate using rates currently offered for instruments of similar remaining maturity. Fair values for off-balance sheet lending commitments are based on fees currently charged to enter similar agreements.


The fair value estimates presented herein are based on pertinent information available to management as of September 30, 2001. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.


19. Parent Company Financial Information
Condensed financial statements of Harleysville Savings Financial Corporation are as follows:


Condensed Statements of Financial Condition

                                                     September 30,
                                                 2001              2000
                                                 ----              ----
Assets
      Cash                                    $   328,751      $ 1,469,111
      Other assets
      Investment in subsidiary                 33,935,137       29,929,276
                                              -----------      -----------
Total Assets                                  $34,263,888      $31,398,387
                                              ===========      ===========

Liabilities & Stockholders' Equity
Liabilities
Stockholders' equity                          $34,263,888      $31,398,387
                                              -----------      -----------
Total liabilities & stockholders' equity      $34,263,888      $31,398,387
                                              ===========      ===========



                                                           For the Year Ended   For the Period Febuary 25, 2000
                                                           September 30, 2001             to September 30, 2000

Condensed Statement of Income
Income:

Equity in undistributed income of subsidiary                  $ 3,915,167                           $ 2,908,857
                                                              -----------                           -----------


Net income                                                    $ 3,915,167                           $ 2,908,857
                                                              ===========                           ===========

                                                           For the Year Ended   For the Period Febuary 25, 2000
                                                           Septemberl30, 2001             to September 30, 2000

Net income                                                    $ 3,915,167                           $ 2,908,857
Undistributed income of Harleysville Savings Bank              (3,915,167)                           (2,908,857)
                                                              -----------                           -----------

Net cash provided by operating activities                              --                                    --
                                                              -----------                           -----------

Investing activities:
      Dividends received from subsidiaries                             --                             2,547,183
                                                              -----------                           -----------

Net cash provided by investing activities                              --                             2,547,183
                                                              -----------                           -----------

Financing activities:
      Acquisition of treasury stock                              (310,570)                             (714,163)
      Proceeds from issuance of common stock                      239,508                               129,394
      Dividends paid                                           (1,069,298)                             (493,303)
                                                              -----------                           -----------
Net cash used in financing activities                          (1,140,360)                           (1,078,072)
                                                              -----------                           -----------


Net (decrease) increase in cash and cash equivalents           (1,140,360)                            1,469,111
Cash and cash equivalents at the beginning of the period        1,469,111                                    --
                                                              -----------                           -----------
Cash and cash equivalents at the end of  the period           $   328,751                           $ 1,469,111
                                                              ===========                           ===========

20.  Quarterly Financial Data (Unaudited)
Unaudited quarterly financial data for the years ended September 30, 2001 and 2000 is as follows:

                                                        2001                                            2000
                                    -------------------------------------------      -------------------------------------------
                                       1st         2nd        3rd          4th        1st         2nd         3rd          4th
                                       QTR         QTR        QTR          QTR        QTR         QTR         QTR          QTR
                                    -------------------------------------------      -------------------------------------------
Interest Income                      $8,899      $9,091      $9,066      $9,248      $8,069      $8,148      $8,374      $8,591
Interest Expense                      6,541       6,658       6,675       6,710       5,496       5,528       5,710       6,061
                                    -------------------------------------------      -------------------------------------------
Net Interest Income                   2,358       2,433       2,391       2,538       2,573       2,620       2,664       2,530
Provision for loan loss
Net interest income after
                                    -------------------------------------------      -------------------------------------------
      provision for loan losses       2,358       2,433       2,391       2,538       2,573       2,620       2,664       2,530
Non-interest income                     224         365         280         378         102         121         126         202
Non-interest expense                  1,362       1,417       1,504       1,550       1,296       1,315       1,367       1,402
                                    -------------------------------------------      -------------------------------------------
Income before income taxes            1,220       1,381       1,167       1,366       1,379       1,426       1,423       1,330
Income tax expense                      320         349         243         307         431         439         455         376
                                    -------------------------------------------      -------------------------------------------
Net income                           $  900      $1,032      $  924      $1,059      $  948      $  987      $  968      $  954
                                    ===========================================      ==========================================

Per Share:
       Earnings per share - basic    $ 0.40      $ 0.46      $ 0.41      $ 0.47      $ 0.42      $ 0.44      $ 0.43      $ 0.43
       Earnings per share - diluted  $ 0.40      $ 0.46      $ 0.41      $ 0.47      $ 0.42      $ 0.43      $ 0.43      $ 0.42


Earnings per share is computed independently for each period presented Consequently, the sum of the quarters may not equal the total earnings per share for the year.

Market Information

Harleysville Savings Financial Corporation's Common Stock is traded in the Over-the-Counter Market and quoted on the NASDAQ National Market System under the symbol "HARL". The Common Stock was issued at an adjusted price of $2.42 per share in connection with the Company's conversion from mutual to stock form and the Common Stock commenced trading on the NASDAQ National Market System on September 3, 1987. Prices shown below reflect the prices reported by the NASDAQ systems. The closing price on September 30, 2001, was $16.90 per share. There were 2,306,455 shares outstanding as of September 30, 2001, held by approximately 1,000 stockholders.


                                                                CASH DIVIDENDS
For the Quarter Ended       HIGH          LOW          CLOSE       DECLARED
------------------------------------------------------------------------------
September 30, 1999          16.13         14.00        14.00         0.09
December 31, 1999           14.00         12.25        13.38         0.11
March 31, 2000              14.75         14.00        14.00         0.11
June 30, 2000               15.13         14.50        14.50         0.11
September 30, 2000          15.75         15.00        15.06         0.11
December 31, 2000           15.25         14.13        14.25         0.12
March 31, 2001              16.50         14.50        16.00         0.12
June 30, 2001               17.00         15.50        16.00         0.12
September 30, 2001          18.20         15.76        16.90         0.12


Corporate Information

Auditors                                             General Counsel
Deloitte & Touche                                    James J. Garrity
1700 Market Street,                                  Wisler, Pearlstine, Talone, Craig, Garrity & Potash
Philadelphia, PA 19103-3984                          Office Court at Walton Point
(215) 246-2300                                       484 Norristown Road
                                                     Blue Bell, PA 19422
                                                     (610) 825-8400
Annual Meeting
Family Heritage Restaurant
Franconia, PA                                        Investor Information
Wednesday, January 23, 2002                          Investors, Analysts and others seeking
9:30 A.M.                                            financial information may contact:

                                                     Chief Financial Officer
Market Makers                                        Harleysville Savings Financial Corporation
F.J. Morrissey & Co., Inc.                           271 Main Street
Ryan Beck & Co., Inc.                                Harleysville, PA 19438
Spear, Leeds & Kellogg                               (215) 256-8828
Midwest Res. First Tennessee

Special Counsel                                      Transfer Agent
Elias, Matz, Tiernan & Herrick                       Direct questions regarding dividend
734 15th Street, N.W.                                checks, address and name changes or
Washington, DC 20005                                 lost certificates to:
(202) 347-0300
                                                     Registrar and Transfer Company
                                                     10 Commerce Drive
Dividend Reinvestment Plan                           Cranford, NJ 07016
The Company has a Dividend Reinvestment and Stock    web site: www.rtco.com
Purchase Plan.  Interested stockholders can          email: invrel@rtco.cm
obtain more information regarding the Plan by
contacting:

                                                     Upon request, the Company's Annual Report or
Registrar and Transfer Company                       form 10-K for the year ended September 30, 2001,
10 Commerce Drive                                    and the exhibits thereto required to be filed with
Cranford, NJ  07016                                  the Securities and Exchange Commission under
(800) 525-7686, extension 2542                       the Securities Act of 1934 will be furnished
                                                     without charge to any stockholder.


 Board of Directors
Sanford L. Alderfer          Paul W. Barndt              Philip A. Clemens                Mark R. Cummins, CPA, CFA
President                    Founder                     Chairman/CEO                     Executive Vice President,
Alderfer Auction Co.         The Barndt Agency, Inc.     Clemens Family Corporation       CIO and Treasurer
Hatfield, PA                 Sumneytown,  PA             Hartfield,  PA                   Harleysville Insurnance Companies
                                                                                          Harleysville, PA

David J. Friesen, CPA        George W. Meschter          Edward J. Molnar                 Ronald B. Geib
Director of Development      President                   President/CEO                    Executive Vice President/COO
Penn View Christian School   Meschter Insurance Group    Harleysville Savings             Harleysville Savings
Souderton,  PA               Collegeville, PA            Financial Corporation            Financial Corporation
                                                         Harleysville,  PA                Harleysville,  PA



Officers
Edward J. Molnar           Ronald B. Geib                   Marian Bickerstaff            Brendan J. McGill
President and              Executive Vice President and     Senior Vice President         Senior Vice President,
Chief Executive Officer    Chief Operating Officer          Chief Lending Officer         Chief Financial Officer
                                                            and Corporate Secretary       and Treasurer


Managers

Adrian D. Gordon                 Sheri L. Strouse               Michell A. Beck              Diane M. Carlson
Vice President                   Vice President and             Assistant Vice President     Assistant Vice President and
and Information                  Branch Administrator           and Security Officer         Human Resource Manager
Systems Manager

Kathleen Clairmont               Nathaneal J. Clemmer           Kim A. Licata                Lori N. McCausland
Assistant Vice President         Assistant Vice President,      Assistant Vice President     Assistant Vice President
and West Norriton                Controller, and Accounting     and Loan Customer            and Loan Administration
Office Manager                   Department Manager             Service Manager              Manager

Denise L. Monaghan               Paul Smolinsky                 Jason L. Yoder               Dawn Ziegler
Assistant Vice President         Assistant Vice President       Assistant Vice President     Assistant Vice President
and Hatfield                     and Sumneytown                 and Harleysville             and Lansdale
Office Manager                   Office Manager                 Office Manager               Office Manager


HARLEYSVILLE OFFICE
271 Main Street
Harleysville,  PA 19438
(215) 256-8828


HATFIELD OFFICE
1550 Cowpath Road
Hatfield, PA  19440
(215) 362-0750


LANSDALE OFFICE
640 East Main Street
Lansdale, PA  19446
(215) 855-1011


SUMNEYTOWN OFFICE
3090 Main Street
Sumneytown, PA 18084
(215) 234-8053


WEST NORRITON OFFICE
2301 West Main Street
Norristown, PA 19403
(610) 631-0887


HARLEYSVILLESAVINGS.COM