Form 10-K, Exhibit 13
period 2002-09-30
HARLEYSVILLE SAVINGS FINANCIAL CORP
filed 2002-12-30
CIK 1107160

2 0 0 2   A N N U A L   R E P O R T




                              Harleysville Savings
                              Financial Corporation

Board of Directors

                           [PHOTO-BOARD OF DIRECTORS]


   Mark R. Cummins, George W. Meschter, Ronald B. Geib, Sanford L. Alderfer,
      Philip A. Clemens, David J. Friesen, Edward J. Molnar, Paul W. Barndt



Senior Officers


     [PHOTO]                        [PHOTO]                           [PHOTO]                         [PHOTO]
 Edward J. Molnar                Ronald B. Geib                 Marian Bickerstaff                Brendan J. McGill
  President and           Executive Vice President and         Senior Vice President          Senior Vice President
Chief Executive Officer   Chief Operating Officer              and Chief Lending Officer      and Chief Financial Officer


Selected Consolidated Financial and Other Data Selected


Selected Balance Sheet Data:
(in thousands except per share data)                                            As of September 30,
                                                          2002           2001         2000         1999          1998
-------------------------------------------------------------------------------------------------------------------------
Total Assets                                            $620,264      $558,388      $488,554      $459,848      $417,533
Mortgage-backed securities held to maturity              163,815       167,727       116,304       116,778        78,793
Mortgage-backed securities available-for-sale             29,515                       7,440         7,916         3,695
Loans receivable - net                                   295,354       290,213       262,774       252,260       251,729
Investment securities held to maturity                    55,665        62,202        71,281        61,015        50,622
Investment securities available-for-sale                  12,000         3,294         3,310         3,202         1,586
Other investments (1)                                     45,369        16,538        10,221         9,155        22,740
Deposits                                                 371,947       350,147       309,836       303,660       289,827
FHLB advances and other borrowings                       207,502       171,309       145,134       125,180        99,953
Total stockholders' equity                                37,868        34,264        31,398        28,963        26,100
Book value per share                                       16.75         15.32         14.05         12.83         11.68



Selected Operations Data:
                                                                              Year Ended September 30,
                                                           2002            2001        2000          1999          1998
-------------------------------------------------------------------------------------------------------------------------
Interest income                                          $35,176         $36,303     $33,182       $29,716       $27,129
Interest expense                                          24,226          26,583      22,795        20,199        17,949
                                                         -------         -------     -------       -------       -------
Net interest income                                       10,950           9,720      10,387         9,517         9,180
Provision for loan losses                                                                               17           120
                                                          ------           -----      ------         -----         -----
Net interest income after provision for loan losses       10,950           9,720      10,387         9,500         9,060

Gain on sales of loans and securities                          7             191          40            35           101
Other income                                               1,110           1,055         512           451           453
Other expense                                              6,434           5,832       5,380         4,858         4,528
                                                         -------         -------     -------       -------       -------

Income before taxes                                        5,633           5,134       5,559         5,128         5,086
Income tax expense                                         1,218           1,219       1,702         1,622         1,605
                                                         -------         -------     -------       -------       -------

Net income                                               $ 4,415         $ 3,915     $ 3,857       $ 3,506       $ 3,481
                                                         =======         =======     =======       =======       =======

Earnings per share - basic                               $  1.96         $  1.76     $  1.72       $  1.56       $  1.57
Earnings per share - diluted                                1.93            1.73        1.70          1.53          1.52
Dividends per share                                         0.54            0.48        0.44          0.36          0.32




Selected Other Data:
                                                                              Year Ended September 30,
                                                            2002            2001        2000          1999          1998
-------------------------------------------------------------------------------------------------------------------------
Return on average assets (2)                                0.75%           0.74%       0.81%         0.81%         0.93%
Return on average equity (2)                               12.31%          12.00%      12.82%        12.83%        14.24%
Average equity to average assets (2)                        6.10%           6.15%       6.43%         6.32%         6.52%
Interest rate spread (2)                                    1.75%           1.63%       1.92%         1.91%         2.15%
Net yield on interest-earning assets (2)                    1.92%           1.90%       2.24%         2.25%         2.50%
Ratio of non-performing assets to
  total assets at end of period                             0.03%           0.05%       0.04%         0.07%         0.04%
Ratio of interest-earning assets to
  interest-bearing liabilities at end of period              105%            105%        107%          107%          107%
Full service banking offices at
  end of period                                                5               5           4             4             4


(1) Includes interest-bearing deposits at other depository institutions & stock of the Federal Home Loan Bank of Pittsburgh.
(2) All ratios are based on average monthly balances during the indicated periods.

                                                            2002 ANNUAL REPORT 1
President's Report to the Stockholders

To our Stockholders:

We are pleased to report to you that fiscal 2002 brought a sixth consecutive year of record earnings for the Company. Net income amounted to $4,415,000, which is the most that Harleysville Savings has earned in any year in its 87-year history.

Net income amounted to $1.93 per share on a diluted basis. Return on average equity was 12.31% and return on average assets was .75% for the year. Stockholders' equity increased to $16.75 per share compared to $15.32 per share a year ago. During fiscal year 2002 assets increased 11.09% to $620 million.

Creating value for our stockholders is one of the four important pillars in our mission statement. As with most businesses, the creation of value starts with the customer. The delivery of customer service is the true test and that is why we have remained focused on our mission of serving the personal banking needs of families and individuals in our communities. We have recognized that a well-trained staff and quality financial products and services add up to success. What begins with the customer, ends with the investor receiving a financial return greater than their original investment.

Those of us who have witnessed lower stock market indices over the last few years understand that stock market values may be influenced by many factors beyond what management can control. Nevertheless, we are pleased to report to you that the increase in market value plus cash dividends provided our stockholders with an overall return of 22.1% for this past fiscal year. On October 16, 2002 our board of directors declared a regular quarterly cash dividend of $.16 per share, which is an increase of 23% over last year.

Many of you have been investors for many years and it is interesting to note that during the past 15 years, Harleysville Savings' common stock has returned an average yearly return of 16.4%. This compares favorably with what an investor in the S & P 500 index would have earned over those same 15 years, an average of 6.4%.


                                [PHOTO OF BANK]


In my letter to you last year, I noted that we have not jumped on every latest fad to come along, but have consistently strived to perform the fundamentals that have positioned the bank as our customers' "Trusted Financial Partner". Words like "trust, conservative, old fashioned, cautious, prudent, integrity, stability and reputation" have returned to prominence among the corporate world.

Adherence to these time-tested principles is what has made us successful over the years. Being cautious does not mean that one has to "put their head in the sand". We have reported to you in prior year reports how we have invested in technology to provide an electronic delivery system that rivals the largest banks in the country.

Customers want convenience and we are providing our customers with access to their accounts through our Online Banking System. Our customers can view their account information, pay bills, transfer funds, and receive information about rates and services.

We have expanded our ATM network to twenty convenient locations throughout our communities. Checking account customers can use their Harleysville Savings' MasterMoney Debit Card (Star System) to get cash or make purchases worldwide.

For those customers who don't have access to the Internet, our Access 24 Telephone Banking System gives our customers access to their account information and the ability to move money between accounts.

Convenience also means that our customers want branch offices where they can receive personal attention to their financial affairs. Our new Lansdale location has been open a little over a year and it has already grown to over $20 million in deposits. We are pleased that our customers in the Lansdale area have found it to be a nice place to do their banking. Our customers in the Upper Perkiomen area are now enjoying our freshly remodeled office in Sumneytown. This office has grown to over $42 million in deposits.

Financial results establish a picture of the performance of a company. Our story begins with the quality of our assets. Our primary mission is to provide money for people to own their own homes. We believe that this makes sense because people take pride in the home that they own and live in. Because of this, when we make a loan to them, there is an expectation that the loan will be repaid. Our ratio of non-performing loans is an excellent 0.03% of assets. The loan loss reserve that we have established has an outstanding coverage-ratio of 1093% of non-performing loans. For the purpose of comparison, the average financial institution in Pennsylvania has a non-performing loan ratio of 0.51% and a coverage ratio of 134%.


2 HARLEYSVILLE SAVINGS FINANCIAL CORPORATION

                            [PHOTO - LOBBY OF BANK]

Because we have focused our business plan on providing quality financial services and products to families and individuals, we have been able to achieve exceptional operating efficiencies. There are generally two measurements that are used by the financial industry to determine the efficiency of a bank's operation. One is the ratio of operating expenses to assets. Harleysville Savings' ratio was an excellent 1.09% for this fiscal year. The average bank in Pennsylvania had a ratio of 3.47% as of June 2002. The second measurement is the efficiency ratio. Harleysville Savings' ratio was 53.35% for the fiscal year and the average bank in Pennsylvania had an efficiency ratio of 59.94%. In both cases, lower ratios indicate that fewer revenues go to pay for overhead expenses, and thus a larger proportion of earnings is available to reward stockholders in the form of dividends or to build up capital and finance additional growth.

The active management of Harleysville Savings' capital position remains a high priority. We manage our capital position to allow adequate resources for growth, while not allowing our capital to be under-utilized. As mentioned earlier, we have increased the cash dividend to our stockholders by 23% over last year. We have also been repurchasing shares of our common stock through the Company's repurchase program, while growing our assets by 11% to $620 million.

                                    [PHOTO]


Location! Location! Location! Harleysville Savings operates in a market area that provides exceptional growth opportunity for the bank. Montgomery County is the third most populous county in the state of Pennsylvania and is second in per capita income. The housing market is expanding, home values are increasing and employment is strong.

The success that Harleysville Savings has enjoyed is a tribute to our greatest asset, the talented and experienced personnel who serve our customers. Harleysville Savings has a group of employees who are bonded together by their pride and devotion to their work. A well-trained and experienced staff contributes significantly to Harleysville Savings' outstanding results. Seven of our employees were recognized this year for long-term service. Receiving awards for five years were Denise Monaghan, Sheri Strouse, Cindy Skzrat and Rollie Koffel. Receiving awards for fifteen years were Steph Weiss and Lori McCausland. Receiving an award for 20 years of service was Ella Gehringer.

In carrying out our mission, our desire is to follow a business philosophy that is consistent with the Proverb that God has given us: "A good name is to be more desired than great riches." By doing so, we hope to remain focused on the core values that have enabled this Company to be successful.

Looking ahead to the year 2003 and beyond, we are very optimistic about the new opportunities that exist for Harleysville Savings. We want to express our appreciation to you for the confidence that you have expressed in the management of this Company. We hope to see you at our Annual Stockholders' meeting in January.


           Sincerely,



           /s/ Edward J. Molnar
           ------------------------------------
           Edward J. Molnar
           President and Chief Executive Officer


                                                            2002 ANNUAL REPORT 3

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

The Company's total assets at September 30, 2002, amounted to $620.3 million, compared to $558.4 million and $488.6 million as of September 30, 2001 and 2000, respectively. Deposits as of September 30, 2002, ed $371.9 million, compared to $350.1 million and $309.8 million at September 30, 2001 and 2000, respectively. Stockholders' equity totaled $37.9 million as of September 30, 2002, compared to $34.3 million and $31.4 million at September 30, 2001 and 2000, respectively.

During fiscal 2002, net interest income increased $1.2 million or 12.65% from the prior fiscal year. This increase was the result of an increase in the interest rate spread from 1.63% in fiscal 2001 to 1.75% in fiscal 2002, and 11.2% growth in the average interest-earning assets and a 12.4% growth in average interest-bearing liabilities. Earnings for fiscal 2002 were $4.42 million compared to $3.92 million and $3.86 million for the years ended September 30, 2001 and 2000, respectively. The Company's return on average assets (net income divided by average total assets) was 0.75% during fiscal 2002 compared to 0.74% and 0.81% during fiscal 2001 and 2000, respectively. Return on average equity (net income divided by average equity) was 12.31% during fiscal 2002 compared to 12.00% during fiscal 2001 and 12.82% during fiscal 2000.

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

Interest Income

Interest income on mortgage loans increased by $1.1 million or 6.6% in fiscal 2002 and increased by $1.5 million or 10.3% in fiscal 2001 from the respective prior years. During fiscal 2002, the average balance of mortgage loans increased $20.0 million or 9.2% and the yield decreased by 18 basis points. During fiscal 2001, the average balance of mortgage loans increased $18.2 million or 9.1% and the yield increased by 8 basis points. The increase in the balance of mortgage loans reflects the Company's ability to originate mortgage loans despite an increase in refinancing of existing loans. The majority of loans originated during the 2002 year were fixed rate mortgages. The interest income on mortgage-backed securities reflected an increase of $38.1 million or 25.9% in the average balance, which was partially offset by a 128 basis point decrease in yield earned during fiscal 2002. The increase in the balance of mortgage-backed securities reflects the need the Company had for mortgage-related products that the Company was not able to originate in the local market area. The Company needed a higher volume of mortgage-backed securities during fiscal 2002 and 2001 to offset the lower interest rate spread. In 2002, the decrease in interest income on consumer and other loans reflected a decrease in the average balance of $4.4 million or 4.8%, and a decrease in the yield to 6.50%.

During fiscal 2002, the average balance decreased $4.4 million or 4.8% and the yield decreased 1.9% to produce the $1.9 million or 34.5% decrease in interest and dividends on investments. The decrease in the average balance in 2002 reflects funds that were redeployed into adjustable rate mortgaged-backed securities. Interest and dividends on investments increased by $416,000 or 8.0% in fiscal 2001 over the respective prior years. During fiscal 2001, the increase resulted from a $10.4 million or 12.8% growth in the average balance and the yield decreased 0.3%.

Interest Expense

Interest expense on deposits decreased by $3.2 million or 19.1% in fiscal 2002 and increased $1.7 million or 11.1% in fiscal 2001 as compared to the respective prior years. In fiscal 2002, the average balance increased $36.3 million or 11.4% with a 143 basis point decrease in the average rate paid. In fiscal 2001, the average balance increased $17.2 million or 5.7% with a 3 basis point increase in the average rate paid. The increase in the average balance reflects normal savings activity for the Company. The average rate paid on deposits was 3.8% for the year ended September 30, 2002, compared to 5.2% for the year ended September 30, 2001.


4 HARLEYSVILLE SAVINGS FINANCIAL CORPORATION

                              As of                          For The Year Ended September 30,
                             Sept 30,
                               -----------------------------------------------------------------------------------------------------
                               2002                  2002                             2001                          2000
                               ------------------------------------       --------------------------    ----------------------------
                                         Average             Yield/       Average             Yield/    Average             Yield/
                               Rate      Balance   Interest   Rate        Balance   Interest   Rate     Balance  Interest    Rate
                               --------------------------------------   -----------------------------  -----------------------------
Interest-earning assets:
  Mortgage loans (2)           6.95%   $ 237,265  $ 17,715     7.47%    $ 217,268   $ 16,613    7.65%   $199,109 $ 15,065     7.57%
  Mortgage-backed securities   5.18%     185,409     9,883     5.33%      147,301      9,739    6.61%    124,418    8,427     6.77%
  Consumer and other loans     6.32%      59,784     3,887     6.50%       56,336      4,313    7.66%     58,009    4,467     7.70%
  Investments                  3.21%      87,185     3,691     4.23%       91,572      5,639    6.16%     81,215    5,223     6.43%
                               ----    ---------  --------     ----     ---------   --------    ----    -------- --------     ----

Total interest-earning
  assets                       5.60%     569,643    35,176     6.18%      512,477     36,304    7.08%    462,751   33,182     7.17%
                               ----    ---------  --------     ----     ---------   --------    ----    -------- --------     ----
Interest-bearing liabilities:
  Deposits                     3.39%     349,268    13,519     3.87%      319,487     16,709    5.23%    302,269   15,037     4.97%
  Borrowings                   5.37%     192,099    10,706     5.57%      168,049      9,875    5.88%    131,514    7,758     5.90%
                               ----    ---------  --------     ----     ---------   --------    ----    -------- --------     ----

Total interest-bearing
  liabilities                  4.10%     541,367    24,225     4.47%     487,536      26,584    5.45%    433,783   22,795     5.25%
                               ----    ---------  --------     ----     ---------   --------    ----    -------- --------     ----

Net interest income/interest
  rate spread                  1.50%             $  10,951    1.71%                  $ 9,720    1.63%             $ 10,387    1.92%
                               ====              =========    ====                   =======    ====               ========   ====


Net interest-earning assets/
  net yield on interest-
  earning assets (1)                   $  28,276               1.92%   $  24,941                1.90%   $ 28,968              2.24%
                                       =========               ====    =========                ====    ========              ====

Ratio of interest-earning
  assets to interest-
  bearing liabilities                                         105.2%                           105.1%                        106.7%
                                                              =====                            =====                         =====



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

                                                            Fiscal 2002 Compared                          Fiscal 2001 Compared
                                                               to Fiscal 2001                                to Fiscal 2000
                                                             Increase (Decrease)                           Increase (Decrease)
                                                     Volume        Rate          Total         Volume        Rate           Total
                                                     ------        ----          -----         ------        ----           -----
Interest income on interest-earning assets:
  Mortgage loans                                    $ 1,500       $  (398)      $ 1,102       $ 1,387       $   161       $ 1,548
  Mortgage-backed securities                          2,240        (2,096)          144         1,517          (205)        1,312
  Consumer and other loans                              252          (678)         (426)         (128)          (26)         (154)
  Investments                                          (259)       (1,689)       (1,948)          645          (229)          416
                                                    -------       -------       -------       -------       -------       -------
     Total                                            3,733        (4,861)       (1,128)        3,421          (299)        3,122
                                                    -------       -------       -------       -------       -------       -------

Interest expense on interest-bearing liabilities:
  Deposits                                            1,744        (4,934)       (3,190)          880           792         1,672
  Borrowings                                          1,360          (528)          832         2,147           (31)        2,116
                                                    -------       -------       -------       -------       -------       -------

     Total                                            3,104        (5,462)       (2,358)        3,027           761         3,788
                                                    -------       -------       -------       -------       -------       -------

Net change in net interest income                   $   629       $   601       $ 1,230       $   394       $(1,060)      $  (666)
                                                    =======       =======       =======       =======       =======       =======


                                                            2002 ANNUAL REPORT 5

Interest expense on borrowings increased by $833,000 or 8.4% in fiscal 2002 and by $2.1 million or 27.3% in fiscal 2001 as compared to the respective prior years. The increase in interest expense during fiscal 2002 was the result of a $36.2 million or 21.1% increase in the average balance of borrowings partially offset by a decrease of 31 basis points in the average rate paid. Borrowings were primarily obtained during fiscal 2002 to fund the purchase of mortgage-backed securities and long-term fixed-rate mortgages. Long-term FHLB advances were used to match the maturity terms of these mortgage products.

Net Interest Income

Net interest income increased by $1.2 million or 12.65% in fiscal 2002 and decreased by $666,000 or 6.4% in fiscal 2001 over the respective prior periods. The improvements in the net interest income in 2002 were due to a higher amount of interest-earning assets and an increase in the interest rate spread. The decrease in 2001 was a direct result of an increased balance in tax advantageous investments, which have a lower yield and the rapid drop of 400 basis points in short-term rates by the Federal Reserve.

Provision for Loan Losses

Management establishes reserves for losses on slow loans when it determines that losses are probable on the underlying properties. The adequacy of loan loss reserves is based upon a regular monthly review of loan delinquencies and "classified assets", as well as local and national economic trends. Although management has currently established no specific reserves for losses, no assurance can be given as to whether future specific reserves may be required. The allowance for loan losses totaled $2.0 million at September 30, 2002 and 2001 or 0.7% and 0.8% of total loans at September 30, 2002 and 2001, respectively.

Other Income

The Company's total other operating income decreased to $1.1 million in fiscal 2002 and increased to $1.2 million in fiscal 2001. The decrease from 2001 to 2002 is attributed to a loss on the sale of an investment available for sale of $24,000 in fiscal 2002 as compared to a gain of $152,000 in fiscal 2001. The increase from 2000 to 2001 reflected an increase in income from Bank Owned Life Insurance ("BOLI") and the sale of investments designated as available for sale. Other income, which consists primarily of income from fees on demand accounts, loan servicing fees, the sale of non-deposit products, insurance commissions, loan late charges and BOLI income, increased by $116,000 or 18.5% during fiscal year 2002. During fiscal 2001, other income increased by $543,000 or 106.0% over the prior comparable fiscal year. The fees which comprise other income are set by the Company at a level which is intended to cover the cost of providing the related services and expenses to customers and employees.

Other Expenses

Salaries and employee benefits increased by $336,000 or 11.1% in fiscal 2002 and by $296,000 or 10.9% in fiscal 2001 as compared to prior respective fiscal years. The increased expenses of salaries and employee benefits during the periods are attributable to increased staffing needs, normal salary increases and increased employee benefit expenses.

Occupancy and equipment expense increased $169,000 or 14.5% in fiscal 2002 and by $132,000 or 12.8% in fiscal 2001 as compared to the prior respective fiscal years. The increase in 2002 and 2001 was attributable to the opening of a new full-service branch in June 2001.

Deposit insurance premiums increased by $1,000 or 2.0% in fiscal 2002, and decreased by $32,000 or 34.2% in fiscal 2001 over the prior respective fiscal years. The increase in fiscal 2002 is the result of a higher average deposit balances. The decrease in 2001 is the result of the sharing of FICO bond interest payments by all FDIC insured institutions resulting in a premium reduction of an additional 22 basis points effective January 1, 2000.

Other expenses, which consist primarily of advertising expenses, directors' fees, ATM network fees, professional fees, checking account costs, stockholders expense, and insurance premiums, increased by $96,000 or 6.1% in fiscal 2002, and increased by $56,000 or 3.6% in fiscal 2001 over the prior respective fiscal years. The current year increase is due to the full year of operation of a new full-service branch, which was opened in June 2001.

Income Taxes

The Company recorded income tax provisions of $1.2 million for fiscal year 2002 and 2001. The primary reason for the income tax provision remaining the same in fiscal 2002 and 2001 even though income before taxes increased $499,000 was do to the increase in tax-free income resulting from purchases of tax-exempt securities and BOLI, as the Company employed various strategies to reduce taxes. See Note 12 of the "Notes to Financial Statements" which provides an analysis of the provision for income taxes.

Asset and Liability Management

The Company has instituted programs designed to decrease the sensitivity of its earnings to material and prolonged increases or decreases in interest rates. The principal determinant of the exposure of Harleysville Savings' earnings to interest rate risk is the timing difference between the repricing or maturity of the Company's interest-earning assets and the repricing or maturity of its interest-bearing liabilities. If the maturities of such assets and liabilities were perfectly matched, and if the interest rates borne by its assets and liabilities were equally flexible and moved concurrently, neither of which is the case, the impact on net interest income of rapid increases or decreases in interest rates would be minimized. Harleysville Savings' asset and liability management policies seek to increase the interest rate sensitivity by shortening the repricing intervals and the maturities of the Company's interest-earning assets. Although management of the Company believes that the steps taken have reduced the Company's overall vulnerability to increases and decreases in interest rates, the Company remains vulnerable to material and prolonged increases and decreases in interest rates during periods in which its interest-rate-sensitive liabilities exceed its interest-rate-sensitive assets and interest-rate-sensitive assets exceed interest-rate-sensitive liabilities, respectively.

The authority and responsibility for interest rate management is vested in the Company's Board of Directors. The Chief Executive Officer implements the Board of


6 HARLEYSVILLE SAVINGS FINANCIAL CORPORATION

Directors' policies during the day-to-day operations of the Company. Each month, the Chief Executive Officer presents the Board of Directors with a report which outlines the Company's asset and liability "gap" position in various time periods. The "gap" is the difference between interest-earning assets and interest-bearing liabilities which mature or reprice over a given time period. He also meets weekly with the Company's other senior officers to review and establish policies and strategies designed to regulate the Company's flow of funds and coordinate the sources, uses and pricing of such funds. The first priority in structuring and pricing the Company's assets and liabilities is to maintain an acceptable interest rate spread while reducing the effects of changes in interest rates and maintaining the quality of the Company's assets. The following table summarizes the amount of interest-earning assets and interest-bearing liabilities outstanding as of September 30, 2002, which are expected to mature, prepay or reprice in each of the future time periods shown. Except as stated below, the amounts of assets or liabilities shown which mature or reprice during a particular period were determined in accordance with the contractual terms of the asset or liability. Adjustable and floating-rate assets are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed-rate loans and mortgage-backed securities are included in the periods in which they are anticipated to be repaid.

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

Liquidity and Capital Resources

The Company's assets increased from $488.6 million as of September 30, 2000, to $558.4 million as of September 30, 2001, and to $620.3 million as of September 30, 2002. Stockholders' equity increased from $31.4 million as of September 30, 2000, to $34.3 million as of September 30,

                                                      1 Year          1 to 3            3 to 5          Over 5
                                                      or Less          Years            Years           Years           Total
----------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
  Mortgage loans                                    $  33,339       $  40,358        $  29,171        $ 134,292       $ 237,160
  Mortgage-backed securities                           90,194          21,553           18,377           71,196         201,320
  Consumer and other loans                             33,778          15,230            8,644                           57,652
  Investment securities and other investments          79,085           9,874                            25,874         114,833
                                                    ---------       ---------        ---------        ---------       ---------
Total interest-earning assets                         236,396          87,015           56,192          231,362         610,965
                                                    ---------       ---------        ---------        ---------       ---------
Interest-bearing liabilities:
  Passbook and Club accounts                                                                              3,327           3,327
  NOW accounts                                                                                           22,624          22,624
  Money Market Deposit accounts                        24,710                                            39,366          64,076
  Choice Savings                                        4,847                                            14,541          19,388
  Certificate accounts                                136,073          80,059           46,399                          262,531
  Borrowed money                                       20,445          42,771           21,487          122,799         207,502
                                                    ---------       ---------        ---------        ---------       ---------

Total interest-bearing liabilities                    186,075         122,830           67,886          202,657         579,448
                                                    ---------       ---------        ---------        ---------       ---------

Repricing GAP during the period                     $  50,321       $ (35,815)       $ (11,694)       $  28,705       $  31,517
                                                    =========       =========        =========        =========       =========

Cumulative GAP                                      $  50,321       $  14,506        $   2,812        $  31,517
                                                    =========       =========        =========        =========

Ratio of GAP during the period to total assets           8.24%          -5.86%           -1.91%            4.70%
                                                         ====            ====             ====             ====

Ratio of cumulative GAP to total assets                  8.24%           2.37%            0.46%            5.16%
                                                         ====            ====             ====             ====

                                                            2002 ANNUAL REPORT 7

2001, and to $37.9 million as of September 30, 2002. As of September 30, 2002, stockholders' equity amounted to 6.1% of Harleysville Savings' total assets under accounting principles generally accepted in the United States of America ("GAAP").

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

Critical Accounting Policies

The Company's consolidated financial statements are prepared based on the application of certain accounting policies, the most significant of which are described in Note 2,Summary of Significant Accounting Policies.Certain of these policies require numerous estimates and strategic or economic assumptions that may prove inaccurate or subject to variations and may significantly affect the Company's reported results and financial position for the period or in future periods. Changes in underlying factors, assumptions, or estimates in any of these areas could have material impact on the Company's future financial condition and results of operations.

Allowance for Loan Losses - The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). The Company's periodic evaluation of the allowance is based on the known and inherent risks in the portfolio, past loan loss experience, current economic conditions, trends within the Company's market area and other relevant factors. The first step in determining the allowance for loan losses is recognizing a specific allowance on individual impaired loans. Special mention, nonaccrual, substandard and doubtful residential and other consumer loans are considered for impairment. An allowance is recognized for loan losses in the remainder of the loan portfolio based on known and inherent risk characteristics in the portfolio, past loss experience and prevailing market conditions. Because evaluating losses involves a high degree of management judgement, a margin is included for the imprecision inherent in making these estimates. While management believes that the allowance is adequate to absorb estimated credit losses in its existing loan portfolio, future adjustments may be necessary in circumstances that differ substantially from the assumptions used in evaluating the adequacy of the allowance for loan losses.

Controls and Procedures

Under the supervision and with the participation of our management, including our chief executive officer and chief financial officer, we have evaluated the effectiveness of the design and operation of our disclosure controls and procedures within 90 days of the filing date of this quarterly report, and based on their evaluation, our chief executive officer and chief financial officer have concluded that these controls and procedures are effective. There were no significant changes in our internal controls or in other factors that could significantly affect these controls subsequent to the date of their evaluation.

Disclosure controls and procedures are our controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Securities and Exchange Commission's rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in the reports that we file under the Exchange Act is accumulated and communicated to our management, including our chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding required disclosure.

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


8 HARLEYSVILLE SAVINGS FINANCIAL CORPORATION

Independent Auditors' Report

To the Board of Directors and Stockholders of Harleysville Savings Financial Corporation and Subsidiary - Harleysville, Pennsylvania:


We have audited the consolidated statements of financial condition of Harleysville Savings Financial Corporation and subsidiary (the "Company") as of September 30, 2002 and 2001, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2002 in conformity with accounting principles generally accepted in the United States of America.




/s/ Deloitte & Touche LLP
-------------------------

Philadelphia, Pennsylvania
October 24, 2002




                                                            2002 ANNUAL REPORT 9


         Consolidated Statements of Financial Condition
                                                                                       September 30,
                                                                                  2002               2001
-------------------------------------------------------------------------------------------------------------
Assets
Cash and amounts due from depository institutions                            $  1,431,186      $  1,360,099
Interest-bearing deposits in other banks                                       34,871,718         7,588,033
                                                                             ------------      ------------

    Total cash and cash equivalents                                            36,302,904         8,948,132

Investment securities held to maturity
  (fair value - 2002, $57,555,000; 2001, $63,568,000)                          55,665,399        62,202,405
Investment securities available-for-sale at fair value                         11,999,611         3,293,981
Mortgage-backed securities held to maturity
  (fair value - 2002, $168,529,000; 2001, $171,236,000)                       163,814,970       167,726,725
Mortgage-backed securities available-for-sale at fair value                    29,514,940
Loans receivable (net of allowance for loan losses -
  2002, $2,035,000; 2001, $2,036,000)                                         295,353,734       290,213,221
Accrued interest receivable                                                     2,836,448         3,402,945
Federal Home Loan Bank stock - at cost                                         10,496,500         8,950,200
Office properties and equipment, net                                            5,013,031         5,224,482
Deferred income taxes                                                             134,493           260,041
Prepaid expenses and other assets                                               9,132,423         8,165,985
                                                                             ------------      ------------

Total Assets                                                                 $620,264,453      $558,388,117
                                                                             ============      ============

--------------------------------------------------------------------------------


Liabilities and Stockholders' Equity

Liabilities:
  Deposits                                                                  $ 371,946,978     $ 350,146,555
  Advances from Federal Home Loan Bank                                        207,502,346       171,309,384
  Accrued interest payable                                                      1,041,892           727,501
  Advances from borrowers for taxes and insurance                                 983,083           979,964
  Accounts payable and accrued expenses                                           922,522           960,825
                                                                            -------------     -------------

  Total liabilities                                                           582,396,821       524,124,229
                                                                            -------------     -------------


Commitments and Contingencies (Note 16 and 17)
Stockholders' Equity:
  Preferred Stock: $.01 par value;
    7,500,000 shares authorized; none issued
  Common stock: $.01 par value; 15,000,000
    shares authorized; issued and outstanding,
    2002, 2,316,490 shares; 2001, 2,306,455 shares                                 23,165            23,065
  Paid-in capital in excess of par                                              7,551,849         7,358,681
  Treasury stock, at cost (2002, 55,912 shares; 2001, 69,899 shares)             (881,227)       (1,024,733)
  Retained earnings - partially restricted                                     31,124,031        27,922,182
  Accumulated other comprehensive gain (loss)                                      49,814           (15,307)
                                                                            -------------     -------------

  Total stockholders' equity                                                   37,867,632        34,263,888
                                                                            -------------     -------------

Total Liabilities and Stockholders' Equity                                  $ 620,264,453     $ 558,388,117
                                                                            =============     =============


See notes to consolidated financial statements.

10 HARLEYSVILLE SAVINGS FINANCIAL CORPORATION


Consolidated Statements of Income
                                                                        Year Ended September 30,
                                                               2002              2001              2000
---------------------------------------------------------------------------------------------------------------
Interest Income:
Interest on mortgage loans                                $ 17,714,638       $ 16,612,758      $ 15,064,856
Interest on mortgage-backed securities                       9,882,883          9,738,939         8,426,701
Interest on consumer and other loans                         3,887,249          4,312,688         4,466,858
Interest on taxable investments                              1,818,917          3,638,277         3,858,091
Interest on tax-exempt investments and dividends             1,872,563          2,000,655         1,365,231
                                                          ------------       ------------      ------------

Total interest and dividend income                          35,176,250         36,303,317        33,181,737
                                                          ------------       ------------      ------------

Interest Expense:
Interest on deposits                                        13,519,464         16,709,367        15,037,450
Interest on borrowings                                      10,706,298          9,873,560         7,757,625
                                                          ------------       ------------      ------------

Total interest expense                                      24,225,762         26,582,927        22,795,075
                                                          ------------       ------------      ------------

Net Interest Income
Provision for Loan Losses                                   10,950,488          9,720,390        10,386,662
                                                          ------------       ------------      ------------

Net Interest Income, after Provision for Loan Losses        10,950,488          9,720,390        10,386,662
                                                          ------------       ------------      ------------

Other Income:
Gain on sales of loans                                          31,132             39,647            40,245
(Loss) gain on sales of investments                            (23,894)           151,663
Increase in cash surrender value                               363,000            424,262            29,000
Other income                                                   747,428            630,968           483,071
                                                          ------------       ------------      ------------
Total other income                                           1,117,666          1,246,540           552,316
                                                          ------------       ------------      ------------

Other Expenses:
Salaries and employee benefits                               3,361,728          3,025,304         2,729,174
Occupancy and equipment                                      1,331,537          1,162,742         1,030,401
Deposit insurance premiums                                      62,012             60,815            92,439
Data processing                                                535,425            461,600           445,785
Other                                                        1,144,130          1,122,102         1,082,302
                                                          ------------       ------------      ------------


Total other expenses                                         6,434,832          5,832,563         5,380,101
                                                          ------------       ------------      ------------

Income before Income Taxes                                   5,633,322          5,134,367         5,558,877

Income tax expenses                                          1,218,017          1,219,200         1,701,980
                                                             ---------          ---------         ---------

Net Income                                                $  4,415,305       $  3,915,167      $  3,856,897
                                                          ============       ============      ============


Earnings Per Share:
  Basic                                                   $       1.96       $       1.76      $       1.72
                                                          ============       ============      ============
  Diluted                                                 $       1.93       $       1.73      $       1.70
                                                          ============       ============      ============


Weighted Average Shares Outstanding:
  Basic                                                      2,249,816          2,228,747         2,252,308
                                                          ============       ============      ============
  Diluted                                                    2,292,191          2,257,370         2,275,764
                                                          ============       ============      ============


See notes to consolidated financial statements.


                                                           2002 ANNUAL REPORT 11


Consolidated Statements of Comprehensive Income
                                                                                          2002             2001             2000
-----------------------------------------------------------------------------------------------------------------------------------
Net Income                                                                           $ 4,415,305       $ 3,915,167     $ 3,856,897
Other Comprehensive Income (Loss)
  Unrealized gain (loss) on securities net of tax (benefit)
  expense-2002, (39,800); 2001, ($55,430); 2000, ($54,606)                                65,121 (1)        90,694 (1)      (5,245)
                                                                                     -----------       -----------     -----------

Total Comprehensive Income                                                           $ 4,480,426       $ 4,005,861     $ 3,851,652
                                                                                     ===========       ===========     ===========

                                                                                           2002             2001
                                                                                           ----             ----
(1) Disclosure of reclassification amount, net of tax for the years ended:
    Net unrealized gain arising during the year                                        $  49,590       $   190,792
    Less: Reclassification adjustment for net loss (gains) included in net income         15,531          (100,098)
                                                                                       ---------       -----------

    Net unrealized gain on securities                                                  $  65,121       $    90,694
                                                                                     ===========       ===========



Consolidated Statements of Stockholders' Equity

                                                           Paid-in       Retained        Accumulated
                                                           Capital       Earnings-         Other                          Total
                                             Common       in Excess      Partially     Comprehensive    Treasury       Stockholders'
                                             Stock          of Par       Restricted    (Loss) Income     Stock            Equity
------------------------------------------------------------------------------------------------------------------------------------
Balance at October 1, 1999                $    22,568    $ 6,829,794     $22,211,041    $(100,756)                      $28,962,647

Net Income                                                                 3,856,897                                      3,856,897
Issuance of Common Stock                          283        289,593                                                        289,876
 Dividends - $.44 per share                                                 (991,625)                                      (991,625)
Treasury stock purchased                                                                              $  (714,163)         (714,163)
Change in unrealized holding loss on
 available-for-sale securities, net of tax                                                 (5,245)                           (5,245)
                                          -----------    -----------     -----------   -----------    -----------       -----------

Balance at September 30, 2000                  22,851      7,119,387      25,076,313     (106,001)       (714,163)       31,398,387

Net Income                                                                 3,915,167                                      3,915,167
Issuance of Common Stock                          214        239,294                                                        239,508
Dividends - $.48 per share                                                (1,069,298)                                    (1,069,298)
Treasury stock purchased                                                                                 (429,874)         (429,874)
Treasury stock used                                                                                       119,304           119,304
Change in unrealized holding loss on
 available-for-sale securities, net of tax                                                 90,694                            90,694
                                          -----------    -----------     -----------    ---------     -----------       -----------
Balance at September 30, 2001                  23,065      7,358,681      27,922,182      (15,307)     (1,024,733)       34,263,888

Net Income                                                                 4,415,305                                      4,415,305
Issuance of Common Stock                          100        106,932                                                        107,032
Dividends - $.54 per share                                                (1,213,456)                                    (1,213,456)
Treasury stock purchased                                                                                 (336,335)         (336,335)
Treasury stock delivered under
  employee stock plans                                       (7,329)                                      186,323           178,994
Treasury stock delivered under
Dividend Reinvestment Plan                                   93,565                                       293,518           387,083
Change in unrealized holding loss on
 available-for-sale securities, net
 of tax                                                                                    65,121                            65,121
                                          -----------    -----------     -----------    ---------     -----------       -----------
Balance at September 30, 2002             $    23,165    $ 7,551,849     $31,124,031    $  49,814     $  (881,227)      $37,867,632
                                          ===========    ===========     ===========    =========     ===========       ===========



See notes to consolidated financial statements.

12 HARLEYSVILLE SAVINGS FINANCIAL CORPORATION


Consolidated Statements of Cash Flows
                                                                                               Year Ended September 30,
                                                                                     2002                2001              2000
------------------------------------------------------------------------------------------------------------------------------------
Operating Activities:
Net Income                                                                     $   4,415,305       $   3,915,167       $  3,856,897
Adjustments to reconcile net income to net cash provided by
    (used in) operating activities:
    Provision for loan losses
    Depreciation                                                                     407,721             474,970            426,771
    Deferred income taxes                                                             40,264              56,076              3,557
    Realized gain on sales of loans                                                  (31,131)            (39,647)           (40,245)
    Realized gain on sales of mortgage-backed securities                                                (151,663)
    Realized loss on sale of investment securities                                    23,894
    Realized gain on sale of real estate owned                                                                              (13,606)
    Proceeds from the sale of loans held for sale                                  2,508,725           3,268,895          3,369,004
    Amortization of deferred loan fees                                              (549,352)            (27,203)          (139,351)
Changes in assets and liabilities which provided (used) cash:
    (Decrease) increase in accounts payable and accrued expenses
      and income taxes payable                                                       (38,303)            319,677             72,080
    Increase in prepaid expenses and other assets                                   (966,438)           (170,030)        (7,624,387)
    Decrease (increase) in accrued interest receivable                               566,497            (156,231)          (351,605)
    Increase (decrease) in accrued interest payable                                  314,391             (97,171)           222,859
                                                                               -------------       -------------       ------------

Net cash provided by (used in) operating activities                                6,691,573           7,392,840           (218,026)
                                                                               -------------       -------------       ------------

Investing Activities:
Purchase of mortgage-backed securities held to maturity                          (56,591,573)        (80,175,532)       (13,038,000)
Purchase of mortgage-backed securities available-for-sale                        (30,687,596)
Purchase of investment securities held to maturity                               (44,228,155)        (37,250,830)       (11,747,185)
Purchase of investment securities available-for-sale                             (12,624,099)           (106,612)          (112,069)
Purchase of FHLB stock                                                            (1,546,300)         (1,585,000)          (892,300)
Proceeds from the sale of mortgage-backed securities available-for-sale                                7,331,055
Proceeds from the sale of investment securities available-for-sale                 3,918,469
Proceeds from maturities of investment securities                                 50,765,161          46,329,291          1,480,926
Principal collected on long-term loans & mortgage-backed securities              175,238,565         106,529,446         60,356,491
Long-term loans originated or acquired                                          (120,498,996)       (107,985,365)       (60,199,446)
Purchases of premises and equipment                                                 (202,099)         (1,249,531)          (198,806)
Proceeds from sale of real estate owned                                                                   32,309             133,221
                                                                               -------------       -------------       ------------

Net cash used in investing activities                                            (36,456,623)        (68,130,769)       (24,217,168)
                                                                               -------------       -------------       ------------

Financing Activities:
Net increase (decrease) in demand deposits, NOW accounts
  and savings accounts                                                            19,799,753          20,762,070         (5,527,563)
Net increase in certificates of deposit                                            2,000,670          19,548,675         11,703,274
Cash dividends                                                                    (1,213,456)         (1,069,298)          (991,625)
Net increase in FHLB advances                                                     36,192,962          26,175,101         19,954,355
Purchase of treasury stock                                                          (336,335)           (429,874)          (714,163)
Proceeds from the sale of treasury stock                                             479,841             119,304
Net proceeds from issuance of stock                                                  193,268             239,508            289,876
Net increase (decrease) in advances from borrowers for taxes and insurance             3,119             260,373           (154,576)
                                                                               -------------       -------------       ------------

Net cash provided by financing activities                                         57,119,822          65,605,859         24,559,578
                                                                               -------------       -------------       ------------
Increase in cash and cash equivalents                                             27,354,772           4,867,930            124,384

Cash and cash equivalents at beginning of year                                     8,948,132           4,080,202          3,955,818
                                                                               -------------       -------------       ------------
Cash and cash equivalents at end of year                                       $  36,302,904       $   8,948,132       $  4,080,202
                                                                               =============       =============       ============

Supplemental Disclosure of Cash Flow Information-
Cash paid during the period for:
  Interest (credited and paid)                                                 $  24,540,153       $  26,485,756       $ 22,572,216
  Non cash transfer from loans to real estate owned                                                       32,309            119,615


           See notes to consolidated financial statements.

                                                           2002 ANNUAL REPORT 14

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

The Company is a bank holding company that is regulated by the Federal Reserve Bank of Philadelphia. The Bank is a wholly owned subsidiary and is regulated by the FDIC and the Pennsylvania Department of Banking. The Bank is principally in the business of attracting deposits through its branch offices and investing those deposits, together with funds from borrowings and operations, primarily in single family residential and consumer loans. The Bank has three wholly owned subsidiaries: HSB, Inc., Freedom Financial Solutions LLC, ("FFS") and HARL LLC, ("HARL"). HSB, Inc. is a Delaware holding company of which the principal business is investing. FFS was established in 2002 to engage in the sale of insurance products through a third party. HARL was established during 2002 for the purpose of investing in FDIC insured financial institutions/holding company equity securities. Both FFS and HARL were inactive during 2002.

2. Summary of Significant Accounting Policies

Principles of Consolidation - The accompanying consolidated financial statements include the accounts of the Company, the Bank, and the Bank's wholly owned subsidiaries, HSB Inc, Freedom Financial LLC and HARL. LLC. All significant intercompany accounts and transactions have been eliminated in consolidation.

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

Cash and Cash Equivalents - For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks, federal funds sold and securities purchased under agreements to resell, all of which mature within ninety days.

Interest-bearing Deposits in Banks - Interest-bearing deposits in banks mature within one year and are carried at cost.

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

Loans - The Company grants mortgage and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans throughout Pennsylvania. The ability of the Company's debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

The accrual of interest on mortgage loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Other personal loans are typically charged off no later than 180 days past due. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Interest on loans is recognized as income when earned.

Allowance for Loan Losses - Allowances for loan losses primarily include charges to reduce the recorded balances of mortgage loans receivable. The charges can represent a general reserve on the entire mortgage portfolio or specific reserves for individual loans.

Allowances are provided for specific loans when losses are probable and can be estimated. When this occurs, management considers the remaining principal balance and

15 HARLEYSVILLE SAVINGS FINANCIAL CORPORATION estimated net realizable value of the property collateralizing the loan. Current and future operating and/or sales conditions are considered. These estimates are susceptible to changes that could result in material adjustments to results of operations. Recovery of the carrying value of such loans is dependent, to a great extent, on economic, operating and other conditions that may be beyond management's control.

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

Real Estate Owned - Real estate owned is initially recorded at the lower of carrying value of the loan or fair value at the date of foreclosure less estimated costs to dispose. Costs relating to the development and improvement of the property are capitalized, and those relating to holding the property are charged to expense. Land is reoffered at cost.

Office Properties and Equipment - Office properties and equipment are recorded at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the expected useful lives of the assets. The costs of maintenance and repairs are expensed as they are incurred, and renewals and betterments are capitalized.

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

Transfers and Servicing of Financial Assets and Extinguishments of Liabilities - The Company accounts for transfers and servicing of financial assets in accordance with SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (a replacement of Financial Accounting Standards Board "FASB" Statement No. 125). This statement revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of SFAS No. 125 provisions without reconsideration. This statement is effective for all fiscal years ending after December 15, 2000.

The adoption of this statement did not have a material impact on the Company's financial position or results of operations.

The statement requires an entity to recognize the financial and servicing assets it controls and the liabilities it has incurred derecognize financial assets when control has been surrendered, and derecognize liabilities when extinguished. It requires that servicing assets and other retained interests in the transferred assets be measured by allocating the previous carrying amount between the asset sold, if any, and retained interest, if any, based on their relative fair values at the date of transfer. It also provides implementation guidance for servicing of financial assets, securitizations, loan syndications and participations and transfers of loan receivables with recourse.

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


                                Year Ended September 30,
                            2002         2001          2000
---------------------------------------------------------------
Average shares
outstanding - basic       2,249,816    2,228,747     2,252,308

Increase in shares due
to diluted options           42,375       28,623        23,456
                          ---------    ---------     ---------
Average shares
outstanding - diluted     2,292,191    2,257,370     2,275,764
                          =========    =========     =========


                                                     2002 ANNUAL REPORT       16

Accounting for Comprehensive Income - In accordance with SFAS No. 130, Reporting Comprehensive Income, the Company presents, as a component of comprehensive income, amounts from transactions and other events, which are currently excluded from the statement of income and are recorded directly to stockholders' equity.

Recent Accounting Pronouncements - In June 2001, the FASB issued two new pronouncements: SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS 141 is effective as follows: a) use of the pooling-of-interest method is prohibited for business combinations initiated after June 30, 2001; and b) the provisions of SFAS No.141 also apply to all business combinations accounted for by the purchase method that are completed after June 30, 2001 (that is, the date of the acquisition is July 2001 or later). There are also transition provisions that apply to business combinations completed before July 1, 2001, that were accounted for by the purchase method. SFAS No.142 is effective for fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized in an entity's statement of financial position at that date, regardless of when those assets were initially recognized. The adoption of these standards will not have a material impact on the Company's consolidated financial statements.

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

In April 2002, FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. The provisions of this statement related to the rescission of SFAS No. 4 are effective for fiscal years beginning after May 15, 2002. Certain provisions of the statement relating to SFAS No. 13 are effective for transactions occurring after May 15, 2002. All other provisions of the statement are effective for financial statements issued on or after May 15, 2002. These provisions had no impact on the Company's financial statements.

In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. In October 2002, the FASB issued No. 147, Acquisitions of Certain Financial Institutions. This statement address the financial accounting and reporting for the acquisition of all or part of a financial institution, except for a transaction between two or more mutual enterprises. This statement removes acquisitions of financial institutions, other than transactions between two or more mutual enterprises, from the scope of SFAS No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions, and FASB Interpretation No. 9, Applying APB Opinions No. 16 and 17 When a Savings and Loan Association or a Similar Institution Is Acquired in a Business Combination Accounted for by the Purchase Method. This statement also provides guidance on the accounting for the impairment or disposal of acquired long-term customer-relationship intangible assets (such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets), including those acquired in transactions between two or more mutual enterprises. The effective date of this statement is October 1, 2002. The adoption of this standard will not have a material impact on the Company's consolidated financial statements.

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

Interest Rate Risk - The Company is engaged principally in providing first mortgage loans to individuals and commercial enterprises. At September 30, 2002, the Company's assets that earned interest at fixed and variable interest rates were funded primarily with long-term liabilities that have interest rates that are fixed.

The Company is vulnerable to a decrease in interest rates to the extent that interest-earning assets mature or reprice more rapidly than interest-bearing liabilities. In the current market, the Company primarily originates long-term fixed-rate loans secured by single-family residences and purchases short-term investments. The source of these funds has been long-term advances.

At September 30, 2002, the Company had interest-earning assets of approximately $601,717,000 having a weighted average effective yield of 5.60% and interest-bearing liabilities of approximately $572,199,000 having a weighted average effective interest rate of 4.10%.

Reclassification - Certain items in the 2001 and 2000 financial statements have been reclassified to conform with the presentation in the 2002 consolidated financial statements.


17 HARLEYSVILLE SAVINGS FINANCIAL CORPORATION

3. Investment Securities Held to Maturity

A comparison of amortized cost and approximate fair value of investment securities with gross unrealized gains and losses, by maturities, is as follows:

                                                              September 30, 2002
                                                              Gross           Gross
                                           Amortized        Unrealized      Unrealized      Approximate
                                              Cost            Gains           Losses         Fair Value
--------------------------------------------------------------------------------------------------------
U.S. Government Agencies
 Due after 1 year through 5 years         $ 7,026,952      $   26,048                        $ 7,053,000
 Due after 5 years through 10 years         2,000,000          75,000                          2,075,000
 Due after 10 years through 15 years       21,757,858         415,571      $  (117,429)       22,056,000
Tax Exempt Obligations
 Due after 10 years through 15 years        3,235,924         124,076                          3,360,000
 Due after 15 years                        21,644,665       1,406,010          (39,675)       23,011,000
                                          -----------      ----------      -----------       -----------
Total Investment Securities               $55,665,399      $2,046,705      $  (157,104)      $57,555,000
                                          ===========      ==========      ===========       ===========


                                                               September 30, 2001
                                                               Gross       Gross
                                            Amortized       Unrealized   Unrealized    Approximate
                                              Cost            Gains        Losses      Fair Value
--------------------------------------------------------------------------------------------------
U.S. Government Agencies
 Due after 2 years through 5 years        $ 1,000,000                                  $1,000,000
 Due after 5 years through 10 years        12,985,052      $  214,948                  13,200,000
 Due after 10 years through 15 years       24,446,500         304,500                  24,751,000
Tax Exempt Obligations
 Due after 15 years                        23,770,853         846,147                  24,617,000
                                          -----------      ----------                 -----------
Total Investment Securities               $62,202,405      $1,365,595                 $63,568,000
                                          ===========      ==========                 ===========

At September 30, 2002, U.S. Government Agencies include structured note securities with periodic interest rate adjustments and are callable periodically by the issuing agency. These structured notes were comprised of step-up bonds with par values of $10.0 million at September 30, 2002.The Company has the positive intent and the ability to hold these securities to maturity. At September 30, 2002, neither a disposal, nor conditions that could lead to a decision not to hold these securities to maturity were reasonably foreseen. There were no step-up bonds as of September 30, 2001.

4.  Investment Securities Available-For-Sale

A comparison of amortized cost and approximate fair value of investment securities with gross unrealized gains and losses, by maturities, is as follows:

                                                         September 30, 2002
                                                        Gross           Gross
                                  Amortized           Unrealized      Unrealized      Approximate
                                     Cost               Gain            Losses        Fair Value
-------------------------------------------------------------------------------------------------
ARM Mutual Funds                 $11,999,611                                          $11,999,611
                                 -----------                                          -----------
Total Investment Securities      $11,999,611                                          $11,999,611
                                 ===========                                          ===========



                                                          September 30, 2001
                                                        Gross           Gross
                                  Amortized           Unrealized      Unrealized      Approximate
                                     Cost               Gain            Losses        Fair Value
-------------------------------------------------------------------------------------------------
ARM Mutual Funds                  $3,317,173                        $(23,192)         $3,293,981
                                  ----------                        --------          ----------
Total Investment Securities       $3,317,173                        $(23,192)         $3,293,981
                                  ==========                        ========          ==========

Proceeds from the sale of investment available for sale during the year ended September 30, 2002 were $3,918,469 resulting in a loss of $23,894. There were no sales in the years ended September 30, 2001 and 2000.


                                                           2002 ANNUAL REPORT 18

5. Mortgage-Backed Securities Held to Maturity

A comparison of amortized cost and approximate fair value of mortgage-backed securities with gross unrealized gains and losses, by maturities, is as follows:

                                                                 September 30, 2002
                                                              Gross             Gross
                                           Amortized        Unrealized        Unrealized       Approximate
                                             Cost             Gains             Losses          Fair Value
------------------------------------------------------------------------------------------------------------
Collateralized mortgage obligations      $ 45,143,747      $  255,218      $     (5,965)      $ 45,393,000
FHLMC pass-through certificates            33,697,029       1,166,921            (4,950)        34,859,000
FNMA pass-through certificates             29,674,733       1,062,267                           30,737,000
GNMA pass-through certificates             55,299,461       2,240,539                           57,540,000
                                         ------------      ----------      ------------       ------------
Total Mortgage-Backed Securities         $163,814,970      $4,724,945      $    (10,915)      $168,529,000
                                         ============      ==========      ============       ============

                                                                 September 30, 2001
                                                              Gross             Gross
                                           Amortized        Unrealized        Unrealized       Approximate
                                             Cost             Gains             Losses          Fair Value
------------------------------------------------------------------------------------------------------------
Collateralized mortgage obligations     $  68,183,560    $   887,139       $    (181,699)     $  68,889,000
FHLMC pass-through certificates            14,315,089        544,911                             14,860,000
FNMA pass-through certificates             19,714,010        528,990                             20,243,000
GNMA pass-through certificates             65,514,066      1,729,934                             67,244,000
                                        -------------    -----------       -------------      -------------
Total Mortgage-Backed Securities        $ 167,726,725    $ 3,690,974       $    (181,699)     $ 171,236,000
                                        =============    ===========       =============      =============


The Company has the positive intent and ability to hold these securities to maturity. At September 30, 2002, neither a disposal nor conditions that could lead to a decision not to hold these securities to maturity, were reasonably foreseen.


6. Mortgage-Backed Securities Available-For-Sale

A comparison of amortized cost and approximate fair value of mortgage-backed securities with gross unrealized gains and losses, by maturities, is as follows:


                                                                 September 30, 2002
                                                              Gross             Gross
                                           Amortized        Unrealized        Unrealized       Approximate
                                             Cost             Gains             Losses          Fair Value
------------------------------------------------------------------------------------------------------------
FHLMC pass-through certificates         $  22,322,686       $ 69,129                         $   22,391,815
GNMA pass-through certificates              7,116,778          6,347                              7,123,125
                                        -------------       --------                         --------------
Total Mortgage-Backed Securities        $  29,439,464       $ 75,476                         $   29,514,940
                                        =============       ========                         ==============

Proceeds from the sale of mortgage-backed securities available for sale during the year ended September 30, 2001 were $7,331,055 resulting in a gain of $151,663. There were no mortgage-backed securities available for sale at September 30, 2001.


19 HARLEYSVILLE SAVINGS FINANCIAL CORPORATION

7. Loans Receivable
Loans receivable consist of the following:
                                                        September 30,
-------------------------------------------------------------------------------
                                                  2002                 2001
-------------------------------------------------------------------------------
Residential Mortgages                        $ 235,359,382       $ 233,290,694
Commercial Mortgages                               495,647             785,923
Construction                                     8,607,450          14,649,063
Education                                          334,271           1,041,197
Savings Account                                    478,969             617,244
Home Equity                                     41,451,058          43,401,198
Automobile and other                               725,883             628,752
Line of Credit                                  18,529,734           9,806,918
                                             -------------       -------------

Total                                          305,982,394         304,220,989
Undisbursed portion of loans in process         (6,502,564)         (9,919,306)
Deferred loan fees                              (2,091,264)         (2,052,274)
Allowance for loan losses                       (2,034,832)         (2,036,188)
                                             -------------       -------------

Loans Receivable - net                       $ 295,353,734       $ 290,213,221
                                             =============       =============


The Company originates and purchases both adjustable and fixed interest rate loans and mortgage-backed securities. At September 30, 2002, the composition of these loans and mortgage-backed securities, in thousands, is as follows:

                            Fixed-Rate                             Adjustable-Rate
              Term to Maturity      Book Value          Term to Maturity      Book Value
 ----------------------------------------------------------------------------------------


              1 year or less          $ 3,721            1 year or less      $    97,407

              1-3 years                 8,161            1-3 years                 8,823

              3-5 years                14,840            3-5 years                10,234

              5-10 years               28,772            5-10 years                6,389

              over 10 years           254,563
                                    ---------                                -----------
                                    $ 310,057                                $   122,853
                                    =========                                ===========



The adjustable-rate loans have interest rate adjustment limitations and are generally indexed to the 1-year U.S. Treasury Securities rate. Future market factors may affect the correlation of the interest rate adjustment with the rates the Company pays on the short-term deposits that have been primarily utilized to fund these loans. At September 30, 2002, 2001 and 2000, the Company was servicing loans for others amounting to approximately $3,519,000, $4,873,000 and $6,586,000, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income is recorded upon receipt and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. In connection with the loans serviced for others, the Company held borrowers' escrow balances of approximately $21,000, $32,000, and $31,000 at September 30, 2002, 2001, and 2000,
respectively. Loans to officers and directors at September 30, 2002 and 2001, were approximately $71,000 and $301,000, respectively. Additional loans and repayments for the year ended September 30, 2002, were $101,000 and $331,000, respectively, and for the year ended September 30, 2001, were approximately $75,000 and $4,000, respectively. The Company provides loans primarily in its local market area to borrowers that share similar attributes. This concentration of credit exposes the Company to a higher degree of risk in this regard.



The following schedule summarizes the changes in the allowance for loan losses:

                                           Year Ended September 30,
                                    2002             2001              2000
-------------------------------------------------------------------------------
Balance, beginning of year      $ 2,036,188      $ 2,038,131       $ 2,040,000
 Provision for loan losses
 Loans charged off, net              (1,356)          (1,943)           (1,869)
                                -----------      -----------       -----------
Balance, end of year            $ 2,034,832      $ 2,036,188       $ 2,038,131
                                ===========      ===========       ===========


The provision for loan losses charged to expense is based upon past loan and loss experiences and an evaluation of potential losses in the current loan portfolio, including the evaluation of impaired loans under SFAS No. 114. A loan is considered to be impaired when, based upon current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan. An insignificant delay or insignificant shortfall in amount of

                                                           2002 ANNUAL REPORT 20
payments does not necessarily result in the loan being identified as impaired. For this purpose, delays less than 90 days are considered to be insignificant. As of September 30, 2002, 100% of the impaired loan balance was measured for impairment based on the fair value of the loans' collateral. SFAS No. 114 does not apply to large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, except for those loans restructured under a troubled debt restructuring. Loans collectively evaluated for impairment include consumer loans and residential real estate loans. At September 30, 2002 and 2001, the Company's impaired loans consisted of smaller balance residential mortgage loans collectively evaluated for impairment. Non-performing loans (which include loans in excess of 90 days delinquent) at September 30, 2002 and 2001, amounted to approximately $167,000 and $298,000, respectively. The loans were collectively evaluated for impairment.


8. Accrued Interest Receivable
Accrued interest receivable consists of the following:

                                                       September 30,
                                                   2002             2001
--------------------------------------------------------------------------------
Investments and interest-bearing deposits      $  626,218        $1,073,364
Mortgage-backed securities                        835,170           821,006
Loans receivable                                1,375,060         1,508,575
                                               ----------        ----------
Total                                          $2,836,448        $3,402,945
                                               ==========        ==========


9. Office Properties and Equipment
Office properties and equipment are summarized by major classifications as follows:

                                                       September 30,
                                                   2002             2001
--------------------------------------------------------------------------------
Land and buildings                            $ 5,190,758       $ 5,081,110
Furniture, fixtures and equipment               3,406,672         3,243,153
Automobiles                                        81,059            56,164
                                              -----------       -----------
Total                                           8,678,489         8,380,427
Less accumulated depreciation                  (3,665,458)       (3,155,945)
                                              -----------       -----------

Net                                           $ 5,013,031       $ 5,224,482
                                              ===========       ===========

Depreciation expense for the years ended September 30, 2002, 2001 and 2000 amounted to approximately $515,000, $475,000 and $503,000, respectively.


10. Deposits
Deposits are summarized as follows:

                                                    September 30,
                                            2002                  2001

                                               Weighted                Weighted
                                               Interest                Interest
                                      Amount     Rate        Amount      Rate
--------------------------------------------------------------------------------
NOW accounts                     $ 14,051,771    0.75%   $ 12,280,113    1.00%
Checking accounts                   8,572,256    0.04%      6,859,090    0.03%
Money Market Deposit accounts      83,464,010    1.98%     67,941,336    2.09%
Passbook and Club accounts          3,327,338    2.09%      2,535,083    3.27%
Certificate accounts              262,531,603    4.01%    260,530,933    5.38%
                                 ------------    ----    ------------    ----
Total Deposits                   $371,946,978    3.33%   $350,146,555    4.69%
                                 ============    ====    ============    ====

At September 30, 2002, the amounts of scheduled maturities of certificate accounts were as follows:

For the year ended September 30:                     2003      $  135,896,071
                                                     2004          61,933,157
                                                     2005          17,516,888
                                                     2006          23,278,193
                                                     2007          23,907,294
                                                               --------------
                                      Total                    $  262,531,603
                                                               ==============

22 HARLEYSVILLE SAVINGS FINANCIAL CORPORATION

The aggregate amount of certificate accounts in denominations of $100,000 or more at September 30, 2002 and 2001 amounted to approximately $20.5 million and $23.2 million, respectively. Deposits in excess of $100,000 are not federally insured.

Interest expense on savings deposits is composed of the following:

                                                September 30,
                                   2002             2001             2000
-----------------------------------------------------------------------------
NOW and MMDA accounts         $  1,823,985      $ 2,356,735      $ 1,927,618
Passbook and Club accounts          45,535           48,234           53,360
Certificate accounts            11,649,944       14,304,398       13,056,472
                              ------------      -----------      -----------
Total                         $ 13,519,464      $16,709,367      $15,037,450
                              ============      ===========      ===========


11. Advances from Federal Home Loan Bank
Advances from the Federal Home Loan Bank consist of the following:

                                            September 30,
                                2002                            2001

                                      Weighted                         Weighted
                                      Interest                         Interest
Maturing Period           Amount        Rate            Amount           Rate
--------------------------------------------------------------------------------
1 to 12 months        $  1,443,853      6.52%       $  5,532,489         6.35%
13 to 24 months         14,930,708      5.57           4,597,598         6.50
25 to 36 months         27,399,643      6.45          20,614,517         5.69
37 to 48 months          8,310,583      5.17          34,289,819         6.44
49 to 60 months         10,786,600      4.66          10,372,844         5.17
61 to 72 months         52,630,959      5.43
73 to 84 months         10,000,000      5.55          55,902,117         5.43
85 to 108 months        82,000,000      5.01          40,000,000         5.57
                      ------------      ----        ------------         ----

Total                 $207,502,346      5.37%       $171,309,384         5.74%
                      ============      ====        ============         ====


The advances are collateralized by Federal Home Loan Bank stock and substantially all first mortgage loans. The Company has a line of credit of which none of the available $16.5 million was used at September 30, 2002 and 2001.

12. Income Taxes
As of January 1, 1996, the Company changed its method of computing reserves for bad debts to the experience method. The bad debt deduction allowable under this method is available to small banks with assets less than $500 million. Beginning October 1, 2000, the Company changed its method of computing reserves for bad debts to the specific charge-off method. The bad debt deduction allowable under this method is available to large banks with assets greater than $500 million. Generally, this method allows the Company to deduct an annual addition to the reserve for bad debts equal to its net charge-offs.

A thrift institution required to change its method of computing reserves for bad debts to the experience method treats such change as a change in method of accounting determined solely with respect to the "applicable excess reserves" of the institution. The amount of applicable excess reserves is taken into account ratably over a six-taxable-year period, beginning with the first taxable year beginning after December 31, 1995. For financial reporting purposes, the Company has not incurred any additional tax expense. Amounts that had been previously deferred will be reversed for financial reporting purposes and will be include in the income tax return of the Company, increasing income tax payable. The change from the experience method to the specific charge-off method in the current year will not result in a recapture of bad debt reserves for tax purposes. Retained earnings at September 30, 2002 and 2001 includes approximately $1,325,000 representing bad debt deductions for which no deferred income taxes have been provided.


                                                           2002 ANNUAL REPORT 21

The expense for income taxes differs from that computed at the statutory federal corporate tax rate as follows:

                                                                 Year Ended September 30,
                                           2002                            2001                         2000
                                                  Percentage                     Percentage                    Percentage
                                                   of Pretax                     of Pretax                     of Pretax
                                    Amount          Income         Amount          Income       Amount           Income
--------------------------------------------------------------------------------------------------------------------------
At statutory rate                $ 1,915,329         34.0%     $ 1,745,685         34.0%     $ 1,890,018         34.0%
Adjustments resulting from:
Tax exempt income                   (576,795)       (10.3)        (498,555)        (9.7)        (165,040)        (3.0)
State tax-net of federal
 tax benefit                                                                                         528
Other                               (120,517)        (2.1)         (27,930)        (0.6)         (23,526)        (0.4)
                                 -----------         ----      -----------         ----      -----------         ----
Expense per consolidated
  statements of income           $ 1,218,017         21.6%     $ 1,219,200         23.7%     $ 1,701,980         30.6%
                                 ===========         ====      ===========         ====      ===========         ====

Items that gave rise to significant portions of the deferred tax accounts are as follows:


                                                       September 30,
                                                   2002            2001
--------------------------------------------------------------------------------
Deferred Tax Assets:
  Deferred Loan Fees                            $ 117,165       $  80,541
  Unrealized Loss on Investment Securities                          7,885
  Allowance for Loan Losses                       691,843         589,089
  Other                                                             9,192
                                                ---------       ---------
   Sub-Total                                      809,008         686,707
                                                ---------       ---------
Deferred Tax Liabilities:
  Unrealized Gain                                 (25,662)
  Property                                       (414,419)       (426,667)
  Other                                          (234,434)
                                                 --------       ----------
   Sub-Total                                     (674,515)       (426,667)
                                                ---------       ---------
  Total                                         $ 134,493       $ 260,040
                                                =========       =========

Income taxes paid were approximately $1,333,769, $957,500, and $1,826,500 for the years ended September 30, 2002, 2001, and 2000, respectively.

13. Regulatory Capital Requirements

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total Tier 1 capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier 1 capital (as defined) to assets (as defined). Management believes, as of September 30, 2002, that the Bank meets all capital adequacy requirements to which it is subject.

As of September 30, 2002, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.


22 HARLEYSVILLE SAVINGS FINANCIAL CORPORATION

The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                                       To Be Considered Well
                                                                                                        Capitalized Under
                                                                               For Capital              Prompt Corrective
                                                       Actual               Adequacy Purposes           Action Provisions

                                                 Amount       Ratio        Amount        Ratio         Amount        Ratio
-------------------------------------------------------------------------------------------------------------------------------
As of September 30, 2002
 Tier 1 Capital (to assets)                   $37,815,445      6.20%      $24,377,760    4.00%        $30,472,200     5.00%
 Tier 1 Capital (to risk-weighted assets)      37,815,445     14.32%       10,563,800    4.00%         15,845,700     6.00%
 Total Capital (to risk-weighted assets)       39,850,445     15.09%       21,127,600    8.00%         26,409,500    10.00%

As of September 30, 2001
 Tier 1 Capital (to assets)                   $33,951,154      6.12%      $22,190,440    4.00%        $27,738,050     5.00%
 Tier 1 Capital (to risk-weighted assets)      33,951,154     13.85%        9,806,400    4.00%         14,709,600     6.00%
 Total Capital (to risk-weighted assets)       35,971,154     14.67%       19,612,800    8.00%         24,516,000    10.00%


14. Profit Sharing Plan

The Company has a defined contribution plan covering all full-time employees meeting certain eligibility requirements. Contributions are at the discretion of the Company's Board of Directors. Profit sharing expense was $204,203, $165,730 and $177,234 for the years ended September 30, 2002, 2001, and 2000, respectively.

15. Stock Options

In 1987, the Company established a stock compensation program for executive officers and other selected full-time employees and directors of the Company. The 1987 program consists of four plans that are available for grant: Plan I -incentive stock options; Plan II - compensatory stock options; Plan III - stock appreciation rights; and Plan IV - performance share awards.

In January 1996, the stockholders approved the 1995 Stock Option Plan. This plan consists of two parts: Plan I - incentive stock options and Plan II - compensatory stock options.

In January 2001, the stockholders approved the 2000 Stock Option Plan. This plan consists of two parts: Plan I - incentive stock options and Plan II - compensatory stock options.

A summary of transactions under this plan follows:


                                                 2002                      2001                     2000
                                                       Weighted                  Weighted                  Weighted
                                                       Average                    Average                   Average
                                       Options          Price     Options          Price     Options         Price
---------------------------------------------------------------------------------------------------------------------
Outstanding, beginning of year         128,568       $   12.57    120,609       $   11.81    139,306       $   11.34
 Exercised                             (16,510)          10.41    (16,439)           9.75    (19,197)           8.70
 Canceled                                 (750)          14.17     (1,562)          15.67     (6,250)          12.75
 Granted                                16,900           18.02     25,960           14.50      6,750           13.50
                                       -------       ---------    -------       ---------    -------       ---------
 Outstanding, end of year              128,208       $   13.56    128,568       $   12.57    120,609       $   11.81
                                       =======       =========    =======       =========    =======       =========

Options exercisable, end of year        82,658       $   11.89     77,646       $   10.76     63,001       $   10.49
                                       =======       =========    =======       =========    =======       =========



                                                           2002 ANNUAL REPORT 23

Had compensation cost for the Company's three stock option plans been determined based on the fair value at the dates of awards under those plans consistent with the method of SFAS No. 123, the Company's net income and income per share would have been reduced to the pro forma amounts indicated below:


                                                                                         Year Ended September 30,
                                                                                2002               2001              2000
-----------------------------------------------------------------------------------------------------------------------------
Net income:                                              As reported        $ 4,415,305        $ 3,915,167       $ 3,856,897
                                                          Pro forma           4,401,347          3,863,999         3,846,658
Net income per common and common equivalent share:
  Diluted                                                As reported        $      1.93        $      1.73       $      1.70
                                                          Pro forma                1.92               1.71              1.69

Significant assumptions used to calculate the above are as follows:
  Risk-free interest rate of return                                                1.75%              6.50%             5.50%
  Expected option life                                                        84 months          84 months         84 months
  Expected volatility                                                             10.00%             10.00%            11.00%
  Expected dividends                                                               3.00%              2.50%             2.50%


The Company also has established an Employee Stock Purchase Plan (the "Purchase Plan") whereby employees may elect to make contributions to the Purchase Plan in an aggregate amount not less than 2% nor more than 10% of such employee's total compensation. These contributions would then be used to purchase stock during an offering period determined by the Company's Salary and Benefits Committee. The purchase price of the stock would be the lesser of 85% of the market price on the first day or the last day of the offering period. The SFAS No. 123 impact of the Purchase Plan on pro forma net income and income per share was deemed to be immaterial. During 2002, 3,876 shares were issued to employees. At September 30, 2002, there were 30,305 shares available for future purchase.


16. Commitments
At September 30, 2002, the Company had approximately $11.0 million in outstanding commitments to originate mortgage loans, all of which were at fixed rates ranging from 5.25 to 7.00%. The unfunded line of credit commitments at September 30, 2002 were $20.6 million. The amounts of undisbursed portions of loans in process at September 30, 2002 were $6.5 million. Also, at September 30, 2002, the Company had no outstanding futures or options positions.

The Company leases land for two of its branch offices. Minimum rental commitments at September 30, 2002, are summarized below:

                               Fiscal                         Rental
                                Year                          Amount
                               ------                       ----------
                                2003                            90,724
                                2004                            90,724
                                2005                            90,724
                                2006                            94,174
                                2007                            94,174
                                                            ----------
                     Total                                  $  460,520
                                                            ==========
17. Legal Contingencies

Various legal claims also arise from time to time in the normal course of business which, in the opinion of management, have no material effect on the Company's consolidated financial statements.

18. Conversion To A Stock Savings Bank

At the time of conversion, in 1987, the Bank established a liquidation account in an amount equal to the Bank's net as reflected in the latest consolidated statement of financial condition of the Bank contained in the offering circular in the conversion. The function of the liquidation account is to establish a priority on liquidation and, except with to the payment of cash dividends on, or the re-purchase of, any of the common stock by the Bank, the existence of the liquidation account will not operate to restrict the use or application of any of the net worth accounts of the Bank. In event of a complete liquidation of the Bank (and only in such event), each eligible account holder will be entitled to a pro rata distribution from the liquidation account, based on such holder's proportionate amount of the total current adjusted balances from deposit accounts then held by all eligible account holders, before any liquidation distribution made with respect to stockholders. The liquidation account was approximately $2,300,000 at September 30, 2002. Furthermore, the Company may not repurchase any of its stock if the effect thereof would cause the Company's net be reduced below (i) the amount required for the liquidation account or (ii) the regulatory capital requirements.


24 HARLEYSVILLE SAVINGS FINANCIAL CORPORATION

19. Fair Market Value of Financial Instruments

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

                                                                                             September 30,
                                                                             2002                                2001
                                                                   Carrying        Estimated Fair       Carrying      Estimated Fair
                                                                    Amount             Value             Amount           Value
------------------------------------------------------------------------------------------------------------------------------------
Assets:
  Cash and cash equivalents                                      $ 36,302,904      $ 36,302,904      $  8,948,132      $  8,948,132
  Investment securities held to maturity                           55,665,399        57,555,000        62,202,405        63,568,000
  Investment securities available-for-sale at fair value           11,999,611        11,999,611         3,293,981         3,293,981
  Mortgage-backed securities held to maturity                     163,814,970       168,529,000       167,726,725       171,236,000
  Mortgage-backed securities available-for-sale at fair value
  Loans receivable - net                                          295,353,734       303,998,913       290,213,221       295,729,868
  Federal Home Loan Bank Stock                                     10,496,500        10,496,500         8,950,200         8,950,200

Liabilities:
  Passbook, Club and NOW accounts                                  25,951,365        25,951,365        21,674,286        21,674,286
  Money Market Demand accounts                                     83,464,010        83,464,010        67,941,336        67,941,336
  Certificate accounts                                            262,531,603       267,148,551       260,530,933       265,745,503
  Advances from Federal Home Loan Bank                            207,502,346       188,367,030       171,309,384       180,285,382

Off Balance Sheet Instruments:
  Commitments                                                      31,168,928        31,168,928        30,735,000        30,735,000

The carrying amounts of cash and short-term instruments approximate fair values. The carrying amounts of interest-bearing deposits maturing within ninety days approximate their fair values. The fair value of investment securities and mortgage-backed securities is based on quoted market prices, dealer quotes, and prices obtained from independent pricing services. For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (e.g., one-to-four family residential) and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for non-performing loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable. Although Federal Home Loan Bank Stock (FHLB) is an equity interest in FHLB, it is carried at cost because it does not have a readily determinable fair value as its ownership is restricted and it lacks a market. The estimated fair value approximates the carrying amount.

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

The fair value estimates presented herein are based on pertinent information available to management as of September 30, 2002. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.


20.  Parent Company Condensed Financial Information

Condensed financial statements of Harleysville Savings Financial Corporation are as follows:

Condensed Statements of Financial Condition

                                           September 30,
                                     2002                 2001
--------------------------------------------------------------------------------
Assets
  Cash                          $       43,004      $     328,751
  Investment in subsidiary          37,864,805         33,935,137
                                --------------      -------------
Total Assets                    $   37,907,809      $  34,263,888
                                ==============      =============





                                                           2002 ANNUAL REPORT 25


                                                                              September 30,
                                                                   2002            2001                 2000
-------------------------------------------------------------------------------------------------------------------------
Liabilities & Stockholders' Equity
Liabilities
  Other liabilities                                                40,178
  Stockholders' equity                                        $37,867,631      $34,263,888
                                                              -----------      -----------
Total liabilities & stockholders' equity                      $37,907,809      $34,263,888
                                                              ===========      ===========


                                                                  Year Ended September 30,
Condensed Statement of Income                                                                 For the Period Feb. 25, 2000
Income:                                                            2002              2001     to September 30, 2000
Equity in undistributed income of subsidiary                   $4,679,920        $3,915,167           $2,908,857
Other expense                                                     264,615
                                                               ----------        ----------           ----------
Net income                                                     $4,415,305        $3,915,167           $2,908,857
                                                               ==========        ==========           ==========



                                                                 Year Ended September 30,
                                                                                              For the Period Feb. 25, 2000
                                                                   2002              2001     to September 30, 2000
Condensed Statement of Cash Flows

Net income                                                    $ 4,415,305       $ 3,915,167          $ 2,908,857
Increase in other liabilities                                      40,178
Undistributed income of Harleysville Savings Bank              (4,700,448)       (3,915,167)          (2,908,857)
                                                              -----------       -----------          -----------
Net cash used by operating activities                            (244,965)
                                                              -----------       -----------          -----------

Investing activities:
Dividends received from subsidiaries                              836,000                              2,547,183
                                                              -----------       -----------          -----------
Net cash provided by investing activities                         836,000                              2,547,183
                                                              -----------       -----------          -----------

Financing activities:
  Acquisition of treasury stock                                  (336,335)         (310,570)            (714,163)
  Use of treasury stock                                           479,841
  Net proceeds from issuance of stock                             193,168           239,508              129,394
  Dividends paid                                               (1,213,456)       (1,069,298)            (493,303)
                                                              -----------       -----------          -----------
Net cash used in financing activities                            (876,782)       (1,140,360)          (1,078,072)
                                                              -----------       -----------          -----------


Net (decrease) increase in cash and cash equivalents             (285,747)       (1,140,360)           1,469,111
Cash and cash equivalents at the beginning of the period          328,751         1,469,111
                                                              -----------       -----------          -----------
Cash and cash equivalents at the end of the period            $    43,004       $   328,751          $ 1,469,111
                                                              ===========       ===========          ===========



21. Quarterly Financial Data (Unaudited)

Unaudited quarterly financial data for the years ended September 30, 2002 and 2001 is as follows:

                                                     2002                                                2001
                                 --------------------------------------------        --------------------------------------------
                                    1st         2nd        3rd         4th             1st         2nd         3rd         4th
                                    QTR         QTR        QTR         QTR             QTR         QTR         QTR         QTR
                                 --------------------------------------------        --------------------------------------------
Interest Income                   $8,938      $8,646      $8,832      $8,760          $8,899      $9,091      $9,066      $9,248
Interest Expense                   6,446       5,986       5,879       5,915           6,541       6,658       6,675       6,710
                                 --------------------------------------------        --------------------------------------------
Net Interest Income                2,492       2,660       2,953       2,845           2,358       2,433       2,391       2,538
Provision for loan loss

Net interest income after        --------------------------------------------        --------------------------------------------
 provision for loan losses         2,492       2,660       2,953       2,845           2,358       2,433       2,391       2,538
Non-interest income                  268         236         277         336             224         365         280         378
Non-interest expense               1,526       1,572       1,682       1,655           1,362       1,417       1,504       1,550
                                 --------------------------------------------        --------------------------------------------
Income before income taxes         1,234       1,324       1,548       1,526           1,220       1,381       1,167       1,366
Income tax expense                   229         264         376         349             320         349         243         307
                                 --------------------------------------------        --------------------------------------------
Net income                        $1,005      $1,060      $1,172      $1,177          $  900      $1,032      $  924      $1,059
                                 ============================================        ============================================
Per Common Share:
 Earnings per share - basic       $ 0.45      $ 0.47      $ 0.52      $ 0.52          $ 0.40      $ 0.46      $ 0.41      $ 0.47
 Earnings per share - diluted     $ 0.44      $ 0.46      $ 0.51      $ 0.51          $ 0.40      $ 0.46      $ 0.41      $ 0.47



Earnings per share is computed independently for each period presented. Consequently, the sum of the quarters may not equal the total earnings per share for the year.

26 HARLEYSVILLE SAVINGS FINANCIAL CORPORATION

Market and Corporate Information

Market Information

Harleysville Savings Financial Corporation's Common Stock is traded in the Over-the-Counter Market and quoted on the NASDAQ National Market System under the symbol "HARL". The Common Stock was issued at an adjusted price of $2.42 per share in connection with the Company's conversion from mutual to stock form and the Common Stock commenced trading on the NASDAQ National Market System on September 3, 1987. Prices shown below reflect the prices reported by the NASDAQ systems. The closing price on September 30, 2002, was $20.11 per share. There were 2,316,490 shares outstanding as of September 30, 2002, held by approximately 1,000 stockholders.


                                                                  Cash Dividends
For The Quarter Ended          High         Low          Close       Declared
-----------------------------------------------------------------------------
September 30, 2000        $   15.75     $   15.00     $   15.06     $   0.11
December 31, 2000             15.25         14.13         14.25         0.12
March 31, 2001                16.50         14.50         16.00         0.12
June 30, 2001                 17.00         15.50         16.00         0.12
September 30, 2001            18.20         15.76         16.90         0.12
December 31, 2001             18.50         16.75         17.66         0.13
March 31, 2002                20.75         17.66         20.00         0.13
June 30, 2002                 21.65         19.60         20.60         0.14
September 30, 2002            21.50         20.00         20.11         0.14
--------------------------------------------------------------------------------

Corporate Information

Auditors                                              General Counsel
Deloitte & Touche                                     James J. Garrity
1700 Market Street                                    Wisler, Pearlstine, Talone, Craig, Garrity & Potash
Philadelphia, PA 19103-3984                           Office Court at Walton Point
(215) 246-2300                                        484 Norristown Road
                                                      Blue Bell, PA 19422
                                                      (610) 825-8400
Annual Meeting
Family Heritage Restaurant
Franconia, PA                                         Investor Information
Wednesday, January 22, 2003                           Investors, Analysts and others seeking
9:30 A.M.                                             financial information may contact:
                                                      Chief Financial Officer
Market Makers                                         Harleysville Savings Financial Corporation
F.J. Morrissey & Co., Inc.                            271 Main Street
Ryan Beck & Co., Inc.                                 Harleysville, PA 19438
Spear, Leeds & Kellogg                                (215) 256-8828
Midwest Res. First Tennessee

Special Counsel                                       Transfer Agent
Elias, Matz, Tiernan & Herrick                        Direct questions regarding dividend
734 15th Street, N.W.                                 checks, address and name changes or
Washington, DC 20005                                  lost certificates to:
(202) 347-0300
                                                      Registrar and Transfer Company
                                                      10 Commerce Drive
Dividend Reinvestment Plan                            Cranford, NJ 07016
The Company has a Dividend Reinvestment and Stock     web site: www.rtco.com
Purchase Plan. Interested stockholders can            email: invrel@rtco.com
obtain more information regarding the Plan by
contacting:                                           Upon request, the Company's Annual Report or
                                                      form 10-K for the year ended September 30, 2002,
Registrar and Transfer Company                        and the exhibits thereto required to be filed with
10 Commerce Drive                                     the Securities and Exchange Commission under
Cranford, NJ  07016                                   the Securities Act of 1934 will be furnished
(800) 525-7686, extension 2542                        without charge to any stockholder.




                                                           2002 ANNUAL REPORT 27


BOARD OF DIRECTORS

Sanford L. Alderfer                 Paul W. Barndt                   Philip A. Clemens               Mark R. Cummins, CPA, CFA
President                           Founder                          Chairman/CEO                    Executive Vice President,
Alderfer Auction Co.                The Barndt Agency, Inc.          Clemens Family Corporation      CIO, and Treasurer
Hatfield, PA                        Sumneytown, PA                   Hatfield, PA                    Harleysville Insurance
                                                                                                     Companies Harleysville, PA

David J. Friesen, CPA               George W. Meschter               Edward J. Molnar                Ronald B. Geib
Director of Development             President                        President/CEO                   Executive Vice President/COO
Penn View Christian School          Meschter Insurance Group         Harleysville Savings            Harleysville Savings Financial
Souderton, PA                       Collegeville, PA                 Financial Corporation           Corporation Harleysville, PA
                                                                     Harleysville, PA


SENIOR OFFICERS

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




MANAGERS

Adrian D. Gordon                    Sheri Strouse                    Michelle A. Beck                Diane M. Carlson
Vice President                      Vice President and               Assistant Vice President        Assistant Vice President and
and Information                     Branch Administrator             and Security Officer            Human Resource Manager
Systems Manager


Kathleen Clairmont                  Dawn L. Hufnagle                 Kim A. Licata                   Lori N. McCausland
Assistant Vice President            Assistant Vice President         Assistant Vice President        Assistant Vice President
and West Norriton                   and Sumneytown                   and Loan Customer               and Loan Administration
Office Manager                      Office Manager                   Service Manager                 Manager


M. Shane Michalak                   Denise L. Monaghan               Anne J. Rostosky                Jason L. Yoder
Assistant Vice President,           Assistant Vice President         Assistant Vice President        Assistant Vice President
Controller and Accounting           and Hatfield Office Manager      and Lansdale                    and Harleysville
Department Manager                                                   Office Manager                  Office Manager



28 HARLEYSVILLE SAVINGS FIANACIAL CORPORATION

Managers


Adrian D. Gordon
Vice President
and Information
Systems Manager

Sheri L. Strouse
Vice President and
Branch Administrator

[PHOTO - ADRIAN D. GORDON AND SHERI L. STROUSE]




Kathleen Clairmont
Assistant Vice President
and West Norriton
Office Manager

Anne J. Rostosky
Assistant Vice President
and and Lansdale
Office Manager

Jason L. Yoder
Assistant Vice President
and Harleysville
Office Manager

Dawn L. Hufnagle
Assistant Vice President
and Sumneytown
Office Manager

Denise L. Monaghan
Assistant Vice President and
Hatfield Office Manager


[PHOTO - KATHLEEN CLAIRMONT, ANNE J. ROSTOSKY, JASON L. YODER, DAWN L. HUFNAGLE,
 DENISE L. MONAGHAN]



Diane M. Carlson
Assistant Vice President and
Human Resource Manager

Lori N. McCausland
Assistant Vice President
and Loan Administration
Manager

Kim A. Licata
Assistant Vice President
and Loan Customer
Service Manager

M. Shane Michalak
Assistant Vice President,
Controller and Accounting
Department Manager

Michelle A. Beck
Assistant Vice President
and Security Officer

[PHOTO - DIANE M. CARLSON, LORI N. MCCAUSLAND, KIM A. LICATA, M. SHANE MICHALAK
 MICHELLE A. BECK]

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


HARLEYSVILLE OFFICE       HATFIELD OFFICE       LANSDALE OFFICE        SUMNEYTOWN OFFICE        WEST NORRITON OFFICE
271 Main Street           1550 Cowpath Road     640 East Main Street   3090 Main Street         2301 West Main Street
Harleysville, PA 19438    Hatfield, PA 19440    Lansdale, PA 19446     Sumneytown, PA 18084     Norristown, PA 19403
(215) 256-8828            (215) 362-0750        (215) 855-1011         (215) 234-8053           (610) 631-0887



                 h a r l e y s v i l l e s a v i n g s . c o m