Form 10-K, Exhibit 13
period 2003-09-30
HARLEYSVILLE SAVINGS FINANCIAL CORP
filed 2003-12-23
CIK 1107160

EXHIBIT 13


                                   Cover Page
                      [2003 ANNUAL REPORT TO STOCKHOLDERS]
                                     Omitted

Selected Consolidated Financial and Other Data

Selected Balance Sheet Data:
------------------------------------------------------------------------------------------------------------------------------------
(in thousands except per share data)                                                     As of September 30,
                                                                   2003           2002           2001           2000           1999
------------------------------------------------------------------------------------------------------------------------------------
Total Assets                                                   $653,288       $620,264       $558,388       $488,554       $459,848
Mortgage-backed securities held to maturity                     223,592        163,815        167,727        116,304        116,778
Mortgage-backed securities available-for-sale                     6,656         29,515                         7,440          7,916
Loans receivable - net                                          297,346        295,354        290,213        262,774        252,260
Investment securities held to maturity                           83,327         55,665         62,202         71,281         61,015
Investment securities available-for-sale                          4,923         12,000          3,294          3,310          3,202
Other investments(1)                                             18,618         45,369         16,538         10,221          9,155
Deposits                                                        380,687        371,947        350,147        309,836        303,660
FHLB advances and other borrowings                              228,817        207,502        171,309        145,134        125,180
Total stockholders' equity                                       40,816         37,868         34,264         31,398         28,963
Book value per share                                              18.01          16.75          15.32          14.05          12.83

Selected Operations Data:
------------------------------------------------------------------------------------------------------------------------------------
                                                                                       Year Ended September 30,
                                                                   2003           2002           2001           2000           1999
------------------------------------------------------------------------------------------------------------------------------------
Interest income                                                $ 33,088       $ 35,176       $ 36,303       $ 33,182       $ 29,716
Interest expense                                                 21,673         24,226         26,583         22,795         20,199
                                                               --------       --------       --------       --------       --------
Net interest income                                              11,415         10,950          9,720         10,387          9,517
Provision for loan losses                                                                                                        17
                                                               --------       --------       --------       --------       --------
Net interest income after provision
   for loan losses                                               11,415         10,950          9,720         10,387          9,500

Gain on sales of loans and securities                               247              7            191             40             35
Other income                                                      1,305          1,110          1,055            512            451
Other expense                                                     6,897          6,434          5,832          5,380          4,858
                                                               --------       --------       --------       --------       --------
Income before taxes                                               6,070          5,633          5,134          5,559          5,128
Income tax expense                                                1,476          1,218          1,219          1,702          1,622
                                                               --------       --------       --------       --------       --------

Net income                                                     $  4,594       $  4,415       $  3,915       $  3,857       $  3,506
                                                               ========       ========       ========       ========       ========

Earnings per share - basic                                     $   2.02       $   1.96       $   1.76       $   1.72       $   1.56
Earnings per share - diluted                                       1.98           1.93           1.73           1.70           1.53
Dividends per share                                                0.66           0.54           0.48           0.44           0.36

Selected Other Data:
------------------------------------------------------------------------------------------------------------------------------------
                                                                                      Year Ended September 30,
                                                                   2003           2002           2001           2000           1999
------------------------------------------------------------------------------------------------------------------------------------
Return on average assets(2)                                        0.72%          0.75%          0.74%          0.81%          0.81%
Return on average equity(2)                                       11.68%         12.31%         12.00%         12.82%         12.83%
Average equity to average assets(2)                                6.14%          6.10%          6.15%          6.43%          6.32%
Interest rate spread(2)                                            1.65%          1.75%          1.63%          1.92%          1.91%
Net yield on interest-earning assets(2)                            1.83%          1.92%          1.90%          2.24%          2.25%
Ratio of non-performing assets to
   total assets at end of period                                   0.04%          0.03%          0.05%          0.04%          0.07%
Ratio of interest-earning assets to
   interest-bearing liabilities at end of period                    106%           105%           105%           107%           107%
Full service banking offices at
   end of period                                                      5              5              5              4              4

(1) Includes interest-bearing deposits at other depository institutions & stock of the Federal Home Loan Bank of Pittsburgh.

(2) All ratios are based on average monthly balances during the indicated periods.


                                                            ----
                                                            2003 ANNUAL REPORT 1
                                                            ----

Chairman's Report to the Stockholders

To our Stockholders:

We are pleased to report to you that fiscal 2003 brought a seventh consecutive year of record earnings for the Company. Net income amounted to $4,594,000, which is the most that Harleysville Savings has earned in any year in its 88-year history.

Net income for the year amounted to $1.98 per share on a diluted basis. Return on average equity was 11.68% and return on average assets was .72% for the year. Stockholders' equity increased to $18.01 per share compared to $16.75 per share a year ago. During fiscal year 2003 assets increased 5.3% to $653 million.

Earlier this year, the President of the United States signed into law a reduction in the tax rate on most corporate cash dividends. In order to provide further benefit to our stockholders, the Company's board of directors took action twice during the past fiscal year, raising the regular cash dividend by 25%. The Company has now increased its cash dividend for 16 consecutive years. The closing market price of our common stock as of September 30, 2003 was $25.66 per share, which was 27.5% higher than a year ago.

Many of you have been long-term investors of the Company and it is noteworthy that during the past 16 years, the average annual return for our stockholders has been 17%, including cash dividends.

Despite our record performance, this past year has been one of the most challenging because of the historical low interest rate environment that prevailed throughout the year. With record numbers of our mortgage customers taking advantage of the lowest interest rates in over 40 years by refinancing their home loans, the Company experienced a rapid re-pricing of its loan portfolio at a volume that exceeded the re-pricing of its funding costs. Despite the interest rate margin pressures, the Company's net interest income increased 4.2% to $11,415,000 from $10,950,000 a year earlier.

Continuing to maintain an interest rate margin that produces an acceptable return on equity, while at the same time managing the Company's exposure to interest rate risk, presented a formidable challenge. To meet this challenge, management's strategy included utilizing long term fixed and amortizing Federal Home Loan Bank advances as an important tool to manage the risk of putting long term assets into the loan portfolio.

                               [GRAPHIC OMITTED]

When challenging times present themselves, it becomes imperative to stay focused on the core principles that have made the Company successful in the past.

First of all, these principles include a commitment to maintaining a high level of asset quality through careful loan underwriting and contentment with yields associated with high quality products. The Company's ratio of non-performing and 90-day delinquent loans, which is among the best in the industry, was only 0.04% as of September 30, 2003.

Loan loss reserves are in place to protect against inherent losses. The Company currently has $7.60 in reserves for every dollar of assets that are either classified as non-performing or are 90 days or more delinquent.

Secondly, because of its strong emphasis on home mortgage lending and a business model that focuses on serving the personal financial needs of families and individuals, the Company has not only been able to attain a high quality loan portfolio, but also an outstanding operating expense efficiency ratio. While the typical community bank's operating expense ratio continues to be well in excess of 2.00% of assets, the Company's operating expense ratio this past year was a lean 1.08%. The Company's overall efficiency ratio of 54.22% ranks among the most efficient banks in the industry.

These two cornerstone principles, along with a carefully managed capital position, represent the foundational trilogy of the Company's business plan. Capital management includes planning the Company's growth so that it closely corresponds to its capital growth. Prudent capital management also includes repurchasing some of the Company's common stock from time to time. Under the Company's Stock Repurchase Plan, the purchase of 113,037 shares of common stock was completed during 2003 at an average price of $16.90 and, subsequently, the board of directors has approved a second Stock Repurchase Plan totaling an additional 115,000 shares.

The creation of stockholder value begins with a trusted relationship with our customers. The words "quality customer service" ring hollow if there is no action to support the words. All banks talk about quality customer service, but few deliver. The actual delivery of quality customer service is the true test and that is why we have remained focused on our mission of serving the personal banking needs of families and individuals in our communities. We have recognized that a well-trained staff and quality financial products and services, fairly priced, add up to success.

On-going training programs for our staff are an integral component of providing quality service to our customers. Another is respect. Practicing respect for our customers


                       ---------------------
2 HARLEYSVILLE SAVINGS FINANCIAL CORPORATION
                       ---------------------

                               [GRAPHIC OMITTED]

and their financial needs leads to doing what is best for the customer, which in turn, results in long-term success for the Company.

Planned growth is another important component of the Company's strategic planning. We are pleased to announce that our newest branch office location is being planned for the rapidly expanding "422 Corridor" at the intersection at Ridge Pike and Township Line Road in Upper Providence Township. Although we are now going through the process of state and township approvals, our expectation is that the new branch will be ready to serve our customers by late 2004.

In addition to providing full service branch offices where our customers receive personal face-to-face attention to their financial affairs, we recognize that our customers also want the convenience of electronic banking services. Through our Online Banking system, our customers can view their account information, pay bills, transfer funds, and receive information about rates and services.

Our ATM network provides 20 convenient locations throughout the area. Checking account customers can use their Harleysville Savings' MasterMoney Debit Card (Star System) to get cash or make purchases worldwide. And for those customers who do not subscribe to the Internet, our Access 24 Telephone Banking System provides access to their account information and the ability to move money between accounts at their convenience.

                               [GRAPHIC OMITTED]

Technology continues to provide opportunity for efficiencies. In October, the President of the United States signed into law the "Check 21" bill. This presents the financial community with an opportunity to create more efficient methods of processing customers' transactions and should result in real dollar savings as the process becomes reality for the Company in the next few years.

Harleysville Savings would not enjoy the success it does without the contribution from the Company's greatest asset, our talented and experienced employees. Long-term employees bring stability and instill confidence that develops strong customer relationships, which are paramount to building long term success.

Twelve of our employees were recognized this year for long-term service. Receiving awards for five years were Toni Gehringer, Jack Miller, Paras Patel, Carol Peers, David Sng and Chris Stanislaw. Receiving awards for ten years were Terri Pyle and Esther Ruth. Receiving awards for 15 years were Kim Licata and Sandy Schultz. Receiving an award for 20 years was Brenda Delp and receiving an award for 30 years of service was Jane Hager.

I believe it is also appropriate for me to mention in this letter to you that earlier in the year we reported that Ronald B. Geib has been named President and Chief Operating Officer of the Company. Ron has worked with me for the past 27 years at the Bank and has my complete trust and respect. This is a great honor for Ron because he is only the fifth person in the 88-year history of Harleysville Savings to earn the title of "President".

I am reminded each year in carrying out our mission, that it is our desire to follow a business philosophy that is consistent with the Proverb that God has given us: "A good name is to be more desired than great riches." By doing so, we hope to remain focused on the core values that have enabled this Company to be successful and to truly be your "Trusted Financial Partner". And in light of what has been happening in corporate America recently, these words ring true even more today than ever.

Looking ahead to the year 2004 and beyond, we are very optimistic about the new opportunities that exist for Harleysville Savings. Montgomery County is the third most populous county in the state of Pennsylvania and is second in per capita income. Our local housing market is expanding, home values are increasing and employment is strong.

We want to express our appreciation to you for the confidence that you have expressed in the management of this Company. We hope to see you at our Annual Stockholders' meeting in January.

      Sincerely,


      /s/ Edward J. Molnar

      Edward J. Molnar
      Chairman and Chief Executive Officer


                                                            ----
                                                            2003 ANNUAL REPORT 3
                                                            ----

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

The Company's total assets at September 30, 2003, amounted to $653.3 million, compared to $620.3 million and $558.4 million as of September 30, 2002 and 2001, respectively. Deposits as of September 30, 2003, totaled $380.7 million, compared to $371.9 million and $350.1 million at September 30, 2002 and 2001, respectively. Stockholders' equity totaled $40.8 million as of September 30, 2003, compared to $37.9 million and $34.3 million at September 30, 2002 and 2001, respectively.

During fiscal 2003, net interest income increased $465,000 or 4.25% from the prior fiscal year. This increase was the result of 9.2% growth in the average interest-earning assets and an 8.8% growth in average interest-bearing liabilities, which was partially offset by a decrease in the interest rate spread from 1.75% in fiscal 2002 to 1.65% in fiscal 2003. Earnings for fiscal 2003 were $4.6 million compared to $4.4 million and $3.9 million for the years ended September 30, 2002 and 2001, respectively. The Company's return on average assets (net income divided by average total assets) was 0.72% during fiscal 2003 compared to 0.75% and 0.74% during fiscal 2002 and 2001, respectively. Return on average equity (net income divided by average equity) was 11.68% during fiscal 2003 compared to 12.31% during fiscal 2002 and 12.00% during fiscal 2001.

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

Interest Income

Interest income on mortgage loans increased by $1.1 million or 6.6% in fiscal 2002 and decreased by $813,000 or 4.6% in fiscal 2003 from the respective prior years. During fiscal 2002, the average balance of mortgage loans increased $20.0 million or 9.2% and the yield decreased by 18 basis points. During fiscal 2003, the average balance of mortgage loans decreased $7.5 million or 3.2% and the yield decreased by 11 basis points. The decrease in the balance of mortgage loans reflects the increase in refinancing of existing loans. The majority of loans originated during the 2003 year were fixed rate mortgages. The interest income on mortgage-backed securities reflected an increase of $47.0 million or 25.3% in the average balance, which was partially offset by a 136 basis point decrease in yield earned during fiscal 2003. The increase in the balance of mortgage-backed securities reflects the need the Company had for mortgage-related products that the Company was not able to originate in the local market area. The Company needed a higher volume of mortgage-backed securities during fiscal 2002 and 2003 to offset the lower interest rate spread. In 2003, the decrease in interest income on consumer and other loans reflected an increase in the average balance of $2.4 million or 4.1%, which was partially offset by a decrease in the yield to 5.54%.

Interest and dividends on investments decreased by $1.9 million or 34.5% in fiscal 2002 over the respective prior years. During fiscal 2002, the decrease resulted from a $4.4 million or 4.8% decrease in the average balance and the yield decreased 1.9%. During fiscal 2003, the average balance increased $10.6 million or 12.1% and the yield decreased 0.6% to produce the $182,000 or 4.9% decrease in interest and dividends on investments. The increase in the average balance in 2003 reflects funds that were redeployed from normal cash flows.

Interest Expense

Interest expense on deposits decreased $3.2 million or 19.1% in fiscal 2002 and decreased by $2.9 million or 21.4% in fiscal 2003 as compared to the respective prior years. In fiscal 2002, the average balance increased $29.8 million or 9.3% with a 136 basis point decrease in the average rate paid. In fiscal 2003, the average balance increased $21.6 million or 6.2% with a 101 basis point decrease in the average rate paid. The increase in the average balance reflects normal savings activity for the Company. The average rate paid on deposits was 2.9% for the year ended September 30, 2003, compared to 3.9% for the year ended September 30, 2002.


                       ---------------------
4 HARLEYSVILLE SAVINGS FINANCIAL CORPORATION
                       ---------------------

------------------------------------------------------------------------------------------------------------------------------------
                                     As of                     For The Year Ended September 30,
                                   Sept 30,
------------------------------------------------------------------------------------------------------------------------------------
                                     2003                 2003                          2002                         2001
                                   --------------------------------------    --------------------------  ---------------------------
                                               Average             Yield/    Average             Yield/   Average             Yield/
                                     Rate      Balance  Interest    Rate     Balance  Interest    Rate    Balance  Interest    Rate
                                   -------    --------  --------   ------   --------  --------   ------  --------  --------   ------
Interest-earning assets:
  Mortgage loans(2)                  5.86%    $229,772   $16,902    7.36%   $237,265   $17,715    7.47%  $217,268   $16,613    7.65%
  Mortgage-backed securities         4.31%     232,383     9,230    3.97%    185,409     9,883    5.33%   147,301     9,739    6.61%
  Consumer and other loans           5.22%      62,207     3,447    5.54%     59,784     3,887    6.50%    56,336     4,313    7.66%
  Investments                        3.58%      97,747     3,509    3.59%     87,185     3,691    4.23%    91,572     5,639    6.16%
                                     ----     --------   -------   -----    --------   -------   -----   --------   -------   -----
Total interest-earning
    assets                           4.85%     622,109    33,088    5.32%    569,643    35,176    6.18%   512,477    36,304    7.08%
                                     ----     --------   -------   -----    --------   -------   -----   --------   -------   -----
Interest-bearing liabilities:
  Deposits                           2.48%     370,823    10,624    2.86%    349,268    13,519    3.87%   319,487    16,709    5.23%
  Borrowings                         4.76%     218,415    11,048    5.06%    192,099    10,706    5.57%   168,049     9,875    5.88%
                                     ----     --------   -------   -----    --------   -------   -----   --------   -------   -----

Total interest-bearing
  liabilities                        3.35%     589,238    21,672    3.68%    541,367    24,225    4.47%   487,536    26,584    5.45%
                                     ----     --------   -------   -----    --------   -------   -----   --------   -------   -----

Net interest income/interest
  rate spread                        1.50%               $11,416    1.64%              $10,951    1.71%             $ 9,720    1.63%
                                     ====                =======   =====               =======   =====              =======   =====

Net interest-earning assets/
  net yield on interest-
  earning assets(1)                           $ 32,871              1.84%   $ 28,276              1.92%  $ 24,941              1.90%
                                              ========             =====    ========             =====   ========             =====

Ratio of interest-earning
  assets to interest-
  bearing liabilities                                              105.6%                        105.2%                       105.1%
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

------------------------------------------------------------------------------------------------------------------------------------
                                                                Fiscal 2003 Compared                   Fiscal 2002 Compared
                                                                   to Fiscal 2002                         to Fiscal 2001
                                                                 Increase (Decrease)                    Increase (Decrease)
------------------------------------------------------------------------------------------------------------------------------------
                                                       Volume          Rate         Total       Volume          Rate         Total
                                                       ------          ----         -----       ------          ----         -----
Interest income on interest-earning assets:
   Mortgage loans                                      $  (554)      $  (259)      $  (813)     $ 1,500       $  (398)      $ 1,102
   Mortgage-backed securities                            2,186        (2,839)         (653)       2,240        (2,096)          144
   Consumer and other loans                                153          (593)         (440)         252          (678)         (426)
   Investments                                             417          (599)         (182)        (259)       (1,689)       (1,948)
                                                       -------       -------       -------      -------       -------       -------

      Total                                              2,202        (4,290)       (2,088)       3,733        (4,861)       (1,128)
                                                       -------       -------       -------      -------       -------       -------

Interest expense on interest-bearing liabilities:
   Deposits                                                793        (3,688)       (2,895)       1,744        (4,934)       (3,190)
   Borrowings                                            1,386        (1,044)          342        1,360          (528)          832
                                                       -------       -------       -------      -------       -------       -------

      Total                                              2,179        (4,732)       (2,553)       3,104        (5,462)       (2,358)
                                                       -------       -------       -------      -------       -------       -------

Net change in net interest income                      $    23       $   442       $   465      $   629       $   601       $ 1,230
                                                       =======       =======       =======      =======       =======       =======


                                                            ----
                                                            2003 ANNUAL REPORT 5
                                                            ----

Interest expense on borrowings increased by $833,000 or 8.4% in fiscal 2002 and increased by $342,000 or 3.2% in fiscal 2003 as compared to the respective prior years. The increase in interest expense during fiscal 2003 was the result of a $26.3 million or 13.7% increase in the average balance of borrowings partially offset by a decrease of 51 basis points in the average rate paid. Borrowings were primarily obtained during fiscal 2003 to fund the purchase of mortgage-backed securities and long-term fixed-rate mortgages. Long-term FHLB advances were used to match the maturity terms of these mortgage products.

Net Interest Income

Net interest income increased by $1.2 million or 12.65% in fiscal 2002, and increased by $465,000 or 4.25% in fiscal 2003 over the respective prior periods. The increase in 2002 was due to a higher amount of interest-earning assets and an increase in the interest rate spread. The increase in the net interest income in 2003 was due to a higher amount of interest-earning assets, which was partially offset by a decrease in the interest rate spread.

Provision for Loan Losses

Management establishes reserves for losses on delinquent loans when it determines that losses are probable on the underlying properties. The adequacy of loan loss reserves is based upon a regular monthly review of loan delinquencies and "classified assets", as well as local and national economic trends. Although management has currently established no specific reserves for losses, no assurance can be given as to whether future specific reserves may be required. The allowance for loan losses totaled $2.0 million at September 30, 2003 and 2002 or 0.7% of total loans at September 30, 2002 and 2001.

Other Income

The Company's total other operating income decreased to $1.1 million in fiscal 2002 and increased to $1.6 million in fiscal 2003. The decrease from 2001 to 2002 is attributed to a loss on the sale of an investment available for sale of $24,000 in fiscal 2002 as compared to a gain of $152,000 in fiscal 2001. The increase from 2002 to 2003 is attributed to a gain on the sale of an investment available for sale of $230,000 in fiscal 2003 as compared to a loss of $24,000 in fiscal 2002.

Other income, which consists primarily of income from fees on demand accounts, loan servicing fees, the sale of non-deposit products, insurance commissions, loan late charges and tax advantaged BOLI income, increased by $116,000 or 18.5% during fiscal year 2002. During fiscal 2003, other income increased by $183,000 or 24.5% over the prior comparable fiscal year. The fees which comprise other income are set by the Company at a level which is intended to cover the cost of providing the related services and expenses to customers and employees.

Other Expenses

Salaries and employee benefits increased by $336,000 or 11.1% in fiscal 2002 and by $268,000 or 8.0% in fiscal 2003 as compared to prior respective fiscal years. The increased expenses of salaries and employee benefits during the periods are attributable to increased staffing needs, normal salary increases and increased employee benefit expenses.

Occupancy and equipment expense increased by $95,000 or 13.6% in fiscal 2002 and increased by $104,000 or 13.1% in fiscal 2003 as compared to the prior respective fiscal years. The increase in 2002 and 2003 were attributable to the normal activity of the Company.

Deposit insurance premiums decreased by $1,000 or 2.0% in fiscal 2003, and increased by $1,000 or 2.0% in fiscal 2002 over the prior respective fiscal years. The increase in 2002 is the result of a higher average deposit balance. The decrease in fiscal 2003 is the result of a lower average rate being assessed on the deposit balances.

Other expenses, which consist primarily of advertising expenses, directors' fees, ATM network fees, professional fees, checking account costs, stockholders expense, and insurance premiums, increased by $96,000 or 6.5% in fiscal 2002, and increased by $36,000 or 2.2% in fiscal 2003 over the prior respective fiscal years.

Income Taxes

The Company recorded income tax provisions of $1.2 million and $1.5 million for fiscal years 2002 and 2003, respectively. The primary reason for the increase in the income tax provision in fiscal 2003 was an increase in income. See Note 12 of the "Notes to Financial Statements" which provides an analysis of the provision for income taxes.

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


                       ---------------------
6 HARLEYSVILLE SAVINGS FINANCIAL CORPORATION
                       ---------------------

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

The following table summarizes the amount of interest-earning assets and interest-bearing liabilities outstanding as of September 30, 2003, which are expected to mature, prepay or reprice in each of the future time periods shown. Except as stated below, the amounts of assets or liabilities shown which mature or reprice during a particular period were determined in accordance with the contractual terms of the asset or liability. Adjustable and floating-rate assets are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed-rate loans and mortgage-backed securities are included in the periods in which they are anticipated to be repaid.

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

Liquidity and Capital Resources

The Company's assets increased from $558.4 million as of September 30, 2001, to $620.3 million as of September 30, 2002, and to $653.3 million as of September 30, 2003. Stockholders' equity increased from $34.3 million as of September 30, 2001, to $37.9 million as of September 30, 2002, and to $40.8 million as of September 30, 2003. As of September 30, 2003, stockholders' equity amounted to 6.1% of Harleysville Savings' total assets under accounting principles generally accepted in the United States of America ("GAAP").

For a financial institution, liquidity is a measure of the ability to fund customers' needs for loans and deposit withdrawals. Harleysville Savings regularly evaluates economic conditions

--------------------------------------------------------------------------------------------------------------------------
                                                      1 Year        1 to 3         3 to 5          Over 5
                                                     or Less         Years          Years           Years           Total
--------------------------------------------------------------------------------------------------------------------------
Interest earning assets:
  Mortgage loans                                    $ 52,859       $ 68,413       $  42,685        $ 73,649       $237,606
  Mortgagebacked securities                           76,365         55,399          35,454          63,029        230,247
  Consumer and other loans                            42,974         12,327           4,115           2,315         61,731
  Investment securities and other investments         28,782          3,820           3,893          89,200        125,695
                                                    --------       --------       ---------        --------       --------

Total interest earning assets                        200,980        139,959          86,147         228,193        655,279
                                                    --------       --------       ---------        --------       --------

Interest bearing liabilities:
  Passbook and Club accounts                                                                          4,027          4,027
  NOW accounts                                                                                       27,387         27,387
  Money Market Deposit accounts                       27,152                                         50,284         77,436
  Choice Savings                                       4,884                         14,651          19,535
  Certificate accounts                               123,386         72,811          56,105                        252,302
  Borrowed money                                      41,675         37,618          52,526          96,998        228,817
                                                    --------       --------       ---------        --------       --------

Total interest bearing liabilities                   197,097        110,429         108,631         193,347        609,504
                                                    --------       --------       ---------        --------       --------

Repricing GAP during the period                     $  3,883       $ 29,530       $ (22,484)       $ 34,846       $ 45,775
                                                    ========       ========       =========        ========       ========

Cumulative GAP                                      $  3,883       $ 33,413       $  10,929        $ 45,775
                                                    ========       ========       =========        ========

Ratio of GAP during the period to total assets          0.59%          4.51%           3.43%           5.32%
                                                    ========       ========       =========        ========

Ratio of cumulative GAP to total assets                 0.59%          5.10%           1.67%           6.99%
                                                    ========       ========       =========        ========


                                                            ----
                                                            2003 ANNUAL REPORT 7
                                                            ----
in order to maintain a strong liquidity position. One of the most significant factors considered by management when evaluating liquidity requirements is the stability of the Company's core deposit base. In addition to cash, the Company maintains a portfolio of short-term investments to meet its liquidity requirements. Harleysville Savings also relies upon cash flow from operations and other financing activities, generally short-term and long-term debt. Liquidity is also provided by investing activities including the repayment and maturity of loans and investment securities as well as the management of asset sales when considered necessary. The Company also has access to and sufficient assets to secure lines of credit and other borrowings in amounts adequate to fund any unexpected cash requirements with the Federal home Loan Bank of Pittsburgh ("FHLB") up to the Company's maximum borrowing capacity which was $478.8 million at September 30, 2003, of which $228.8 million was outstanding at September 30, 2003.

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

Critical Accounting Policies and Judgments

The Company's consolidated financial statements are prepared based on the application of certain accounting policies, the most significant of which are described in Note 2, Summary of Significant Accounting Policies. Certain of these policies require numerous estimates and strategic or economic assumptions that may prove inaccurate or subject to variations and may significantly affect the Company's reported results and financial position for the period or in future periods. Changes in underlying factors, assumptions, or estimates in any of these areas could have a material impact on the Company's future financial condition and results of operations.

Allowance for Loan Losses - The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). The Bank's periodic evaluation of the allowance is based on known and inherent risks in the portfolio, past loan loss experience, current economic conditions, trends within the Company's market area and other relevant factors. The first step in determining the allowance for loan losses is recognizing a specific allowance on individual impaired loans. Special mention, nonaccrual, substandard and doubtful residential and other consumer loans are considered for impairment. An allowance is recognized for loan losses in the remainder of the loan portfolio based on known and inherent risk characteristics in the portfolio, past loss experience and prevailing market conditions. Because evaluating losses involves a high degree of management judgment, a margin is included for the imprecision inherent in making these estimates. While management believes that the allowance is adequate to absorb estimated credit losses in its existing loan portfolio, future adjustments may be necessary in circumstances that differ substantially form the assumptions used in evaluating the adequacy of the allowance for loan losses.

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


                        ---------------------
8 HARLEYSVILLE SAVINGS FINANCIAL CORPORATION
                       ---------------------

Independent Auditors' Report

To the Board of Directors and Stockholders of Harleysville Savings Financial Corporation and Subsidiary - Harleysville, Pennsylvania:

We have audited the consolidated statements of financial condition of Harleysville Savings Financial Corporation and subsidiary (the "Company") as of September 30, 2003 and 2002, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2003 in conformity with accounting principles generally accepted in the United States of America.


/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
November 3, 2003


                                                            ----
                                                            2003 ANNUAL REPORT 9
                                                            ----

Consolidated Statements of Financial Condition

-------------------------------------------------------------------------------------------------------------
                                                                                       September 30,
                                                                                     2003                2002
-------------------------------------------------------------------------------------------------------------
Assets

Cash and amounts due from depository institutions                           $   1,565,499       $   1,431,186
Interest bearing deposits in other banks                                        4,836,099          34,871,718
                                                                            -------------       -------------

    Total cash and cash equivalents                                             6,401,598          36,302,904

Investment securities held to maturity
    (fair value - 2003, $84,473,000; 2002, $57,555,000)                        83,326,866          55,665,399
Investment securities available-for-sale at fair value                          4,922,801          11,999,611
Mortgage-backed securities held to maturity
    (fair value - 2003, $225,994,000; 2002, $168,529,000)                     223,591,665         163,814,970
Mortgage-backed securities available-for-sale at fair value                     6,655,571          29,514,940
Loans receivable (net of allowance for loan losses -
    2003, $1,991,000; 2002, $2,035,000)                                       297,346,404         295,353,734
Accrued interest receivable                                                     2,801,340           2,836,448
Federal Home Loan Bank stock - at cost                                         13,782,100          10,496,500
Office properties and equipment, net                                            4,928,071           5,013,031
Deferred income taxes                                                             369,635             134,493
Prepaid expenses and other assets                                               9,162,160           9,132,423
                                                                            -------------       -------------

Total Assets                                                                $ 653,288,211       $ 620,264,453
                                                                            =============       =============

--------------------------------------------------------------------------------

Liabilities and Stockholders' Equity

Liabilities:
    Deposits                                                                $ 380,686,554       $ 371,946,978
    Advances from Federal Home Loan Bank                                      228,817,438         207,502,346
    Accrued interest payable                                                    1,070,969           1,041,892
    Advances from borrowers for taxes and insurance                             1,093,869             983,083
    Accounts payable and accrued expenses                                         803,659             922,522
                                                                            -------------       -------------

    Total liabilities                                                         612,472,489         582,396,821
                                                                            -------------       -------------

Commitments and contingencies (Note 16 & 17)
Stockholders' Equity:
    Preferred Stock: $.01 par value;
        7,500,000 shares authorized; none issued
    Common stock: $.01 par value; 15,000,000
        shares authorized; issued and outstanding,
        2003 2,316,490 shares and 2002, 2,316,490 shares                           23,165              23,165
    Paid-in capital in excess of par                                            7,584,949           7,551,849
    Treasury stock, at cost (2003, 49,651 shares; 2002, 55,912 shares)         (1,028,772)           (881,227)
    Retained earnings - partially restricted                                   34,220,406          31,124,031
    Accumulated other comprehensive income                                         15,974              49,814
                                                                            -------------       -------------

    Total stockholders' equity                                                 40,815,722          37,867,632
                                                                            -------------       -------------

Total Liabilities And Stockholders' Equity                                  $ 653,288,211       $ 620,264,453
                                                                            =============       =============

See notes to consolidated financial statements.


                        ---------------------
10 HARLEYSVILLE SAVINGS FINANCIAL CORPORATION
                        ---------------------

Consolidated Statements of Income

-----------------------------------------------------------------------------------------------------------
                                                                       Year Ended September 30,
                                                                  2003              2002               2001
-----------------------------------------------------------------------------------------------------------
Interest Income:
Interest on mortgage loans                                $ 16,901,618      $ 17,714,638       $ 16,612,758
Interest on mortgage-backed securities                       9,230,294         9,882,883          9,738,939
Interest on consumer and other loans                         3,446,943         3,887,249          4,312,688
Interest on taxable investments                              2,022,455         1,818,917          3,638,277
Interest on tax-exempt investments and dividends             1,486,960         1,872,563          2,000,655
                                                          ------------      ------------       ------------

Total interest and dividend income                          33,088,270        35,176,250         36,303,317
                                                          ------------      ------------       ------------

Interest Expense:
Interest on deposits                                        10,624,397        13,519,464         16,709,367
Interest on borrowings                                      11,048,328        10,706,298          9,873,560
                                                          ------------      ------------       ------------

Total interest expense                                      21,672,725        24,225,762         26,582,927
                                                          ------------      ------------       ------------

Net Interest Income                                         11,415,545        10,950,488          9,720,390
Provision for Loan Losses
                                                          ------------      ------------       ------------

Net Interest Income, after Provision for Loan Losses        11,415,545        10,950,488          9,720,390
                                                          ------------      ------------       ------------

Other Income:
Gain on sales of loans                                          15,581            31,132             39,647
Gain (loss) on sales of investments                            230,270           (23,894)           151,663
Increase in cash surrender value                               375,000           363,000            424,262
Other income                                                   930,424           747,428            630,968
                                                          ------------      ------------       ------------

Total other income                                           1,551,275         1,117,666          1,246,540
                                                          ------------      ------------       ------------

Other Expenses:
Salaries and employee benefits                               3,630,175         3,361,728          3,025,304
Occupancy and equipment                                        900,054           796,112            701,142
Deposit insurance premiums                                      60,722            62,012             60,815
Data processing                                                590,409           535,425            461,600
Other                                                        1,715,672         1,679,555          1,583,702
                                                          ------------      ------------       ------------

Total other expenses                                         6,897,032         6,434,832          5,832,563
                                                          ------------      ------------       ------------

Income before Income Taxes:                                  6,069,788         5,633,322          5,134,367

Income tax expenses                                          1,475,885         1,218,017          1,219,200
                                                          ------------      ------------       ------------

Net Income                                                $  4,593,903      $  4,415,305       $  3,915,167
                                                          ============      ============       ============

Earnings Per Share:
  Basic                                                   $       2.02      $       1.96       $       1.76
                                                          ============      ============       ============
  Diluted                                                 $       1.98      $       1.93       $       1.73
                                                          ============      ============       ============

Weighted Average Shares Outstanding:
  Basic                                                      2,270,216         2,249,816          2,228,747
                                                          ============      ============       ============
  Diluted                                                    2,321,303         2,292,191          2,257,370
                                                          ============      ============       ============

See notes to consolidated financial statements.


                                                           ----
                                                           2003 ANNUAL REPORT 11
                                                           ----

Consolidated Statements of Comprehensive Income

----------------------------------------------------------------------------------------------------------------------------------

                                                                                       2003              2002              2001
----------------------------------------------------------------------------------------------------------------------------------
Net Income                                                                      $ 4,593,903       $ 4,415,305       $ 3,915,167
Other Comprehensive Income (Loss)
    Unrealized gain (loss) on securities net of tax (benefit) or
    expense -- 2003, 21,529; 2002, (39,800); 2001, ($55,430)                        (33,840)(1)        65,121(1)         90,694(1)
                                                                                -----------       -----------       -----------

Total Comprehensive Income                                                      $ 4,560,063       $ 4,480,426       $ 4,005,861
                                                                                ===========       ===========       ===========

(1) Disclosure of reclassification amount, net of tax for the years ended:             2003              2002              2001
                                                                                       ----              ----              ----
    Net unrealized (loss) gain arising during the year                          $    15,974       $    49,590       $   190,792
    Less: Reclassification adjustment for net gains included in net income           49,814            15,531          (100,098)
                                                                                -----------       -----------       -----------

    Net unrealized (loss) gain on securities                                    $   (33,840)      $    65,121       $    90,694
                                                                                ===========       ===========       ===========

Consolidated Statements of Stockholders' Equity

------------------------------------------------------------------------------------------------------------------------------------
                                                           Paid-in       Retained      Accumulated
                                                           Capital       Earnings-        Other                           Total
                                             Common       in Excess      Partially    Comprehensive      Treasury      Stockholders'
                                              Stock        of Par       Restricted    (Loss) Income       Stock           Equity
------------------------------------------------------------------------------------------------------------------------------------
Balance at October 1, 2000                  $ 22,851     $7,119,387     $25,076,313     $ (106,001)    $  (714,163)    $ 31,398,387

Net Income                                                                3,915,167                                       3,915,167
Issuance of Common Stock                         214        239,294                                                         239,508
Dividends - $.48 per share                                               (1,069,298)                                     (1,069,298)
Treasury stock purchased                                                                                  (429,874)        (429,874)
Treasury stock used                                                                                        119,304          119,304
Change in unrealized holding loss
  on available-for-sale securities, net
  of tax                                                                                    90,694                           90,694
                                            --------     ----------     -----------     ----------     -----------     ------------
Balance at September 30, 2001                 23,065      7,358,681      27,922,182        (15,307)     (1,024,733)      34,263,888

Net Income                                                                4,415,305                                       4,415,305
Issuance of Common Stock                         100        106,932                                                         107,032
Dividends - $.54 per share                                               (1,213,456)                                     (1,213,456)
Treasury stock purchased                                                                                  (336,335)        (336,335)
Treasury stock delivered under
  employee stock plans                                       (7,329)                                       186,323          178,994
Treasury stock delivered under
  Dividend Reinvestment Plan                                 93,565                                        293,518          387,083
Change in unrealized holding loss
  on available-for-sale securities, net
  of tax                                                                                    65,121                           65,121
                                            --------     ----------     -----------     ----------     -----------     ------------
Balance at September 30, 2002                 23,165      7,551,849      31,124,031         49,814        (881,227)      37,867,632

Net Income                                                                4,593,903                                       4,593,903
Dividends - $.66 per share                                               (1,497,528)                                     (1,497,528)
Treasury stock purchased                                                                                  (808,842)        (808,842)
Treasury stock delivered under
  employee stock plans                                     (116,581)                                       327,978          211,397
Treasury stock delivered under
  Dividend Reinvestment Plan                                149,681                                        333,319          483,000
Change in unrealized holding gain
  on available-for-sale securities, net
  of tax                                                                                   (33,840)                         (33,840)
                                            --------     ----------     -----------     ----------     -----------     ------------
Balance at September 30, 2003               $ 23,165     $7,584,949     $34,220,406     $   15,974     $(1,028,772)    $ 40,815,722
                                            ========     ==========     ===========     ==========     ===========     ============

See notes to consolidated financial statements.


                        ---------------------
12 HARLEYSVILLE SAVINGS FINANCIAL CORPORATION
                        ---------------------

Consolidated Statements of Cash Flows

-------------------------------------------------------------------------------------------------------------------------------
                                                                                            Year Ended September 30,
                                                                                 2003               2002                 2001
-------------------------------------------------------------------------------------------------------------------------------
Operating Activities:
Net Income                                                                  $   4,593,903      $   4,415,305      $   3,915,167
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Provision for loan losses
  Depreciation                                                                    534,657            407,721            474,970
  Deferred income taxes                                                           100,660             40,264             56,076
  Realized gain on sales of loans                                                 (15,581)           (31,132)           (39,647)
  Realized gain on sales of mortgage-backed securities                           (158,735)                             (151,663)
  Realized (gain) loss on sale of investment securities                           (71,535)            23,894
  Realized loss on disposal of fixed assets                                        15,772
  Proceeds from the sale of loans held for sale                                 1,386,196          2,508,725         3,268,8955
  Amortization of deferred loan fees                                           (1,892,505)          (549,352)           (27,203)
Changes in assets and liabilities which provided (used) cash:
  (Decrease) increase in accounts payable and accrued expenses
    and income taxes payable                                                     (118,863)           (38,303)           319,677
  Increase in prepaid expenses and other assets                                   (29,737)          (966,438)          (170,030)
  Decrease (increase) in accrued interest receivable                               35,108            566,497           (156,231)
  Increase (decrease) in accrued interest payable                                 (29,077)           314,391            (97,171)
                                                                            -------------      -------------      -------------

Net cash provided by (used in) operating activities                             4,408,417          6,691,573          7,392,840
                                                                            -------------      -------------      -------------

Investing Activities:
Purchase of mortgage-backed securities held to maturity                      (244,183,784)       (56,591,573)       (80,175,532)
Purchase of mortgage-backed securities available-for-sale                     (33,701,343)       (30,687,596)
Purchase of investment securities held to maturity                            (47,301,420)       (44,228,155)       (37,250,830)
Purchase of investment securities available-for-sale                           (1,412,139)       (12,624,099)          (106,612)
Purchase of FHLB stock                                                         (3,285,600)        (1,546,300)        (1,585,000)
Proceeds from the sale of mortgage-backed securities available-for-sale        13,015,313          7,331,055
Proceeds from the sale of investment securities available-for-sale                422,447          3,918,469
Proceeds from maturities of investment securities                              19,605,284         50,765,161         46,329,291
Principal collected on long-term loans & mortgage-backed securities           397,020,486        175,238,566        106,529,446
Long-term loans originated or acquired                                       (162,576,917)      (120,498,996)      (107,985,365)
Purchases of premises and equipment                                              (465,470)          (202,099)        (1,249,531)
Proceeds from sale of real estate owned                                                                                  32,309
                                                                            -------------      -------------      -------------
Net cash used in investing activities                                         (62,863,204)       (36,456,623)       (68,130,769)
                                                                            -------------      -------------      -------------

Financing Activities:
Net increase in demand deposits, NOW accounts
  and savings accounts                                                         18,969,196         19,799,753         20,762,070
Net (decrease) increase in certificates of deposit                            (10,229,620)         2,000,670         19,548,675
Cash dividends                                                                 (1,497,528)        (1,213,456)        (1,069,298)
Net increase in FHLB advances                                                  21,315,092         36,192,962         26,175,101
Purchase of treasury stock                                                       (808,842)          (336,335)          (429,874)
Use of treasury stock                                                             694,397            479,841            119,304
Net proceeds from issuance of stock                                                                  193,268            239,508
Net increase in advances from borrowers for taxes and insurance                   110,786              3,119            260,373
                                                                            -------------      -------------      -------------

Net cash provided by financing activities                                      28,553,481         57,119,822         65,605,859
                                                                            -------------      -------------      -------------

(Decrease) increase in cash and cash equivalents                              (29,901,306)        27,354,772          4,867,930

Cash and cash equivalents at beginning of year                                 36,302,904          8,948,132          4,080,202
                                                                            -------------      -------------      -------------

Cash and cash equivalents at end of year                                    $   6,401,598      $  36,302,904      $   8,948,132
                                                                            =============      =============      =============

Supplemental Disclosure of Cash Flow Information -
Cash paid during the period for:
  Interest (credited and paid)                                              $  21,701,802      $  24,540,153      $  26,485,756
  Non cash transfer from loans to real estate owned                                                                      32,309

See notes to consolidated financial statements.


                                                           ----
                                                           2003 ANNUAL REPORT 13
                                                           ----

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

The accrual of interest on mortgage loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Other personal loans are typically charged off no later than 180 days past due. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

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

Loan loss reserves are established as an allowance for losses based on the inherent losses in the loan portfolio. In assessing risk, management considers historical experience, volume and composition of lending conducted by the Company, industry standards, status of nonperforming loans, general economic conditions as they relate to the Company's market area, and other factors related to the collectibility of the Company's loan portfolio. An adjustment to the carrying value of a loan through the provision for loan losses occurs when it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan.

Real Estate Owned - Real estate owned is initially recorded at the lower of carrying value of the loan or fair value at the date of foreclosure less estimated costs to dispose. Costs relating to the development and improvement of the property are capitalized, and those relating to holding the property are charged to expense.

Office Properties and Equipment - Land is carried at cost, Office properties and equipment are recorded at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the expected useful lives of the assets. The costs of maintenance and repairs are expensed as they are incurred, and renewals and betterments are capitalized.

Deferred Loan Fees - The Company recognizes loan fees and certain direct loan origination costs in accordance with Statement


                        ---------------------
14 HARLEYSVILLE SAVINGS FINANCIAL CORPORATION
                        ---------------------
of Financial Accounting Standards ("SFAS") No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Indirect Costs of Leases. SFAS No. 91 requires the deferral of all loan fee income, net of certain direct loan origination costs. Net deferred loan fees are accreted into income as a yield adjustment over the life of the loan using the interest method. SFAS No. 91 permits the deferral only of direct loan origination costs relating to successful loan origination efforts, not idle time or overcapacity.

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

Accounting for Stock Options - The Company accounts for stock-based compensation in accordance with the Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees. This method calculates compensation expense using the intrinsic value method, which recognizes as expense the difference between the market value of the stock and the exercise price at grant date. The Company has not recognized any compensation expense under this method. The Company adopted the reporting disclosure requirements of SFAS No. 123, Accounting for Stock-Based Compensation, which requires the Company to disclose the pro forma effects of accounting for stock-based compensation using the fair value method as described in the accounting requirements of SFAS No. 123. As permitted by SFAS No. 123, the Company continues to account for stock-based compensation under APB Opinion No. 25. Financial Accounting Standards Board ("FASB") Interpretation No. 44, Accounting for Certain Transaction involving Stock Compensation ("FIN No. 44") clarifies the application of APB No. 25 for certain issues. The Company adopted the provisions of FIN No. 44 in fiscal year 2000. The adoption of the interpretation did not have a material effect on the consolidated financial statements.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No.
123. SFAS No. 148 amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. This Statement is effective for financial statements for fiscal years ending after December 15, 2002. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation.

--------------------------------------------------------------------------------
                                              Year Ended September 30,
                                      2003              2002              2001
--------------------------------------------------------------------------------
Net income                        $4,593,903        $4,415,305        $3,915,167
Less: Stock based
  compensation expense                30,531            17,644            77,527
                                  ----------        ----------        ----------
Proforma net income               $4,563,372        $4,397,661        $3,837,640

Earnings per share:
Basic - as reported               $     2.02        $     1.96        $     1.76
Basic - pro forma                       2.01              1.95              1.72

Diluted - as reported             $     1.98        $     1.93              1.73
Diluted - pro forma                     1.97              1.92              1.70

Accounting for Earnings Per Share - Basic earnings per common share is computed based on the weighted average number of shares outstanding. Diluted earnings per share is computed based on the weighted average number of shares outstanding, increased by the number of common shares that are assumed to have been purchased with the proceeds from the exercise of stock options (treasury stock method). These purchases were assumed to have been made at the average market price of the common stock. The weighted average shares outstanding used to calculate earnings per share were as follows:

--------------------------------------------------------------------------------
                                              Year Ended September 30,
                                        2003             2002             2001
--------------------------------------------------------------------------------
Average shares
outstanding - basic                  2,270,216        2,249,816        2,228,747

Increase in shares due
to diluted options                      51,087           42,375           28,623
                                     ---------        ---------        ---------

Average shares
outstanding - diluted                2,321,303        2,292,191        2,257,370
                                     =========        =========        =========

Accounting for Comprehensive Income - In accordance with SFAS No. 130, Reporting Comprehensive Income, the Company presents, as a component of comprehensive income, amounts from transactions and other events, which are currently excluded from the statement of income and are recorded directly to stockholders' equity.

Recent Accounting Pronouncements - In June 2001, the FASB issued two new pronouncements: SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS 141 is effective as follows: a) use of the pooling-of-interest method is prohibited for business combinations initiated after June 30, 2001; and b) the provisions of SFAS No.141 also apply to all business combinations accounted for by the purchase method that are completed after June 30, 2001 (that is, the date of the acquisition is July 2001 or later). There are also transition provisions that apply to business combinations completed before July 1, 2001, that were accounted for by the purchase method. SFAS No.142 is effective for fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized in an entity's statement of financial position at that date, regardless of when those assets were initially recognized. The adoption of these standards did not have a material impact on the Company's consolidated financial statements.


                                                           ----
                                                           2003 ANNUAL REPORT 15
                                                           ----

In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No.144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business (as previously defined in that Opinion). This Statement also amends ARB No. 51, Consolidated Financial Statements, to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary.

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

In July 2002, the FASB issued Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities. The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. Statement 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company has had no such activities.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This Statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. This Statement is effective for contracts entered into or modified after June 30, 2003, except for the provision of this statement that relate to SFAS 133 Implementation Issues that have been effective for fiscal quarters that began prior to June 15, 2003 and for hedging relationships designated after June 30, 2003. All provisions are to be applied prospectively except for the provision of this Statement that relate to SFAS 133 Implementation Issues that have been effective for fiscal quarters that began prior to June 15, 2003. These provisions are to be applied in accordance with their respective effective dates. The adoption of this Statement has not had a material impact on the Company's results of operations or financial condition for contracts entered into or modified after June 30, 2003.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatory redeemable financial instruments of nonpublic entities. Currently, the Company has no financial instruments entered into or modified after May 31, 2003 that require application of this Statement. The adoption of this Statement has not had a material impact on the Company's results of operations or financial condition.

In November 2002, the FASB issued FASB Interpretation (FIN) No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others. This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. This Interpretation also incorporates, without change, the guidance in FASB Interpretation No. 34, Disclosure of Indirect Guarantees of Indebtedness of Others, which is being superseded. The initial recognition and initial measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year-end. The disclosure requirements in this Interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The Company currently has no guarantees that would be required to be recognized, measured or disclosed under this Interpretation.

In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities. The Interpretation clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The Company is not a party to any variable interest entities covered by the Interpretation.

Cash Surrender Value of Life Insurance - The Company is the beneficiary of insurance policies on the lives of officers and some employees of the Bank. The Company has recognized the amount that could be realized under the insurance policies as an asset in the statement of financial condition.

Accounting for Derivative Instruments and Hedging Activities - The Company adopted the provisions of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities as amended by SFAS Nos. 137 and 138, and as interpreted by the FASB and the Derivatives Implementation Group through "Statement 133 Implementation Issues", as of October 1, 2000. Currently, the Company has no instruments with embedded derivatives. The Company currently does not employ hedging activities that require designation as either fair value or cash flow hedges, or hedges of a net investment in a foreign operation.

Interest Rate Risk - The Company is engaged principally in providing first mortgage loans to individuals and commercial enterprises. At September 30, 2003, the Company's assets that earned interest at fixed and variable interest rates were funded primarily with long-term liabilities that have interest rates that are fixed.

The Company is vulnerable to a decrease in interest rates to the extent that interest-earning assets mature or reprice more rapidly than interest-bearing liabilities. In the current market, the Company primarily originates long-term fixed rate loans secured by single-family residences and purchases short-term investments. The source of these funds has been long-term advances.

At September 30, 2003, the Company had interest-earning assets of approximately $634,491,000 having a weighted average effective yield of 4.85% and interest-bearing liabilities of approximately $601,925,000 having a weighted average effective interest rate of 3.35%.

Reclassification - Certain items in the 2002 and 2001 financial statements have been reclassified to conform with the presentation in the 2003 consolidated financial statements.


                        ---------------------
16 HARLEYSVILLE SAVINGS FINANCIAL CORPORATION
                        ---------------------

3. Investment Securities Held to Maturity

A comparison of amortized cost and approximate fair value of investment securities with gross unrealized gains and losses, by maturities, is as follows:

---------------------------------------------------------------------------------------------------------------------------
                                                                           September 30, 2003
                                                                       Gross                Gross
                                                 Amortized           Unrealized           Unrealized           Approximate
                                                   Cost                 Gains               Losses              Fair Value
---------------------------------------------------------------------------------------------------------------------------
U.S. Government Agencies
   Due after 1 years through 5 years           $  3,000,000         $      4,000                               $  3,004,000
   Due after 5 years through 10 years            15,881,650              190,972         $    (31,622)           16,041,000
   Due after 10 years through 15 years           39,154,746              180,293             (713,039)           38,622,000
Tax Exempt Obligations
   Due after 10 years through 15 years            3,636,130              270,870                                  3,907,000
   Due after 15 years                            21,654,340            1,244,660                                 22,899,000
                                               ------------         ------------         ------------          ------------

Total Investment Securities                    $ 83,326,866         $  1,890,795         $   (744,661)         $ 84,473,000
                                               ============         ============         ============          ============

---------------------------------------------------------------------------------------------------------------------------
                                                                           September 30, 2002
                                                                       Gross                Gross
                                                 Amortized           Unrealized           Unrealized           Approximate
                                                   Cost                 Gains               Losses              Fair Value
---------------------------------------------------------------------------------------------------------------------------
U.S. Government Agencies
   Due after 1 years through 5 years           $  7,026,952         $     26,048                               $  7,053,000
   Due after 5 years through 10 years             2,000,000               75,000                                  2,075,000
   Due after 10 years through 15 years           21,757,858              415,571         $   (117,429)           22,056,000
Tax Exempt Obligations
   Due after 10 years through 15 years            3,235,924              124,076                                  3,360,000
   Due after 15 years                            21,644,665            1,406,010              (39,675)           23,011,000
                                               ------------         ------------         ------------          ------------

Total Investment Securities                    $ 55,665,399         $  2,046,705         $   (157,104)         $ 57,555,000
                                               ============         ============         ============          ============


At September 2003, U.S. Government Agencies include structured note securities with periodic interest rate adjustments and are callable periodically by the issuing agency. These structured notes were comprised of step-up bonds with par values of $41.8 million at September 30, 2003. The Company has the positive intent and the ability to hold these securities to maturity. At September 30, 2003, neither a disposal, nor conditions that could lead to a decision not to hold these securities to maturity were reasonably foreseen. There were no step-up bonds as of September 30, 2002.

4. Investment Securities Available-For-Sale

A comparison of amortized cost and approximate fair value of investment securities with gross unrealized gains and losses is as follows:

---------------------------------------------------------------------------------------------------------------------------
                                                                           September 30, 2003
                                                                       Gross                Gross
                                                 Amortized           Unrealized           Unrealized           Approximate
                                                   Cost                Gains                Losses             Fair Value
---------------------------------------------------------------------------------------------------------------------------
Equities                                       $  1,061,228         $     56,533         $     (6,611)         $  1,111,150
Mutual Funds                                      3,811,651                                                       3,811,651
                                               ------------         ------------         ------------          ------------
Total Investment Securities                    $  4,872,879         $     56,533         $     (6,611)         $  4,922,801
                                               ============         ============         ============          ============

---------------------------------------------------------------------------------------------------------------------------
                                                                           September 30, 2002
                                                                       Gross                Gross
                                                 Amortized           Unrealized           Unrealized           Approximate
                                                   Cost                 Gains               Losses              Fair Value
---------------------------------------------------------------------------------------------------------------------------
ARM Mutual Funds                               $ 11,999,611                                                    $ 11,999,611
                                               ------------                                                    ------------

Total Investment Securities                    $ 11,999,611                                                    $ 11,999,611
                                               ============                                                    ============

Proceeds from the sale of investments available for sale during the year ended September 30, 2003 were $422,000 resulting in a gain of $71,000. Proceeds from the sale of investments available for sale during the year ended September 30, 2002 were $3,918,469 resulting in a loss of $23,894.


                                                           ----
                                                           2003 ANNUAL REPORT 17
                                                           ----

5. Mortgage-Backed Securities Held to Maturity

A comparison of amortized cost and approximate fair value of mortgage-backed securities with gross unrealized gains and losses is as follows:

----------------------------------------------------------------------------------------------------------------------------
                                                                           September 30, 2003
                                                                        Gross                 Gross
                                                  Amortized           Unrealized            Unrealized           Approximate
                                                    Cost                Gains                 Losses              Fair Value
----------------------------------------------------------------------------------------------------------------------------
Collateralized mortgage obligations             $ 28,584,778         $     51,196         $   (158,974)         $ 28,477,000
FHLMC pass-through certificates                   55,503,939              711,406             (121,345)           56,094,000
FNMA pass-through certificates                   117,081,660            1,173,281             (346,941)          117,908,000
GNMA pass-through certificates                    22,421,288            1,093,712                                  23,515,000
                                                ------------         ------------         ------------          ------------
Total Mortgage-Backed Securities                $223,591,665         $  3,029,595         $   (627,260)         $225,994,000
                                                ============         ============         ============          ============

----------------------------------------------------------------------------------------------------------------------------
                                                                           September 30, 2003
                                                                        Gross                 Gross
                                                  Amortized           Unrealized            Unrealized           Approximate
                                                    Cost                Gains                 Losses              Fair Value
----------------------------------------------------------------------------------------------------------------------------
Collateralized mortgage obligations             $ 45,143,747         $    255,218         $     (5,965)         $ 45,393,000
FHLMC pass-through certificates                   33,697,029            1,166,921               (4,950)           34,859,000
FNMA pass-through certificates                    29,674,733            1,062,267                                 30,737,000
GNMA pass-through certificates                    55,299,461            2,240,539                                 57,540,000
                                                ------------         ------------         ------------          ------------

Total Mortgage-Backed Securities                $163,814,970         $  4,724,945         $    (10,915)         $168,529,000
                                                ============         ============         ============          ============

The Company has the positive intent and ability to hold these securities to maturity. At September 30, 2003, neither a disposal nor conditions that could lead to a decision not to hold these securities to maturity, were reasonably foreseen.

6. Mortgage-Backed Securities Available-For-Sale

A comparison of amortized cost and approximate fair value of mortgage-backed securities with gross unrealized gains and losses is as follows:

----------------------------------------------------------------------------------------------------------------------------
                                                                            September 30, 2003
                                                                         Gross               Gross
                                                  Amortized           Unrealized           Unrealized           Approximate
                                                    Cost                 Gains               Losses              Fair Value
----------------------------------------------------------------------------------------------------------------------------
FNMA pass-through certificates                  $  6,681,291         $      4,865         $    (30,585)         $  6,655,571
                                                ------------         ------------         ------------          ------------

Total Mortgage-Backed Securities                $  6,681,291         $      4,865         $    (30,585)         $  6,655,571
                                                ============         ============         ============          ============

Proceeds from the sale of mortgage-backed securities available for sale during the year ended September 30, 2003 were $13,000,000 resulting in a gain of $159,000.

----------------------------------------------------------------------------------------------------------------------------
                                                                             September 30, 2002
                                                                        Gross                 Gross
                                                  Amortized           Unrealized            Unrealized           Approximate
                                                    Cost                Gains                 Losses              Fair Value
----------------------------------------------------------------------------------------------------------------------------
FHLMC pass-through certificates                 $ 22,322,686         $     69,129                               $ 22,391,815
GNMA pass-through certificates                     7,116,778                6,347                                  7,123,125
                                                ------------         ------------                               ------------

Total Mortgage-Backed Securities                $ 29,439,464         $     75,476                               $ 29,514,940
                                                ============         ============                               ============


                        ---------------------
18 HARLEYSVILLE SAVINGS FINANCIAL CORPORATION
                        ---------------------

7. Loans Receivable

Loans receivable consist of the following:

--------------------------------------------------------------------------------
                                                         September 30,
                                                    2003               2002
--------------------------------------------------------------------------------

Residential Mortgages                          $ 237,184,337      $ 235,359,382
Commercial Mortgages                               1,015,228            495,647
Construction                                      10,027,955          8,607,450
Education                                                471            334,271
Savings Account                                      733,048            478,969
Home Equity                                       29,725,909         41,451,058
Automobile and other                                 578,193            725,883
Line of Credit                                    29,420,476         18,529,734
                                               -------------      -------------

Total                                            308,685,617        305,982,394
Undisbursed portion of loans in process           (7,828,925)        (6,502,564)
Deferred loan fees                                (1,519,616)        (2,091,264)
Allowance for loan losses                         (1,990,672)        (2,034,832)
                                               -------------      -------------

Loans Receivable - net                         $ 297,346,404      $ 295,353,734
                                               =============      =============

The Company originates and purchases both adjustable and fixed interest rate loans and mortgage-backed securities. At September 30, 2003, the composition of these loans and mortgage-backed securities, in thousands, is as follows:

               Fixed-Rate                         Adjustable-Rate
    Term to Maturity       Book Value   Term to Maturity       Book Value
    ---------------------------------------------------------------------

    1 year or less         $    1,451     1 year or less        $  59,113
    1-3 years                   6,308     1-3 years                 5,702
    3-5 years                  18,885     3-5 years                 2,968
    5-10 years                178,393     5-10 years                  741
    over 10 years             249,767
                           ----------                           ---------

                           $  454,804                           $  68,524
                           ==========                           =========

The adjustable rate loans have interest rate adjustment limitations and are generally indexed to the 1-year U.S. Treasury Securities rate. Future market factors may affect the correlation of the interest rate adjustment with the rates the Company pays on the short-term deposits that have been primarily utilized to fund these loans. At September 30, 2003, 2002 and 2001, the Company was servicing loans for others amounting to approximately $2,582,000, $3,519,000 and $4,873,000, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income is recorded upon receipt and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees all of which were immaterial. In connection with the loans serviced for others, the Company held borrowers' escrow balances of approximately $19,000, $21,000, and $32,000 at September 30, 2003, 2002, and 2001, respectively. Loans to officers and directors at September 30, 2003 and 2002, were approximately $487,000 and $71,000, respectively. Additional loans and repayments for the year ended September 30, 2003, were $451,000 and $11,000, respectively, and for the year ended September 30, 2002, were approximately $101,000 and $331,000, respectively. The Company provides loans primarily in its local market area to borrowers that share similar attributes. This concentration of credit exposes the Company to a higher degree of risk in this regard.

The following schedule summarizes the changes in the allowance for loan losses:

--------------------------------------------------------------------------------
                                             Year Ended September 30,
                                      2003            2002              2001
--------------------------------------------------------------------------------
Balance, beginning of year        $ 2,034,832      $ 2,036,188      $ 2,038,131
Recoveries                                               5,113              856
Loans charged off                     (44,160)          (6,469)          (2,799)
                                  -----------      -----------      -----------

Balance, end of year              $ 1,990,672      $ 2,034,832      $ 2,036,188
                                  ===========      ===========      ===========

The provision for loan losses charged to expense is based upon past loan and loss experiences and an evaluation of potential losses in the current loan portfolio, including the evaluation of impaired loans under SFAS No. 114. A loan is considered to be impaired when, based upon current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan. An insignificant delay or insignificant shortfall in amount of payments does not necessarily result in the loan being identified as impaired. For this purpose, delays less than 90 days are


                                                           ----
                                                           2003 ANNUAL REPORT 19
                                                           ----
considered to be insignificant. As of September 30, 2003, 100% of the impaired loan balance was measured for impairment based on the fair value of the loans' collateral. Impairment losses are included in the provision for loan losses. SFAS No. 114 does not apply to large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, except for those loans restructured under a troubled debt restructuring. Loans collectively evaluated for impairment include consumer loans and residential real estate loans. At September 30, 2003 and 2002, the Company's impaired loans consisted of smaller balance residential mortgage loans collectively evaluated for impairment. Non-performing loans (which include loans in excess of 90 days delinquent) at September 30, 2003 and 2002, amounted to approximately $273,000 and $167,000, respectively. The loans were collectively evaluated for impairment.

8. Accrued Interest Receivable

Accrued interest receivable consists of the following:

--------------------------------------------------------------------------------
                                                           September 30,
                                                       2003             2002
--------------------------------------------------------------------------------
Investments and interest-bearing deposits          $   788,917      $   626,218
Mortgage-backed securities                             891,872          835,170
Loans receivable                                     1,120,551        1,375,060
                                                   -----------      -----------

Total                                              $ 2,801,340      $ 2,836,448
                                                   ===========      ===========

9. Office Properties and Equipment

Office properties and equipment are summarized by major classifications as follows:

--------------------------------------------------------------------------------
                                                           September 30,
                                                      2003               2002
--------------------------------------------------------------------------------
Land and buildings                                 $ 5,404,864      $ 5,190,758
Furniture, fixtures and equipment                    3,658,034        3,406,672
Automobiles                                             24,896           81,059
                                                   -----------      -----------

Total                                                9,087,794        8,678,489
Less accumulated depreciation                       (4,159,723)      (3,665,458)
                                                   -----------      -----------

Net                                                $ 4,928,071      $ 5,013,031
                                                   ===========      ===========

Depreciation expense for the years ended September 30, 2003, 2002, and 2001 amounted to approximately $535,000, $515,000, and $475,000, respectively.

10. Deposits

Deposits are summarized as follows:

--------------------------------------------------------------------------------
                                                  September 30,
                                           2003                    2002

                                               Weighted                 Weighted
                                               Interest                 Interest
                                   Amount        Rate       Amount        Rate
--------------------------------------------------------------------------------

NOW accounts                    $ 17,340,055     0.15%   $ 14,051,771    0.75%
Checking accounts                 10,047,306     0.18%      8,572,256    0.04%
Money Market Deposit accounts     96,969,856     1.02%     83,464,010    1.98%
Passbook and Club accounts         4,027,354     0.66%      3,327,338    2.09%
Certificate accounts             252,301,983     3.25%    262,531,603    4.01%
                                ------------     ----    ------------    ----

Total Deposits                  $380,686,554     2.43%   $371,946,978    3.33%
                                ============     ====    ============    ====

At September 30, 2003, the amounts of scheduled maturities of certificate accounts were as follows:

For the year ended September 30:             2004                 $  122,581,885
                                             2005                     43,585,475
                                             2006                     30,130,619
                                             2007                     40,225,820
                                             2008                     15,778,184
                                                                  --------------
                                             Total                $  252,301,983
                                                                  ==============


                        ---------------------
20 HARLEYSVILLE SAVINGS FINANCIAL CORPORATION
                        ---------------------

The aggregate amount of certificate accounts in denominations of $100,000 or more at September 30, 2003 and 2002 amounted to approximately $22.9 million and $20.5 million, respectively. Deposits in excess of $100,000 are not federally insured.

Interest expense on savings deposits is composed of the following:

--------------------------------------------------------------------------------
                                                     September 30,
                                         2003            2002            2001
--------------------------------------------------------------------------------

NOW accounts and MMDA accounts       $ 1,380,039     $ 1,823,985     $ 2,356,735
Passbook and Club accounts                36,472          45,535          48,234
Certificate accounts                   9,207,886      11,649,944      14,304,398
                                     -----------     -----------     -----------

Total                                $10,624,397     $13,519,464     $16,709,367
                                     ===========     ===========     ===========

11. Advances from Federal Home Loan Bank

Advances from the Federal Home Loan Bank consist of the following:

--------------------------------------------------------------------------------
                                               September 30,
                                       2003                      2002

                                            Weighted                    Weighted
                                            Interest                    Interest
Maturing Period                 Amount        Rate        Amount          Rate
--------------------------------------------------------------------------------

1 to 12 months              $ 23,896,414      2.79%    $  1,443,853      6.52%
13 to 24 months               26,555,770      5.39%      14,930,708      5.57%
25 to 36 months               11,477,325      3.82%      27,399,643      6.45%
37 to 48 months               10,786,600      4.66%       8,310,583      5.17%
49 to 60 months               59,101,329      5.07%      10,786,600      4.66%
61 to 72 months               10,000,000      5.55%      52,630,959      5.43%
73 to 84 months                               0.00%      10,000,000      5.55%
85 to 120 months              87,000,000      4.94%      82,000,000      5.01%
                            ------------      ----     ------------      ----

Total                       $228,817,438      4.76%    $207,502,346      5.37%
                            ============      ====     ============      ====

The advances are collateralized by Federal Home Loan Bank ("FHLB") stock and substantially all first mortgage loans. The Company has a line of credit of which none of the available $20.0 million was used at September 30, 2003 and 2002. Included in the table above at September 30, 2003 and 2002 are convertible advances whereby the FHLB has the option at a predetermined strike rate to convert the fixed interest rate to an adjustable rate tied to London Interbank Offered Rate ("LIBOR"). The Company then has the option to repay these advances if the FHLB converts the interest rate. These advances are included in the periods in which they mature.

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

A thrift institution required to change its method of computing reserves for bad debts to the experience method treats such change as a change in method of accounting determined solely with respect to the "applicable excess reserves" of the institution. The amount of applicable excess reserves is taken into account ratably over a six taxable-year period, beginning with the first taxable year beginning after December 31, 1995. For financial reporting purposes, the Company has not incurred any additional tax expense. Amounts that had been previously deferred will be reversed for financial reporting purposes and will be include in the income tax return of the Company, increasing income tax payable. The change from the experience method to the specific charge-off method in the current year will not result in a recapture of bad debt reserves for tax purposes. Retained earnings at September 30, 2003 and 2002 includes approximately $1,325,000 representing bad debt deductions for which no deferred income taxes have been provided.


                                                           ----
                                                           2003 ANNUAL REPORT 21
                                                           ----

The expense for income taxes differs from that computed at the statutory federal corporate tax rate as follows:

-------------------------------------------------------------------------------------------------------------------------
                                                                Year Ended September 30,
                                           2003                           2002                           2001
                                                Percentage                     Percentage                      Percentage
                                                 of Pretax                      of Pretax                       of Pretax
                                   Amount         Income           Amount        Income            Amount        Income
-------------------------------------------------------------------------------------------------------------------------
At statutory rate               $ 2,063,728        34.0%        $ 1,915,329        34.0%        $ 1,745,685        34.0%
Adjustments resulting from:
Tax-exempt income                  (596,865)       (9.8)           (576,795)      (10.3)           (498,555)       (9.7)
State tax-net of federal
  tax benefit                        27,654         0.5
Other                               (18,632)       (0.3)           (120,517)       (2.1)            (27,930)       (0.6)
                                -----------        ----         -----------        ----         -----------        ----
Expense per consolidated
  statements of income          $ 1,475,885        24.3%        $ 1,218,017        21.6%        $ 1,219,200        23.7%
                                ===========        ====         ===========        ====         ===========        ====

Income tax expense is summarized as follows:

-------------------------------------------------------------------------------------------------------------------------
                                                                  Year Ended September 30,
                                                    2003                    2002                     2001
-------------------------------------------------------------------------------------------------------------------------
Current                                         $ 1,693,594              $ 1,126,017             $ 1,219,200
Deferred                                           (217,709)                  92,000
                                                -----------              -----------             -----------

                                                $ 1,475,885              $ 1,218,017             $ 1,219,200
                                                ===========              ===========             ===========

Items that gave rise to significant portions of the deferred tax accounts are as follows:

-------------------------------------------------------------------------------------------------------------------------
                                                                            September 30,
                                                                       2003                   2002
-------------------------------------------------------------------------------------------------------------------------
Deferred Tax Assets:
  Deferred Loan Fees                                                $ 117,165              $ 117,165
  Allowance for Loan Losses                                           676,828                691,843

                                                                    ---------              ---------
  SubTotal                                                            793,993                809,008
                                                                    ---------              ---------

Deferred Tax Liabilities:
  Unrealized gain on investment securities                             (8,229)               (25,662)
  Property                                                           (243,586)              (414,419)
  Other                                                              (172,543)              (234,434)
                                                                    ---------              ---------

    SubTotal                                                         (424,358)              (674,515)
                                                                    ---------              ---------

    Total                                                           $ 369,635              $ 134,493
                                                                    =========              =========

Income taxes paid were approximately $1,461,000, $1,334,000, and $957,500 for the years ended September 30, 2003, 2002, and 2001, respectively.

13. Regulatory Capital Requirements

The Bank is subject to various regulatory capital requirements administered by the federal Banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total Tier 1 capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier 1 capital (as defined) to assets (as defined). Management believes, as of September 30, 2003, that the Bank meets all capital adequacy requirements to which it is subject.

As of September 30, 2003, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category. The Bank's actual capital amounts and ratios are also presented in the table.


                        ---------------------
22 HARLEYSVILLE SAVINGS FINANCIAL CORPORATION
                        ---------------------

----------------------------------------------------------------------------------------------------------------------------
                                                                                                     To Be Considered Well
                                                                                                       Capitalized Under
                                                                                 For Capital           Prompt Corrective
                                                        Actual                Adequacy Purposes        Action Provisions

                                                  Amount       Ratio         Amount        Ratio        Amount        Ratio
----------------------------------------------------------------------------------------------------------------------------
As of September 30, 2003
  Tier 1 Capital (to assets)                   $40,630,238      6.20%     $26,193,200      4.00%     $32,741,500      5.00%
  Tier 1 Capital (to risk weighted assets)      40,630,238     14.37%      11,312,920      4.00%      16,969,380      6.00%
  Total Capital (to risk weighted assets)       42,644,238     15.08%      22,625,840      8.00%      28,282,300     10.00%

As of September 30, 2002
  Tier 1 Capital (to assets)                   $37,815,445      6.20%     $24,377,760      4.00%     $30,472,200      5.00%
  Tier 1 Capital (to risk weighted assets)      37,815,445     14.32%      10,563,800      4.00%      15,845,700      6.00%
  Total Capital (to risk weighted assets)       39,850,445     15.09%      21,127,600      8.00%      26,409,500     10.00%

14. Retirement Savings Plan

The Company has an employee stock ownership pension plan and a qualified 401 (k) retirement savings plan covering all employees meeting certain eligibility requirements. Contributions for both plans are at the discretion of the Company's Board of Directors. Contributions expense related to the plans was $201,793, $204,203 and $165,730 for the years ended September 30, 2003, 2002, and 2001, respectively.

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

A summary of transactions under this plan follows:

----------------------------------------------------------------------------------------------------------------------------
                                                                             Year Ended September 30,
                                                      2003                           2002                      2001
                                                                Weighted                  Weighted                  Weighted
                                                                Average                    Average                   Average
                                                   Options       Price        Options       Price       Options       Price
----------------------------------------------------------------------------------------------------------------------------
Outstanding, beginning of year                     128,208       $13.56       128,568       $12.57       120,609      $11.81
   Exercised                                       (16,327)       11.87       (16,510)       10.41        16,439)       9.75
   Canceled                                         (8,300)       17.50          (750)       14.17        (1,562)      15.67
   Granted                                          22,300        21.88        16,900        18.02        25,960       14.50
                                                   -------       ------       -------       ------       -------      ------

   Outstanding, end of year                        125,881       $14.99       128,208       $13.56       128,568      $12.57
                                                   =======       ======       =======       ======       =======      ======

Options exercisable, end of year                    74,981       $12.54        82,658       $11.89        77,646      $10.76
                                                   =======       ======       =======       ======       =======      ======

A summary of the exercise price range at September 30,2003 is as follows:

                           Exercise          Weighted           Weighted Average
          Number of          Price        Average Remaining      Exercise Price
       Option Shares         Range        Contractual Life          per share
       -------------    --------------    -----------------     ----------------

           76,831       $ 9.40 - 15.31          4.18               $    11.81
           49,050       $16.00 - 21.88          7.99                    19.97
          -------       --------------          ----               ----------
          125,881       $ 9.40 - 21.88          5.67               $    14.99
          =======       ==============          ====               ==========


                                                           ----
                                                           2003 ANNUAL REPORT 23
                                                           ----

Had compensation cost for the Company's three stock option plans been determined based on the fair value at the dates of awards under those plans consistent with the method of SFAS No. 123, the Company's net income and income per share would have been reduced to the pro forma amounts indicated below:

----------------------------------------------------------------------------------------------------------------
                                                                               Year Ended September 30,
                                                                           2003           2002          2001
----------------------------------------------------------------------------------------------------------------
Net income:                                             As reported     $4,593,903     $4,415,305     $3,915,167
                                                          Pro forma      4,563,372      4,401,347      3,863,999
Net income per common and common equivalent share:
Diluted                                                 As reported     $     1.98     $     1.93     $     1.73
                                                          Pro forma           1.97           1.92           1.71

Significant assumptions used to calculate the above are as follows:

Risk free interest rate of return                                            1.25%          1.75%          6.50%
Expected option life                                                     84 months      84 months      84 months
Expected volatility                                                         10.00%         10.00%         10.00%
Expected dividends                                                           3.00%          3.00%          2.50%

The Company also has established an Employee Stock Purchase Plan (the Purchase
Plan) whereby employees may elect to make contributions to the Purchase Plan in an aggregate amount not less than 2% no more than 10% of such employee's total compensation. These contributions would then be used to purchase stock during an offering period determined by the Company's Salary and Benefits Committee. The purchase price of the stock would be the lesser of 85% of the market price on the first day or the last day of the offering period. The SFAS No. 123 impact of the Purchase Plan on pro forma net income and income per share was deemed to be immaterial. During 2003, 4,010 shares were issued to employees. At September 30, 2003, there were 26,295 shares available for future purchase.

16. Commitments

At September 30, 2003, the Company had approximately $8.5 million in outstanding commitments to originate mortgage loans, of which $8.0 million were at fixed rates ranging from 4.63% to 6.63% and adjustable rates of $532,000 ranging from 4.50% to 5.13%. The unfunded line of credit commitments at September 30, 2003 were $33.1 million. The amounts of undisbursed portions of loans in process at September 30, 2003 were $7.8 million. Also, at September 30, 2003, the Company had no outstanding futures or options positions.

The Company leases land for two of its branch offices. Minimum rental commitments at September 30, 2003, are summarized below:

                       Fiscal               Rental
                        Year                Amount
                       ------             ---------
                       2004               $  90,724
                       2005                  93,024
                       2006                  94,174
                       2007                  94,174
                       2008                  98,407
                                          ---------
                       Total              $ 470,503
                                          =========

17. Legal Contingencies

Various legal claims also arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Company's consolidated financial statements.

18. Conversion To A Stock Savings Bank

At the time of conversion, in 1987, the Bank established a liquidation account in an amount equal to the Bank's net worth as reflected in the latest consolidated statement of financial condition of the Bank contained in the offering circular utilized in the conversion. The function of the liquidation account is to establish a priority on liquidation and, except with respect to the payment of cash dividends on, or the re-purchase of, any of the common stock by the Bank, the existence of the liquidation account will not operate to restrict the use or application of any of the net worth accounts of the Bank. In the event of a complete liquidation of the Bank (and only in such event), each eligible account holder will be entitled to receive a pro rata distribution from the liquidation account, based on such holder's proportionate amount of the total current adjusted balances from deposit accounts then held by all eligible account holders, before any liquidation distribution may be made with respect to stockholders. The liquidation account was approximately $2,300,000 at September 30, 2003. Furthermore, the Company may not repurchase any of its stock if the effect thereof would cause the Company's net worth to be reduced below (i) the amount required for the liquidation account or (ii) the regulatory capital requirements.


                        ---------------------
24 HARLEYSVILLE SAVINGS FINANCIAL CORPORATION
                        ---------------------

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

----------------------------------------------------------------------------------------------------------------------------------
                                                                                           September 30,
                                                                             2003                               2002
                                                                   Carrying       Estimated Fair      Carrying      Estimated Fair
                                                                    Amount            Value            Amount            Value
----------------------------------------------------------------------------------------------------------------------------------
Assets:
  Cash and cash equivalents                                       $  6,401,598     $  6,401,598     $ 36,302,904     $ 36,302,904
  Investment securities held to maturity                            83,326,866       84,473,000       55,665,399       57,555,000
  Investment securities available-for-sale at fair value             4,922,801        4,922,801       11,999,611       11,999,611
  Mortgage-backed securities held to maturity                      223,591,665      225,994,000      163,814,970      168,529,000
  Mortgage-backed securities available-for-sale at fair value        6,655,571        6,655,571       29,514,940       29,514,940
  Loans receivable - net                                           297,346,404      297,440,453      295,353,734      303,998,913
  Federal Home Loan Bank Stock                                      13,782,100       13,782,100       10,496,500       10,496,500

Liabilities:
  Passbook, Club and NOW accounts                                   31,414,715       31,414,715       25,951,365       25,951,365
  Money Market Demand accounts                                      96,969,856       96,969,856       83,464,010       83,464,010
  Certificate accounts                                             252,301,983      259,853,072      262,531,603      267,148,551
  Advances from Federal Home Loan Bank                             228,817,438      209,435,434      207,502,346      188,367,030

Off Balance Sheet Instruments:
  Commitments                                                       41,631,245       41,631,245       31,666,364       31,666,364

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

The fair value estimates presented herein are based on pertinent information available to management as of September 30, 2003. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

20. Parent Company Condensed Financial Information

Condensed financial statements of Harleysville Savings Financial Corporation are as follows:

Condensed Statements of Financial Condition

---------------------------------------------------------------------------------------------------------------------------------
                                                                                                         September 30,
                                                                                                  2003                    2002
---------------------------------------------------------------------------------------------------------------------------------
Assets
  Cash                                                                                         $    93,898            $    43,004
  Investment in subsidiary                                                                      40,758,086             37,864,806
                                                                                               -----------            -----------
Total Assets                                                                                   $40,851,984            $37,907,810
                                                                                               ===========            ===========


                                                           ----
                                                           2003 ANNUAL REPORT 25
                                                           ----

---------------------------------------------------------------------------------------------------------------------------
                                                                                            September 30,
                                                                             2003                 2002                 2001
---------------------------------------------------------------------------------------------------------------------------
Liabilities & Stockholders' Equity
Liabilities
  Other Liabilities                                                  $     36,262         $     40,178
  Stockholders' equity                                                 40,815,722           37,867,632
                                                                     ------------         ------------
Total liabilities & stockholders' equity                             $ 40,851,984         $ 37,907,810
                                                                     ============         ============

Condensed Statement of Income                                                       Year Ended September 30,
Income:                                                                      2003                 2002                 2001
                                                                             ----                 ----                 ----
Equity in undistributed income of subsidiary                         $  4,832,221         $  4,679,920         $  3,915,167
Other expense                                                             238,318              264,615
                                                                     ------------         ------------         ------------
Net income                                                           $  4,593,903         $  4,415,305         $  3,915,167
                                                                     ============         ============         ============

Condensed Statement of Cash Flows                                                   Year Ended September 30,
                                                                            2003                   2002                2001
                                                                            ----                   ----                ----
Net income                                                           $  4,593,903         $  4,415,305         $  3,915,167
(Decrease) increase in other liabilities                                   (3,916)              40,178
Undistributed income of Harleysville Savings Bank                      (4,832,221)          (4,700,448)          (3,915,167)
                                                                     ------------         ------------         ------------
Net cash used by operating activities                                    (242,234)            (244,965)
                                                                     ------------         ------------         ------------

Investing activities:
  Dividends received from subsidiaries                                  1,905,100              836,000
                                                                     ------------         ------------         ------------
Net cash provided by investing activities                               1,905,100              836,000
                                                                     ------------         ------------         ------------

Financing activities:
  Acquisition of treasury stock                                          (808,841)            (336,335)            (310,570)
  Use of treasury stock                                                   694,397              479,841
  Proceeds from issuance of common stock                                                       193,168              239,508
  Dividends paid                                                       (1,497,528)          (1,213,456)          (1,069,298)
                                                                     ------------         ------------         ------------
Net cash used in financing activities                                  (1,611,972)            (876,782)          (1,140,360)
                                                                     ------------         ------------         ------------

Net increase (decrease) in cash and cash equivalents                       50,894             (285,747)          (1,140,360)
Cash and cash equivalents at the beginning of the period                   43,004              328,751            1,469,111
                                                                     ------------         ------------         ------------
Cash and cash equivalents at the end of the period                   $     93,898         $     43,004         $    328,751
                                                                     ============         ============         ============

21. Quarterly Financial Data (Unaudited)

Unaudited quarterly financial data for the years ended September 30, 2003 and 2002 is as follows:

                                                                    2003                                       2002
                                                 ---------------------------------------     ---------------------------------------
                                                    1st        2nd        3rd        4th        1st        2nd        3rd        4th
                                                    QTR        QTR        QTR        QTR        QTR        QTR        QTR        QTR
                                                 ---------------------------------------     ---------------------------------------
Interest Income                                  $8,696     $8,391     $8,256     $7,745     $8,938     $8,646     $8,832     $8,760
Interest Expense                                  5,726      5,429      5,356      5,162      6,446      5,986      5,879      5,915
                                                 ---------------------------------------     ---------------------------------------
Net Interest Income                               2,970      2,962      2,900      2,583      2,492      2,660      2,953      2,845
Provision for loan loss
Net interest income after                        ---------------------------------------     ---------------------------------------
  provision for loan losses                       2,970      2,962      2,900      2,583      2,492      2,660      2,953      2,845
Non-interest income                                 313        300        330        609        268        236        277        336
Non-interest expense                              1,691      1,739      1,732      1,736      1,526      1,572      1,682      1,655
                                                 ---------------------------------------     ---------------------------------------
Income before income taxes                        1,592      1,523      1,498      1,456      1,234      1,324      1,548      1,526
Income tax expense                                  412        379        378        306        229        264        376        349
                                                 ---------------------------------------     ---------------------------------------
Net income                                       $1,180     $1,144     $1,120     $1,150     $1,005     $1,060     $1,172     $1,177
                                                 =======================================     =======================================

Per Common Share:
  Earnings per share - basic ......              $ 0.52     $ 0.49     $ 0.49     $ 0.51     $ 0.45     $ 0.47     $ 0.52     $ 0.52
  Earnings per share - diluted ....              $ 0.51     $ 0.49     $ 0.48     $ 0.50     $ 0.44     $ 0.46     $ 0.51     $ 0.51

Earnings per share is computed independently for each period presented. Consequently, the sum of the quarters may not equal the total earnings per share for the year.


                        ---------------------
26 HARLEYSVILLE SAVINGS FINANCIAL CORPORATION
                        ---------------------

Market and Corporate Information

Market Information

Harleysville Savings Financial Corporation's Common Stock is traded in the Over-the-Counter Market and quoted on the NASDAQ National Market System under the symbol "HARL". The Common Stock was issued at an adjusted price of $2.42 per share in connection with the Company's conversion from mutual to stock form and the Common Stock commenced trading on the NASDAQ National Market System on September 3, 1987. Prices shown below reflect the prices reported by the NASDAQ systems. The closing price on September 30, 2003, was $26.38 per share. There were 2,316,490 shares outstanding as of September 30, 2003, held by approximately 1,000 stockholders.

--------------------------------------------------------------------------------
                                                                  Cash Dividends
For The Quarter Ended           High        Low         Close        Declared
--------------------------------------------------------------------------------

September 30, 2001           $   18.20    $  15.76    $   16.90     $   0.12
December 31, 2001                18.50       16.75        17.66         0.13
March 31, 2002                   20.75       17.66        20.00         0.13
June 30, 2002                    21.65       19.60        20.60         0.14
September 30, 2002               21.50       20.00        20.11         0.14
December 31, 2002                23.02       20.05        21.88         0.16
March 31, 2003                   26.50       22.00        25.53         0.16
June 30, 2003                    26.65       24.00        25.53         0.16
September 30, 2003               27.58       25.00        26.38         0.18
--------------------------------------------------------------------------------

Corporate Information

Auditors

Deloitte & Touche
1700 Market Street
Philadelphia, PA 19103-3984
(215) 246-2300

Annual Meeting

Trave's Family Restaurant
Franconia, PA
Wednesday, January 28, 2004
9:30 A.M.

Market Makers

F.J. Morrissey & Co., Inc.
Ryan Beck & Co., Inc.
Spear, Leeds & Kellogg
Midwest Res. First Tennessee

Special Counsel

Elias, Matz, Tiernan & Herrick
734 15th Street, N.W.
Washington, DC 20005
(202) 347-0300

Dividend Reinvestment Plan

The Company has a Dividend Reinvestment and Stock Purchase Plan. Interested stockholders can obtain more information regarding the Plan by contacting:

Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ  07016
(800) 525-7686, extension 2542

General Counsel

James J. Garrity
Wisler, Pearlstine, Talone, Craig, Garrity & Potash
Office Court at Walton Point
484 Norristown Road
Blue Bell, PA 19422
(610) 825-8400

Investor Information

Investors, Analysts and others seeking financial information may contact:
Chief Financial Officer
Harleysville Savings Financial Corporation
271 Main Street
Harleysville, PA 19438
(215) 256-8828
web site: www.harleysvillesavings.com

Transfer Agent

Direct questions regarding dividend checks, address and name changes or lost certificates to:

Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016
web site: www.rtco.com
email: invrel@rtco.com

Upon request, the Company's Annual Report or form 10-K for the year ended September 30, 2003, and the exhibits thereto required to be filed with the Securities and Exchange Commission under the Securities Act of 1934 will be furnished without charge to any stockholder.


                                                           ----
                                                           2003 ANNUAL REPORT 27
                                                           ----

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

David J. Friesen, CPA           Ronald B. Geib                  George W. Meschter                Edward J. Molnar
Director of Development         President/COO                   President                         Chairman/CEO
Penn View Christian School      Harleysville Savings            Meschter Insurance Group          Harleysville Savings
Souderton, PA                   Financial Corporation           Collegeville, PA                  Financial Corporation
                                Harleysville, PA                                                  Harleysville, PA

OFFICERS

Edward J. Molnar                Ronald B. Geib                  Marian Bickerstaff                Brendan J. McGill
Chairman and                    President and                   Senior Vice President             Senior Vice President,
Chief Executive Officer         Chief Operating Officer         Chief Lending Officer             Chief Financial Officer
                                                                and Corporate Secretary           and Treasurer

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

M. Shane Michalak               Denise L. Monaghan              Anne J. Rostosky                  Jason L. Yoder
Assistant Vice President,       Assistant Vice President        Assistant Vice President          Assistant Vice President
Controller and Accounting       and Hatfield                    and Lansdale                      and Harleysville
Department Manager              Office Manager                  Office Manager                    Office Manager


                        ---------------------
28 HARLEYSVILLE SAVINGS FINANCIAL CORPORATION
                        ---------------------