Form 10-K, Exhibit 13
period 2004-09-30
HARLEYSVILLE SAVINGS FINANCIAL CORP
filed 2004-12-20
CIK 1107160

EXHIBIT 13


                       2 0 0 4   A N N U A L   R E P O R T



                              HARLEYSVILLE SAVINGS
               --------------------------------------------------
                    F I N A N C I A L  C O R P O R A T I O N
               --------------------------------------------------

BOARD OF DIRECTORS

                           [PHOTO BOARD OF DIRECTORS]

    Mark R. Cummins, George W. Meschter, Ronald B. Geib, Sanford L. Alderfer,
      Philip A. Clemens, David J. Friesen, Edward J. Molnar, Paul W. Barndt


SENIOR OFFICERS

     [PHOTO]                        [PHOTO]                           [PHOTO]                         [PHOTO]
   EDWARD J. MOLNAR             RONALD B. GEIB                    MARIAN BICKERSTAFF               BRENDAN J. MCGILL
     Chairman and                President and                  Senior Vice President            Senior Vice President
Chief Executive Officer     Chief Operating Officer           and Chief Lending Officer       and Chief Financial Officer

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

SELECTED BALANCE SHEET DATA:

(in thousands, except per share data)                                      AS OF SEPTEMBER 30,
                                                         2004         2003         2002         2001         2000
--------------------------------------------------------------------------------------------------------------------
Total Assets                                          $  718,232   $  653,288   $  620,264   $  558,388   $  488,554
Mortgage-backed securities held to maturity              261,292      223,592      163,815      167,727      116,304
Mortgage-backed securities available-for-sale              3,795        6,656       29,515                     7,440
Loans receivable - net                                   338,584      297,346      295,354      290,213      262,774
Investment securities held to maturity                    68,162       83,327       55,665       62,202       71,281
Investment securities available-for-sale                   7,715        4,923       12,000        3,294        3,310
Other investments (1)                                     19,903       18,618       45,369       16,538       10,221
Deposits                                                 405,231      380,687      371,947      350,147      309,836
FHLB advances and other borrowings                       265,953      228,817      207,502      171,309      145,134
Total stockholders' equity                                44,313       40,816       37,868       34,264       31,398
Book value per share                                       19.27        18.01        16.75        15.32        14.05

SELECTED OPERATIONS DATA:

                                                                         YEAR ENDED SEPTEMBER 30,
                                                         2004         2003         2002         2001         2000
--------------------------------------------------------------------------------------------------------------------
Interest income                                       $   32,636   $   33,123   $   35,218   $   36,303   $   33,182
Interest expense                                          20,391       21,673       24,226       26,583       22,795
                                                      ----------   ----------   ----------   ----------   ----------

Net interest income                                       12,245       11,450       10,992        9,720       10,387
Provision for loan losses
                                                      ----------   ----------   ----------   ----------   ----------
Net interest income after provision for loan losses       12,245       11,450       10,992        9,720       10,387

Gain on sales of loans and securities                        326          247            7          191           40
Other income                                               1,282        1,270        1,068        1,055          512
Other expense                                              7,399        6,897        6,434        5,832        5,380
                                                      ----------   ----------   ----------   ----------   ----------

Income before taxes                                        6,454        6,070        5,633        5,134        5,559
Income tax expense                                         1,604        1,476        1,218        1,219        1,702
                                                      ----------   ----------   ----------   ----------   ----------

Net income                                            $    4,850   $    4,594   $    4,415   $    3,915   $    3,857
                                                      ==========   ==========   ==========   ==========   ==========

Earnings per share - basic                            $     2.13   $     2.02   $     1.96   $     1.76   $     1.72
Earnings per share - diluted                                2.08         1.98         1.93         1.73         1.70
Dividends per share                                         0.80         0.66         0.54         0.48         0.44

SELECTED OTHER DATA:

                                                                         YEAR ENDED SEPTEMBER 30,
                                                         2004         2003         2002         2001          2000
--------------------------------------------------------------------------------------------------------------------
Return on average assets (2)                               0.70%        0.72%        0.75%        0.74%        0.81%
Return on average equity (2)                              11.44%       11.68%       12.31%       12.00%       12.82%
Average equity to average assets (2)                       6.17%        6.14%        6.10%        6.15%        6.43%
Interest rate spread (2)                                   1.64%        1.64%        1.71%        1.63%        1.92%
Net yield on interest-earning assets (2)                   1.80%        1.84%        1.92%        1.90%        2.24%
Ratio of non-performing assets to
    total assets at end of period                          0.04%        0.04%        0.03%        0.05%        0.04%
Ratio of interest-earning assets to
    interest-bearing liabilities at end of period           106%         106%         105%         105%         107%
Full service banking offices at
    end of period                                             5            5            5            5            4

(1) Includes interest-bearing deposits at other depository institutions & stock of the Federal Home Loan Bank of Pittsburgh.

(2) All ratios are based on average monthly balances during the indicated periods.


                                                           2004 ANNUAL REPORT  1

CHAIRMAN'S REPORT TO THE STOCKHOLDERS

To our Stockholders:

We are pleased to report to you that the Company experienced an eighth consecutive year of record earnings results. Net income amounted to $4,850,000, which is the most that Harleysville Savings has earned in any year in its 89-year history.

Net income for the year amounted to $2.08 per share on a diluted basis compared to $1.98 per diluted share for the past fiscal year. Return on average equity was 11.44% and return on average assets was .70% for the year. Stockholders' equity increased to $19.27 per share compared to $18.01 per share a year ago. During fiscal year 2004 assets increased 9.9% to $718 million.

Providing a fair and reasonable return for our stockholders is a cornerstone principle in the Company's mission statement. We are pleased to report to you that the increase in market value plus cash dividends provided our stockholders with an overall return of 14.2% during this past fiscal year. Also, on October 20, 2004, our board of directors declared a regular quarterly cash dividend of $.22 per share, which is an increase of 10% over last year.

Many of our investors have been with us since our birth as a publicly-traded Company in 1987 and it is gratifying to note that during that time period, Harleysville Savings' common stock has returned an average yearly return of 16.7% when taking into account market appreciation and the payment of cash dividends.

[PHOTO]

Reporting to you the record results of this past year would be incomplete without commenting on a second consecutive year of extreme volatility in the mortgage market. We continued to see record numbers of our mortgage customers take advantage of some of the lowest interest rates in recent history by refinancing their home loans. The result of this, of course, was that the Company experienced a rapid re-pricing of its loan portfolio at a volume that exceeded the re-pricing of its funding costs. The good news is that despite all of this volatility, the Company's net interest income increased 6.99% to $12,214,000 from $11,415,000 a year earlier.

Meeting the expectations of our customers has always been a fundamental principle that has driven the Company's strategic planning. It begins with a trusted relationship with our customers. I have said this before, but it bears repeating, that all banks talk about quality customer service, but few deliver. We have recognized that a well-trained staff and quality financial products and services, fairly priced, add up to success.

We believe that investing in our employees to enable them to recognize the needs and expectations of our customers through formal training is fundamental to long term success. Many banks train their employees to sell products. We are training our employees to recognize customers' needs and explain to them how we can meet those needs. Focusing on our customers' expectations results in doing what is best for them.

Harleysville Savings would not enjoy the success it does without the contributions of the Company's greatest assets, our talented and experienced employees. Long-term employees bring stability and instill confidence that develops strong customer relationships.

Twenty-five of our employees were recognized this year for long-term service. Receiving awards for five years were Dotty Boehl, Patty Bowman, Linda Clemens, Dottie Elliott, Bonnie Fisher, Rhonda Gardner, Stacey Hill, Danielle Ingalls, Christie Kriebel, Ray Landis, Brendan McGill, Sonal Patel, Cindy Schwenk, Michele Thompson, Corinna Trauger and Jason Yoder. Receiving an award for ten years was Adrian Gordon. Receiving awards for fifteen years were Jean Alderfer, Valerie Arner, Donna Wardle and Sue Wolfe. Receiving awards for twenty years were Michelle Beck and Diane Carlson. Receiving an award for twenty-five years was Lori Cavalier and receiving an award for 30 years was Marian Bickerstaff.


2  HARLEYSVILLE SAVINGS FINANCIAL CORPORATION

[PHOTO]

We also want to recognize the service of board member Paul W. Barndt, who will be retiring from our board of directors in January 2005. Paul has been an unselfish and important board member of Harleysville Savings for the past 30 years. We want to thank Paul for his devoted service for these many years and wish him well in his retirement from our board.

In my letter to you last year I reported that the President of the United States had signed into law the check "21" bill. Recently you have been hearing a lot about this law in the news and how it will begin to affect the processing of the checks that you write. Using technology to process our customers' checks versus paper processing will provide cost efficiencies for the Company that will enable us to do some new things.

From a new business standpoint, we are developing plans to utilize the cost effective benefits created by this new law as a catalyst to expand relationships with small business customers. We envision this as a carefully planned process that will develop into new customer relationships with small business owners and business professionals over a several year period.

We now expect our newest branch location being planned for the rapidly expanding "422 Corridor" to be ready to serve customers by the fall of 2005. Our Upper Providence branch office will be located at the intersection of Ridge Pike and Township Line Road in Upper Providence Township.

Customer expectations continue to provide opportunities for us to provide new products and services. Again, during this past year, we have expanded our product offerings and lending to meet those expectations and will continue to do so as we go forward.

During 2005, we will be marking our 90th anniversary as a community banking institution. We are proud of the rich heritage that we have experienced as a Company during that time. Reputation for integrity is everything and that is why it has been and will continue to be our desire to follow a business philosophy that is consistent with the Proverb that God has given us: "A good name is to be more desired than great riches." By doing so, we hope to remain focused on the core values that have enabled this Company to be successful.

Looking ahead to the year 2005 and beyond, we are very optimistic about the new opportunities that exist for Harleysville Savings. We will remain focused on the fundamental bedrock keys that have contributed so much to our success in the past:

      A. HIGH ASSET QUALITY

      B. EXCEPTIONAL OPERATING EFFICIENCIES

      C. EFFECTIVE CAPITAL MANAGEMENT

      D. GENUINE QUALITY CUSTOMER SERVICE

We want to express our appreciation to you for the confidence that you have shown in the management of this Company. We hope to see you at our Annual Stockholders' meeting in January.


           Sincerely,

           /s/ Edward J. Molnar

           Edward J. Molnar
           Chairman and Cheif Executive Officer


                                                           2004 ANNUAL REPORT  3

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

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

The Company's total assets at September 30, 2004, amounted to $718.2 million, compared to $653.3 million and $620.3 million as of September 30, 2003 and 2002, respectively. Deposits as of September 30, 2004, totaled $405.2 million, compared to $380.7 million and $371.9 million at September 30, 2003 and 2002, respectively. Stockholders' equity totaled $44.3 million as of September 30, 2004, compared to $40.8 million and $37.9 million at September 30, 2003 and 2002, respectively.

During fiscal 2004, net interest income increased $798,000 or 6.99% from the prior fiscal year. This increase was the result of 9.1% growth in the average interest-earning assets and a 9.2% growth in average interest-bearing liabilities, which was partially offset by a slight decrease in the interest rate spread from 1.64% in fiscal 2003 to 1.63% in fiscal 2004. Earnings for fiscal 2004 were $4.9 million compared to $4.6 million and $4.4 million for the years ended September 30, 2003 and 2002, respectively. The Company's return on average assets (net income divided by average total assets) was .70% during fiscal 2004 compared to 0.72% and 0.75% during fiscal 2003 and 2002, respectively. This decline in return on average assets during the three-year period was a direct result of increased prepayments and the Company reinvesting those funds into a shorter-term asset with a lower yield. The repositioning of the portfolio into short-term assets will allow the Company to have more cash flow to reinvest in a rising rate environment. Return on average equity (net income divided by average equity) was 11.44% during fiscal 2004 compared to 11.68% during fiscal 2003 and 12.31% during fiscal 2002.

RESULTS OF OPERATIONS

The table on the next page sets forth for and as of the periods indicated, information regarding: (i) the total dollar amounts of interest income from interest-earning assets and the resulting average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resulting average costs; (iii) net interest income; (iv) interest rate spread; (v) net interest-earning assets; (vi) the net yield earned on interest-earning assets; and (vii) the ratio of total interest-earning assets to total interest-bearing liabilities. Average balances are calculated on a monthly basis.

NET INTEREST INCOME

Net interest income increased by $465,000 or 4.25% in fiscal 2003, and increased by $798,000 or 6.99% in fiscal 2004 over the respective prior periods. The increase in the net interest income in 2003 and 2004 was due to a higher amount of interest-earning assets, which was partially offset by a decrease in the interest rate spread. The driving factors will be discussed below in Interest Income and Interest Expense.

INTEREST INCOME

Interest income on mortgage loans decreased by $813,000 or 4.6% in fiscal 2003 and decreased by $2.0 million or 11.9% in fiscal 2004 from the respective prior years. During fiscal 2003, the average balance of mortgage loans decreased $7.5 million or 3.2% due to repayments and the yield decreased by 11 basis points. During fiscal 2004, the average balance of mortgage loans increased $17.6 million or 7.7% and the yield decreased by 134 basis points. The decrease in the yield of mortgage loans reflects the increase in refinancing of existing loans at lower rates. The majority of loans originated during the 2004 year were fixed rate mortgages. The increase in interest income on mortgage-backed securities reflected an increase of $26.0 million or 11.2% in the average balance, which was also benefited by a 5 basis point increase in yield earned during fiscal 2004. The increase in the balance of mortgage-backed securities reflects the need the Company had for mortgage-related products that the Company was not able to originate in the local market area. The Company needed a higher volume of mortgage-backed securities during fiscal 2003 and 2004 to offset the lower interest rate spread. In 2004, the increase in interest income on consumer and other loans reflected an increase in the average balance due to growth in home equity loans of $10.9 million or 17.5%, which was partially offset by a decrease in the yield to 4.97%. In 2003, the decrease in interest income on consumer and other loans reflected a decrease in the yield to 5.54%, which was partially offset by an increase in the average balance of $2.4 million or 4.1%.

Interest and dividends on investments decreased by $182,000 or 4.9% in fiscal 2003 over the respective prior years. During fiscal 2003, the decrease resulted from a decrease in the yield of 0.6%, which was partially offset by an increase in the average balance of $10.6 million or 12.1%. During fiscal 2004, the average balance increased $1.9 million or 2.0% and the yield increased 0.1% to produce the $178,000 or 5.1% increase in interest and dividends on investments. The increase in the average balance in 2004 reflects funds that were redeployed from normal cash flows.


4  HARLEYSVILLE SAVINGS FINANCIAL CORPORATION

                                 AS OF                               FOR THE YEAR ENDED SEPTEMBER 30,
                                SEPT 30,
                                ----------------------------------------------------------------------------------------------------
                                 2004              2004                          2003                               2002
                                -----   --------------------------   ------------------------------    ----------------------------
                                         AVERAGE            YIELD/    Average               Yield/      Average             Yield/
                                RATE     BALANCE  INTEREST   RATE     Balance   Interest     Rate       Balance   Interest   Rate
                                -----   --------------------------   ------------------------------    ----------------------------
Interest-earning assets:
  Mortgage loans (2)             5.71%  $247,358  $ 14,918    6.02%  $229,772   $ 16,937       7.36%   $237,265   $ 17,757    7.47%
  Mortgage-backed securities     4.36%   258,347    10,398    4.02%   232,383      9,230       3.97%    185,409      9,883    5.33%
  Consumer and other loans       5.09%    73,098     3,633    4.97%    62,207      3,447       5.54%     59,784      3,887    6.50%
  Investments                    3.55%    99,652     3,687    3.70%    97,747      3,509       3.59%     87,185      3,691    4.23%
                                -----   --------  --------  ------   --------   --------   --------    --------   --------   -----
Total interest-earning
    assets                       4.83%   678,455    32,636    4.81%   622,109     33,123       5.32%    569,643     35,218    6.18%
                                -----   --------  --------  ------   --------   --------   --------    --------   --------   -----

Interest-bearing liabilities:
  Deposits                       2.38%   387,203     9,100    2.35%   370,823     10,624       2.86%    349,268     13,519    3.87%
  Borrowings                     4.34%   255,159    11,291    4.43%   218,415     11,048       5.06%    192,099     10,706    5.57%
                                -----   --------  --------  ------   --------   --------   --------    --------   --------   -----

Total interest-bearing
    liabilities                  3.17%   642,362    20,391    3.17%   589,238     21,672       3.68%    541,367     24,225    4.47%
                                -----   --------  --------  ------   --------   --------   --------    --------   --------   -----

Net interest income/interest
    rate spread                  1.66%            $ 12,245    1.64%             $ 11,451       1.64%              $ 10,993    1.71%
                                =====             ========  ======              ========   ========               ========   =====

Net interest-earning assets/
  net yield on interest-
  earning assets (1)                    $ 36,093              1.80%  $ 32,871                  1.84%   $ 28,276               1.92%
                                        ========            ======   ========              ========    ========              =====

Ratio of interest-earning
  assets to interest-
  bearing liabilities                                        105.6%                           105.6%                         105.2%
                                                            ======                         ========                          =====

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

                                                           FISCAL 2004 COMPARED                  Fiscal 2003 Compared
                                                              TO FISCAL 2003                        to Fiscal 2002
                                                           INCREASE (DECREASE)                    Increase (Decrease)
                                                    -------------------------------------------------------------------------
                                                     VOLUME       RATE         TOTAL       Volume        Rate         Total
                                                    ---------   ---------    ---------    ---------    ---------    ---------
Interest income on interest-earning assets:
   Mortgage loans                                   $   1,224   $  (3,239)   $  (2,015)   $    (554)   $    (259)   $    (813)
   Mortgage-backed securities                           1,044         124        1,168        2,186       (2,839)        (653)
   Consumer and other loans                               564        (378)         186          153         (593)        (440)
   Investments                                             69         109          178          417         (599)        (182)
                                                    ---------   ---------    ---------    ---------    ---------    ---------

      Total                                             2,901      (3,384)        (483)       2,202       (4,290)      (2,088)
                                                    ---------   ---------    ---------    ---------    ---------    ---------

Interest expense on interest-bearing liabilities:
   Deposits                                               453      (1,977)      (1,524)         793       (3,688)      (2,895)
   Borrowings                                           1,725      (1,482)         243        1,386       (1,044)         342
                                                    ---------   ---------    ---------    ---------    ---------    ---------

      Total                                             2,178      (3,459)      (1,281)       2,179       (4,732)      (2,553)
                                                    ---------   ---------    ---------    ---------    ---------    ---------

Net change in net interest income                   $     723   $      75    $     798    $      23    $     442    $     465
                                                    =========   =========    =========    =========    =========    =========


                                                           2004 ANNUAL REPORT  5

INTEREST EXPENSE

Interest expense on deposits decreased $2.9 million or 21.4% in fiscal 2003 and decreased by $1.5 million or 14.3% in fiscal 2004 as compared to the respective prior years. In fiscal 2003, the average balance increased $21.6 million or 6.2% with a 101 basis point decrease in the average rate paid. In fiscal 2004, the average balance increased $16.4 million or 4.4% with a 51 basis point decrease in the average rate paid. The increase in the average balance reflects normal savings activity for the Company. The average rate paid on deposits was 2.4% for the year ended September 30, 2004, compared to 2.9% for the year ended September 30, 2003 and 3.9% for 2002. The average rate paid on deposits, is a direct reflection of the interest rate environment.

Interest expense on borrowings increased by $342,000 or 3.2% in fiscal 2003 and increased by $243,000 or 2.2% in fiscal 2004 as compared to the respective prior years. The increase in interest expense during fiscal 2004 was the result of a $36.7 million or 16.8% increase in the average balance of borrowings partially offset by a decrease of 63 basis points in the average rate paid. Borrowings were primarily obtained during fiscal 2004 and 2003 to fund the purchase of mortgage-backed securities and long-term fixed-rate mortgages. Long-term FHLB advances were used to match the maturity terms of these mortgage products.

PROVISION FOR LOAN LOSSES

Management establishes reserves for losses on loans when it determines that losses are probable on the underlying properties. The adequacy of loan loss reserves is based upon a regular monthly review of loan delinquencies and "classified assets", as well as local and national economic trends. Although management has currently established no specific reserves for losses, no assurance can be given as to whether future specific reserves may be required. The allowance for loan losses totaled $2.0 million at September 30, 2004 and 2003 or 0.6% and 0.7% of total loans at September 30, 2004 and 2003, respectively. Due to the Company's loan status, no provision was needed in 2004, 2003 and 2002. Based on the current status of the loan portfolio, the Company does not anticipate having to add to the provision for loan losses in fiscal year 2005.

OTHER INCOME

The Company's total other operating income increased to $1.6 million in fiscal 2003 and remained there in fiscal 2004. The increase from 2002 to 2003 is attributed to a gain on the sale of an investment available for sale of $230,000 in fiscal 2003 as compared to a loss of $24,000 in fiscal 2002.

Other income, which consists primarily of income from fees on demand accounts, loan servicing fees, the sale of non-deposit products, insurance commissions, and BOLI income, increased by $183,000 or 24.5% during fiscal year 2003. During fiscal 2004, other income increased by $8,000 or 0.6% over the prior comparable fiscal year. The fees which comprise other income are set by the Company at a level which is intended to cover the cost of providing the related services and expenses to customers and employees. Components of other income in 2004 remained relatively consistent with the results of 2003. Based on the current services offered by the Company we anticipate other income to remain consistent in fiscal year 2005.

OTHER EXPENSES

Salaries and employee benefits increased by $268,000 or 8.0% in fiscal 2003 and by $265,000 or 7.3% in fiscal 2004 as compared to prior respective fiscal years. The increased expenses of salaries and employee benefits during the periods are attributable to increased staffing needs due to normal growth, normal salary increases and increased employee benefit expenses. The Company anticipates normal increase in salaries and employee benefits in fiscal year 2005 due to additional staffing needs and inflationary effects.

Occupancy and equipment expense increased by $104,000 or 13.1% in fiscal 2003 and decreased by $36,000 or 4.0% in fiscal 2004 as compared to the prior respective fiscal years. The increase in 2003 and the decrease in 2004 were attributable to the normal activity of the Company.

The Company anticipates occupancy and equipment expense to increase in fiscal year 2005 due to normal asset growth.

Deposit insurance premiums decreased by $2,000 or 3.4% in fiscal 2004, and decreased by $1,000 or 2.0% in fiscal 2003 over the prior respective fiscal years. The decrease in fiscal 2003 and 2004 is the result of a lower average rate being assessed on the deposit balances.

Other expenses, which consist primarily of advertising expenses, directors' fees, ATM network fees, professional fees, checking account costs, stockholders expense, and insurance premiums, increased by $36,000 or 2.2% in fiscal 2003, and increased by $282,000 or 16.4% in fiscal 2004 over the prior respective fiscal years. The Company anticipates additional expenses in relation to the adoption of Sarbanes-Oxley Section 404 in fiscal year 2005 in the form of professional fees.

INCOME TAXES

The Company recorded income tax provisions of $1.5 million and $1.6 million for fiscal years 2003 and 2004, respectively. The primary reason for the increase in the income tax provision in fiscal 2004 was an increase in income and also a change in the effective tax rate. See Note 12 of the "Notes to Financial Statements" which provides an analysis of the provision for income taxes.

ASSET AND LIABILITY MANAGEMENT

The Company has instituted programs designed to decrease the sensitivity of its earnings to material and prolonged increases or decreases in interest rates. The principal determinant of the exposure of Harleysville Savings' earnings to interest rate risk is the timing difference between the repricing or maturity of the Company's interest-earning assets and the repricing or maturity of its interest-bearing liabilities. If the maturities of such assets and liabilities were perfectly matched, and if the interest rates borne by its assets and liabilities were equally flexible and moved concurrently, neither of which is the case, the impact on net interest income of rapid increases or decreases in interest rates would be minimized. Harleysville Savings' asset and liability management policies seek to increase the interest rate sensitivity by shortening the repricing intervals and the maturities of the Company's interest-earning assets. Although management of the Company believes that the steps


6 HARLEYSVILLE SAVINGS FINANCIAL CORPORATION taken have reduced the Company's overall vulnerability to increases and decreases in interest rates, the Company remains vulnerable to material and prolonged increases and decreases in interest rates during periods in which its interest rate sensitive liabilities exceed its interest rate sensitive assets and interest rate sensitive assets exceed interest rate sensitive liabilities, respectively.

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

The following table summarizes the amount of interest-earning assets and interest-bearing liabilities outstanding as of September 30, 2004, which are expected to mature, prepay or reprice in each of the future time periods shown. Except as stated below, the amounts of assets or liabilities shown which mature or reprice during a particular period were determined in accordance with the contractual terms of the asset or liability. Adjustable and floating-rate assets are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed-rate loans and mortgage-backed securities are included in the periods in which they are anticipated to be repaid. However, many of our assets can prepay at any time without a penalty unlike many of our liabilities that have a contractual maturity.

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

                                                  1 YEAR         1 TO 3        3 TO 5        OVER 5
                                                  OR LESS        YEARS         YEARS         YEARS         TOTAL
---------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
  Mortgage loans                                 $   34,803    $   52,784    $   40,407    $  129,109    $  257,103
  Mortgage-backed securities                         54,725        58,377        42,176       109,809       265,087
  Consumer and other loans                           54,859        18,610         6,394         3,596        83,459
  Investment securities and other investments        31,285         3,544         4,508        75,222       114,559
                                                 ----------    ----------    ----------    ----------    ----------

Total interest-earning assets                       175,672       133,315        93,485       317,736       720,208
                                                 ----------    ----------    ----------    ----------    ----------

Interest-bearing liabilities:
  Passbook and Club accounts                                                                    4,047         4,047
  NOW accounts                                                                                 31,606        31,606
  Money Market Deposit accounts                      30,083                                    51,052        81,135
  Choice Savings                                      4,829                                    14,486        19,315
  Certificate accounts                               98,408       110,233        60,488                     269,129
  Borrowed money                                     61,070        54,861        56,173        93,849       265,953
                                                 ----------    ----------    ----------    ----------    ----------

Total interest-bearing liabilities                  194,390       165,094       116,661       195,040       671,185
                                                 ----------    ----------    ----------    ----------    ----------

Repricing GAP during the period                  $  (18,718)   $  (31,779)   $  (23,176)   $  122,696    $   49,023
                                                 ==========    ==========    ==========    ==========    ==========

Cumulative GAP                                   $  (18,718)   $  (50,497)   $  (73,673)   $   49,023
                                                 ==========    ==========    ==========    ==========

Ratio of GAP during the period to total assets        -2.64%        -4.42%        -3.23%        17.08%
                                                 ==========    ==========    ==========    ==========

Ratio of cumulative GAP to total assets               -2.61%        -7.03%       -10.26%         6.83%
                                                 ==========    ==========    ==========    ==========


                                                           2004 ANNUAL REPORT  7

LIQUIDITY AND CAPITAL RESOURCES

The Company's assets increased from $620.3 million as of September 30, 2002, to $653.3 million as of September 30, 2003, and to $718.2 million as of September 30, 2004. Stockholders' equity increased from $37.9 million as of September 30, 2002, to $40.8 million as of September 30, 2003, and to $44.3 million as of September 30, 2004. As of September 30, 2004, stockholders' equity amounted to 6.2% of Harleysville Savings' total assets under accounting principles generally accepted in the United States of America ("GAAP").

For a financial institution, liquidity is a measure of the ability to fund customers' needs for loans, deposit withdrawals and repayment of borrowings. Harleysville Savings regularly evaluates economic conditions in order to maintain a strong liquidity position. One of the most significant factors considered by management when evaluating liquidity requirements is the stability of the Company's core deposit base. In addition to cash, the Company maintains a portfolio of short-term investments to meet its liquidity requirements. Harleysville Savings also relies upon cash flow from operations and other financing activities, generally short-term and long-term debt. Liquidity is also provided by investing activities including the repayment and maturity of loans and investment securities as well as the management of asset sales when considered necessary. The Company also has access to and sufficient assets to secure lines of credit and other borrowings in amounts adequate to fund any unexpected cash requirements.

As of September 30, 2004 the Company had a remaining borrowing capacity with the Federal Home Loan Bank of Pittsburgh of approximately $261,017,000. To the extent that the Company cannot meet its liquidity needs with normal cash flows and deposit growth, the Company will be able to utilize the available borrowing capacity provided by the Federal Home Loan Bank of Pittsburgh to fund asset growth, loan commitments and the opening of our sixth branch in the fall of 2005.

The Company's contractual cash obligations at September 30, 2004 were as follows:

                                      LESS THAN        1 TO 3         4 TO 5         AFTER
                         TOTAL          1 YEAR         YEARS          YEARS         5 YEARS
------------------------------------------------------------------------------------------------

Lease agreements      $    484,111   $     93,024   $    188,348   $     98,407   $    104,332
FHLB debt              265,952,993     40,428,147     38,022,745     89,533,231     97,968,870
Funding Commitments     52,900,000     52,900,000
                      ------------   ------------   ------------   ------------   ------------

                      $319,337,104   $ 93,421,171   $ 38,211,093   $ 89,631,638   $ 98,073,202
                      ============   ============   ============   ============   ============

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

ANALYSIS AND DETERMINATION OF THE ALLOWANCE FOR LOAN LOSSES - The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. The Company evaluates the need to establish allowances against losses on loans on a monthly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

Our methodology for assessing the appropriateness of the allowance for loan losses consists of three key elements: (1) specific allowances for certain impaired or collateral-dependent loans; (2) a general valuation allowance on certain identified problem loans; and (3) a general valuation allowance on the remainder of the loan portfolio. Although we determine the amount of each element of the allowance separately, the entire allowance for loan losses is available for the entire portfolio.

SPECIFIC ALLOWANCE REQUIRED FOR CERTAIN IMPAIRED OR COLLATERAL-DEPENDENT LOANS:
We establish a allowance for certain impaired loans for the amounts by which the discounted cash flows (or collateral value or observable market price) are lower than the carrying value of the loan. Under current accounting guidelines, a loan is defined as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due under the contractual terms of the loan agreement. At September 30, 2004, no loans were considered impaired.

GENERAL VALUATION ALLOWANCE ON CERTAIN IDENTIFIED PROBLEM LOANS - We also establish a general allowance for classified loans that do not have an individual allowance. We segregate these loans by loan category and assign allowance percentages to each category based on inherent losses


8 HARLEYSVILLE SAVINGS FINANCIAL CORPORATION associated with each type of lending and consideration that these loans, in the aggregate, represent an above-average credit risk and that more of these loans will prove to be uncollectible compared to loans in the general portfolio.

GENERAL VALUATION ALLOWANCE ON THE REMAINDER OF THE LOAN PORTFOLIO - We establish another general allowance for loans that are not classified to recognize the inherent losses associated with lending activities, but which, unlike specific allowances, has not been allocated to particular problem assets. This general valuation allowance is determined by segregating the loans by loan category and assigning allowance percentages based on our historical loss experience, delinquency trends and management's evaluation of the collectibility of the loan portfolio. The allowance may be adjusted for significant factors that, in management's judgment, affect the collectibility of the portfolio as of the evaluation date. These significant factors may include changes in lending policies and procedures, changes in existing general economic and business conditions affecting our primary lending areas, credit quality trends, collateral value, loan volumes and concentrations, seasoning of the loan portfolio, recent loss experience in particular segments of the portfolio, duration of the current business cycle and bank regulatory examination results. The applied loss factors are reevaluated monthly to ensure their relevance in the current economic environment.

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

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF HARLEYSVILLE SAVINGS FINANCIAL CORPORATION AND SUBSIDIARY - HARLEYSVILLE, PENNSYLVANIA:

We have audited the accompanying consolidated statements of financial condition of Harleysville Savings Financial Corporation and Subsidiary (the "Company") as of September 30, 2004 and 2003, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Harleysville Savings Financial Corporation as of September 30, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
December 13, 2004


                                                           2004 ANNUAL REPORT  9

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                      SEPTEMBER 30,
                                                                                2004              2003
------------------------------------------------------------------------------------------------------------
ASSETS

Cash and amounts due from depository institutions                           $   1,679,171    $   1,565,499
Interest bearing deposits in other banks                                        3,039,613        4,836,099
                                                                            -------------    -------------

   Total cash and cash equivalents                                              4,718,784        6,401,598

Investment securities held to maturity
   (fair value - 2004, $69,439,000; 2003, $84,473,000)                         68,161,572       83,326,866
Investment securities available-for-sale at fair value                          7,714,840        4,922,801
Mortgage-backed securities held to maturity
   (fair value - 2004, $262,560,000; 2003, $225,994,000)                      261,291,730      223,591,665
Mortgage-backed securities available-for-sale at fair value                     3,795,274        6,655,571
Loans receivable (net of allowance for loan losses -
   2004, $1,977,000; 2003, $1,991,000)                                        338,584,205      297,346,404
Accrued interest receivable                                                     3,069,038        2,801,340
Federal Home Loan Bank stock - at cost                                         15,184,100       13,782,100
Office properties and equipment, net                                            5,748,975        4,928,071
Deferred income taxes                                                             385,545          369,635
Prepaid expenses and other assets                                               9,577,465        9,162,160
                                                                            -------------    -------------

Total Assets                                                                $ 718,231,528    $ 653,288,211
                                                                            =============    =============

------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
   Deposits                                                                 $ 405,230,639    $ 380,686,554
   Advances from Federal Home Loan Bank                                       265,952,993      228,817,438
   Accrued interest payable                                                     1,126,113        1,070,969
   Advances from borrowers for taxes and insurance                              1,058,007        1,093,869
   Accounts payable and accrued expenses                                          550,864          803,659
                                                                            -------------    -------------

   Total liabilities                                                          673,918,616      612,472,489
                                                                            -------------    -------------

Commitments and contingencies (Note 16 & 17)
Stockholders' Equity:
   Preferred Stock: $.01 par value;
     7,500,000 shares authorized; none issued
   Common stock: $.01 par value; 15,000,000
     shares authorized; issued 2004 and 2003, 2,316,490 shares
     and outstanding, 2004, 2,299,127 shares and 2003, 2,266,839 shares            23,165           23,165
   Paid-in capital in excess of par                                             7,426,853        7,584,949
   Treasury stock, at cost (2004, 17,363 shares; 2003, 49,651 shares)            (414,430)      (1,028,772)
   Retained earnings - partially restricted                                    37,244,200       34,220,406
   Accumulated other comprehensive income                                          33,124           15,974
                                                                            -------------    -------------

   Total stockholders' equity                                                  44,312,912       40,815,722
                                                                            -------------    -------------

Total Liabilities And Stockholders' Equity                                  $ 718,231,528    $ 653,288,211
                                                                            =============    =============

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


10  HARLEYSVILLE SAVINGS FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

                                                                YEAR ENDED SEPTEMBER 30,
                                                           2004           2003           2002
---------------------------------------------------------------------------------------------------
Interest Income:
Interest and fees on mortgage loans                    $ 14,918,198   $ 16,935,926   $ 17,756,265
Interest on mortgage-backed securities                   10,397,548      9,230,294      9,882,883
Interest on consumer and other loans                      3,633,483      3,446,943      3,887,249
Interest on taxable investments                           2,247,249      2,022,455      1,818,917
Interest on tax-exempt investments                        1,420,231      1,468,170      1,828,623
Dividends on investment securities                           19,400         18,790         43,940
                                                       ------------   ------------   ------------

Total interest and dividend income                       32,636,109     33,122,578     35,217,877
                                                       ------------   ------------   ------------

Interest Expense:
Interest on deposits                                      9,100,454     10,624,397     13,519,464
Interest on borrowings                                   11,290,735     11,048,328     10,706,298
                                                       ------------   ------------   ------------

Total interest expense                                   20,391,189     21,672,725     24,225,762
                                                       ------------   ------------   ------------

Net Interest Income                                      12,244,920     11,449,853     10,992,115
Provision for Loan Losses
                                                       ------------   ------------   ------------

Net Interest Income, after Provision for Loan Losses     12,244,920     11,449,853     10,992,115
                                                       ------------   ------------   ------------

Other Income:
Gain on sales of loans                                       61,024         15,581         31,132
Net gain (loss) on sales of investments and
  mortgage-backed securities                                265,602        230,270        (23,894)
Increase in cash surrender value                            354,000        375,000        363,000
Other income                                                927,558        896,116        705,801
                                                       ------------   ------------   ------------

Total other income                                        1,608,184      1,516,967      1,076,039
                                                       ------------   ------------   ------------

Other Expenses:
Salaries and employee benefits                            3,895,117      3,630,175      3,361,728
Occupancy and equipment                                     864,469        900,054        796,112
Deposit insurance premiums                                   58,643         60,722         62,012
Data processing                                             583,591        590,409        535,425
Other                                                     1,997,363      1,715,672      1,679,555
                                                       ------------   ------------   ------------

Total other expenses                                      7,399,183      6,897,032      6,434,832
                                                       ------------   ------------   ------------

Income before Income Taxes:                               6,453,921      6,069,788      5,633,322

Income tax expenses                                       1,603,824      1,475,885      1,218,017
                                                       ------------   ------------   ------------

Net Income                                             $  4,850,097   $  4,593,903   $  4,415,305
                                                       ============   ============   ============

Earnings Per Share:
   Basic                                               $       2.13   $       2.02   $       1.96
                                                       ============   ============   ============

   Diluted                                             $       2.08   $       1.98   $       1.93
                                                       ============   ============   ============
Weighted Average Shares Outstanding:
   Basic                                                  2,281,762      2,270,216      2,249,816
                                                       ============   ============   ============

   Diluted                                                2,334,127      2,321,303      2,292,191
                                                       ============   ============   ============

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


                                                          2004 ANNUAL REPORT  11

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                                                     2004             2003              2002
------------------------------------------------------------------------------------------------------------------------------------
Net Income                                                                        $ 4,850,097      $ 4,593,903       $ 4,415,305
Other Comprehensive Income (Loss)
    Unrealized gain (loss) on securities net of tax expense or
    (benefit) -- 2004, $10,909; 2003, ($21,529); 2002, $39,800                         17,150 (1)      (33,840) (1)       65,121 (1)
                                                                                  -----------      -----------       -----------

Total Comprehensive Income                                                        $ 4,867,247      $ 4,560,063       $ 4,480,426
                                                                                  ===========      ===========       ===========

(1) Disclosure of reclassification amount, net of tax for the years ended:           2004             2003              2002
                                                                                  -----------      -----------       -----------
    Net unrealized gain arising during the year                                   $   192,447      $   118,138       $    49,351
    Less: Reclassification adjustment for net gains included in net income
    Net of tax expense (benefit) -- 2004, $90,305; 2003, $78,292; 2002, ($8,124)      175,297          151,978            15,770
                                                                                  -----------      -----------       -----------

    Net unrealized gain (loss) on securities                                      $    17,150      $   (33,840)      $    65,121
                                                                                  ===========      ===========       ===========

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                              PAID-IN       RETAINED     ACCUMULATED
                                                              CAPITAL       EARNINGS-       OTHER                        TOTAL
                                                COMMON       IN EXCESS      PARTIALLY   COMPREHENSIVE    TREASURY    STOCKHOLDERS'
                                                 STOCK        OF PAR       RESTRICTED   (LOSS) INCOME     STOCK          EQUITY
------------------------------------------------------------------------------------------------------------------------------------
Balance at October 1, 2001                    $    23,065   $ 7,358,681    $27,922,182   $   (15,307)   $(1,024,733)   $34,263,888
Net income                                                                   4,415,305                                   4,415,305
Issuance of common stock                              100       106,932                                                    107,032
Dividends - $.54 per share                                                  (1,213,456)                                 (1,213,456)
Treasury stock purchased                                                                                   (336,335)      (336,335)
Treasury stock delivered under
   employee stock plans                                          (7,329)                                    186,323        178,994
Treasury stock delivered under
   Dividend Reinvestment Plan                                    93,565                                     293,518        387,083
Change in unrealized holding loss on
  available-for-sale securities, net of tax                                                   65,121                        65,121
                                              -----------   -----------    -----------   -----------    -----------    -----------
Balance at September 30, 2002                      23,165     7,551,849     31,124,031        49,814       (881,227)    37,867,632

Net Income                                                                   4,593,903                                   4,593,903
Dividends - $.66 per share                                                  (1,497,528)                                 (1,497,528)
Treasury stock purchased                                                                                   (808,842)      (808,842)
Treasury stock delivered under
   employee stock plans                                        (116,581)                                    327,978        211,397
Treasury stock delivered under
   Dividend Reinvestment Plan                                   149,681                                     333,319        483,000
Change in unrealized holding gain on
  available-for-sale securities, net of tax                                                  (33,840)                      (33,840)
                                              -----------   -----------    -----------   -----------    -----------    -----------
Balance at September 30, 2003                      23,165     7,584,949     34,220,406        15,974     (1,028,772)    40,815,722

Net Income                                                                   4,850,097                                   4,850,097
Dividends - $.80 per share                                                  (1,826,303)                                 (1,826,303)
Treasury stock purchased                                                                                   (251,580)      (251,580)
Treasury stock delivered under
   employee stock plans                                        (296,533)                                    490,384        193,851
Treasury stock delivered under
   Dividend Reinvestment Plan                                   138,437                                     375,538        513,975
Change in unrealized holding gain on
  available-for-sale securities, net of tax
                                                                                              17,150                        17,150
                                              -----------   -----------    -----------   -----------    -----------    -----------
Balance at September 30, 2004                 $    23,165   $ 7,426,853    $37,244,200   $    33,124    $  (414,430)   $44,312,912
                                              ===========   ===========    ===========   ===========    ===========    ===========

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


12  HARLEYSVILLE SAVINGS FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                           YEAR ENDED SEPTEMBER 30,
                                                                                    2004             2003             2002
---------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
Net Income                                                                      $   4,850,097    $   4,593,903    $   4,415,305
Adjustments to reconcile net income to net cash provided by
   operating activities:
   Depreciation                                                                       483,864          534,657          407,721
   Deferred income taxes                                                              (24,745)        (217,709)          92,000
   Realized gain on sales of loans                                                    (61,024)         (15,581)         (31,132)
   Realized gain on sales of mortgage-backed securities                                               (158,735)
   Realized (gain) loss on sale of investment securities                             (265,602)         (71,535)          23,894
   Realized loss on disposal of fixed assets                                            4,293           15,772
   Origination of loans held for sale                                              (2,517,314)      (1,386,196)
   Proceeds from the sale of loans held for sale                                    2,578,338        1,401,777        2,508,725
   Amortization of deferred loan fees                                                (459,366)      (1,892,505)        (549,352)
   Increase in cash surrender value                                                  (354,000)        (375,000)        (363,000)
Changes in assets and liabilities which provided (used) cash:
   Decrease in accounts payable and accrued expenses
     and income taxes payable                                                        (252,795)        (118,863)         (38,303)
   (Increase) decrease in prepaid expenses and other assets                           (86,150)         345,263         (603,438)
   (Increase) decrease in accrued interest receivable                                (267,698)          35,108          566,497
   Increase in accrued interest payable                                                55,144           29,077          314,391
                                                                                -------------    -------------    -------------

Net cash provided by operating activities                                           3,683,042        2,719,433        6,743,308
                                                                                -------------    -------------    -------------

Investing Activities:
Purchase of mortgage-backed securities held to maturity                          (116,190,554)    (244,183,784)     (56,591,573)
Purchase of mortgage-backed securities available-for-sale                          (5,010,238)     (33,701,343)     (30,687,596)
Purchase of investment securities held to maturity                                 (5,989,750)     (47,301,420)     (44,228,155)
Purchase of investment securities available-for-sale                               (2,792,039)      (1,412,139)     (12,624,099)
Purchase of FHLB stock                                                             (1,402,000)      (3,285,600)      (1,546,300)
Proceeds from the sale of mortgage-backed securities available-for-sale                             13,015,313
Proceeds from the sale of investment securities available-for-sale                  2,600,639          422,447        3,918,469
Proceeds from maturities of investment securities                                  18,554,405       19,605,284       50,765,161
Principal collected on long-term loans & mortgage-backed securities               183,320,608      397,323,213      175,376,523
Long-term loans originated                                                       (137,421,587)    (161,190,721)    (120,498,996)
Purchases of premises and equipment                                                (1,309,061)        (465,470)        (202,099)
                                                                                -------------    -------------    -------------

Net cash used in investing activities                                             (65,639,577)     (61,174,220)     (36,422,127)
                                                                                -------------    -------------    -------------

Financing Activities:
Net increase in demand deposits, NOW accounts
   and savings accounts                                                             7,717,536       18,969,196       19,799,753
Net increase (decrease) in certificates of deposit                                 16,826,549      (10,229,620)       2,000,670
Cash dividends                                                                     (1,826,303)      (1,497,528)      (1,213,456)
Net increase in FHLB advances                                                      37,135,555       21,315,092       36,192,962
Purchase of treasury stock                                                           (251,580)        (808,842)        (336,335)
Treasury stock delivered under Dividend Reinvestment and
   employee stock plan                                                                707,826          694,397          479,841
Net proceeds from issuance of stock                                                                                     107,037
Net (decrease) increase in advances from borrowers for taxes and insurance            (35,862)         110,786            3,119
                                                                                -------------    -------------    -------------

Net cash provided by financing activities                                          60,273,721       28,553,481       57,033,591
                                                                                -------------    -------------    -------------

(Decrease) increase in cash and cash equivalents                                   (1,682,814)     (29,901,306)      27,354,772

Cash and cash equivalents at beginning of year                                      6,401,598       36,302,904        8,948,132
                                                                                -------------    -------------    -------------

Cash and cash equivalents at end of year                                        $   4,718,784    $   6,401,598    $  36,302,904
                                                                                =============    =============    =============

Supplemental Disclosure of Cash Flow Information-
Cash paid during the period for:
   Interest (credited and paid)                                                 $  20,446,333    $  21,701,802    $  24,540,153
   Income Tax                                                                       1,533,000        1,461,000        1,334,000

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


                                                          2004 ANNUAL REPORT  13

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

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION - The accompanying consolidated financial statements include the accounts of the Company, the Bank, and the Bank's wholly owned subsidiary, HSB Inc, Freedom Financial LLC and HARL. LLC. All significant Intercompany accounts and transactions have been eliminated in consolidation.

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

CASH AND CASH EQUIVALENTS - For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks.

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

AVAILABLE FOR SALE - Debt and equity securities that will be held for indefinite periods of time, including securities that may be sold in response to changes in market interest or prepayment rates, needs for liquidity and changes in the availability of and the yield of alternative investments are classified as available for sale. These assets are carried at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Fair value is determined using published quotes as of the close of business. Realized gains and losses on the sale of investment securities are recorded as of trade date, reported in the consolidated statement of income and determined using the adjusted cost of the specific security sold.

The determination of whether a decline in market value is other-than-temporary is necessarily a matter of subjective judgment. The timing and amount of any realized losses reported in the Company's financial statements could vary if conclusions other than those made by management were to determine that an other-than-temporary impairment exists.

LOANS - The Company grants mortgage and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans throughout Pennsylvania. The ability of the Company's debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

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

ALLOWANCE FOR LOAN LOSSES - An allowance for loan losses is maintained at a level that management considers adequate to provide for losses and impairment based upon an evaluation of known and inherent risks in the loan portfolio. Management's evaluation is based upon evaluation of the portfolio, past loss experience, current economic conditions and other relevant factors. Loan impairment is calculated on discounted cash flows, collateral value or observable market price. Any reserves required based on this evaluation are included in the allowance for loan losses. While management uses the best information available to make such evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluations.

The allowance consists of specific and general components. The specific component relates to certain impaired or collateral


14 HARLEYSVILLE SAVINGS FINANCIAL CORPORATION dependent loans. The general component covers certain identified problem loans and the general allowance on unclassified loans.

REAL ESTATE OWNED - Real estate owned is initially recorded at the lower of carrying value of the loan or fair value at the date of foreclosure less estimated costs to dispose. Costs relating to the development and improvement of the property are capitalized, and those relating to holding the property are charged to expense.

OFFICE PROPERTIES AND EQUIPMENT - Land, Office properties and equipment are recorded at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the expected useful lives of the assets that range from four to fifty years. The costs of maintenance and repairs are expensed as they are incurred, and renewals and betterments are capitalized.

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

ACCOUNTING FOR STOCK OPTIONS - The Company accounts for stock-based compensation in accordance with the Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees. This method calculates compensation expense using the intrinsic value method, which recognizes as expense the difference between the market value of the stock and the exercise price at grant date. The Company has not recognized any compensation expense under this method. The Company adopted the reporting disclosure requirements of SFAS No. 123, Accounting for Stock-Based Compensation, which requires the Company to disclose the pro forma effects of accounting for stock-based compensation using the fair value method as described in the accounting requirements of SFAS No. 123. As permitted by SFAS No. 123, the Company continues to account for stock-based compensation under the intrinsic value method described in APB Opinion No. 25.

Had compensation cost for the Company's three stock option plans been determined based on the fair value at the dates of awards under those plans consistent with the method of SFAS No. 123, the Company's net income and income per share would have been reduced to the pro forma amounts indicated below:

                                                                                            YEAR ENDED SEPTEMBER 30,
                                                                                         2004          2003         2002
-----------------------------------------------------------------------------------------------------------------------------
Net income:                                                            As reported    $4,850,097    $4,593,903   $4,415,305
                                                                         Pro forma     4,812,324     4,563,372    4,401,347
Net income per common and common equivalent share:
    Diluted                                                            As reported    $     2.08    $     1.98    $    1.93
                                                                         Pro forma          2.06          1.97         1.92
Significant assumptions used to calculate the above are as follows:
    Risk free interest rate of return                                                       1.00%         1.25%        1.75%
    Expected option life                                                               84 MONTHS     84 months    84 months
    Expected volatility                                                                    10.00%        10.00%       10.00%
    Expected dividends                                                                      3.00%         3.00%        3.00%

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

                             YEAR ENDED SEPTEMBER 30,
                           2004        2003        2002
----------------------------------------------------------
Average shares
outstanding - basic      2,281,762   2,270,216   2,249,816

Increase in shares due
to dilutive options         52,365      51,087      42,375
                         ---------   ---------   ---------
Average shares
outstanding - diluted    2,334,127   2,321,303   2,292,191
                         =========   =========   =========

ACCOUNTING FOR COMPREHENSIVE INCOME - In accordance with SFAS No. 130, Reporting Comprehensive Income, the Company presents, as a component of comprehensive income, amounts from transactions and other events, which are currently excluded from the statement of income and are recorded directly to stockholders' equity. The Company's other comprehensive income consists of unrealized holding gains or losses on securities available-for-sale.

RECENT ACCOUNTING PRONOUNCEMENTS - In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for


                                                          2004 ANNUAL REPORT  15
mandatory redeemable financial instruments of nonpublic entities. Currently, the Company has no financial instruments entered into or modified after May 31, 2003 that require application of this Statement. The adoption of this Statement had no impact on the Company's results of operations or financial condition.

In November 2002, the FASB issued FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others. This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. This Interpretation also incorporates, without change, the guidance in FASB Interpretation No. 34, Disclosure of Indirect Guarantees of Indebtedness of Others, which is being superseded. The initial recognition and initial measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year-end. The disclosure requirements in this Interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The Company currently has no guarantees that would be required to be recognized, measured or disclosed under this Interpretation.

In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities. In December 2003, the FASB issued a revision of FIN No. 46 (FIN No. 46(R)). The Interpretation clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The Company is not a party to any variable interest entities covered by the Interpretation.

In March 2004, the FASB Emerging Issues Task Force ("EITF") reached a consensus regarding EITF 03-1, "THE MEANING OF OTHER-THAN-TEMPORARY IMPAIRMENT AND ITS APPLICATION TO CERTAIN INVESTMENTS". The consensus provides guidance for evaluating whether an investment is other-than-temporarily impaired and was effective for other-than-temporary impairment evaluations made in reporting periods beginning after June 15, 2004. However, the guidance contained in paragraphs 10-20 of this Issue has been delayed by FASB Staff Position ("FSP") EITF Issue 03-1-1, "EFFECTIVE DATE OF PARAGRAPHS 10-20 OF EITF ISSUE NO. 03-1, THE MEANING OF OTHER-THAN-TEMPORARY IMPAIRMENT AND ITS APPLICATION TO CERTAIN INVESTMENTS," posted September 30, 2004. The delay of the effective date for paragraphs 10-20 will be superseded concurrent with the final issuance of proposed FSP EITF Issue 03-1-a, "IMPLICATION GUIDANCE FOR THE APPLICATION OF PARAGRAPH 16 OF EITF ISSUE NO. 03-1, THE MEANING OF OTHER-THAN-TEMPORARY IMPAIRMENT AND ITS APPLICATION TO CERTAIN INVESTMENTS." The proposed FSP would provide implementation guidance with respect to debt securities that are impaired solely due to interest rates and/or sector spreads and analyzed for other-than-temporary impairment. The disclosures continue to be effective for the Company's consolidated financial statements for fiscal years ending after December 15, 2003, for investments accounted for under SFAS No. 115 and No. 124. For all other investments within the scope of this Issue, the disclosures continue to be effective for fiscal years ending after June 15, 2004. The additional disclosures for cost method investments continue to be effective for fiscal years ending after June 15, 2004.

TREASURY STOCK - The Company records treasury stock purchases at cost. Upon reissuance, the excess of cost over par value is allocated to capital in excess of par value based on the per share amount of capital in excess of par value for all shares, with the difference charged to retained earnings.

In March 2004, the Company repurchased 8,400 shares of common stock at $29.95 per share for its treasury at a cost of $251,580.

CASH SURRENDER VALUE OF LIFE INSURANCE - The Bank funded the purchase of insurance policies on the lives of officers and employees of the Bank. The Company has recognized any increase in cash surrender value of life insurance, net of insurance costs, in the consolidated statements of income. The cash surrender value of the insurance policies is recorded as an asset in the consolidated statements of financial condition.

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

INTEREST RATE RISK - The Company is engaged principally in providing first mortgage loans to individuals and commercial enterprises. At September 30, 2004, the Company's assets that earned interest at fixed and variable interest rates were funded primarily with long-term liabilities that have interest rates that are fixed.

The Company is vulnerable to a decrease in interest rates to the extent that interest-earning assets mature or reprice more rapidly than interest-bearing liabilities. In the current market, the Company primarily originates long-term fixed rate loans secured by single-family residences and purchases short-term investments. The source of these funds has been long-term advances.

At September 30, 2004, the Company had interest-earning assets of approximately $678,455,000 having a weighted average effective yield of 4.81% and interest-bearing liabilities of approximately $642,362,000 having a weighted average effective interest rate of 3.17%.

RECLASSIFICATION - Certain items in the 2003 and 2002 financial statements have been reclassified to conform with the presentation in the 2004 consolidated financial statements.


16  HARLEYSVILLE SAVINGS FINANCIAL CORPORATION

3. INVESTMENT SECURITIES HELD TO MATURITY

A comparison of amortized cost and approximate fair value of investment securities with gross unrealized gains and losses, by maturities, is as follows:

                                                              SEPTEMBER 30, 2004
                                                             GROSS          GROSS
                                             AMORTIZED    UNREALIZED      UNREALIZED     APPROXIMATE
                                               COST          GAINS          LOSSES       FAIR VALUE
------------------------------------------------------------------------------------------------------
U.S. Government Agencies
    Due after 1 year through 5 years        $   999,347                  $       (347)   $   999,000
    Due after 5 years through 10 years       15,278,032   $   186,208         (21,240)    15,443,000
    Due after 10 years through 15 years      26,918,369        22,286        (402,655)    26,538,000
Tax Exempt Obligations
    Due after 10 years through 15 years       6,932,105       453,895                      7,386,000
    Due after 15 years                       18,033,719     1,039,281                     19,073,000
                                            -----------   -----------    ------------    -----------
Total Investment Securities                 $68,161,572   $ 1,701,670    $   (424,242)   $69,439,000
                                            ===========   ===========    ============    ===========

A summary of investment with unrealized losses, aggregated by category, at September 30, 2004 is as follows:

                  Less than 12 Months         12 Months or Longer        Total        Total
                   Fair       Unrealized       Fair      Unrealized      Fair       Unrealized
                   Value        Losses        Value        Losses        Value        Losses
US Government
   agencies     $22,509,680   $ (424,242)   $            $            $22,509,680   $ (424,242)
                -----------   ----------    ----------   ----------   -----------   ----------
Total           $22,509,680   $ (424,242)   $            $            $22,509,680   $ (424,242)
                ===========   ==========    ==========   ==========   ===========   ==========

Management evaluates securities for other than temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

                                                              September 30, 2003
                                                             Gross          Gross
                                             Amortized    Unrealized      Unrealized     Approximate
                                               Cost          Gains          Losses       Fair Value
------------------------------------------------------------------------------------------------------
U.S. Government Agencies
    Due after 1 year through 5 years        $ 3,000,000   $     4,000                    $ 3,004,000
    Due after 5 years through 10 years       15,881,650       190,972    $    (31,622)    16,041,000
    Due after 10 years through 15 years      39,154,746       180,293        (713,039)    38,622,000
Tax Exempt Obligations
    Due after 10 years through 15 years       3,636,130       270,870                      3,907,000
    Due after 15 years                       21,654,340     1,244,660                     22,899,000
                                            -----------   -----------    ------------    -----------
Total Investment Securities                 $83,326,866   $ 1,890,795    $   (744,661)   $84,473,000
                                            ===========   ===========    ============    ===========

At September 2004 and 2003, U.S. Government Agencies include structured note securities with periodic interest rate adjustments and are callable periodically by the issuing agency. These structured notes were comprised of step-up bonds with par values of $38.7 and $41.8 million respectively, at September 30, 2004 and 2003. The Company has the positive intent and the ability to hold these securities to maturity. At September 30, 2004, neither a disposal, nor conditions that could lead to a decision not to hold these securities to maturity were reasonably foreseen.

4. INVESTMENT SECURITIES AVAILABLE-FOR-SALE

A comparison of amortized cost and approximate fair value of investment securities with gross unrealized gains and losses, by maturities, is as follows:

                                                              SEPTEMBER 30, 2004
                                                             GROSS         GROSS
                                             AMORTIZED    UNREALIZED      UNREALIZED
                                               COST          GAIN           LOSSES       FAIR VALUE
------------------------------------------------------------------------------------------------------
Equities                                    $   971,110   $    58,377    $               $ 1,029,487
Mutual Funds                                  6,685,353                                    6,685,353
                                            -----------   -----------    ------------    -----------

Total Investment Securities                 $ 7,656,463   $    58,377    $               $ 7,714,840
                                            ===========   ===========    ============    ===========

                                                              September 30, 2003
                                                             Gross          Gross
                                             Amortized    Unrealized      Unrealized
                                               Cost          Gain           Losses       Fair Value
------------------------------------------------------------------------------------------------------
Equities                                    $ 1,061,228   $    56,533    $     (6,611)   $ 1,111,150
Mutual Funds                                  3,811,651                                    3,811,651
                                            -----------   -----------    ------------    -----------

Total Investment Securities                 $ 4,872,879   $    56,533    $     (6,611)   $ 4,922,801
                                            ===========   ===========    ============    ===========

Proceeds from the sale of investments available-for-sale during the year ended September 30, 2004 were $2,007,000 resulting in a gain of $266,000. Proceeds from the sale of investments available for sale during the year ended September 30, 2003 were $422,000 resulting in a gain of $71,000. Proceeds from the sale of investments available for sale during the year ended September 30, 2002 were $3,918,469 resulting in a loss of $23,894.


                                                          2004 ANNUAL REPORT  17

5. MORTGAGE-BACKED SECURITIES HELD TO MATURITY

A comparison of amortized cost and approximate fair value of mortgage-backed securities with gross unrealized gains and losses, by maturities, is as follows:

                                                         SEPTEMBER 30, 2004
                                                        GROSS          GROSS
                                       AMORTIZED      UNREALIZED     UNREALIZED     APPROXIMATE
                                          COST          GAINS          LOSSES        FAIR VALUE
--------------------------------------------------------------------------------------------------
Collateralized mortgage obligations   $  8,733,300   $     42,446   $    (71,746)   $  8,704,000
FHLMC pass-through certificates        118,448,507        717,032       (189,539)    118,976,000
FNMA pass-through certificates         123,234,413        831,713       (641,126)    123,425,000
GNMA pass-through certificates          10,875,510        579,490                     11,455,000
                                      ------------   ------------   ------------    ------------
Total Mortgage-Backed Securities      $261,291,730   $  2,170,681   $   (902,411)   $262,560,000
                                      ============   ============   ============    ============

A summary of investment with unrealized losses, aggregated by category, at September 30, 2004 is as follows:

                                  Less than 12 Months           12 Months or Longer           Total          Total
                               Fair         Unrealized         Fair        Unrealized          Fair       Unrealized
                               Value          Losses          Value          Losses           Value         Losses
Mortgage-backed securities
   held to maturity          $107,763,021   $   (902,411)   $             $                $107,763,021   $  (902,411)
                             ------------   ------------    ----------    -------------    ------------   -----------
Total                        $107,763,021   $   (902,411)   $             $                $107,763,021   $  (902,411)
                             ============   ============    ==========    =============    ============   ===========

Management evaluates securities for other than temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

                                                          September 30, 2003
                                                        Gross          Gross
                                       Amortized      Unrealized     Unrealized     Approximate
                                          Cost          Gains          Losses        Fair Value
--------------------------------------------------------------------------------------------------
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
                                      ============   ============   ============    ============

The Company has the positive intent and ability to hold these securities to maturity. At September 30, 2004, neither a disposal nor conditions that could lead to a decision not to hold these securities to maturity, were reasonably foreseen.

6. MORTGAGE-BACKED SECURITIES AVAILABLE-FOR-SALE

A comparison of amortized cost and approximate fair value of mortgage-backed securities with gross unrealized gains and losses, by maturities, is as follows:

                                                  SEPTEMBER 30, 2004
                                                  GROSS        GROSS
                                   AMORTIZED    UNREALIZED   UNREALIZED    APPROXIMATE
                                      COST        GAINS        LOSSES       FAIR VALUE
----------------------------------------------------------------------------------------
FNMA pass-through certificates     $3,803,463   $    2,518   $  (10,706)   $ 3,795,274
                                   ----------   ----------   ----------    -----------
Total Mortgage-Backed Securities   $3,803,463   $    2,518   $  (10,706)   $ 3,795,274
                                   ==========   ==========   ==========    ===========

A summary of investment with unrealized losses, aggregated by category, at September 30, 2004 is as follows:

                                  Less than 12 Months           12 Months or Longer           Total           Total
                               Fair          Unrealized        Fair        Unrealized         Fair         Unrealized
                               Value           Losses         Value          Losses           Value           Losses
Mortgage-backed securities
   available for sale        $  2,350,371   $    (10,706)   $             $                $2,339,665    $    (10,706)
                             ------------   ------------    ----------    -------------    ----------    ------------
Total                        $  2,350,371   $    (10,706)   $             $                $2,339,665    $    (10,706)
                             ============   ============    ==========    =============    ==========    ============

Management evaluates securities for other than temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

                                                  September 30, 2003
                                                  Gross        Gross
                                   Amortized    Unrealized   Unrealized    Approximate
                                      Cost        Gains        Losses      Fair Value
----------------------------------------------------------------------------------------
FNMA pass-through certificates     $6,681,291   $    4,865   $  (30,585)   $6,655,571
                                   ----------   ----------   ----------    ----------
Total Mortgage-Backed Securities   $6,681,291   $    4,865   $  (30,585)   $6,655,571
                                   ==========   ==========   ==========    ==========

Proceeds from the sale of mortgage-backed securities available-for-sale during the year ended September 30, 2003 were $13,000,000 resulting in a gain of $159,000. There were no sales in 2004 and 2002.


18  HARLEYSVILLE SAVINGS FINANCIAL CORPORATION

7. LOANS RECEIVABLE

Loans receivable consist of the following:

                                                   SEPTEMBER 30,
                                              2004             2003
--------------------------------------------------------------------------
Residential Mortgages                     $ 256,512,743    $ 237,184,337
Commercial Mortgages                          2,141,481        1,015,228
Construction                                  7,970,663       10,027,955
Education                                                            471
Savings Account                                 811,032          733,048
Home Equity                                  46,256,556       29,725,909
Automobile and other                            732,062          578,193
Line of Credit                               32,329,416       29,420,476
                                          -------------    -------------

Total                                       346,753,953      308,685,617
Undisbursed portion of loans in process      (5,237,847)      (7,828,925)
Deferred loan fees                             (955,052)      (1,519,616)
Allowance for loan losses                    (1,976,849)      (1,990,672)
                                          -------------    -------------

Loans Receivable - net                    $ 338,584,205    $ 297,346,404
                                          =============    =============

The Company originates and purchases both adjustable and fixed interest rate loans and mortgage-backed securities. At September 30, 2004, the composition of these loans and mortgage-backed securities, in thousands, is as follows:

                  FIXED-RATE                       ADJUSTABLE-RATE
       TERM TO MATURITY      BOOK VALUE     TERM TO MATURITY    BOOK VALUE
     -----------------------------------------------------------------------
       1 year or less        $    42,118    1 year or less      $   31,229
       1-3 years                  13,266    1-3 years                  377
       3-5 years                  29,678    3-5 years                2,455
       5-15 years                312,440
       over 15 years             172,108
                             -----------                        ----------

                             $   569,610                        $   34,061
                             ===========                        ==========

The adjustable rate loans have interest rate adjustment limitations and are generally indexed to the 1-year U.S. Treasury Securities rate. Future market factors may affect the correlation of the interest rate adjustment with the rates the Company pays on the short-term deposits that have been primarily utilized to fund these loans. At September 30, 2004, 2003 and 2002, the Company was servicing loans for others amounting to approximately $4,480,000, $2,582,000 and $3,519,000, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income is recorded upon receipt and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. In connection with the loans serviced for others, the Company held borrowers' escrow balances of approximately $37,000, $19,000, and $21,000 at September 30, 2004, 2003, and 2002,
respectively. Loans to officers and directors at September 30, 2004 and 2003, were approximately $455,000 and $487,000, respectively. Additional loans and repayments for the year ended September 30, 2004, were $114,000 and $85,000, respectively, and for the year ended September 30, 2003, were approximately $451,000 and $11,000, respectively. The Company provides loans primarily in its local market area to borrowers that share similar attributes. This concentration of credit exposes the Company to a higher degree of risk in this regard.

The following schedule summarizes the changes in the allowance for loan losses:

                                     YEAR ENDED SEPTEMBER 30,
                                2004           2003           2002
------------------------------------------------------------------------
Balance, beginning of year   $ 1,990,672    $ 2,034,832    $ 2,036,188
   Recoveries                      1,571                         5,113
   Loans charged off             (15,394)       (44,160)        (6,469)
                             -----------    -----------    -----------

Balance, end of year         $ 1,976,849    $ 1,990,672    $ 2,034,832
                             ===========    ===========    ===========


                                                          2004 ANNUAL REPORT  19

The provision for loan losses charged to expense is based upon past loan and loss experiences and an evaluation of probable losses in the current loan portfolio, including the evaluation of impaired loans under SFAS No. 114. A loan is considered to be impaired when, based upon current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan. An insignificant delay or insignificant shortfall in amount of payments does not necessarily result in the loan being identified as impaired. For this purpose, delays less than 90 days are considered to be insignificant. As of September 30, 2004, 100% of the impaired loan balance was measured for impairment based on the fair value of the loans' collateral. Impairment losses are included in the provision for loan losses. SFAS No. 114 does not apply to large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, except for those loans restructured under a troubled debt restructuring. Loans collectively evaluated for impairment include consumer loans and residential real estate loans. At September 30, 2004 and 2003, the Company's impaired loans consisted of smaller balance residential mortgage loans collectively evaluated for impairment. Non-performing loans (which include loans in excess of 90 days delinquent) at September 30, 2004 and 2003, amounted to approximately $291,000 and $273,000, respectively. The loans were collectively evaluated for impairment.

8. ACCRUED INTEREST RECEIVABLE

Accrued interest receivable consists of the following:

                                                 SEPTEMBER 30,
                                               2004         2003
---------------------------------------------------------------------
Investments and interest-bearing deposits   $  763,024   $  788,917
Mortgage-backed securities                   1,020,426      891,872
Loans receivable                             1,285,588    1,120,551
                                            ----------   ----------

Total                                       $3,069,038   $2,801,340
                                            ==========   ==========

9. OFFICE PROPERTIES AND EQUIPMENT

Office properties and equipment are summarized by major classifications as follows:

                                                 SEPTEMBER 30,
                                               2004         2003
---------------------------------------------------------------------
Land and buildings                          $6,489,050   $5,404,864
Furniture, fixtures and equipment            3,102,835    3,658,034
Automobiles                                     24,896       24,896
                                            ----------   ----------

Total                                        9,616,781    9,087,794
Less accumulated depreciation               (3,867,806)  (4,159,723)
                                            ----------   ----------

Net                                         $5,748,975   $4,928,071
                                            ==========   ==========

Depreciation expense for the years ended September 30, 2004, 2003, and 2002 amounted to approximately $484,000, $535,000, and $515,000, respectively.

10. DEPOSITS

Deposits are summarized as follows:

                                                      SEPTEMBER 30,
                                            2004                         2003

                                                WEIGHTED                     Weighted
                                                INTEREST                     Interest
                                   AMOUNT         RATE          Amount         Rate
----------------------------------------------------------------------------------------
Non-interest bearing            $  8,335,991         0.00%   $  7,579,141         0.00%
NOW accounts                      19,838,879         0.15%     17,340,055         0.15%
Checking accounts                  3,431,273         0.75%      2,468,165         0.75%
Money Market Deposit accounts    100,448,760         1.03%     96,969,856         1.02%
Passbook and Club accounts         4,047,204         0.67%      4,027,354         0.66%
Certificate accounts             269,128,532         3.09%    252,301,983         3.25%
                                ------------   ----------    ------------    ---------

Total Deposits                  $405,230,639         2.33%   $380,686,554         2.43%
                                ============   ==========    ============    =========


20  HARLEYSVILLE SAVINGS FINANCIAL CORPORATION

At September 30, 2004, the amounts of scheduled maturities of certificate accounts were as follows:

For the year ended September 30:             2005   $  97,487,097
                                             2006      42,113,885
                                             2007      69,056,598
                                             2008      57,629,199
                                             2009       2,841,753
                                                    -------------
                                            Total   $ 269,128,532
                                                    =============

The aggregate amount of certificate accounts in denominations of $100,000 or more at September 30, 2004 and 2003 amounted to approximately $28.1 million and $22.9 million, respectively. Deposits in excess of $100,000 are not federally insured.

Interest expense on savings deposits is composed of the following:

                                                 SEPTEMBER 30,
                                     2004            2003            2002
--------------------------------------------------------------------------------
NOW accounts and MMDA accounts   $   1,093,438   $   1,380,039   $   1,823,985
Passbook and Club accounts              22,734          36,472          45,535
Certificate accounts                 7,984,282       9,207,886      11,649,944
                                 -------------   -------------   -------------

Total                            $   9,100,454   $  10,624,397   $  13,519,464
                                 =============   =============   =============

11. ADVANCES FROM FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank consist of the following:

                                                         SEPTEMBER 30,
                                                  2004                       2003

                                                      WEIGHTED                    Weighted
                                                      INTEREST                    Interest
MATURING PERIOD                          AMOUNT         RATE         Amount         Rate
---------------------------------------------------------------------------------------------
1    to   12 months                   $  40,428,147        3.40%  $  23,896,414        2.79%
13   to   24 months                       9,545,900        3.55%     26,555,770        5.39%
25   to   36 months                      28,476,845        3.59%     11,477,325        3.82%
37   to   48 months                      54,582,988        5.08%     10,786,600        4.66%
49   to   60 months                      34,950,243        3.77%     59,101,329        5.07%
61   to   72 months                      15,000,000        6.08%     10,000,000        5.55%
73   to   84 months                      25,968,870        4.89%
85   to   120 months                     57,000,000        4.43%     87,000,000        4.94%
                                      -------------  ----------   -------------  ----------

Total                                 $ 265,952,993        4.34%  $ 228,817,438        4.76%
                                      =============  ==========   =============  ==========

The advances are collateralized by Federal Home Loan Bank stock and substantially all first mortgage loans. The Company has a line of credit of which $19.1million and $0 of the available $30.0 million was used at September 30, 2004 and 2003, respectively.

12. INCOME TAXES

The Company computes its reserve for bad debts under the specific charge-off method. The bad debt deduction allowable under this method is available to large banks with assets greater than $500 million. Generally, this method allows the Company to deduct an annual addition to the reserve for bad debts equal to its net charge-offs. Retained earnings at September 30, 2004 and 2003 includes approximately $1,325,000 representing bad debt deductions for which no deferred income taxes have been provided.


                                                          2004 ANNUAL REPORT  21

The expense for income taxes differs from that computed at the statutory federal corporate tax rate as follows:

                                                                  YEAR ENDED SEPTEMBER 30,
                                                 2004                       2003                        2002
                                                     PERCENTAGE                  Percentage                  Percentage
                                                     OF PRETAX                   of Pretax                   of Pretax
                                         AMOUNT        INCOME        Amount        Income        Amount        Income
-------------------------------------------------------------------------------------------------------------------------
At statutory rate                     $   2,184,643        34.0%  $   2,063,728        34.0%  $   1,915,329        34.0%
Adjustments resulting from:
Tax-exempt income                          (572,457)       (8.9)       (596,865)       (9.8)       (576,795)      (10.3)
State tax-net of federal
    tax benefit                              29,057         0.5          27,654         0.5
Other                                       (37,419)       (0.6)        (18,632)       (0.3)       (120,517)       (2.1)
                                      -------------  ----------   -------------  ----------   -------------  ----------
Expense per consolidated
   statements of income               $   1,603,824        25.0%  $   1,475,885        24.4%  $   1,218,017        21.6%
                                      =============  ==========   =============  ==========   =============  ==========

Income tax expense is summarized as follows:

                                           YEAR ENDED SEPTEMBER 30,
                                     2004            2003            2002
--------------------------------------------------------------------------------
Current                          $   1,628,569   $   1,693,594   $   1,126,017
Deferred                               (24,745)       (217,709)         92,000
                                 -------------   -------------   -------------
Total Income Tax Expense         $   1,603,824   $   1,475,885   $   1,218,017
                                 =============   =============   =============

Items that gave rise to significant portions of the deferred tax accounts are as follows:

                                                         SEPTEMBER 30,
                                                     2004            2003
--------------------------------------------------------------------------------
Deferred Tax Assets:
  Deferred Loan Fees                             $      87,330   $     117,165
  Allowance for Loan Losses                            672,129         676,828

                                                 -------------   -------------
    Sub-Total                                          759,459         793,993
                                                 -------------   -------------

Deferred Tax Liabilities:
  Unrealized gain on investment securities             (17,064)         (8,229)
  Property                                            (352,645)       (243,586)
  Other                                                 (4,205)       (172,543)
                                                 -------------   -------------

    Sub-Total                                         (373,914)       (424,358)
                                                 -------------   -------------

    Total                                        $     385,545   $     369,635
                                                 =============   =============

Income taxes paid were approximately $1,533,000, $1,461,000, and $1,334,000 for the years ended September 30, 2004, 2003, and 2002, respectively.

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

Management believes, as of September 30, 2004, that the Bank meets all capital adequacy requirements to which it is subject. As of September 30, 2004, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.


22  HARLEYSVILLE SAVINGS FINANCIAL CORPORATION

The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                                     TO BE CONSIDERED WELL
                                                                                                       CAPITALIZED UNDER
                                                                               FOR CAPITAL             PROMPT CORRECTIVE
                                                       ACTUAL               ADEQUACY PURPOSES          ACTION PROVISIONS
                                                  AMOUNT        RATIO       AMOUNT        RATIO        AMOUNT        RATIO
----------------------------------------------------------------------------------------------------------------------------
As of September 30, 2004
 Tier 1 Capital (to assets)                    $  44,124,545      6.20%   $ 28,480,960     4.00%     $ 35,601,200     5.00%
 Tier 1 Capital (to risk weighted assets)         44,124,545     13.69%     12,890,920     4.00%       19,336,380     6.00%
 Total Capital (to risk weighted assets)          46,127,545     14.31%     25,781,840     8.00%       32,227,300    10.00%

As of September 30, 2003
 Tier 1 Capital (to assets)                    $  40,630,238      6.20%   $ 26,193,200     4.00%     $ 32,741,500     5.00%
 Tier 1 Capital (to risk weighted assets)         40,630,238     14.37%     11,312,920     4.00%       16,969,380     6.00%
 Total Capital (to risk weighted assets)          42,644,238     15.08%     22,625,840     8.00%       28,282,300    10.00%

14. RETIREMENT SAVINGS PLAN

The Company has an employee stock ownership pension plan and a qualified 401 (k) retirement savings plan covering all full-time employees meeting certain eligibility requirements. Contributions for both plans are at the discretion of the Company's Board of Directors. Contributions expense related to the plans was $241,185, $201,793 and $204,203 for the years ended September 30, 2004, 2003, and 2002, respectively.

15. STOCK OPTIONS

In 1987, the Company established a stock compensation program for executive officers and other selected full-time employees and directors of the Company. The 1987 program consists of four plans that are available for grant: Plan I -incentive stock options; Plan II - compensatory stock options; Plan III - stock appreciation rights; and Plan IV - performance share awards. Under the 1987 Stock Compensation Program, 194, 865 shares were reserved for issuance pursuant to the exercise of stock options. The grants to Employees and Non-Employee Directors were for a term of 10 years with a vesting period of 5 years. The 1987 program has expired.

In January 1996, the stockholders approved the 1995 Stock Option Plan. This plan consists of two parts: Plan I - incentive stock options and Plan II - compensatory stock options. Under the 1995 Stock Option Plan, 158,333 shares were reserved for issuance pursuant to the exercise of stock options. The grants to Employees and Non-Employee Directors are for a term of 10 years with a vesting period of 5 years for Employees and 4 years for Non-Employee Directors. There are no more options remaining for grant under this plan.

In January 2001, the stockholders approved the 2000 Stock Option Plan. This plan provides for the grant of incentive stock options and compensatory stock options. Under the 2000 Stock Option Plan, 110,000 shares were reserved for issuance pursuant to the exercise of stock options. The grants to Employees and Non-Employee Directors are for a term of 10 years with vesting periods 1 and 5 years. There are 54,625 options remaining for grant in this plan.

A summary of transactions under this plan follows:

                                                                    YEAR ENDED SEPTEMBER 30,
                                                2004                        2003                        2002
                                                      WEIGHTED                    Weighted                     Weighted
                                                      AVERAGE                     Average                      Average
                                         OPTIONS       PRICE         Options       Price         Options        Price
--------------------------------------------------------------------------------------------------------------------------
Outstanding, beginning of year              125,881  $    14.99         128,208  $    13.56         128,568   $    12.57
      Exercised                             (25,392)      11.21         (16,327)      11.87         (16,510)       10.41
      Forfeited                              (1,500)      18.61          (8,300)      17.50            (750)       14.17
      Granted                                22,200       28.60          22,300       21.88          16,900        18.02
                                      -------------  ----------   -------------  ----------   -------------   ----------

      Outstanding, end of year              121,189  $    18.26         125,881  $    14.99         128,208   $    13.56
                                      =============  ==========   =============  ==========   =============   ==========

Options exercisable, end of year             78,189  $    15.69          74,981  $    12.54          82,658   $    11.89
                                      =============  ==========   =============  ==========   =============   ==========


                                                          2004 ANNUAL REPORT  23

A summary of the exercise price range at September 30, 2004 is as follows:

                            EXERCISE           WEIGHTED        WEIGHTED AVERAGE
           NUMBER OF          PRICE        AVERAGE REMAINING    EXERCISE PRICE
         OPTION SHARES        RANGE        CONTRACTUAL LIFE       PER SHARE
         -------------   ---------------   -----------------   ----------------
                55,489   $  9.40 - 15.31          3.96 YEARS   $          12.62
                65,700     16.00 - 28.60          7.86 YEARS              23.03
         -------------   ---------------   -----------------   ----------------
               121,189   $  9.40 - 28.60          6.07 YEARS   $          18.26
         =============   ===============   =================   ================

The Company also has established an Employee Stock Purchase Plan (the "Purchase Plan") whereby employees may elect to make contributions to the Purchase Plan in an aggregate amount not less than 2% no more than 10% of such employee's total compensation. These contributions would then be used to purchase stock during an offering period determined by the Company's Salary and Benefits Committee. The purchase price of the stock would be the lesser of 85% of the market price on the first day or the last day of the offering period. The SFAS No. 123 impact of the Purchase Plan on pro forma net income and income per share was deemed to be immaterial. During 2004, 4,156 shares were issued to employees. At September 30, 2004, there were 22,139 shares available for future purchase.

16. COMMITMENTS

At September 30, 2004, the Company had approximately $11.4 million in outstanding commitments to originate mortgage loans, of which $9.9 were at fixed rates ranging from 4.88% to 6.75% and adjustable rates of $1.5 million ranging from 4.00 to 5.25%. The unfunded line of credit commitments at September 30, 2004 were $36.3 million. The amounts of undisbursed portions of loans in process at September 30, 2004 were $5.2 million. Also, at September 30, 2004, the Company had no outstanding futures or options positions.

The Company leases land for two of its branch offices. Minimum rental commitments at September 30, 2004, are summarized below:

                         Fiscal      Rental
                          Year       Amount
                         ------    ---------
                          2005     $  93,024
                          2006        94,174
                          2007        94,174
                          2008        98,407
                          2009       104,332
                                   ---------
                          Total    $ 484,111
                                   =========

The Company has the right to renew the lease for another five year period at the end of 2009. Rent expense for all operating leases was $96,549, $102,126 and $99,663 for the year ended September 30, 2004, 2003, and 2002 respectively.

17. LEGAL CONTINGENCIES

Various legal claims also arise from time to time in the normal course of business. In the opinion of management at September 30, 2004 outstanding legal contingencies will have no material effect on the Company's consolidated financial statements.

18. CONVERSION TO A STOCK SAVINGS BANK

At the time of conversion, in 1987, the Bank established a liquidation account in an amount equal to the Bank's net worth as reflected in the latest consolidated statement of financial condition of the Bank contained in the offering circular utilized in the conversion. The function of the liquidation account is to establish a priority on liquidation and, except with respect to the payment of cash dividends on, or the re-purchase of, any of the common stock by the Bank, the existence of the liquidation account will not operate to restrict the use or application of any of the net worth accounts of the Bank. In the event of a complete liquidation of the Bank (and only in such event), each eligible account holder will be entitled to receive a pro rata distribution from the liquidation account, based on such holder's proportionate amount of the total current adjusted balances from deposit accounts then held by all eligible account holders, before any liquidation distribution may be made with respect to stockholders. The liquidation account was approximately $2,300,000 at September 30, 2004. Furthermore, the Company may not repurchase any of its stock if the effect thereof would cause the Company's net worth to be reduced below (i) the amount required for the liquidation account or (ii) the regulatory capital requirements.


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

                                                                                       SEPTEMBER 30,
                                                                           2004                            2003
                                                                  CARRYING     ESTIMATED FAIR     Carrying     Estimated Fair
                                                                   AMOUNT          VALUE           Amount          Value
-------------------------------------------------------------------------------------------------------------------------------
Assets:
    Cash and cash equivalents                                  $    4,718,784  $    4,718,784  $    6,401,598  $    6,401,598
    Investment securities held to maturity                         68,161,572      69,439,514      83,326,866      84,473,000
    Investment securities available-for-sale at fair value          7,714,840       7,714,840       4,922,801       4,922,801
    Mortgage-backed securities held to maturity                   261,291,730     262,560,000     223,591,665     225,994,000
    Mortgage-backed securities available-for-sale
        at fair value                                               3,795,274       3,795,274       6,655,571       6,655,571
    Loans receivable - net                                        338,584,205     337,999,592     297,346,404     297,440,453
    Federal Home Loan Bank Stock                                   15,184,100      15,184,100      13,782,100      13,782,100

Liabilities:
    Passbook, Club and NOW accounts                                35,653,347      35,653,347      31,414,715      31,414,715
    Money Market Demand accounts                                  100,448,760     100,448,760      96,969,856      96,969,856
    Certificate accounts                                          269,128,532     259,853,072     252,301,983     259,853,072
    Advances from Federal Home Loan Bank                          265,952,993     256,177,581     228,817,438     209,435,434

Off Balance Sheet Instruments:
    Commitments                                                    47,648,512      47,648,512      41,631,245      41,631,245

The carrying amounts of cash and short-term instruments approximate fair values. The carrying amounts of interest-bearing deposits maturing within ninety days approximate their fair values. The fair value of investment securities and mortgage-backed securities is based on quoted market prices and dealer quotes. For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (e.g., one-to-four family residential) and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for non-performing loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable. Although Federal Home Loan Bank Stock (FHLB) is an equity interest in FHLB, it is carried at cost because it does not have a readily determinable fair value as its ownership is restricted and it lacks a market. The estimated fair value approximates the carrying amount.

The fair value of NOW and money market deposits and savings accounts is the amount reported in the financial statements. The fair value of savings certificates and advances from Federal Home Loan Bank are based on a present value estimate using rates currently offered for instruments of similar remaining maturity. Fair values for off-balance sheet lending commitments are based on carrying amounts.

The fair value estimates presented herein are based on pertinent information available to management as of September 30, 2004 and 2003. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

20. PARENT COMPANY CONDENSED FINANCIAL INFORMATION

Condensed financial statements of Harleysville Savings Financial Corporation are as follows:

CONDENSED STATEMENTS OF FINANCIAL CONDITION

                                                      SEPTEMBER 30,
                                                 2004              2003
------------------------------------------------------------------------------
Assets
    Cash                                    $      126,447    $       93,898
    Investment in subsidiary                    44,230,233        40,758,086
                                            --------------    --------------
Total Assets                                $   44,356,680    $   40,851,984
                                            ==============    ==============

Liabilities & Stockholders' Equity
Liabilities
Other Liabilities                           $       43,768    $       36,262
    Stockholders' equity                        44,312,912        40,815,722
                                            --------------    --------------
Total liabilities & Stockholders' Equity    $   44,356,680    $   40,851,984
                                            ==============    ==============


                                                          2004 ANNUAL REPORT  25

Condensed Statement of Income                                     Year Ended September 30,
Income:                                                     2004           2003           2002
                                                         -----------    -----------    -----------
Equity in Undistributed Income of Subsidiary             $ 5,150,997    $ 4,832,221    $ 4,679,920
Other Expense                                                300,900        238,318        264,615
                                                         -----------    -----------    -----------
Net income                                               $ 4,850,097    $ 4,593,903    $ 4,415,305
                                                         ===========    ===========    ===========

Condensed Statement of Cash Flows                                   Year Ended September 30,
                                                            2004           2003           2002
                                                         -----------    -----------    -----------
Net Income                                               $ 4,850,097    $ 4,593,903    $ 4,415,305
Increase (Decrease) in Other Liabilities                       7,506         (3,916)        40,178
Undistributed Income of Harleysville Savings Bank         (5,150,997)    (4,832,221)    (4,700,448)
                                                         -----------    -----------    -----------
Net Cash Used in Operating Activities                       (293,394)      (242,234)      (244,965)
                                                         -----------    -----------    -----------

Investing activities:
    Dividends Received From Subsidiaries                   1,696,000      1,905,100        922,131
                                                         -----------    -----------    -----------
Net Cash Provided by Investing Activities                  1,696,000      1,905,100        922,131
                                                         -----------    -----------    -----------

Financing activities:
    Acquisition of Treasury Stock                           (251,580)      (808,841)      (336,335)
    Use of Treasury Stock                                    707,826        694,397        479,841
    Proceeds From Issuance of Common Stock                                                 107,037
    Dividends Paid                                        (1,826,303)    (1,497,528)    (1,213,456)
                                                         -----------    -----------    -----------

Net Cash Used in Financing Activities                     (1,370,057)    (1,611,972)      (962,913)
                                                         -----------    -----------    -----------

Net increase (decrease) in cash and cash equivalents          32,549         50,894       (285,747)
Cash and cash equivalents at the beginning of the year        93,898         43,004        328,751
                                                         -----------    -----------    -----------
Cash and cash equivalents at the end of the year         $   126,447    $    93,898    $    43,004
                                                         ===========    ===========    ===========

21. QUARTERLY FINANCIAL DATA (UNAUDITED)

Unaudited quarterly financial data for the years ended September 30, 2004 and 2003 is as follows:

                                                          2004                                    2003
                                          ------------------------------------    ------------------------------------
                                           1ST       2ND       3RD       4TH       1st       2nd       3rd        4th
                                           QTR       QTR       QTR       QTR       QTR       QTR       QTR        QTR
                                          ------------------------------------    ------------------------------------
Interest Income                           $8,064    $8,105    $8,087    $8,349    $8,696    $8,391    $8,256    $7,745
Interest Expense                           5,171     5,005     5,047     5,169     5,726     5,429     5,356     5,162
                                          ------------------------------------    ------------------------------------
Net Interest Income                        2,893     3,100     3,040     3,180     2,970     2,962     2,900     2,583
Provision for loan loss
Net interest income after
                                          ------------------------------------    ------------------------------------
      provision for loan losses            2,893     3,100     3,040     3,180     2,970     2,962     2,900     2,583
Non-interest income                          452       434       322       430       313       300       330       609
Non-interest expense                       1,746     1,888     1,891     1,873     1,691     1,739     1,732     1,736
                                          ------------------------------------    ------------------------------------
Income before income taxes                 1,599     1,646     1,471     1,737     1,592     1,523     1,498     1,456
Income tax expense                           391       411       350       452       412       379       378       306
                                          ------------------------------------    ------------------------------------
Net income                                $1,208    $1,235    $1,121    $1,285    $1,180    $1,144    $1,120    $1,150
                                          ====================================    ====================================
Per Common Share:
       Earnings per share - basic ...     $ 0.53    $ 0.54    $ 0.49    $ 0.56    $ 0.52    $ 0.49    $ 0.49    $ 0.51
       Earnings per share - diluted ...   $ 0.52    $ 0.53    $ 0.48    $ 0.55    $ 0.51    $ 0.49    $ 0.48    $ 0.50

Earnings per share is computed independently for each period presented. Consequently, the sum of the quarters may not equal the total earnings per share for the year.


26  HARLEYSVILLE SAVINGS FINANCIAL CORPORATION

MARKET AND CORPORATE INFORMATION

MARKET INFORMATION

Harleysville Savings Financial Corporation's Common Stock is traded in the Over-the-Counter Market and quoted on the NASDAQ National Market System under the symbol "HARL". The Common Stock was issued at an adjusted price of $2.42 per share in connection with the Company's conversion from mutual to stock form and the Common Stock commenced trading on the NASDAQ National Market System on September 3, 1987. Prices shown below reflect the prices reported by the NASDAQ systems. The closing price on September 30, 2004, was $28.75 per share. There were 2,299,127 shares outstanding as of September 30, 2004, held by approximately 1,000 stockholders of record.

                                                         CASH DIVIDENDS
FOR THE QUARTER ENDED        HIGH        LOW      CLOSE     DECLARED
-------------------------------------------------------------------------
September 30, 2002        $ 21.50    $ 20.00    $ 20.11     $  0.14
December 31, 2002           23.02      20.05      21.88        0.16
March 31, 2003              26.50      22.00      25.53        0.16
June 30, 2003               26.65      24.00      25.53        0.16
September 30, 2003          27.58      25.00      26.38        0.18
December 31, 2003           30.25      25.66      29.90        0.20
March 31, 2004              34.50      28.15      30.00        0.20
June 30, 2004               33.50      26.15      27.36        0.20
September 30, 2004          30.00      25.75      28.75        0.20

-------------------------------------------------------------------------

CORPORATE INFORMATION

AUDITORS                                                         GENERAL COUNSEL
Deloitte & Touche LLP.                                           James J. Garrity
1700 Market Street                                               Wisler, Pearlstine, Talone, Craig, Garrity & Potash
Philadelphia, PA 19103-3984                                      Office Court at Walton Point
(215) 246-2300                                                   484 Norristown Road
                                                                 Blue Bell, PA 19422
                                                                 (610) 825-8400

ANNUAL MEETING
Indian Valley Country Club
Telford, PA                                                      INVESTOR INFORMATION
Wednesday, January 26, 2005                                      Investors, Analysts and others seeking
9:30 A.M.                                                        financial information may contact:
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
Midwest Res. First Tennessee

SPECIAL COUNSEL
Elias, Matz, Tiernan & Herrick LLP.                              TRANSFER AGENT
734 15th Street, N.W.                                            Direct questions regarding dividend
Washington, DC 20005                                             checks, address and name changes or
(202) 347-0300                                                   lost certificates to:

                                                                 Registrar and Transfer Company
                                                                 10 Commerce Drive
DIVIDEND REINVESTMENT PLAN                                       Cranford, NJ 07016
The Company has a Dividend Reinvestment and Stock                web site: www.rtco.com
Purchase Plan. Interested stockholders can                       email: invrel@rtco.com
obtain more information regarding the Plan by
contacting:                                                      Upon request, the Company's Annual Report or
                                                                 form 10-K for the year ended September 30, 2004,
Registrar and Transfer Company                                   and the exhibits thereto required to be filed with
10 Commerce Drive                                                the Securities and Exchange Commission under
Cranford, NJ 07016                                               the Securities Act of 1934 will be furnished
(800) 525-7686, extension 2542                                   without charge to any stockholder.


                                                          2004 ANNUAL REPORT  27

B O A R D  O F  D I R E C T O R S
  SANFORD L. ALDERFER               PAUL W. BARNDT                  PHILIP A. CLEMENS              MARK R. CUMMINS, CPA, CFA
  President                         Founder                         Chairman/CEO                   Executive Vice President,
  Sanford Alderfer                  The Barndt Agency, Inc.         Clemens Family Corporation     CIO, and Treasurer
  Auction Co., Inc.                 Sumneytown, PA                  Hatfield, PA                   Harleysville Insurance Companies
  Hatfield, PA                                                                                     Harleysville, PA

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

O F F I C E R S

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

M A N A G E R S

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


28  HARLEYSVILLE SAVINGS FIANACIAL CORPORATION

MANAGER

[PHOTO]                     ADRIAN D. GORDON
                            Vice President and Information System Manager

                            SHERI L. STROUSE
                            Vice President and Branch Administrator


[PHOTO]                     KATHLEEN CLAIRMONT
                            Assistant Vice President and
                            West Norriton Office Manager

                            ANNE J. ROSTOSKY
                            Assistant Vice President and
                            and Lansdale Office Manager

                            JASON L. YODER
                            Assistant Vice President
                            and Harlesyville Office Manager

                            DAWN L. HUFNAGLE
                            Assistant Vice President
                            and Sumneytown Office Manager

                            DENISE L. MONAGHAN
                            Assistant Vice President
                            and Hatfield Office Manager


[PHOTO]                     DIANE M. CARLSON
                            Assistant Vice President
                            and Human Resource Manager

                            LORI N. MCCAUSLAND
                            Assistant Vice President
                            and Loan Administration Manager

                            KIM A. LICATA
                            Assistant Vice President
                            and Loan Customer Service Manager

                            M. SHANE MICHALAK
                            Assistant Vice President
                            and Accounting Department Manager

                            MICHELLE A. BECK
                            Assistant Vice President
                            and Security Manager

                        M I S S I O N  S T A T E M E N T


Harleysville Savings Financial Corporation's focus is to be your trusted financial partner by providing quality financial products and services; by providing a rewarding place for our employees to work; by being a responsible corporate citizen of the community; and by achieving a fair and reasonable return for our stockholders.

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