Form 10-K, Exhibit 13
period 2005-09-30
HARLEYSVILLE SAVINGS FINANCIAL CORP
filed 2005-12-21
CIK 1107160

Exhibit 13.0

                              HARLEYSVILLE SAVINGS
               --------------------------------------------------
                    F I N A N C I A L  C O R P O R A T I O N
               --------------------------------------------------
                     [PHOTO]                        [PHOTO]


                       2 0 0 5   A N N U A L   R E P O R T


                     [PHOTO]                        [PHOTO]

BOARD OF DIRECTORS

                           [PHOTO BOARD OF DIRECTORS]
Seated (L to R): Charlotte A. Hunsberger, Ronald B. Geib, Edward J. Molnar, Philip A. Clemens, David J. Friesen,
Standing (L to R): Mark R. Cummins, James L. Rittenhouse, Sanford L. Alderfer, George W. Meschter


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

Selected Consolidated Financial and Other Data

Selected Balance Sheet Data:

                                                                   As of September 30,
(in thousands, except per share data)              2005       2004         2003        2002        2001
---------------------------------------------------------------------------------------------------------
Total Assets                                    $ 766,990   $ 718,232   $ 653,288   $ 620,264   $ 558,388
Mortgage-backed securities held to maturity       263,964     261,292     223,592     163,815     167,727
Mortgage-backed securities available-for-sale       1,045       3,795       6,656      29,515           -
Loans receivable - net                            366,007     338,584     297,346     295,354     290,213
Investment securities held to maturity             87,364      68,162      83,327      55,665      62,202
Investment securities available-for-sale            2,835       7,715       4,923      12,000       3,294
Other investments (1)                              23,971      19,903      18,618      45,369      16,538
Deposits                                          418,980     405,231     380,687     371,947     350,147
FHLB advances and other borrowings                297,268     265,953     228,817     207,502     171,309
Total stockholders' equity                         47,576      44,313      40,816      37,868      34,264
Book value per share (3)                            12.20       11.56       10.81       10.05        9.19

Selected Operations Data:

                                                                 Year Ended September 30,
                                                   2005        2004        2003        2002        2001
---------------------------------------------------------------------------------------------------------
Interest income                                 $  35,902   $  32,636   $  33,123   $  35,218   $  36,303
Interest expense                                   22,747      20,391      21,673      24,226      26,583
                                                ---------   ---------   ---------   ---------   ---------

Net interest income                                13,155      12,245      11,450      10,992       9,720
Provision for loan losses                             (40)          -           -           -           -
                                                ---------   ---------   ---------   ---------   ---------
Net interest income after provision
   for loan losses                                 13,195      12,245      11,450      10,992       9,720

Gain on sales of loans and securities                 115         326         247           7         191
Other income                                        1,351       1,282       1,270       1,068       1,055
Other expense                                       7,965       7,399       6,897       6,434       5,832
                                                ---------   ---------   ---------   ---------   ---------

Income before taxes                                 6,696       6,454       6,070       5,633       5,134
Income tax expense                                  1,693       1,604       1,476       1,218       1,219
                                                ---------   ---------   ---------   ---------   ---------

Net income                                      $   5,003   $   4,850   $   4,594   $   4,415   $   3,915
                                                =========   =========   =========   =========   =========

Earnings per share - basic (3)                  $    1.29   $    1.28   $    1.21   $    1.18   $    1.06
Earnings per share - diluted (3)                     1.27        1.25        1.19        1.16        1.04
Dividends per share (3)                              0.58        0.48        0.40        0.32        0.29

Selected Other Data:

                                                                Year Ended September 30,
                                                     2005        2004       2003         2002        2001
---------------------------------------------------------------------------------------------------------
Return on average assets (2)                         0.67%       0.70%      0.72%        0.75%       0.74%
Return on average equity (2)                        10.91%      11.44%     11.68%       12.31%      12.00%
Dividend payout ratio                               44.96%      37.56%     32.67%       27.55%      27.27%
Average equity to average assets (2)                 6.15%       6.17%      6.14%        6.10%       6.15%
Interest rate spread (2)                             1.65%       1.64%      1.64%        1.71%       1.63%
Net yield on interest-earning assets (2)             1.82%       1.80%      1.84%        1.92%       1.90%
Ratio of non-performing assets to total
   assets at end of period                           0.03%       0.04%      0.04%        0.03%       0.05%
Ratio of interest-earning assets to
   interest-bearing liabilities at end
   of period                                        105.4%      105.6%     105.6%       105.2%      105.1%
Full service banking offices at end of period           5           5          5            5           5

(1) Includes interest-bearing deposits at other depository institutions & stock of the Federal Home Loan Bank of Pittsburgh.

(2) All ratios are based on average monthly balances during the indicated periods.

(3) The number of shares and per share information for all periods presented has been restated to reflect the five for three stock split as of February 24, 2005.

                                                           2005 ANNUAL REPORT  1

Chairman's Report to the Stockholders

To our Stockholders:

We are pleased to report to you, that the Company experienced a ninth consecutive year of record earnings results. Net income amounted to $5,004,000, which is the most that Harleysville Savings has earned in any year in its 90-year history.

Net income for the year amounted to $1.27 per share on a diluted basis compared to $1.25 per diluted share for the past fiscal year. Return on average equity was 10.91% and return on average assets was .67% for the year. Stockholders' equity increased to $12.20 per share compared to $11.56 per share a year ago. During fiscal year 2005 assets increased 6.8% to $767 million.

Providing a fair and reasonable return for our stockholders is very important, and is one of the four cornerstone principles in the Company's Mission Statement. The Company's Board of Directors increased the cash dividend twice during this past fiscal year, from $.132 per share to $.16 per share. This was an increase of 21% and was the 73rd consecutive quarter that the Company has paid a cash dividend and the 18th consecutive year that the cash dividend has been increased. Stockholders also received a five-for-three stock split in February. In a period of time when the market return for shares of banks and thrifts overall was a negative 2.85% (SNL Financial Index), Harleysville Savings' stockholders have experienced a total return of 3.7 % for the fiscal year. Many of our stockholders are long-term investors who have enjoyed an annual average return of 16.3% over the past five years and an average annual return of 13.2% over the past ten years when taking into account market appreciation and the payment of cash dividends.

                                    [PICTURE]

Turning to market conditions that have influenced the financial performance of the Company, the Federal Reserve Board (FOMC) has continued to increase short term interest rates over the past year. Since June 30, 2004, the FOMC has increased the federal funds rate twelve times from 1.00% to 4.00%. The FOMC has turned their attention to inflationary concerns and many economists expect them to continue raising short term interest rates several more times. The interest rate yield curve (the difference between short term rates and long term rates) has flattened considerably over this past year and it has been a challenge to maintain the Company's net interest rate spread. Despite these challenges, net interest income increased 7.4% to $13,155,000 for the twelve month period compared to $12,245,000 for the same period last year.

During this past year, management has been laying the foundation to expand relationships with small business customers in our market area to complement the Company's retail business. As has been our practice with any new activity that we have pursued over the years, management has invested a considerable amount of time to establish a strong base of policies and operating procedures to assure that the Company's key principles remain intact as we expand our business opportunities. Those key principles that have contributed so much to our success are:

High asset quality

Exceptional operating efficiencies

Effective capital management

Genuine quality customer service

High asset quality has been a distinguishing characteristic of Harleysville Savings throughout its history as a public company. The Company's non-performing and 90-day delinquent loans amounted to only $260,000 or 0.03% of assets as of September 30, 2005. Loan loss reserves are in place to protect against possible losses. The Company has $1,968,000 or $7.30 of reserves in place for every $1.00 of assets that are either classified as non-performing or are 90 days or more delinquent. As we begin to expand our boundaries and establish relationships with small business customers, high asset quality will be a major focus of our activities.

2  HARLEYSVILLE SAVINGS FINANCIAL CORPORATION

                                    [PICTURE]

Expanded small business relationships will enable the Company to leverage its investment in new technology to implement the electronic processing of checks for our customers. The Company's Information Systems Manager, Adrian Gordon, and his team deserve credit for completing the task of installing the Company's Check 21 Processing system by this past summer, which has enabled all of our branches to process checks electronically for our customers. As more banks throughout the country begin to exchange checks electronically, the cost of producing substitute checks will drop and the efficiencies created by the Company's new technology will result in even greater profitability for the Company. Image technology brings check processing into the 21st century by eliminating the need for hand delivery of checks. The Company will be well positioned to take advantage of these opportunities as they develop because of the technology advantages of electronic check image exchange.

On November 1st, construction was started for our newest branch location along the rapidly expanding "Route 422 Corridor". Our Upper Providence Office will be located at the intersection of Township Line Road and Ridge Pike in Upper Providence Township. This strategically placed branch will be in the heart of an expanded commercial area as new shopping centers are planned for each of the other three corners of that busy intersection. We look forward to the Upper Providence branch office to be doing business by the summer of 2006.

Customer expectations continue to motivate us to provide new products and services. During this past year, we have expanded our product offerings to meet those expectations in a number of ways: We offered a new Prime Money Market Account with the interest rate tied to the prime rate; iSave checking and iSave savings accounts for our teenage customers; a Rising Rate Certificate of Deposit which offers our customers some protection against rising interest rates; Sage Scholars which provides opportunity for our savings account customers to earn Tuition Rewards; E-statement for our checking account customers; Bounce Protection for our checking account customers; Live ATM card services; i-Pay for our on-line banking system; and several new consumer loan products.

For many older Americans, it's difficult to keep up with the financial pressures of the new economy and to live life to its fullest. We're dedicated to helping seniors to continue living in the home where they're comfortable by turning the equity they've built into extra cash. One of the ways that we are able to do this is through the Reverse Mortgage product that is provided through our relationship with Financial Freedom, the largest provider of reverse mortgages in the USA.

                                                           2005 ANNUAL REPORT  3

                                    [PICTURE]

Technology may continue to provide opportunity for efficiencies, but Harleysville Savings would not enjoy the success it does without the outstanding contribution from the Company's greatest asset, our talented and experienced employees. Long-term employees bring stability and instill confidence that develops strong customer relationships, which are paramount to building long term success.

Fourteen of our employees were recognized this year for long-term service. Receiving awards for five years were: Barbara Eyrich, Larry Fisher, Peggy Keeley, Janine Losinno, Sonal Patel and Alicia Vaca. Receiving awards for ten years were: Elaine Bergey, Janice Blair, Marie Fazekas, Ann Tomaselli, and Sherry Williamson. Receiving an award for fifteen years was Sue Keeler. Receiving an award for twenty years was Barbara Marcy and receiving an award for 30 years of service was Ron Geib.

The year 2005 was our 90th anniversary as a community financial institution and we are proud of what our employees - both past and present - have accomplished during those years. The old fashioned principles of honesty and integrity are still important in what we do every day. That is why it has been and continues to be our desire to follow a business philosophy that is consistent with the Proverb that God has given us: "A good name is to be more desired than great riches."

Looking ahead to the year 2006 and beyond, we are very optimistic about the new opportunities that exist for Harleysville Savings. We live and work in a great market area, which includes the county with the third highest population, and has the second highest per capita income in the state of Pennsylvania. Montgomery County's housing market and employment base are also among the strongest in Pennsylvania.

We want to express our appreciation to you for the confidence that you have expressed in the management of this Company. We hope to see you at our Annual Stockholders' meeting in January.

    Sincerely,

    /s/ Edward J. Molnar
    Edward J. Molnar
    Chairman and Chief Executive Officer

4  HARLEYSVILLE SAVINGS FINANCIAL CORPORATION

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

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

Specific Allowance Required for Certain Impaired or Collateral-Dependent Loans:
We establish an allowance for certain impaired loans for the amounts by which the discounted cash flows (or collateral value or observable market price) are lower than the carrying value of the loan. Under current accounting guidelines, a loan is defined as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due under the contractual terms of the loan agreement.

General Valuation Allowance on Certain Identified Problem Loans - We also establish a general allowance for classified loans that do not have an individual allowance. We segregate these loans by loan category and assign allowance percentages to each category based on inherent losses associated with each type of lending and consideration that these loans, in the aggregate, represent an above-average credit risk and that more of these loans will prove to be uncollectible compared to loans in the general portfolio.

General Valuation Allowance on the Remainder of the Loan Portfolio - We establish another general allowance for loans that are not classified to recognize the inherent losses associated with lending activities, but which, unlike specific allowances, has not been allocated to particular problem assets. This general valuation allowance is determined by segregating the loans by loan category and assigning allowance percentages based on our historical loss experience, delinquency trends and management's evaluation of the collectibility of the loan portfolio. The allowance is adjusted for significant factors that, in management's judgment, affect the collectibility of the portfolio as of the evaluation date. These significant factors may include changes in lending policies and procedures, changes in existing general economic and business conditions affecting our primary lending areas, credit quality trends, collateral value, loan volumes and concentrations, seasoning of the loan portfolio, loss experience in particular segments of the portfolio, duration of the current business cycle and bank regulatory examination results. The applied loss factors are reevaluated monthly to ensure their relevance in the current economic environment.

Overview

Harleysville Savings Financial Corporation (the "Company"), a bank holding company, of which Harleysville Savings Bank (the "Bank"), is a wholly owned subsidiary, was formed in February 2000. For purposes of this discussion, the Company, including its wholly owned subsidiary, will be referred to as the "Company." The Company's earnings are primarily dependent upon its net interest income, which is determined by (i) the difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities outstanding. The Company's interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. The Company, like other thrift institutions, is vulnerable to an increase in interest rates to the extent that interest-bearing liabilities mature or reprice more rapidly than interest-earning assets. To reduce the effect of adverse changes in interest rates on its operations, the Company has adopted certain asset and liability management strategies, described below.

                                                           2005 ANNUAL REPORT  5

The Company's earnings are also affected by, among other factors, other non-interest income, other expenses and income taxes.

The Company's total assets at September 30, 2005, amounted to $767.0 million, compared to $718.2 million as of September 30, 2004. Deposits as of September 30, 2005, totaled $419.0 million, compared to $405.2 million at September 30, 2004. Stockholders' equity totaled $47.6 million as of September 30, 2005, compared to $44.3 million at September 30, 2004.

During fiscal 2005, net interest income after provision for loan losses increased $951,000 or 7.8% from the prior fiscal year. This increase was the result of 6.4% growth in the average interest-earning assets, which was offset by a 6.7% growth in average interest-bearing liabilities, and a slight increase in the interest rate spread from 1.64% in fiscal 2004 to 1.65% in fiscal 2005. Earnings for fiscal 2005 were $5.0 million compared to $4.9 million and $4.6 million for the years ended September 30, 2004 and 2003, respectively. The Company's return on average assets (net income divided by average total assets) was 0.67% during fiscal 2005 compared to 0.70% and 0.72% during fiscal 2004 and 2003, respectively. Return on average equity (net income divided by average equity) was 10.91% during fiscal 2005 compared to 11.44% during fiscal 2004 and 11.68% during fiscal 2003. This decline in return on average assets and return on average equity during the three-year period was a direct result of increased prepayments of higher yielding assets and the Company reinvesting those funds into a shorter-term asset with a lower yield. The repositioning of the portfolio into short-term assets will allow the Company to have more cash flow to reinvest in a rising rate environment.

Recent Accounting Pronouncements - In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123R (revised 2004), "Share-Based Payment", which revises SFAS No. 123, "Accounting for Stock-Based Compensation", and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees". This Statement requires an entity to recognize the cost of employee services received in exchange for an award of equity investment based on grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award. Effective October 1, 2005 the Company will be required to recognize compensation expense for the fair value of stock options that are granted or vest after that date. Management determined based on current option levels, the impact is not expected to be material on the Company's consolidated financial statements.

In March 2005, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 107 which expressed the views of the SEC regarding the interaction between SFAS No. 123R and certain SEC rules and regulations. SAB No. 107 provides guidance related to the valuation of share-based payment arrangements for public companies, including assumptions such as expected volatility and expected term.

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

Net Interest Income

Net interest income after provision for loan losses increased by $951,000 or 7.77% in fiscal 2005, and increased by $798,000 or 6.99% in fiscal 2004 over the respective prior periods. The increase in the net interest income after provision for loan losses in 2005 and 2004 was due to a higher amount of interest-earning assets and an increase in the interest rate spread. The driving factors will be discussed below in Interest Income and Interest Expense.

Interest Income

Interest income on mortgage loans increased by $413,000 or 2.8% in fiscal 2005 and decreased by $2.0 million or 11.9% in fiscal 2004 from the respective prior years. During fiscal 2005, the average balance of mortgage loans increased $16.0 million or 6.5% and the yield decreased by 21 basis points. The decrease in the yield of mortgage loans reflects the lower interest rate environment and the increase in refinancing of existing loans at lower rates. During fiscal 2004, the average balance of mortgage loans increased $17.6 million or 7.7% and the yield decreased by 134 basis points. The majority of loans originated during the 2005 year were fixed rate mortgages. The increase in interest income on mortgage-backed securities reflected an increase of $13.2 million or 5.1% in the average balance, which was also benefited by a 28 basis point increase in yield earned during fiscal 2005. During fiscal 2004, the increase in interest income on mortgage-backed securities reflected an increase of $26.0 million or 11.2% in the average balance, which was also benefited by a 5 basis point increase in yield. The increase in the balance of mortgage-backed securities reflects the need the Company had for mortgage-related products that the Company was not able to originate in the local market area. The Company needed a higher volume of mortgage-backed securities during fiscal 2004 and 2005 to offset the flat interest rate spread. In 2005, the increase in interest income on consumer and other loans reflected an increase in the average balance due to growth in home equity loans of $13.2 million or 18.0%, and an increase in the yield to 5.35%. In 2004, the increase in interest income on consumer and other loans reflected an increase in the average balance due to growth in home equity loans of $10.9 million or 17.5%, which was partially offset by a decrease in the yield to 4.97%.

Interest and dividends on investments increased by $604,000 or 16.4% in fiscal 2005 over the respective prior years. During fiscal 2005, the increase resulted from the average balance on investments increasing $1.3 million or 1.3% and a 55 basis point increase. The increase in the average balance in 2005 reflects funds that were redeployed from normal cash flows. Interest and dividends on investments increased by $178,000 or 5.1% in fiscal 2004 over the respective prior years. During fiscal 2004, the increase resulted from an increase of 11 basis points and an increase in the average balance of $1.9 million or 1.9%.

Interest Expense

Interest expense on deposits increased $1.2 million or 13.6% in fiscal 2005 and decreased by $1.5 million or 14.3% in fiscal 2004 as compared to the respective prior years. In fiscal 2005, the average balance increased $14.7 million or 3.8% with a

6  HARLEYSVILLE SAVINGS FINANCIAL CORPORATION

                                 As of
                               Sept 30,                                For The Year Ended September 30,
                               ---------------------------------------------------------------------------------------------------
                                 2005                 2005                          2004                          2003
                               --------   ---------------------------   ---------------------------   ----------------------------
                                           Average             Yield/    Average             Yield/     Average             Yield/
                                 Rate      Balance   Interest   Rate     Balance   Interest   Rate      Balance   Interest   Rate
                               --------   ---------------------------   ---------------------------   ----------------------------
Interest-earning assets:
   Mortgage loans (2) (3)          5.69%  $ 263,400  $ 15,331    5.82%  $ 247,358  $ 14,918    6.03%  $  229,772  $ 16,937    7.37%
   Mortgage-backed securities      4.54%    271,554    11,666    4.30%    258,347    10,398    4.02%     232,383     9,230    3.97%
   Consumer and other
   loans (3)                       5.68%     86,257     4,614    5.35%     73,098     3,633    4.97%      62,207     3,447    5.54%
   Investments                     4.14%    100,915     4,291    4.25%     99,652     3,687    3.70%      97,747     3,509    3.59%
                               --------   ---------  --------  ------   ---------  --------  ------   ----------  --------  ------
Total interest-earning
   assets                          5.04%    722,126    35,902    4.97%    678,455    32,636    4.81%     622,109    33,123    5.32%
                               --------   ---------  --------  ------   ---------  --------  ------   ----------  --------  ------

Interest-bearing liabilities:
   Deposits                        2.92%    401,920    10,337    2.57%    387,203     9,100    2.35%     370,823    10,624    2.87%
   Borrowings                      4.38%    283,522    12,410    4.38%    255,159    11,291    4.43%     218,415    11,048    5.06%
                               --------   ---------  --------  ------   ---------  --------  ------   ----------  --------  ------

Total interest-bearing
   liabilities                     3.53%    685,442    22,747    3.32%    642,362    20,391    3.17%     589,238    21,672    3.68%
                               --------   ---------  --------  ------   ---------  --------  ------   ----------  --------  ------

Net interest income/interest
   rate spread                     1.51%             $ 13,155    1.65%             $ 12,245    1.64%              $ 11,451    1.64%
                               ========              ========  ======              ========  ======               ========  ======

Net interest-earning assets/
   net yield on interest-
   earning assets (1)                     $  36,684              1.82%  $  36,093              1.80%  $   32,871              1.84%
                                          =========            ======   =========            ======   ==========            ======

Ratio of interest-earning
   assets to interest-
   bearing liabilities                                          105.4%                        105.6%                         105.6%
                                                               ======                        ======                         ======

(1)   Net interest income divided by average interest-earning assets.

(2)   Loan fee income is immaterial to this analysis.

(3)   There were no non-accruing loans at September 30, 2005, 2004 and 2003.

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

                                                        Fiscal 2005 Compared           Fiscal 2004 Compared
                                                           to Fiscal 2004                 to Fiscal 2003
                                                         Increase (Decrease)            Increase (Decrease)
                                                    -----------------------------------------------------------
                                                     Volume     Rate      Total     Volume     Rate      Total
                                                    -------   -------    -------   -------   -------    -------
Interest income on interest-earning assets:
   Mortgage loans (1)                               $   946   $  (533)   $   413   $ 1,224   $(3,208)   $(1,984)
   Mortgage-backed securities                           547       721      1,268     1,044       124      1,168
   Consumer and other loans (1)                         689       292        981       564      (379)       185
   Investments                                           47       557        604        69       109        178
                                                    -------   -------    -------   -------   -------    -------

      Total                                           2,229     1,037      3,266     2,901    (3,354)      (453)
                                                    -------   -------    -------   -------   -------    -------

Interest expense on interest-bearing liabilities:
   Deposits                                             355       882      1,237       453    (1,977)    (1,524)
   Borrowings                                         1,243      (124)     1,119     1,725    (1,482)       243
                                                    -------   -------    -------   -------   -------    -------

      Total                                           1,598       758      2,356     2,178    (3,459)    (1,281)
                                                    -------   -------    -------   -------   -------    -------

Net change in net interest income                   $   631   $   279    $   910   $   723   $   105    $   828
                                                    =======   =======    =======   =======   =======    =======

(1)   There were no non-accruing loans at September 30, 2005 and 2004.

                                                           2005 ANNUAL REPORT  7

22 basis point increase in the average rate paid. The increase in the average balance reflects normal savings activity for the Company. In fiscal 2004, the average balance increased $16.4 million or 4.4% with a 51 basis point decrease in the average rate paid. The average rate paid on deposits was 2.6% for the year ended September 30, 2005, compared to 2.4% for the year ended September 30, 2004 and 2.9% for 2003. The average rate paid on deposits, is a direct reflection of the interest rate environment.

Interest expense on borrowings increased by $1.1 million or 7.2% in fiscal 2005 and increased by $243,000 or 2.2% in fiscal 2004 as compared to the respective prior years. The increase in interest expense during fiscal 2005 was the result of a $28.4 million or 11.1% increase in the average balance of borrowings partially offset by a decrease of 5 basis points in the average rate paid. Borrowings were primarily obtained during fiscal 2005 and 2004 to fund the purchase of mortgage-backed securities and long-term fixed-rate mortgages. Long-term FHLB advances were used to match the expected maturity terms of these mortgage products.

Provision for Loan Losses

Management establishes reserves for losses on loans when it determines that losses are probable. The adequacy of loan loss reserves is based upon a regular monthly review of loan delinquencies and "classified assets", as well as local and national economic trends. Although management has currently established no specific reserves for losses, no assurance can be given as to whether future provision may be required. The allowance for loan losses totaled $2.0 million at September 30, 2005 and 2004 or 0.5% and 0.6% of total loans at September 30, 2005 and 2004, respectively. Due to the Company's loan portfolio status and its analysis of quantitative and qualitative factors, no provision was made in 2005, 2004 and 2003.

Other Income

The Company's total other operating income decreased to $1.5 million in fiscal 2005 and increased to $1.6 million in fiscal 2004. The increase from 2003 to 2004 is attributed to a gain on the sale of an investment available for sale of $266,000 in fiscal 2004 as compared to a gain of $230,000 in fiscal 2003.

Other income, which consists primarily of income from fees on demand accounts, loan servicing fees, the sale of non-deposit products, insurance commissions, and BOLI income, decreased by $27,000 or 2.9% during fiscal year 2005. During fiscal 2004, other income increased by $31,000 or 3.5%. The fees, which comprise other income, are set by the Company at a level, which is intended to cover the cost of providing the related services and expenses to customers and employees. Components of other income in 2005 remained relatively consistent with the results of 2004. Based on the current services offered by the Company, we anticipate other income to remain consistent in fiscal year 2006.

Other Expenses

Salaries and employee benefits increased by $265,000 or 7.3% in fiscal 2004 and by $251,000 or 6.5% in fiscal 2005 as compared to prior respective fiscal years. The increased expenses of salaries and employee benefits during the periods are attributable to increased staffing needs due to normal growth; normal salary increases and increased employee benefit expenses. The Company anticipates normal increase in salaries and employee benefits in fiscal year 2006 due to additional staffing needs, inflationary effects and stock option expense.

Occupancy and equipment expense increased by $73,000 or 8.4% in fiscal 2005 and decreased by $36,000 or 4.0% in fiscal 2004 as compared to the prior respective fiscal years. The increase in 2005 and 2004 were attributable to the normal activity of the Company.

The Company anticipates occupancy and equipment expense to increase in fiscal year 2006 due to normal asset growth and the opening of a new branch.

Other expenses, which consist primarily of advertising expenses, directors' fees, ATM network fees, professional fees, checking account costs, stockholders expense, and insurance premiums, increased by $282,000 or 16.4% in fiscal 2004, and increased by $264,000 or 13.2% in fiscal 2005 over the prior respective fiscal years.

Income Taxes

The Company recorded income tax provisions of $1.7 million, $1.6 million and $1.5 million for fiscal years 2005, 2004 and 2003, respectively. The primary reason for the increase in the income tax provision in fiscal 2005 was an increase in income. See Note 12 of the "Notes to Financial Statements" which provides an analysis of the provision for income taxes.

Asset and Liability Management

The Company has instituted programs designed to decrease the sensitivity of its earnings to material and prolonged increases or decreases in interest rates. The principal determinant of the exposure of the Company's earnings to interest rate risk is the timing difference between the repricing or maturity of the Company's interest-earning assets and the repricing or maturity of its interest-bearing liabilities. If the maturities of such assets and liabilities were perfectly matched, and if the interest rates borne by its assets and liabilities were equally flexible and moved concurrently, neither of which is the case, the impact on net interest income of rapid increases or decreases in interest rates would be minimized. The Company's asset and liability management policies seek to increase the interest rate sensitivity by shortening the repricing intervals and the maturities of the Company's interest-earning assets. Although management of the Company believes that the steps taken have reduced the Company's overall vulnerability to increases and decreases in interest rates, the Company remains vulnerable to material and prolonged increases and decreases in interest rates during periods in which its interest rate sensitive liabilities exceed its interest rate sensitive assets and interest rate sensitive assets exceed interest rate sensitive liabilities, respectively.

The authority and responsibility for interest rate management is vested in the Company's Board of Directors. The Chief Financial Officer implements the Board of Directors' policies during the day-to-day operations of the Company. Each month, the Chief Financial Officer presents the Board of Directors with a report, which outlines the Company's asset and liability "gap" position in various time periods. The "gap" is the difference between interest-earning assets and interest-bearing liabilities which mature or reprice over a given time period. The Chief Financial Officer also meets weekly with the Company's other senior officers to review and establish policies and strategies

8  HARLEYSVILLE SAVINGS FINANCIAL CORPORATION

                                                   1 Year      1 to 3       3 to 5        Over 5
                                                  or Less      Years        Years         Years        Total
--------------------------------------------------------------------------------------------------------------
Interest-earning assets:
   Mortgage loans                                $  36,500   $  56,208    $  42,584     $ 135,649    $ 270,941
   Mortgage-backed securities                       90,034      89,236       43,727        42,012      265,009
   Consumer and other loans                         60,557      23,859        8,257         9,966      102,639
   Investment securities and other investments      31,118       3,907       20,313        70,328      125,666
                                                 ---------   ---------    ---------     ---------    ---------

Total interest-earning assets                      218,209     173,210      114,881       257,955      764,255
                                                 ---------   ---------    ---------     ---------    ---------

Interest-bearing liabilities:
   Passbook and Club accounts                            -           -            -         3,807        3,807
   NOW accounts                                          -           -            -        27,366       27,366
   Money Market Deposit accounts                    24,663           -            -        51,918       76,581
   Certificate accounts                            101,502     167,141       32,945             -      301,588
   Borrowed money                                   60,857      96,123       24,926       115,362      297,268
                                                 ---------   ---------    ---------     ---------    ---------

Total interest-bearing liabilities                 187,022     263,264       57,871       198,453      706,610
                                                 ---------   ---------    ---------     ---------    ---------

Repricing GAP during the period                  $  31,187   $ (90,054)   $  57,010     $  59,502    $  57,645
                                                 =========   =========    =========     =========    =========

Cumulative GAP                                   $  31,187   $ (58,867)   $  (1,857)    $  57,645
                                                 =========   =========    =========     =========

Ratio of GAP during the period to total assets        4.07%    (-11.74)%       7.43%         7.76%
                                                 =========   =========    =========     =========

Ratio of cumulative GAP to total assets               4.07%     (-7.68)%     (-0.24)%        7.52%
                                                 =========   =========    =========     =========

designed to regulate the Company's flow of funds and coordinate the sources, uses and pricing of such funds. The first priority in structuring and pricing the Company's assets and liabilities is to maintain an acceptable interest rate spread while reducing the effects of changes in interest rates and maintaining the quality of the Company's assets.

The above table summarizes the amount of interest-earning assets and interest-bearing liabilities outstanding as of September 30, 2005, which are expected to mature, prepay or reprice in each of the future time periods shown. Except as stated below, the amounts of assets or liabilities shown which mature or reprice during a particular period were determined in accordance with the contractual terms of the asset or liability. Adjustable and floating-rate assets are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed-rate loans and mortgage-backed securities are included in the periods in which they are anticipated to be repaid. However, many of our assets can prepay at any time without a penalty unlike many of our liabilities that have a contractual maturity.

The passbook accounts, negotiable order of withdrawal ("NOW") accounts and a potion of the money market deposit accounts, are included in the "Over 5 Years" categories based on management's beliefs that these funds are core deposits having significantly longer effective maturities based on the Company's retention of such deposits in changing interest rate environments.

Generally, during a period of rising interest rates, a positive gap would result in an increase in net interest income while a negative gap would adversely affect net interest income. Conversely, during a period of falling interest rates, a positive gap would result in a decrease in net interest income while a negative gap would positively affect net interest income. However, the above table does not necessarily indicate the impact of general interest rate movements on the Company's net interest income because the repricing of certain categories of assets and liabilities is discretionary and is subject to competitive and other pressures. As a result, certain assets and liabilities indicated as repricing within a stated period may in fact reprice at different rate levels in a different period.

Liquidity and Capital Resources

The Company's assets increased to $767.0 million as of September 30, 2005, from $718.2 million as of September 30, 2004. Stockholders' equity increased to $47.6 million as of September 30, 2005, from $44.3 million as of September 30, 2004. As of September 30, 2005, stockholders' equity amounted to 6.2% of the Banks total assets under accounting principles generally accepted in the United States of America ("GAAP").

For a financial institution, liquidity is a measure of the ability to fund customers' needs for loans, deposit withdrawals and repayment of borrowings. Harleysville Savings regularly evaluates economic conditions in order to maintain a strong liquidity position. One of the most significant factors considered by management when evaluating liquidity requirements is the stability of the Company's core deposit base. In addition to cash, the Company maintains a portfolio of cash flows generating investments to meet its liquidity requirements. The Company also relies upon cash flow from operations and other financing activities, generally short-term and long-term debt. Liquidity is also provided by investing activities including the repayment and maturity of loans and investment securities as well as the management of asset sales when considered necessary. The Company also has access to and sufficient assets to secure lines of credit and other borrowings in amounts adequate to fund any unexpected cash requirements.

                                                           2005 ANNUAL REPORT  9

As of September 30, 2005, the Company had a remaining borrowing capacity with the Federal Home Loan Bank of Pittsburgh of approximately $265,548,000. To the extent that the Company cannot meet its liquidity needs with normal cash flows and deposit growth, the Company will be able to utilize the available borrowing capacity provided by the Federal Home Loan Bank of Pittsburgh to fund asset growth and loan commitments. Management believes that the opening of our sixth branch in the spring of 2006 will have not have a material impact on our liquidity. At September 30, 2005 the Company had exposures to limited recourse arrangements with respect to the Company's sale of whole loans. At September 30 2005, the exposure, which represents a portion of credit risk associated with the sold interests, amounted to $83,000. The exposure is for the life of the related loans and payable, on our proportional share, as losses are incurred.

The Company's contractual cash obligations at September 30, 2005 were as follows:

                                         Less Than       1 to 3         4 to 5          After
                           Total          1 Year         Years           Years         5 Years
-------------------------------------------------------------------------------------------------
Lease Agreements       $     498,065   $     94,174   $    192,581   $    104,332   $     106,978
FHLB Debt                297,268,488     36,043,911     94,560,309     40,787,297     125,876,971
Funding Commitments       55,757,387     55,757,387
Purchase Obligations         106,174        106,174
                       -------------   ------------   ------------   ------------   -------------

                       $ 353,630,114   $ 92,001,646   $ 94,752,890   $ 40,891,629   $ 125,983,949
                       =============   ============   ============   ============   =============

Impact of Inflation and Changing Prices

The consolidated financial statements and related data presented herein have been prepared in accordance with GAAP which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

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

10  HARLEYSVILLE SAVINGS FINANCIAL CORPORATION

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Harleysville Savings Financial Corporation and Subsidiary - Harleysville, Pennsylvania:

We have audited the accompanying consolidated statements of financial condition of Harleysville Savings Financial Corporation and Subsidiary (the "Company") as of September 30, 2005 and 2004, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Harleysville Savings Financial Corporation and Subsidiary as of September 30, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2005, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
December 12, 2005

                                                          2005 ANNUAL REPORT  11

Consolidated Statements of Financial Condition

                                                                                 September 30,
                                                                            2005               2004
-------------------------------------------------------------------------------------------------------
Assets

Cash and amounts due from depository institutions                       $   1,193,285     $   1,679,171
Interest bearing deposits in other banks                                    6,741,695         3,039,613
                                                                        -------------     -------------

   Total cash and cash equivalents                                          7,934,980         4,718,784

Investment securities held to maturity
   (fair value - 2005, $88,404,000; 2004, $69,439,000)                     87,364,445        68,161,572
Investment securities available-for-sale at fair value                      2,835,244         7,714,840
Mortgage-backed securities held to maturity
   (fair value - 2005, $259,994,000; 2004, $262,560,000)                  263,963,765       261,291,730
Mortgage-backed securities available-for-sale at fair value                 1,045,087         3,795,274
Loans receivable (net of allowance for loan losses -
   2005, $1,968,000; 2004, $1,977,000)                                    366,006,917       338,584,205
Accrued interest receivable                                                 3,432,054         3,069,038
Federal Home Loan Bank stock - at cost                                     16,035,900        15,184,100
Office properties and equipment, net                                        5,829,694         5,748,975
Deferred income taxes                                                         339,587           385,545
Prepaid expenses and other assets                                          12,202,792         9,577,465
                                                                        -------------     -------------

Total Assets                                                            $ 766,990,465     $ 718,231,528
                                                                        =============     =============

-------------------------------------------------------------------------------------------------------

Liabilities and Stockholders' Equity

Liabilities:
   Deposits                                                             $ 418,979,655     $ 405,230,639
   Advances from Federal Home Loan Bank                                   297,268,488       265,952,993
   Accrued interest payable                                                 1,358,953         1,126,113
   Advances from borrowers for taxes and insurance                          1,135,429         1,058,007
   Accounts payable and accrued expenses                                      672,124           550,864
                                                                        -------------     -------------

   Total liabilities                                                      719,414,649       673,918,616
                                                                        -------------     -------------

Commitments and contingencies (Note 16 & 17)
Stockholders' Equity:
   Preferred Stock: $.01 par value;
     12,500,000 shares authorized; none issued
   Common stock: $.01 par value; 25,000,000
     shares authorized; issued and outstanding,
     2005, 3,904,136 shares and 2004, 3,860,817 shares                         39,041            23,165
   Additional Paid-in capital                                               7,610,511         7,426,853
   Treasury stock, at cost (2005, 3,255 shares; 2004, 28,938 shares)          (60,107)         (414,430)
   Retained earnings - partially restricted                                39,995,584        37,244,200
   Accumulated other comprehensive (loss) income                               (9,213)           33,124
                                                                        -------------     -------------

   Total stockholders' equity                                              47,575,816        44,312,912
                                                                        -------------     -------------

Total Liabilities And Stockholders' Equity                              $ 766,990,465     $ 718,231,528
                                                                        =============     =============

See notes to consolidated financial statements.

12  HARLEYSVILLE SAVINGS FINANCIAL CORPORATION

Consolidated Statements of Income

                                                                    Year Ended September 30,
                                                              2005             2004            2003
-------------------------------------------------------------------------------------------------------
Interest Income:
Interest and fees on mortgage loans                       $ 15,331,323     $ 14,918,198    $ 16,935,926
Interest on mortgage-backed securities                      11,665,529       10,397,548       9,230,294
Interest on consumer and other loans                         4,614,316        3,633,483       3,446,943
Interest on taxable investments                              1,993,697        2,308,680       2,022,455
Interest on tax-exempt investments                           2,285,188        1,363,650       1,468,170
Dividends on investment securities                              12,387           14,550          18,790
                                                          ------------     ------------    ------------

Total interest and dividend income                          35,902,440       32,636,109      33,122,578
                                                          ------------     ------------    ------------

Interest Expense:
Interest on deposits                                        10,336,704        9,100,454      10,624,397
Interest on borrowings                                      12,410,032       11,290,735      11,048,328
                                                          ------------     ------------    ------------

Total interest expense                                      22,746,736       20,391,189      21,672,725
                                                          ------------     ------------    ------------

Net Interest Income                                         13,155,704       12,244,920      11,449,853
Provision for Loan Losses                                      (40,407)               -               -
                                                          ------------     ------------    ------------

Net Interest Income, after Provision for Loan Losses        13,196,111       12,244,920      11,449,853
                                                          ------------     ------------    ------------

Other Income:
Gain on sales of loans                                          16,672           61,024          15,581
Gain on sales of investments and
   mortgage-backed securities                                   97,905          265,602         230,270
Increase in cash surrender value                               450,500          354,000         375,000
Other income                                                   900,304          927,558         896,116
                                                          ------------     ------------    ------------

Total other income                                           1,465,381        1,608,184       1,516,967
                                                          ------------     ------------    ------------

Other Expenses:
Salaries and employee benefits                               4,146,584        3,895,117       3,630,175
Occupancy and equipment                                        937,228          864,469         900,054
Deposit insurance premiums                                      57,263           58,643          60,722
Data processing                                                562,932          583,591         590,409
Other                                                        2,261,238        1,997,363       1,715,672
                                                          ------------     ------------    ------------

Total other expenses                                         7,965,245        7,399,183       6,897,032
                                                          ------------     ------------    ------------

Income before Income Taxes:                                  6,696,247        6,453,921       6,069,788

Income tax expenses                                          1,692,527        1,603,824       1,475,885
                                                          ------------     ------------    ------------

Net Income                                                $  5,003,720     $  4,850,097    $  4,593,903
                                                          ============     ============    ============

Earnings Per Share:
   Basic                                                  $       1.29     $       1.28    $       1.21
                                                          ============     ============    ============

   Diluted                                                $       1.27     $       1.25    $       1.19
                                                          ============     ============    ============

Weighted Average Shares Outstanding:
   Basic                                                     3,871,255        3,802,937       3,783,693
                                                          ============     ============    ============

   Diluted                                                   3,940,701        3,890,212       3,868,838
                                                          ============     ============    ============

See notes to consolidated financial statements.

                                                          2005 ANNUAL REPORT  13

Consolidated Statements of Comprehensive Income

                                                                             2005            2004           2003
-------------------------------------------------------------------------------------------------------------------
Net Income                                                               $ 5,003,720     $ 4,850,097    $ 4,593,903
Other Comprehensive (Loss) Income
   Unrealized (loss) gain on securities net of tax (benefit) or
     expense -- 2005, $(25,930); 2004, $10,909; 2003, ($21,529)              (42,337)(1)      17,150(1)     (33,840)(1)
                                                                         -----------     -----------    -----------

Total Comprehensive Income                                               $ 4,961,383     $ 4,867,247    $ 4,560,063
                                                                         ===========     ===========    ===========

                                                                             2005            2004           2003
                                                                         -----------     -----------    -----------
(1) Disclosure of reclassification amount, net of tax for the years ended:
    Net unrealized gain arising during the year                          $    22,280     $   192,447    $   118,138
    Less: Reclassification adjustment for net gains included in net income
    Net of tax expense -- 2005,$33,288; 2004,$90,305; 2003, $78,292           64,617         175,297        151,978
                                                                         -----------     -----------    -----------

    Net unrealized (loss) gain on securities                             $   (42,337)    $    17,150    $   (33,840)
                                                                         ===========     ===========    ===========

Consolidated Statements of Stockholders' Equity

                                                                           Retained     Accumulated
                                         Common             Additional     Earnings-       Other                        Total
                                         Stock     Common     Paid-in      Partially   Comprehensive    Treasury    Stockholders'
                                         Shares     Stock     Capital     Restricted   Income (Loss)      Stock         Equity
---------------------------------------------------------------------------------------------------------------------------------
Balance at October 1, 2002             2,316,500  $ 23,165  $ 7,551,849  $ 31,124,031  $      49,814  $   (881,227) $  37,867,632

Net Income                                                                  4,593,903                                   4,593,903
Dividends - $.40 per share                                                 (1,497,528)                                 (1,497,528)
Treasury stock purchased                                                                                  (808,842)      (808,842)
Treasury stock delivered under
   employee stock plans                                        (116,581)                                   327,978        211,397
Treasury stock delivered under
   Dividend Reinvestment Plan                                   149,681                                    333,319        483,000
Change in unrealized holding gain
   on available-for-sale securities,
   net of tax                                                                                (33,840)                     (33,840)
                                                  --------  -----------  ------------  -------------  ------------  -------------
Balance at September 30, 2003          2,316,500    23,165    7,584,949    34,220,406         15,974    (1,028,772)    40,815,722

Net Income                                                                  4,850,097                                   4,850,097
Dividends - $.48 per share                                                 (1,826,303)                                 (1,826,303)
Treasury stock purchased                                                                                  (251,580)      (251,580)
Treasury stock delivered under
   employee stock plans                                        (296,533)                                   490,384        193,851
Treasury stock delivered under
   Dividend Reinvestment Plan                                   138,437                                    375,538        513,975
Change in unrealized holding gain
   on available-for-sale securities,
   net of tax                                                                                 17,150                       17,150
                                                  --------  -----------  ------------  -------------  ------------  -------------
Balance at September 30, 2004          2,316,500    23,165    7,426,853    37,244,200         33,124      (414,430)    44,312,912

Net Income                                                                  5,003,720                                   5,003,720
Issuance of Common Stock                               436      459,995                                                   460,431
Stock split                                         15,440      (15,440)
Dividends - $.58 per share                                                 (2,252,336)                                 (2,252,336)
Treasury stock purchased                                                                                  (328,280)      (328,280)
Treasury stock delivered under
   employee stock plans                                        (272,586)                                   578,247        305,661
Treasury stock delivered under
   Dividend Reinvestment Plan                                    11,689                                    104,356        116,045
Change in unrealized holding gain
   on available-for-sale securities,
   net of tax                                                                                (42,337)                     (42,337)
                                                  --------  -----------  ------------  -------------  ------------  -------------
Balance at September 30, 2005          3,904,136  $ 39,041  $ 7,610,511  $ 39,995,584  $      (9,213) $    (60,107) $  47,575,816
                                                  ========  ===========  ============  =============  ============  =============

See notes to consolidated financial statements.

14  HARLEYSVILLE SAVINGS FINANCIAL CORPORATION

Consolidated Statements of Cash Flows

                                                                                        Year Ended September 30,
                                                                                  2005            2004            2003
--------------------------------------------------------------------------------------------------------------------------
Operating Activities:
Net Income                                                                   $   5,003,720   $   4,850,097   $   4,593,903
Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation                                                                    436,400         483,864         534,657
   Deferred income taxes                                                            67,768         (24,745)       (217,709)
   Realized gain on sales of loans                                                 (16,672)        (61,024)        (15,581)
   Realized gain on sales of mortgage-backed securities                                  -               -        (158,735)
   Realized gain on sale of investment securities                                  (97,905)       (265,602)        (71,535)
   Realized loss on disposal of fixed assets                                        49,233           4,293          15,772
   Origination of loans held for sale                                             (908,522)     (2,517,314)     (1,386,196)
   Proceeds from the sale of loans held for sale                                   921,129       2,578,338       1,401,777
   Amortization of deferred loan fees                                             (138,102)       (459,366)     (1,892,505)
   Net amortization of premiums and discounts                                      675,869         922,291      (2,160,770)
   Increase in cash surrender value                                               (450,500)       (354,000)       (375,000)
Changes in assets and liabilities which provided (used) cash:
   Increase (decrease) in accounts payable and accrued expenses                    121,260        (252,795)       (118,863)
   (Increase) decrease in prepaid expenses and other assets                     (2,131,804)        (86,150)        345,263
   (Increase) decrease in accrued interest receivable                             (363,016)       (267,698)         35,108
   Increase in accrued interest payable                                            232,840          55,144          29,077
                                                                             -------------   -------------   -------------

Net cash provided by operating activities                                        3,401,698       4,605,333         558,663
                                                                             -------------   -------------   -------------
Investing Activities:
Purchase of mortgage-backed securities held to maturity                        (62,026,532)   (116,190,554)   (244,183,784)
Purchase of mortgage-backed securities available-for-sale                                -      (5,010,238)    (33,701,343)
Purchase of investment securities held to maturity                             (35,852,191)     (5,989,750)    (47,301,420)
Purchase of investment securities available-for-sale                              (770,525)     (2,792,039)     (1,412,139)
Purchase of FHLB stock                                                            (851,800)     (1,402,000)     (3,285,600)
Proceeds from the sale of mortgage-backed securities available-for-sale                                         13,015,313
Proceeds from the sale of investment securities available-for-sale               5,650,121       2,600,639         422,447
Proceeds from maturities of investment securities                               16,239,738      18,554,405      19,605,284
Principal collected on long-term loans & mortgage-backed securities            147,947,065     182,398,317     399,483,983
Long-term loans originated or acquired                                        (113,398,481)   (137,421,587)   (161,190,721)
Purchases of premises and equipment                                               (566,351)     (1,309,061)       (465,470)
                                                                             -------------   -------------   -------------

Net cash used in investing activities                                          (43,628,956)    (66,561,868)    (59,013,450)
                                                                             -------------   -------------   -------------
Financing Activities:
Net (decrease) increase in demand deposits, NOW accounts and savings
   accounts                                                                    (18,710,587)      7,717,536      18,969,196
Net increase (decrease) in certificates of deposit                              32,459,603      16,826,549     (10,229,620)
Cash dividends                                                                  (2,252,336)     (1,826,303)     (1,497,528)
Net increase in FHLB advances                                                   31,315,495      37,135,555      21,315,092
Purchase of treasury stock                                                        (328,280)       (251,580)       (808,842)
Treasury stock delivered under Dividend Reinvestment and employee stock
   plan                                                                            421,706         707,826         694,397
Net proceeds from issuance of stock                                                460,431               -               -
Net increase (decrease) in advances from borrowers for taxes and insurance          77,422         (35,862)        110,786
                                                                             -------------   -------------   -------------

Net cash provided by financing activities                                       43,443,454      60,273,721      28,553,481
                                                                             -------------   -------------   -------------

Increase (Decrease) in cash and cash equivalents                                 3,216,196      (1,682,814)    (29,901,306)

Cash and cash equivalents at beginning of year                                   4,718,784       6,401,598      36,302,904
                                                                             -------------   -------------   -------------

Cash and cash equivalents at end of year                                     $   7,934,980   $   4,718,784   $   6,401,598
                                                                             =============   =============   =============
Supplemental Disclosure of Cash Flow Information-
Cash paid during the period for:
   Interest (credited and paid)                                              $  22,513,896   $  20,446,333   $  21,701,802
   Income Tax                                                                    1,527,721       1,553,000       1,461,000

See notes to consolidated financial statements.

                                                          2005 ANNUAL REPORT  15

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

2. Summary of Significant Accounting Policies

Principles of Consolidation - The accompanying consolidated financial statements include the accounts of the Company, the Bank, and the Bank's wholly owned subsidiary, HSB Inc., a Delaware subsidiary which was formed in order to accommodate the transfer of certain assets, Freedom Financial LLC that allows the Company to offer non deposit products and HARL LLC that allows the Bank to invest in equity investments. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates in Preparation of the Consolidated Financial Statements - The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statement and the reported amounts of income and expenses during the reporting period. The most significant of these estimates and assumptions in the Company's consolidated financial statements is the allowance for loan losses. Actual results could differ from those estimates.

Cash and Cash Equivalents - For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks.

Interest-Bearing Deposits in Banks - Interest-bearing deposits in banks are carried at cost.

Investments and Mortgage-Backed Securities - The Company classifies and accounts for debt and equity securities as follows:

Held to Maturity - Debt securities that management has the positive intent and ability to hold until maturity are classified as held to maturity and are carried at their remaining unpaid principal balance, net of unamortized premiums or unaccreted discounts. Premiums are amortized and discounts are accreted using the interest method over the estimated remaining term of the underlying security.

Available for Sale - Debt and equity securities that will be held for indefinite periods of time, including securities that may be sold in response to changes in market interest or prepayment rates, needs for liquidity and changes in the availability of and the yield of alternative investments are classified as available for sale. These assets are carried at fair value. Fair value is determined using published quotes as of the close of business. Unrealized gains and losses are excluded from earnings and are reported net of tax in other comprehensive income until realized. Realized gains and losses on the sale of investment securities are recorded as of trade date, reported in the consolidated statement of income and determined using the adjusted cost of the specific security sold.

In March 2004, the Financial Accounting Standards Board ("FASB") Emerging Issues Task Force ("EITF") reached consensus on several issues being addressed in EITF Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments". The consensus provides guidance for evaluating whether an investment is other-than-temporarily impaired and was effective for other-than-temporary impairment evaluations made in reporting periods beginning after June 15, 2004. The disclosure provisions of EITF 03-1 continue to be effective for the Company's consolidated financial statements for the year ended September 30, 2005.

On November 3, 2005, the FASB issued FASB Staff Position ("FSP") Nos. FAS 115-1 and FAS 124-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments". This FSP addresses the determination as to when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. This FSP also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. This FSP nullifies certain requirements of EITF Issue 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments", and supersedes EITF Topic No. D-44, "Recognition of Other-Than-Temporary Impairment upon the Planned Sale of a Security Whose Cost Exceeds Fair Value". The guidance in this FSP amends FASB Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities". The FSP is effective for reporting periods beginning after December 15, 2005. Management is in the process of evaluating the impact of the adoption of this guidance.

16  HARLEYSVILLE SAVINGS FINANCIAL CORPORATION

For all securities that are in an unrealized loss position for an extended period of time and for all securities whose fair value is significantly below amortized cost, the Company performs an evaluation of the specific events attributable to the market decline of the security. The Company considers the length of time and extent to which the security's market value has been below cost as well as the general market conditions, industry characteristics, and the fundamental operating results of the issuer to determine if the decline is other-than-temporary. The Company also considers as part of the evaluation its intent and ability to hold the security until its market value has recovered to a level at least equal to the amortized cost. When the Company determines that a security's unrealized loss is other-than-temporary, a realized loss is recognized in the period in which the decline in value is determined to be other-than-temporary. The write-downs are measured based on public market prices of the security at the time the Company determines the decline in value was other-than-temporary.

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

Interest Income on Loans - Interest on loans is recognized as income when earned. The accrual of interest on mortgage loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Other personal loans are typically charged off no later than 180 days past due. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

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

Deferred Loan Fees - Loan origination fees, net of certain direct origination costs, are deferred and the balance is amortized to income as an adjustment over the life of the loan using the interest method.

Allowance for Loan Losses - The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. An allowance for loan losses is maintained at a level that management considers adequate to provide for losses based upon evaluation of known and inherent risks in the loan portfolio. The loan loss reserves are established as an allowance for estimated losses based on the probable losses of the loan portfolio. In assessing risk, management considers historical experience, volume and composition of lending conducted by the Company, industry standards, status of nonperforming loans, general economic conditions as they relate to the Company's market area, and other factors related to the collectibility of the Company's loan portfolio.

The allowance for loan losses consists of three elements: (1) specific allowances for impaired loans; (2) a general valuation allowance on all classified loans which are not impaired; and (3) a general valuation allowance on the remainder of the loan portfolio. This is consistent with the regulatory method of classifying reserves. Although the amount of each element of the allowance is determined separately, the entire allowance for loan losses is available for the entire portfolio. An allowance for impaired loans is established in the amounts by which the discounted cash flows (or collateral value or observable market price) are lower than the carrying value of the loan. A general allowance is established for classified loans that are not impaired. These loans are segregated by loan category, and allowance percentages are assigned to each category based on inherent losses associated with each type of lending and consideration that these loans, in the aggregate, represent an above-average credit risk and that more of these loans will prove to be uncollectible compared to loans in the general portfolio.

The general allowance for loans that are not classified is established to recognize the inherent losses associated with lending activities, but which, unlike specific allowances, has not been allocated to particular problem assets. This general valuation allowance is determined by segregating non-classified loans by loan category and assigning allowance percentages to each category. The allowance percentages have been derived using percentages commonly applied under the regulatory framework for the Company and similarly sized institutions. The percentages are adjusted for significant factors that, in management's judgment, could affect the collectibility of the portfolio as of the evaluation date. These significant factors may include changes in lending policies and procedures, changes in existing general economic and business conditions affecting our primary lending areas, credit quality trends, collateral value, loan volumes and concentrations, seasoning of the loan portfolio, loss experience in particular segments of the portfolio, duration of the current business cycle, and bank regulatory examination results. The applied loss factors are reevaluated monthly to ensure their relevance in the current economic environment.

Real Estate Owned - Real estate owned is carried at the lower of carrying value of the loan or fair value of the property based on an appraisal. Costs relating to the development and improvement of the property are capitalized, and those relating to holding the property are charged to expense.

Office Properties and Equipment - Land is carried at cost. Office properties and equipment are recorded at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the expected useful lives of the assets that range from four to fifty years. The costs of maintenance and repairs are expensed as they are incurred, and renewals and betterments are capitalized.

FHLB Stock - The Company reports its investment in FHLB stock at cost in the consolidated statements of financial condition as the Company does not have the ability to influence the FHLB.

Cash Surrender Value Of Life Insurance - The Bank funded the purchase of insurance policies on the lives of officers and employees of the Bank. The Company has recognized any increase in cash surrender value of life insurance, net of

                                                          2005 ANNUAL REPORT  17
insurance costs, in the consolidated statements of income as other income. The cash surrender value of the insurance policies is recorded as an asset in other assets in the consolidated statements of financial condition.

Long-Lived Assets - Management evaluates the carrying amount of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Measurement of an impaired loss for long-lived assets would be based the fair value of the asset. For the years ended September 30, 2005, 2004 and 2003, the Company did not recognize an impairment.

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

Transfers and Servicing of Financial Assets and Extinguishments of Liabilities - The Company accounts for transfers and servicing of financial assets in accordance with Statement of Financial Accounting Standards ("SFAS") No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (a replacement of FASB Statement No. 125). This Statement revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of SFAS No. 125 provisions without reconsideration.

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

Accounting for Derivative Instruments and Hedging Activities - The Company adopted the provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" as amended by SFAS Nos. 137 and 138, and as interpreted by the FASB and the Derivatives Implementation Group through "Statement 133 Implementation Issues", as of October 1, 2000. In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". This Statement amended and clarified accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. This Statement was effective for contracts entered into or modified after June 30, 2003, except for the provision of this statement that relate to SFAS 133 Implementation Issues that had been effective for fiscal quarters that began prior to June 15, 2003 and for hedging relationships designated after June 30, 2003. All provisions were to be applied prospectively except for the provision of this Statement that relate to SFAS 133 Implementation Issues that had been effective for fiscal quarters that began prior to June 15, 2003. These provisions are to be applied in accordance with their respective effective dates. Currently, no embedded derivatives require bifurcation. The Company currently does not employ hedging activities that require designation as either fair value or cash flow hedges, or hedges of a net investment in a foreign operation.

Treasury Stock - The Company records treasury stock purchases at cost. Gains and losses on subsequent reissuance of shares are credited or charged to capital in excess of par value using the average-cost method.

In March, July and September of 2005, the Company repurchased 10,000, 5,000 and 2,000 shares of common stock respectively at $20.41, $17.90 and $17.34 per share, respectively, for its treasury at a total cost of $328,280.

Accounting for Stock Options - The Company accounts for stock-based compensation in accordance with the Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." This method calculates compensation expense using the intrinsic value method, which recognizes as expense the difference between the market value of the stock and the exercise price at grant date. The Company has not recognized any compensation expense under this method. The Company adopted the reporting disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation", which requires the Company to disclose the pro forma effects of accounting for stock-based compensation using the fair value method as described in the accounting requirements of SFAS No.
123. As permitted by SFAS No. 123, the Company continues to account for stock-based compensation under the intrinsic value method described in APB Opinion No. 25. In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation --Transition and Disclosure", an amendment of FASB Statement No. 123. SFAS No. 148 amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has elected to continue application of Accounting Principals Board Opinion No. 25 Accounting for Stock Issued to Employees and related interpretations for stock options and, accordingly no compensation expense has been recorded in the consolidated financial statements. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, using Binomial Option Pricing Model, to stock-based employee compensation.

18  HARLEYSVILLE SAVINGS FINANCIAL CORPORATION

                                                Year Ended September 30,
                                            2005          2004          2003
-------------------------------------------------------------------------------
Net income: As reported                 $ 5,003,720   $ 4,850,097   $ 4,593,903
Deduct: Stock-based employee
compensation expense determined
under the fair value based method
for all awards, net of related tax
effects                                      42,594        37,773        30,531
                                        -----------   -----------   -----------
Pro forma net income                    $ 4,961,126   $ 4,812,324   $ 4,563,372
Earnings per share:
   Basic-as reported                    $      1.29   $      1.28   $      1.21
   Basic-pro forma                             1.28          1.27          1.21
   Diluted-as reported                  $      1.27   $      1.25   $      1.19
   Diluted-pro forma                           1.26          1.24          1.18
Significant assumptions used to
calculate the above are as follows:
   Risk free interest rate of return              1%            1%         1.25%
   Expected option life                   84 months     84 months     84 months
   Expected volatility                           10%           10%           10%
   Expected dividends                             3%            3%            3%

Stock Split - On January 26, 2005, the Board of Directors declared a declared a cash dividend of $.25 ($.15 post split) per share and a five for three stock split payable on February 23, 2005 to the stockholders of record at the close of business on February 9, 2005. The number of shares and per share information has been restated to reflect the five for three stock split. The shares of Harleysville Savings Financial Corporation traded on February 24, 2005 on a post split basis.

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

                                                  Year Ended September 30,
                                                2005        2004        2003
------------------------------------------------------------------------------
Average shares outstanding - basic           3,871,255   3,802,937   3,783,693

Increase in shares due to dilutive options      69,446      87,275      85,145
                                             ---------   ---------   ---------
Average shares outstanding - diluted         3,940,701    3,890,21   3,868,838
                                             =========   =========   =========

Other Comprehensive Income - The Company presents, as a component of comprehensive income, amounts from transactions and other events, which are currently excluded from the statement of income and are recorded directly to stockholders' equity. The Company's other comprehensive income consists of net unrealized holding gains or losses on securities available-for-sale, net of income taxes.

Interest Rate Risk - The Company is engaged principally in providing first mortgage loans to individuals and commercial enterprises. At September 30, 2005, the Company's assets that earned interest at fixed and variable interest rates were funded primarily with long-term liabilities that have interest rates that are fixed.

The Company is vulnerable to a decrease in interest rates to the extent that interest-earning assets mature or reprice more rapidly than interest-bearing liabilities. In the current market, the Company primarily originates long-term fixed rate loans secured by single-family residences and purchases short-term investments. The source of these funds has been long-term advances.

At September 30, 2005, the Company had interest-earning assets of approximately $722,126,000 having a weighted average effective yield of 4.97% and interest-bearing liabilities of approximately $685,422,000 having a weighted average effective interest rate of 3.32%.

Recent Accounting Pronouncements - In December 2004, FASB issued SFAS No. 123R (revised 2004), "Share-Based Payment", which revises SFAS No. 123, "Accounting for Stock-Based Compensation", and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees". This Statement requires an entity to recognize the cost of employee services received in exchange for an award of equity investment based on grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award. Effective October 1, 2005 the Company will be required to recognize compensation expense for the fair value of stock options that are granted or vest after that date. Management determined based on current option levels, the impact is not expected to be material on the Company's consolidated financial statements.

In March 2005, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 107 which expressed the views of the SEC regarding the interaction between SFAS No. 123R and certain SEC rules and regulations. SAB No. 107 provides guidance related to the valuation of share-based payment arrangements for public companies, including assumptions such as expected volatility and expected term.

Reclassification - Certain items in the 2004 and 2003 financial statements have been reclassified to conform with the presentation in the 2005 consolidated financial statements.

                                                          2005 ANNUAL REPORT  19

3. Investment Securities Held to Maturity

A comparison of amortized cost and approximate fair value of investment securities with gross unrealized gains and losses, by maturities, is as follows:

                                                           September 30, 2005
                                                           Gross        Gross
                                          Amortized      Unrealized   Unrealized    Approximate
                                            Cost           Gains        Losses      Fair Value
-----------------------------------------------------------------------------------------------
U.S. Government Agencies
   Due after 1 years through 5 years     $ 12,000,000                 $ (197,000)  $ 11,803,000
   Due after 5 years through 10 years      25,703,340   $    77,445     (207,785)    25,573,000
   Due after 10 years through 15 years     24,862,533         5,200     (497,733)    24,370,000

Tax Exempt Obligations
   Due after 10 years through 15 years     13,050,956       949,044            -     14,000,000
   Due after 15 years                      11,747,616       910,384            -     12,658,000
                                         ------------   -----------   ----------   ------------
  Total Investment Securities            $ 87,364,445   $ 1,942,073   $ (902,518)  $ 88,404,000
                                         ============   ===========   ==========   ============

A summary of investment with unrealized losses, aggregated by category, at September 30, 2005 is as follows:

                                Less than 12 Months                 12 Months or Longer             Total            Total
                          Fair Value    Unrealized Losses     Fair Value    Unrealized Losses    Fair Value    Unrealized Losses
                         --------------------------------    --------------------------------   --------------------------------
US Government agencies   $ 31,567,124   $        (284,269)   $ 21,339,331   $        (618,249)  $ 52,906,455   $        (902,518)
                         ------------   -----------------    ------------   -----------------   ------------   -----------------
Total                    $ 31,567,124   $        (284,269)   $ 21,339,331   $        (618,249)  $ 52,906,455   $        (902,518)
                         ============   =================    ============   =================   ============   =================

At September 30, 2005, investment securities in a gross unrealized loss position for twelve months or longer consisted of 8 US Government Agency Securities that at such date had an aggregate depreciation of 2.8% from the Company's amortized cost basis. Management believes that the estimated fair value of the securities disclosed above is primarily dependent upon the movement in market interest rates. Management evaluated the length of time and the extent to which the market value has been less than cost; the financial condition and near term prospects of the issuer, including any specific events which may influence the operations of the issuer such as changes in technology that may impair the earnings potential of the investment or the discontinuance of a segment of the business that may effect the future earnings potential. The Company has the ability and intent to hold these securities until the anticipated recovery of fair value occurs. Management does not believe any individual unrealized loss as of September 30, 2005 represents an other-than-temporary impairment.

                                                           September 30, 2004
                                                           Gross         Gross
                                           Amortized     Unrealized   Unrealized    Approximate
                                             Cost          Gains        Losses      Fair Value
-----------------------------------------------------------------------------------------------
U.S. Government Agencies
   Due after 1 years through 5 years     $    999,347                 $     (347)  $    999,000
   Due after 5 years through 10 years      15,278,032   $   186,208      (21,240)    15,443,000
   Due after 10 years through 15 years     26,918,369        22,286     (402,655)    26,538,000

Tax Exempt Obligations
   Due after 10 years through 15 years      6,932,105       453,895            -      7,386,000
   Due after 15 years                      18,033,719     1,039,281            -     19,073,000
                                         ------------   -----------   ----------   ------------
Total Investment Securities              $ 68,161,572   $ 1,701,670   $ (424,242)  $ 69,439,000
                                         ============   ===========   ==========   ============

A summary of investment with unrealized losses, aggregated by category, at September 30, 2004 is as follows:

                                Less than 12 Months                 12 Months or Longer             Total            Total
                          Fair Value    Unrealized Losses     Fair Value    Unrealized Losses    Fair Value    Unrealized Losses
                         --------------------------------    --------------------------------   --------------------------------
US Government agencies   $ 22,509,680   $        (424,242)   $          -   $               -   $ 22,509,680   $        (424,242)
                         ------------   -----------------    ------------   -----------------   ------------   -----------------
Total                    $ 22,509,680   $        (424,242)   $          -   $               -   $ 22,509,680   $        (424,242)
                         ============   =================    ============   =================   ============   =================

There were no securities in a loss position greater then twelve months. Management evaluated the length of time and the extent to which the market value has been less than cost; the financial condition and near term prospects of the issuer, including any specific events which may influence the operations of the issuer such as changes in technology that may impair the earnings potential of the investment or the discontinuance of a segment of the business that may effect the future earnings potential. The Company has the ability and intent to hold these securities until the anticipated recovery of fair value occurs. Management does not believe any individual unrealized loss as of September 30, 2004 represents an other-than-temporary impairment.

20  HARLEYSVILLE SAVINGS FINANCIAL CORPORATION

At September 2005 and 2004, U.S. Government Agencies include structured note securities with periodic interest rate adjustments and are callable periodically by the issuing agency. These structured notes were comprised of step-up bonds with par values of $31.7 million and $38.7 million respectively, at September 30, 2005 and 2004. The Company has the positive intent and the ability to hold these securities to maturity. At September 30, 2005, neither a disposal, nor conditions that could lead to a decision not to hold these securities to maturity were reasonably foreseen.

4. Investment Securities Available-For-Sale

A comparison of amortized cost and approximate fair value of investment securities with gross unrealized gains and losses, by maturities, is as follows:

                                                           September 30, 2005
                                                           Gross        Gross
                                           Amortized     Unrealized   Unrealized
                                             Cost          Gain         Losses      Fair Value
-----------------------------------------------------------------------------------------------
Equity Securities                        $    906,113   $     9,830   $  (56,723)  $    859,220
Money Market Mutual Funds                   1,976,024             -            -      1,976,024
                                         ------------   -----------   ----------   ------------

Total Investment Securities              $  2,882,137   $     9,830   $  (56,723)  $  2,835,244
                                         ============   ===========   ==========   ============

A summary of investment with unrealized losses, aggregated by category, at September 30, 2005 is as follows:

                                Less than 12 Months                12 Months or Longer              Total            Total
                          Fair Value    Unrealized Losses     Fair Value    Unrealized Losses    Fair Value    Unrealized Losses
                         --------------------------------    --------------------------------   --------------------------------
Unrealized Losses
Equity Securities        $    751,220   $         (56,723)   $          -   $               -   $    751,220   $         (56,723)
                         ------------   -----------------    ------------   -----------------   ------------   -----------------
Total                    $    751,220   $         (56,723)   $          -   $               -   $    751,220   $         (56,723)
                         ============   =================    ============   =================   ============   =================

There were no securities in a loss position greater then twelve months. Management evaluated the length of time and the extent to which the market value has been less than cost; the financial condition and near term prospects of the issuer, including any specific events which may influence the operations of the issuer such as changes in technology that may impair the earnings potential of the investment or the discontinuance of a segment of the business that may effect the future earnings potential. The Company has the ability and intent to hold these securities until the anticipated recovery of fair value occurs. Management does not believe any individual unrealized loss as of September 30, 2005 represents an other-than-temporary impairment.

                                                           September 30, 2004
                                                           Gross        Gross
                                           Amortized     Unrealized   Unrealized
                                             Cost          Gain         Losses      Fair Value
-----------------------------------------------------------------------------------------------
Equity Securities                        $    971,110   $    58,377   $        -   $  1,029,487
Money Market Mutual Funds                   6,685,353             -            -      6,685,353
                                         ------------   -----------   ----------   ------------

Total Investment Securities              $  7,656,463   $    58,377   $        -   $  7,714,840
                                         ============   ===========   ==========   ============

Proceeds from the sale of investments available for sale during the year ended September 30, 2005 were $5,650,000 resulting in a gross gain of $98,000 and a net tax gain of $65,000. Proceeds from the sale of investments available for sale during the year ended September 30, 2004 were $2,601,000 resulting in a gross gain of $266,000 and a net tax gain of $176,000. Proceeds from the sale of investments available for sale during the year ended September 30, 2003 were $422,000 resulting in a gross gain of $71,000 and a net tax gain of $47,000.

5. Mortgage-Backed Securities Held to Maturity

A comparison of amortized cost and approximate fair value of mortgage-backed securities with gross unrealized gains and losses, by maturities, is as follows:

                                                           September 30, 2005
                                                           Gross         Gross
                                          Amortized      Unrealized   Unrealized    Approximate
                                             Cost          Gains        Losses      Fair Value
-----------------------------------------------------------------------------------------------
Collateralized mortgage obligations      $ 17,089,874   $    36,738  $  (278,612)  $ 16,848,000
FHLMC pass-through certificates           118,663,486       128,502   (2,047,988)   116,744,000
FNMA pass-through certificates            121,596,729       161,648   (2,216,377)   119,542,000
GNMA pass-through certificates              6,613,676       246,324                   6,860,000
                                         ------------   -----------  -----------   ------------
Total Mortgage-Backed Securities         $263,963,765   $   573,212  $(4,542,977)  $259,994,000
                                         ============   ===========  ===========   ============

                                                          2005 ANNUAL REPORT  21

A summary of investment with unrealized losses, aggregated by category, at September 30, 2005 is as follows:

                                 Less than 12 Months               12 Months or Longer             Total             Total
                          Fair Value    Unrealized Losses     Fair Value    Unrealized Losses    Fair Value    Unrealized Losses
                         --------------------------------    --------------------------------   --------------------------------
Mortgage-backed
   securities held to
   maturity              $178,406,095   $      (2,751,178)   $ 58,493,074   $      (1,791,799)  $236,899,169   $      (4,542,977)
                         ------------   -----------------    ------------   -----------------   ------------   -----------------
Total                    $178,406,095   $      (2,751,178)   $ 58,493,074   $      (1,791,799)  $236,899,169   $      (4,542,977)
                         ============   =================    ============   =================   ============   =================

At September 30, 2005, mortgage-related securities in a gross unrealized loss position for twelve months or longer consisted of 27 securities that at such date had an aggregate depreciation of 3.0% from the Company's amortized cost basis. Management evaluated the length of time and the extent to which the market value has been less than cost; the financial condition and near term prospects of the issuer, including any specific events which may influence the operations of the issuer such as changes in technology that may impair the earnings potential of the investment or the discontinuance of a segment of the business that may effect the future earnings potential. The Company has the ability and intent to hold these securities until the anticipated recovery of fair value occurs. Management does not believe any individual unrealized loss as of September 30, 2005 represents an other-than-temporary impairment.

                                                          September 30, 2004
                                                           Gross        Gross
                                           Amortized     Unrealized   Unrealized    Approximate
                                             Cost          Gains        Losses      Fair Value
-----------------------------------------------------------------------------------------------
Collateralized mortgage obligations      $  8,733,300   $    42,446   $  (71,746)  $  8,704,000
FHLMC pass-through certificates           118,448,507       717,032     (189,539)   118,976,000
FNMA pass-through certificates            123,234,413       831,713     (641,126)   123,425,000
GNMA pass-through certificates             10,875,510       579,490            -     11,455,000
                                         ------------   -----------   ----------   ------------
Total Mortgage-Backed Securities         $261,291,730   $ 2,170,681   $ (902,411)  $262,560,000
                                         ============   ===========   ==========   ============

A summary of investment with unrealized losses, aggregated by category, at September 30, 2004 is as follows:

                                Less than 12 Months                 12 Months or Longer             Total            Total
                          Fair Value    Unrealized Losses     Fair Value    Unrealized Losses    Fair Value    Unrealized Losses
                         --------------------------------    --------------------------------   --------------------------------
Mortgage-backed
   securities held to
   maturity              $107,763,021   $        (902,411)   $          -   $               -   $107,763,021   $        (902,411)
                         ------------   -----------------    ------------   -----------------   ------------   -----------------
Total                    $107,763,021   $        (902,411)   $          -   $               -   $107,763,021   $        (902,411)
                         ============   =================    ============   =================   ============   =================

There were no securities in a loss position greater then twelve months. Management evaluated the length of time and the extent to which the market value has been less than cost; the financial condition and near term prospects of the issuer, including any specific events which may influence the operations of the issuer such as changes in technology that may impair the earnings potential of the investment or the discontinuance of a segment of the business that may effect the future earnings potential. The Company has the ability and intent to hold these securities until the anticipated recovery of fair value occurs. Management does not believe any individual unrealized loss as of September 30, 2004 represents an other-than-temporary impairment.

6. Mortgage-Backed Securities Available-For-Sale

A comparison of amortized cost and approximate fair value of mortgage-backed securities with gross unrealized gains and losses, by maturities, is as follows:

                                                           September 30, 2005
                                                           Gross         Gross
                                           Amortized     Unrealized   Unrealized    Approximate
                                              Cost         Gains        Losses       Fair Value
-----------------------------------------------------------------------------------------------
FNMA pass-through certificates           $  1,012,154   $    32,933   $        -   $  1,045,087
                                         ------------   -----------   ----------   ------------
Total Mortgage-Backed Securities         $  1,012,154   $    32,933   $        -   $  1,045,087
                                         ============   ===========   ==========   ============

                                                           September 30, 2004
                                                           Gross         Gross
                                           Amortized     Unrealized   Unrealized    Approximate
                                             Cost          Gains        Losses      Fair Value
-----------------------------------------------------------------------------------------------
FNMA pass-through certificates           $  3,803,463   $     2,518   $  (10,707)  $  3,795,274
                                         ------------   -----------   ----------   ------------
Total Mortgage-Backed Securities         $  3,803,463   $     2,518   $  (10,707)  $  3,795,274
                                         ============   ===========   ==========   ============

A summary of investment with unrealized losses, aggregated by category, at September 30, 2004 is as follows:

                                Less than 12 Months                 12 Months or Longer             Total            Total
                          Fair Value    Unrealized Losses     Fair Value    Unrealized Losses    Fair Value    Unrealized Losses
                         --------------------------------    --------------------------------   --------------------------------
Mortgage-backed
  securities available
  for sale               $  2,350,371   $         (10,707)   $          -   $               -   $  2,339,664   $         (10,707)
                         ------------   -----------------    ------------   -----------------   ------------   -----------------
Total                    $  2,350,371   $         (10,707)   $          -   $               -   $  2,339,664   $         (10,707)
                         ============   =================    ============   =================   ============   =================

22  HARLEYSVILLE SAVINGS FINANCIAL CORPORATION

There were no securities in a loss position greater then twelve months. Management evaluated the length of time and the extent to which the market value has been less than cost; the financial condition and near term prospects of the issuer, including any specific events which may influence the operations of the issuer such as changes in technology that may impair the earnings potential of the investment or the discontinuance of a segment of the business that may effect the future earnings potential. The Company has the ability and intent to hold these securities until the anticipated recovery of fair value occurs. Management does not believe any individual unrealized loss as of September 30, 2004 represents an other-than-temporary impairment.

7. Loans Receivable

Loans receivable consist of the following:

                                                         September 30,
                                                     2005              2004
-------------------------------------------------------------------------------
Residential Mortgages                            $ 270,940,562    $ 256,512,743
Commercial Mortgages                                 2,003,219        2,141,481
Construction                                         7,639,300        7,970,663
Savings Account                                        921,400          811,032
Home Equity                                         59,724,004       46,256,556
Automobile and other                                   771,538          732,062
Line of Credit                                      31,579,680       32,329,416
                                                 -------------    -------------
Total                                              373,579,703      346,753,953

Undisbursed portion of loans in process             (4,933,753)      (5,237,847)
Deferred loan fees                                    (671,426)        (955,052)
Allowance for loan losses                           (1,967,607)      (1,976,849)
                                                 -------------    -------------
Loans Receivable - net                           $ 366,006,917    $ 338,584,205
                                                 =============    =============

The Company originates both adjustable and fixed interest rate loans and purchases both adjustable and fixed interest rate mortgage-backed securities. At September 30, 2005, the composition of these loans and mortgage-backed securities, in thousands, is as follows:

                        Fixed-Rate                     Adjustable-Rate
              Term to Maturity   Book Value   Term to Maturity      Book Value
              -----------------------------------------------------------------
              1 year or less     $   13,237   1 year or less      $      45,047
              1-3 years              18,722   1-3 years                   3,988
              3-5 years              30,234   3-5 years                   2,878
              5-15 years            288,790                                   -
              over 15 years         230,759                                   -
                                 ----------                       -------------
                                 $  581,742                       $      51,913
                                 ==========                       =============

The adjustable rate loans have interest rate adjustment limitations and are generally indexed to the 1-year U.S. Treasury Securities rate. Future market factors may affect the correlation of the interest rate adjustment with the rates the Company pays on the short-term deposits that have been primarily utilized to fund these loans. At September 30, 2005 and 2004, the Company was servicing loans for others amounting to approximately $4,730,000 and $2,582,000, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income is recognized over the life of the loan. In connection with the loans serviced for others, the Company held borrowers' escrow balances of approximately $36,000, $37,000, and $19,000 at September 30, 2005, 2004, and 2003, respectively. Loans to officers and directors at September 30, 2005 and 2004, were approximately $459,000 and $455,000, respectively. Additional loans and repayments for the year ended September 30, 2005, were $70,000 and $127,000, respectively, and for the year ended September 30, 2004, were approximately $114,000 and $85,000, respectively. The Company provides loans primarily in its local market area to borrowers that share similar attributes. This concentration of credit exposes the Company to a higher degree of risk in this regard.

The following schedule summarizes the changes in the allowance for loan losses:

                                             Year Ended September 30,
                                        2005            2004            2003
-------------------------------------------------------------------------------
Balance, beginning of year          $  1,976,849    $  1,990,672    $ 2,034,832
   Recoveries                             83,707           1,571              -
   Charged off                           (92,949)        (15,394)       (44,160)
                                    ------------    ------------    -----------

Balance, end of year                $  1,967,607    $  1,976,849    $ 1,990,672
                                    ============    ============    ===========

The activity in the recoveries and charge off accounts was primarily the result of the Company's Bounce protection program. This program extends credit automatically to our depositors. If the account is not brought current by the depositor the loan is charged off. If the customer subsequently brings the account current, a recovery is recognized.

                                                          2005 ANNUAL REPORT  23

The provision for loan losses charged to expense is based upon past loss experiences and an evaluation of potential losses in the current loan portfolio, including the evaluation of impaired loans under SFAS No. 114. A loan is considered to be impaired when, based upon current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan. An insignificant delay or insignificant shortfall in amount of payments does not necessarily result in the loan being identified as impaired. For this purpose, delays less than 90 days are considered to be insignificant. As of September 30, 2005, 100% of the impaired loan balance was measured for impairment based on the fair value of the loans' collateral. Impairment losses are included in the provision for loan losses. SFAS No. 114 does not apply to large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, except for those loans restructured under a troubled debt restructuring. Loans collectively evaluated for impairment include consumer loans and residential real estate loans. At September 30, 2005 and 2004, the Company's impaired loans consisted of smaller balance residential mortgage loans collectively evaluated for impairment. Non-performing loans (which include loans in excess of 90 days delinquent) at September 30, 2005 and 2004, amounted to approximately $260,000 and $291,000, respectively. The non-performing loans are still accruing interest. The loans were collectively evaluated for impairment.

8. Accrued Interest Receivable

Accrued interest receivable consists of the following:

                                                            September 30,
                                                          2005         2004
-------------------------------------------------------------------------------
Investments and interest-bearing deposits             $ 1,022,126   $   763,024
Mortgage-backed securities                              1,036,830     1,020,426
Loans receivable                                        1,373,098     1,285,588
                                                      -----------   -----------
Total                                                 $ 3,432,054   $ 3,069,038
                                                      ===========   ===========
9. Office Properties and Equipment

Office properties and equipment are summarized by major classifications as follows:

                                                            September 30,
                                                         2005          2004
-------------------------------------------------------------------------------
Land                                                  $   184,788   $   184,788
Buildings                                               6,383,356     6,304,262
Furniture, fixtures and equipment                       3,433,247     3,102,835
Automobiles                                                24,896        24,896
                                                      -----------   -----------
Total                                                  10,026,287     9,616,781
Less accumulated depreciation                          (4,196,593)   (3,867,806)
                                                      -----------   -----------
Net                                                   $ 5,829,694   $ 5,748,975
                                                      ===========   ===========

Depreciation expense for the years ended September 30, 2005, 2004, and 2003 amounted to approximately $436,000, $484,000, and $535,000, respectively.

10. Deposits

Deposits are summarized as follows:

                                               September 30,
                                      2005                       2004
                                            Weighted                   Weighted
                                            Interest                   Interest
                                Amount        Rate         Amount        Rate
-------------------------------------------------------------------------------
NOW accounts                $  18,282,489     0.25%    $  19,838,879     0.15%
Non-interest
   Checking accounts            9,618,764     0.00%        8,335,991     0.00%
Interest Checking
   accounts                     9,102,649     2.47%        3,431,273     0.75%
Money Market
   Deposit accounts            76,581,019     1.32%      100,448,760     1.03%
Passbook and Club
   accounts                     3,806,599     0.78%        4,047,204     0.67%
Certificate accounts          301,588,135     3.52%      269,128,532     3.09%
                            -------------     ----     -------------     ----

Total Deposits              $ 418,979,655     2.85%    $ 405,230,639     2.33%
                            =============     ====     =============     ====

At September 30, 2005, the amounts of scheduled maturities of certificate accounts were as follows:

For the year ended September 30:                2006   $ 101,561,820
                                                2007     106,179,890
                                                2008      60,900,378
                                                2009      30,955,488
                                                2010       1,990,559
                                                       -------------
                                               Total   $ 301,588,135
                                                       =============

24  HARLEYSVILLE SAVINGS FINANCIAL CORPORATION

The aggregate amount of certificate accounts in denominations of $100,000 or more at September 30, 2005 and 2004 amounted to approximately $39.7 million and $28.1 million, respectively. Deposits in excess of $100,000 are not federally insured.

The following table sets forth the maturity of certificate deposits in excess of $100,000 as of September 30, 2005.

                                                          Amount
                                                      (In thousands)
                                     1 to 3 months    $        2,237
                                     4 to 6 months             4,907
                                     7 to 12 months            6,306
                                     Thereafter               26,257
                                                      --------------
                                     Total            $       39,707
                                                      ==============

Interest expense on savings deposits is composed of the following:

                                                   September 30,
                                        2005            2004            2003
-------------------------------------------------------------------------------
NOW accounts and MMDA accounts      $  1,245,110    $  1,093,438    $ 1,380,039
Passbook and Club accounts                26,325          22,734         36,472
Certificate accounts                   9,065,269       7,984,282      9,207,886
                                    ------------    ------------    -----------

Total                               $ 10,336,704    $  9,100,454    $10,624,397
                                    ============    ============    ===========

11. Advances from Federal Home Loan Bank

Advances from the Federal Home Loan Bank consist of the following:

                                               September 30,
                                      2005                       2004
                                            Weighted                   Weighted
                                            Interest                   Interest
Maturing Period                 Amount        Rate         Amount        Rate
-------------------------------------------------------------------------------
1 to 12 months              $  36,043,911     3.73%    $  40,428,147     3.40%
13 to 24 months                25,446,061     3.66%        9,545,900     3.55%
25 to 36 months                69,114,248     4.83%       28,476,845     3.59%
37 to 48 months                31,484,966     3.89%       54,582,988     5.08%
49 to 60 months                 9,302,331     3.97%       34,950,243     3.77%
61 to 72 months                40,208,732     5.35%       15,000,000     6.08%
73 to 84 months                60,668,239     4.47%       25,968,870     4.89%
85 to 120 months               25,000,000     3.80%       57,000,000     4.43%
                            -------------     ----     -------------     ----

Total                       $ 297,268,488     4.38%    $ 265,952,993     4.34%
                            =============     ====     =============     ====

The advances are collateralized by Federal Home Loan Bank stock and substantially all first mortgage loans.

The Company has a line of credit of which $21.0 million and $19.1 million of the available $40.0 million was used at September 30, 2005 and 2004, respectively. The average balance outstanding on the line of credit for September 30, 2005 and 2004 was $29.4 million and $20.3 million, respectively. The maximum amount outstanding at any time for 2005 and 2004 was $36.1 million and $25.6 million, respectively. The weighted average interest rate during 2005 and 2004 was 2.98% and 1.38%, respectively.

                                                          2005 ANNUAL REPORT  25

12. Income Taxes

The Company computes its reserve for bad debts under the specific charge-off method. The bad debt deduction allowable under this method is available to large banks with assets greater than $500 million. Generally, this method allows the Company to deduct an annual addition to the reserve for bad debts equal to its net charge-offs. Retained earnings at September 30, 2005 and 2004 includes approximately $1,325,000 representing bad debt deductions for which no deferred income taxes have been provided.

The expense for income taxes differs from that computed at the statutory federal corporate tax rate as follows:

                                                         Year Ended September 30,
                                        2005                       2004                       2003
                                            Percentage                 Percentage                 Percentage
                                            of Pretax                  of Pretax                  of Pretax
                                 Amount       Income        Amount       Income       Amount        Income
------------------------------------------------------------------------------------------------------------
At statutory rate             $ 2,276,724      34.0%     $ 2,184,643      34.0%     $ 2,063,728      34.0%
Adjustments resulting from:
Tax-exempt income                (595,428)     (8.9)        (572,457)     (8.9)        (596,865)     (9.8)
State tax-net of federal
   tax benefit                     69,588       1.0           29,057       0.5           27,654       0.5
Other                             (58,357)     (0.8)         (37,419)     (0.6)         (18,632)     (0.3)
                              -----------      ----      -----------      ----      -----------      ----
Expense per consolidated
   statements of income       $ 1,692,527      25.3%     $ 1,603,824      25.0%     $ 1,475,885      24.4%
                              ===========      ====      ===========      ====      ===========      ====

Income tax expense is summarized as follows:

                                   Year Ended September 30,
                               2005          2004          2003
-------------------------------------------------------------------
Current                    $ 1,624,759   $ 1,628,569   $ 1,693,594
Deferred                        67,768       (24,745)     (217,709)
                           -----------   -----------   -----------
Total Income Tax Expense   $ 1,692,527   $ 1,603,824   $ 1,475,885
                           ===========   ===========   ===========

Items that gave rise to significant portions of the deferred tax accounts are as follows:

                                                  September 30,
                                                 2005        2004
-------------------------------------------------------------------
Deferred Tax Assets:
   Deferred Loan Fees                         $  87,919   $  87,330
   Allowance for Loan Losses                    668,986     672,129
   Unrealized loss on investment securities       4,746           -
   Other                                          9,846           -
                                              ---------   ---------

      Sub-Total                                 771,497     759,459
                                              ---------   ---------

Deferred Tax Liabilities:
   Unrealized gain on investment securities           -     (17,064)
   Property                                    (431,910)   (352,645)
   Other                                              -      (4,205)
                                              ---------   ---------

      Sub-Total                                (431,910)   (373,914)
                                              ---------   ---------

      Total                                   $ 339,587   $ 385,545
                                              =========   =========

Income taxes paid were approximately $1,528,000, $1,533,000, and $1,461,000 for the years ended September 30, 2005, 2004, and 2003, respectively.

26  HARLEYSVILLE SAVINGS FINANCIAL CORPORATION

13. Regulatory Capital Requirements

The Bank is subject to various regulatory capital requirements administered by the federal Banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total Tier 1 capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier 1 capital (as defined) to assets (as defined). Management believes, as of September 30, 2005, that the Bank meets all capital adequacy requirements to which it is subject. As of September 30, 2005, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                         To Be Considered Well
                                                                                           Capitalized Under
                                                                       For Capital         Prompt Corrective
                                                  Actual            Adequacy Purposes      Action Provisions
                                              Amount      Ratio      Amount      Ratio      Amount      Ratio
--------------------------------------------------------------------------------------------------------------
As of September 30, 2005
Tier 1 Capital (to assets)                 $ 47,524,213    6.26%  $ 30,376,680    4.00%  $ 37,970,850     5.00%
Tier 1 Capital (to risk weighted assets)     47,524,213   13.31%    14,283,160    4.00%    21,424,740     6.00%
Total Capital (to risk weighted assets)      49,491,820   13.86%    28,566,320    8.00%    35,707,900    10.00%

As of September 30, 2004
Tier 1 Capital (to assets)                 $ 44,124,545    6.20%  $ 28,480,960    4.00%  $ 35,601,200     5.00%
Tier 1 Capital (to risk weighted assets)     44,124,545   13.69%    12,890,920    4.00%    19,336,380     6.00%
Total Capital (to risk weighted assets)      46,127,545   14.31%    25,781,840    8.00%    32,227,300    10.00%

14. Retirement Savings Plan

The Company has an employee stock ownership pension plan and a qualified 401 (k) retirement savings plan covering all full-time employees meeting certain eligibility requirements. Contributions for both plans are at the discretion of the Company's Board of Directors. Contributions expense related to the plans was $260,528, $241,185 and $201,793 for the years ended September 30, 2005, 2004, and 2003, respectively.

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

A summary of transactions under this plan follows:

                                                      Year Ended September 30,
                                          2005                  2004                  2003
                                             Weighted              Weighted              Weighted
                                             Average               Average               Average
                                   Options    Price     Options     Price     Options     Price
-------------------------------------------------------------------------------------------------
Outstanding, beginning of year     201,982   $  10.96    209,802   $   8.99    213,680   $   8.14
   Exercised                       (69,133)      9.16    (42,320)      6.73    (27,212)      7.12
   Canceled                         (2,917)     13.50     (2,500)     11.17    (13,833)     10.50
   Granted                          39,100      17.78     37,000      17.16     37,167      13.13
                                   -------   --------   --------   --------   --------   --------

   Outstanding, end of year        169,032   $  13.23    201,982   $  10.96    209,802   $   8.99
                                   =======   ========   ========   ========   ========   ========

Options exercisable, end of year    98,267   $  11.98    130,315   $   9.41    123,968   $   7.52
                                   =======   ========   ========   ========   ========   ========

                                                          2005 ANNUAL REPORT  27

A summary of the exercise price range at September 30, 2005 is as follows:

                              Exercise           Weighted       Weighted Average
            Number of          Price        Average Remaining    Exercise Price
          Option Shares        Range         Contractual Life       per Share
          -------------   ---------------   -----------------   ----------------
                 66,682   $  5.81 - 11.48       4.87 years      $           9.13
                102,350   $ 12.06 - 17.79       8.08 years                 15.90
          -------------   ---------------   -----------------   ----------------
                169,032   $  5.81 - 17.79       6.81 years      $          13.23
          =============   ===============   =================   ================

The Company also has established an Employee Stock Purchase Plan (the "Purchase Plan") whereby employees may elect to make contributions to the Purchase Plan in an aggregate amount not less than 2% no more than 10% of such employee's total compensation. These contributions would then be used to purchase stock during an offering period determined by the Company's Salary and Benefits Committee. The purchase price of the stock would be the lesser of 85% of the market price on the first day or the last day of the offering period. The SFAS No. 123 impact of the Purchase Plan on pro forma net income and income per share was deemed to be immaterial. During 2005 and 2004, 3,729 and 6,927 shares were issued to employees, respectively. At September 30, 2005 and 2004, there were 31,081 and 36,898 shares available for future purchase. The Company suspended participation in the Purchase Plan in March 2005 and the plan is not currently active.

16. Commitments

At September 30, 2005, the Company had approximately $10.8 million in outstanding commitments to originate mortgage loans, of which $8.8 million were at fixed rates ranging from 5.25% to 6.50% and adjustable rates of $2.0 million ranging from 4.75 to 5.38%. The unfunded line of credit commitments at September 30, 2005 were $39.9 million. The amounts of undisbursed portions of loans in process at September 30, 2005 were $4.9 million. At September 30, 2005 the Company had exposures to limited recourse arrangements with respect to the Company's sale of whole loans. At September 30, 2005, the exposure, which represents a portion of credit risk associated with the sold interests, amounted to $83,000. The exposure is for the life of the related loans and payable, on our proportional share, as losses are incurred. Also, at September 30, 2005, the Company had no outstanding futures or options positions.

The Company leases land for two of its branch offices. Minimum rental commitments at September 30, 2005, are summarized below:

                                     Fiscal        Rental
                                      Year         Amount
                                     ------      ---------
                                      2006          94,174
                                      2007          94,174
                                      2008          98,407
                                      2009         104,332
                                      2010         106,978
                                                 ---------
                                      Total      $ 498,065
                                                 =========
17. Legal Contingencies

Various legal claims also arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Company's consolidated financial statements.

18. Conversion To A Stock Savings Bank

At the time of conversion, in 1987, the Bank established a liquidation account in an amount equal to the Bank's net worth as reflected in the latest consolidated statement of financial condition of the Bank contained in the offering circular utilized in the conversion. The function of the liquidation account is to establish a priority on liquidation and, except with respect to the payment of cash dividends on, or the re-purchase of, any of the common stock by the Bank, the existence of the liquidation account will not operate to restrict the use or application of any of the net worth accounts of the Bank. In the event of a complete liquidation of the Bank (and only in such event), each eligible account holder will be entitled to receive a pro rata distribution from the liquidation account, based on such holder's proportionate amount of the total current adjusted balances from deposit accounts then held by all eligible account holders, before any liquidation distribution may be made with respect to stockholders. The liquidation account was approximately $2,300,000 at September 30, 2005. Furthermore, the Company may not repurchase any of its stock if the effect thereof would cause the Company's net worth to be reduced below (i) the amount required for the liquidation account or (ii) the regulatory capital requirements.

28  HARLEYSVILLE SAVINGS FINANCIAL CORPORATION

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

                                                                                        September 30,
                                                                            2005                         2004
                                                                  Carrying    Estimated Fair    Carrying    Estimated Fair
                                                                   Amount         Value          Amount         Value
--------------------------------------------------------------------------------------------------------------------------
Assets:
   Cash and cash equivalents                                    $  7,934,980  $    7,934,980  $  4,718,784  $    4,718,784
   Investment securities held to maturity                         87,364,445      88,404,000    68,161,572      69,439,000
   Investment securities available-for-sale at fair value          2,835,244       2,835,244     7,714,840       7,714,840
   Mortgage-backed securities held to maturity                   263,963,765     259,994,000   261,291,730     262,560,000
   Mortgage-backed securities available-for-sale at fair value     1,045,087       1,045,087     3,795,274       3,795,274
   Loans receivable - net                                        366,006,917     363,642,590   338,584,205     337,999,592
   Federal Home Loan Bank Stock                                   16,035,900      16,035,900    15,184,100      15,184,100

Liabilities:
   Passbook, Club and NOW accounts                                40,810,501      40,810,501    35,653,347      35,653,347
   Money Market Demand accounts                                   76,581,019      76,581,019   100,448,760     100,448,760
   Certificate accounts                                          301,588,135     299,156,071   269,128,532     259,853,072
   Advances from Federal Home Loan Bank                          297,268,488     298,554,899   265,952,993     256,177,581

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

The fair value of NOW and money market deposits and savings accounts is the amount reported in the consolidated financial statements. The fair value of savings certificates and advances from Federal Home Loan Bank are based on a present value estimate using rates currently offered for instruments of similar remaining maturity. Fair values for off-balance sheet lending commitments are based on fees currently charged to enter similar agreements.

The fair value estimates presented herein are based on pertinent information available to management as of September 30, 2005 and 2004. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

20. Parent Company Condensed Financial Information

Condensed financial statements of Harleysville Savings Financial Corporation are as follows:

Condensed Statements of Financial Condition

                                                             September 30,
                                                          2005          2004
--------------------------------------------------------------------------------
Assets
   Cash                                               $     19,441  $    126,447
   Investment in subsidiary                             47,603,551    44,230,233
                                                      ------------  ------------
Total Assets                                          $ 47,622,992  $ 44,356,680
                                                      ============  ============

Liabilities & Stockholders' Equity
Liabilities
   Other Liabilities                                  $     47,176  $     43,768
   Stockholders' equity                                 47,575,816    44,312,912
                                                      ------------  ------------
Total liabilities & stockholders' equity              $ 47,622,992  $ 44,356,680
                                                      ============  ============

                                                          2005 ANNUAL REPORT  29

Condensed Statement of Income

                                                                   Year Ended September 30,
                                                              2005          2004          2003
                                                          ------------  ------------  ------------
Income:
Equity in undistributed income of subsidiary              $  5,375,655  $  5,150,997  $  4,832,221
Other expense                                                  371,935       300,900       238,318
                                                          ------------  ------------  ------------
Net income                                                $  5,003,720  $  4,850,097  $  4,593,903
                                                          ============  ============  ============

Condensed Statement of Cash Flows

                                                                   Year Ended September 30,
                                                              2005          2004          2003
                                                          ------------  ------------  ------------
Net income                                                $  5,003,720  $  4,850,097  $  4,593,903
Increase (decrease) in other Liabilities                         3,408         7,506        (3,916)
Undistributed income of Harleysville Savings Bank           (5,375,655)   (5,150,997)   (4,832,221)
                                                          ------------  ------------  ------------
Net cash used by operating activities                         (368,527)     (293,394)     (242,234)
                                                          ------------  ------------  ------------

Investing activities:
   Dividends received from subsidiaries                      1,960,000     1,696,000     1,905,100
                                                          ------------  ------------  ------------
Net cash provided by investing activities                    1,960,000     1,696,000     1,905,100
                                                          ------------  ------------  ------------

Financing activities:
   Acquisition of treasury stock                              (328,280)     (251,580)     (808,841)
   Use of treasury stock                                       571,223       707,826       694,397
   Proceeds from issuance of common stock                      310,914             -             -
   Dividends paid                                           (2,252,336)   (1,826,303)   (1,497,528)
                                                          ------------  ------------  ------------

Net cash used in financing activities                       (1,698,479)   (1,370,057)   (1,611,972)
                                                          ------------  ------------  ------------

Net (decrease) increase in cash and cash equivalents          (107,006)       32,549        50,894
Cash and cash equivalents at the beginning of the period       126,447        93,898        43,004
                                                          ------------  ------------  ------------
Cash and cash equivalents at the end of the period        $     19,441  $    126,447  $     93,898
                                                          ============  ============  ============

21. Quarterly Financial Data (Unaudited)

Unaudited quarterly financial data for the years ended September 30, 2005 and 2004 is as follows:

                                                 2005                                  2004
                                  ----------------------------------    ----------------------------------
                                    1st      2nd      3rd      4th        1st      2nd      3rd      4th
                                    QTR      QTR      QTR      QTR        QTR      QTR      QTR      QTR
                                  ----------------------------------    ----------------------------------
Interest Income                   $ 8,586  $ 8,848  $ 9,167  $ 9,281    $ 8,064  $ 8,105  $ 8,087  $ 8,349
Interest Expense                    5,351    5,503    5,856    6,037      5,171    5,005    5,047    5,169
                                  ----------------------------------    ----------------------------------
Net Interest Income                 3,235    3,345    3,311    3,244      2,893    3,100    3,040    3,180
Provision for loan loss               (40)
                                  ----------------------------------    ----------------------------------
Net interest income after
   provision for loan losses        3,235    3,345    3,311    3,284      2,893    3,100    3,040    3,180
Non-interest income                   407      341      379      359        452      434      322      430
Non-interest expense                1,959    2,012    2,017    1,976      1,746    1,888    1,891    1,873
                                  ----------------------------------    ----------------------------------
Income before income taxes          1,683    1,674    1,673    1,667      1,599    1,646    1,471    1,737
Income tax expense                    428      432      429      405        391      411      350      452
                                  ----------------------------------    ----------------------------------
Net income                        $ 1,255  $ 1,242  $ 1,244  $ 1,262    $ 1,208  $ 1,235  $ 1,121  $ 1,285
                                  ==================================    ==================================
   Per Common Share:
    Earnings per share - basic    $  0.33  $  0.32  $  0.32  $  0.32    $  0.32  $  0.32  $  0.29  $  0.34
    Earnings per share - diluted  $  0.32  $  0.32  $  0.32  $  0.32    $  0.31  $  0.32  $  0.29  $  0.33

Earnings per share is computed independently for each period presented. Consequently, the sum of the quarters may not equal the total earnings per share for the year.

The number of shares and per share information for all periods presented has been restated to reflect the five for three stock split.

30  HARLEYSVILLE SAVINGS FINANCIAL CORPORATION

Market and Corporate Information

Market Information

Harleysville Savings Financial Corporation's Common Stock is traded in the Over-the-Counter Market and quoted on the NASDAQ National Market System under the symbol "HARL". The Common Stock was issued at an adjusted price of $1.45 per share in connection with the Company's conversion from mutual to stock form and the Common Stock commenced trading on the NASDAQ National Market System on September 3, 1987. Prices shown below reflect the prices reported by the NASDAQ systems. The closing price on September 30, 2005, was $17.15 per share. There were 3,900,881 shares outstanding as of September 30, 2005, held by approximately 1,000 stockholders.

                                                                 Cash Dividends
For The Quarter Ended        High         Low         Close         Declared
-------------------------------------------------------------------------------

September 30, 2003         $ 16.55      $ 15.00      $ 15.83         $ 0.11
December 31, 2003            18.15        15.40        17.94           0.12
March 31, 2004               20.70        16.89        18.00           0.12
June 30, 2004                20.10        15.69        16.42           0.12
September 30, 2004           18.00        15.45        17.25           0.12
December 31, 2004            18.12        16.35        18.06           0.13
March 31, 2005               26.00        16.50        18.75           0.15
June 30, 2005                20.00        16.00        17.70           0.15
September 30, 2005           18.25        17.00        17.15           0.15

-------------------------------------------------------------------------------

Corporate Information

Auditors
Deloitte & Touche LLP
1700 Market Street
Philadelphia, PA 19103-3984
(215) 246-2300

Annual Meeting
Indian Valley Country Club
Telford, PA 18969
Wednesday, January 25, 2006
9:30 A.M.

Market Makers
Boenning & Scattergood, Inc.
Midwest Res. First Tennessee
Ryan Beck & Co., Inc.

Special Counsel
Elias, Matz, Tiernan & Herrick LLP.
734 15th Street, N.W.
Washington, DC 20005
(202) 347-0300

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

Transfer Agent
Direct questions regarding dividend
checks, address and name changes or
lost certificates to:

Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016
web site: www.rtco.com
email: invrel@rtco.com

Upon request, the Company's Annual Report or form 10-K for the year ended September 30, 2005, and the exhibits thereto required to be filed with the Securities and Exchange Commission under the Securities Act of 1934 will be furnished without charge to any stockholder.

                                                          2005 ANNUAL REPORT  31

BOARD OF DIRECTORS

   Sanford L. Alderfer
   President
   Sanford Alderfer
   Auction Co., Inc.
   Hatfield, PA

   Ronald B. Geib
   President/COO
   Harleysville Savings
   Financial Corporation
   Harleysville, PA

   James J. Rittenhouse, CPA
   Shareholder in the firm
   Detweiler, Hershey &
   Associates, P.C.
   Souderton, PA

   Philip A. Clemens
   Chairman/CEO
   Clemens Family Corporation
   Hatfield, PA

   Charlotte A. Hunsberger, Esq.
   Partner
   Bricker, Landis & Hunsberger
   Souderton, PA

   Mark R. Cummins, CPA, CFA
   Executive Vice President,
   CIO, and Treasurer
   Harleysville Insurance Companies
   Harleysville, PA

   George W. Meschter
   President
   Meschter Insurance Group
   Collegeville, PA

   David J. Friesen, CPA
   Director of Development
   Penn View Christian School
   Souderton, PA

   Edward J. Molnar
   Chairman/CEO
   Harleysville Savings
   Financial Corporation
   Harleysville, PA

OFFICERS

   Edward J. Molnar
   Chairman and
   Chief Executive Officer

   Ronald B. Geib
   President and
   Chief Operating Officer

   Marian Bickerstaff
   Senior Vice President
   Chief Lending Officer
   and Corporate Secretary

   Brendan J. McGill
   Senior Vice President,
   Chief Financial Officer
   and Treasurer

MANAGERS

   Helena C. Baron
   Assistant Vice President
   and Lansdale
   Office Manager

   Adrian D. Gordon
   Vice President
   and Information
   Systems Manager

   Denise L. Monaghan
   Assistant Vice President
   and Loan Administration
   Manager

   Sherry C. Williamson
   Assistant Vice President
   and Upper Providence
   Office Manager

   Michelle A. Beck
   Assistant Vice President
   and Security Officer

   Dawn L. Hufnagle
   Assistant Vice President
   and Sumneytown
   Office Manager

   Paul F. Pendrak
   Assistant Vice President
   and Hatfield
   Office Manager

   Diane M. Carlson
   Assistant Vice President and
   Human Resource Manager

   Kim A. Licata
   Assistant Vice President
   and Loan Customer
   Service Manager

   Anne J. Rostosky
   Assistant Vice President
   and Harleysville
   Office Manager

   Kathleen Clairmont
   Assistant Vice President
   and West Norriton
   Office Manager

   M. Shane Michalak
   Vice President, Controller
   and Accounting
   Department Manager

   Sheri Strouse
   Vice President and
   Branch Administrator

32  HARLEYSVILLE SAVINGS FINANCIAL CORPORATION

MANAGERS

                         [PHOTO]                                                           [PHOTO]

    MICHELLE A. BECK               ADRIAN D. GORDON                  DENISE L. MONAGHAN                   KIM A. LICATA
Assistant Vice President    Vice President and Information        Assistant Vice President        Assistant Vice President and
   and Security Officer             System Manager              and Hatfield Office Manager      Loan Customer Service Manager


[PHOTO]                     KATHLEEN CLAIRMONT
                            Assistant Vice President and
                            West Norriton Office Manager

                            SHERI STROUSE
                            Vice President and Branch Administrator

                            SHERRY L. WILLIAMSON
                            Assistant Vice President
                            and Upper Providence Office Manager

                            ANNE J. ROSTOSKY
                            Assistant Vice President and
                            and Harleysville Office Manager


[PHOTO]                     PAUL F. PENDRAK
                            Assistant Vice President
                            and Hatfield Office Manager

                            DAWN L. HUFNAGLE
                            Assistant Vice President
                            and Sumneytown Office Manager

                            HELENA C. BARON
                            Assistant Vice President
                            and Lansdale Office Manager

                            DIANE M. CARLSON
                            Assistant Vice President
                            and Human Resource Manager

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