Form 10-K, Exhibit 13
period 2006-09-30
HARLEYSVILLE SAVINGS FINANCIAL CORP
filed 2006-12-21
CIK 1107160

EXHIBIT 13.0



                              Harleysville Savings
                        -------------------------------
                             FINANCIAL CORPORATION
                        -------------------------------

          2006

         Annual                                         [GRAPHIC]

         Report

Board of Directors

                                    [PHOTO]

  Seated (L to R): Charlotte A. Hunsberger, Ronald B. Geib, Edward J. Molnar, Philip A. Clemens, David J. Friesen, Standing (L to R): Mark R. Cummins, James
            L. Rittenhouse, Sanford L. Alderfer, George W. Meschter

Senior Officers

    [PHOTO OF EDWARD J. MOLNAR]

    Edward J. Molnar
        Chairman
Chief Executive Officer

    [PHOTO OF RONALD B. GEIB]

    Ronald B. Geib
       President
Chief Operating Officer

    [PHOTO OF MARIAN BICKERSTAFF]

     Marian Bickerstaff
   Senior Vice President
Residential Lending Officer

    [PHOTO OF BRENDAN J. MCGILL]

   Brendan J. McGill
 Senior Vice President
Chief Financial Officer

    [PHOTO OF ADRIAN D. GORDON]

     Adrian D. Gordon
  Senior Vice President
Chief Information Officer

    [PHOTO OF SHERI L. STROUSE]

   Sheri L. Strouse
Senior Vice President
 Branch Administrator

    [PHOTO OF STEPHEN J. KOPENHAVER]

   Stephen J. Kopenhaver
   Senior Vice President
Commercial Lending Officer

Selected Consolidated Financial and Other Data

Selected Balance Sheet Data:

(in thousands, except per share data)                              As of September 30,
                                                   2006        2005        2004        2003        2002
---------------------------------------------------------------------------------------------------------
Total Assets                                    $ 775,638   $ 766,990   $ 718,232   $ 653,288   $ 620,264
Mortgage-backed securities held to maturity       219,494     263,964     261,292     223,592     163,815
Mortgage-backed securities available-for-sale         820       1,045       3,795       6,656      29,515
Loans receivable - net                            385,450     366,007     338,584     297,346     295,354
Investment securities held to maturity            111,099      87,364      68,162      83,327      55,665
Investment securities available-for-sale            8,108       2,835       7,715       4,923      12,000
Other investments (1)                              25,549      23,971      19,903      18,618      45,369
Deposits                                          429,254     418,980     405,231     380,687     371,947
FHLB advances and other borrowings                294,611     297,268     265,953     228,817     207,502
Total stockholders' equity                         48,471      47,576      44,313      40,816      37,868
Book value per share (3)                            12.59       12.20       11.56       10.81       10.05

Selected Operations Data:

                                                                 Year Ended September 30,
                                                   2006        2005        2004        2003        2002
---------------------------------------------------------------------------------------------------------
Interest income                                 $  39,091   $  35,902   $  32,636   $  33,123   $  35,218
Interest expense                                   26,366      22,747      20,391      21,673      24,226
                                                ---------   ---------   ---------   ---------   ---------

Net interest income                                12,725      13,155      12,245      11,450      10,992
Provision for loan losses                               -         (40)          -           -           -
                                                ---------   ---------   ---------   ---------   ---------
Net interest income after provision
  for loan losses                                  12,725      13,195      12,245      11,450      10,992

Gain on sales of loans and securities                  27         115         326         247           7
Other income                                        1,273       1,351       1,282       1,270       1,068
Other expense                                       8,568       7,965       7,399       6,897       6,434
                                                ---------   ---------   ---------   ---------   ---------

Income before taxes                                 5,457       6,696       6,454       6,070       5,633
Income tax expense                                  1,255       1,693       1,604       1,476       1,218
                                                ---------   ---------   ---------   ---------   ---------

Net income                                      $   4,202   $   5,003   $   4,850   $   4,594   $   4,415
                                                =========   =========   =========   =========   =========

Earnings per share - basic (3)                  $    1.09   $    1.29   $    1.28   $    1.21   $    1.18
Earnings per share - diluted (3)                     1.08        1.27        1.25        1.19        1.16
Dividends per share (3)                              0.64        0.58        0.48        0.40        0.32

Selected Other Data:

                                                                 Year Ended September 30,
                                                   2006        2005        2004        2003        2002
---------------------------------------------------------------------------------------------------------
Return on average assets (2)                         0.55%       0.67%       0.70%       0.72%       0.75%
Return on average equity (2)                         8.76%      10.91%      11.44%      11.68%      12.31%
Dividend payout ratio                               58.72%      44.96%      37.56%      32.67%      27.55%
Average equity to average assets (2)                 6.25%       6.15%       6.17%       6.14%       6.10%
Interest rate spread (2)                             1.51%       1.65%       1.64%       1.64%       1.71%
Net yield on interest-earning assets (2)             1.71%       1.82%       1.80%       1.84%       1.92%
Ratio of non-performing assets to
   total assets at end of period                     0.00%       0.03%       0.04%       0.04%       0.03%
Ratio of interest-earning assets to
   interest-bearing liabilities at end of period    105.6%      105.4%      105.6%      105.6%      105.2%
Full service banking offices at
   end of period                                        6           5           5           5           5

(1) Includes interest-bearing deposits at other depository institutions & stock of the Federal Home Loan Bank of Pittsburgh.

(2) All ratios are based on average monthly balances during the indicated periods.

(3) The number of shares and per share information for all periods presented has been restated to reflect the five for three stock split as of February 24, 2005.

                                                            2006 ANNUAL REPORT 1

Chairman's Report to the Stockholders

To our Stockholders:

At our meeting of the stockholders on January 25, 2006, I announced that I would be retiring after 40 years from the position of Chief Executive Officer of our Company effective on the date of our 2007 stockholders' meeting.

During the time since that day, we have been transitioning to the new management team led by our current President and Chief Operating Officer, Ronald Geib. Ron has assembled a truly gifted and talented group of senior officers to take our Company forward and I am confident they will maintain the culture and success that we have experienced in the past. Each member of Ron's senior management team brings a genuine commitment to the mission of our Company.

I personally hired Ron thirty years ago as a young man right out of college. He has experienced every facet of the banking business and has weathered many different phases of the business cycle during those thirty years. He has faced the good and the bad during that time and believes in the culture that has been developed over the years that has made our Company unique and successful. He played a major role during the early 1980's as we managed the Bank through some of the highest interest rates in history and during the late 1980's and early 1990's as many financial institutions failed because of credit losses.

In 1987, when we converted the Bank to a public company, Ron played a major role in his responsibilities as our Chief Financial Officer. During our twenty years as a public company, Ron has served as our Chief Financial Officer and our President and Chief Operating Officer and now he is transitioning to his new responsibilities as our President and Chief Executive Officer.

Ron will bring much of the "old" with him, but he will also bring his own management style which will enable the changes to happen that are necessary for our Company to move forward in a very competitive environment.

Last year, in my report to you, I mentioned that we had been laying the foundation to expand relationships with small business customers in our market area to complement the Company's retail business. I am pleased to report that the newest member of Ron's senior management team, Senior Vice President and Chief Lending Officer, Steve Kopenhaver has been developing a strong foundation of policies and operating procedures to assure that the Company's key principles remain intact as we expand our business opportunities. As I have observed Steve's work over the past nine months, I have been impressed by his understanding of our culture as it applies to maintaining high asset quality and how critical that has been to our success.

In 1995, a young man joined our staff to develop the Company's growing technology needs. Senior Vice President and Chief Information Officer, Adrian Gordon, and a member of Ron's senior management team, is leading the way in implementing the new technology that has become indispensable to a successful 21st century financial institution. As we expand into small business relationships new technology advancements such as remote deposit capture will be necessary and Adrian and his team are implementing strategies to assure that our Company is able to offer the services that our customers will need to be successful.

Last year, I reported to you that construction was started on our newest branch location along the rapidly expanding "Route 422 Corridor". I am pleased to report that our new Upper Providence Office opened in July and is now serving our customers from that community. Sheri Strouse, Senior Vice President and Branch Administrator and a member of Ron's senior management team, deserves a great deal of credit for her tireless efforts in directing this project to its successful conclusion. Sheri has been a member of our team since 1997 and is already working on our seventh branch location which will serve our customers in the Souderton/Telford communities.

Charged with the responsibility of financial management is our Senior Vice President and Chief Financial Officer, Brendan McGill. Brendan joined our Company in 1999 and has provided leadership during a difficult time of flat and inverted yield curves during the past few years. The enduring principles that have been key to our success: High asset quality, exceptional operating efficiencies, effective capital management and genuine customer service take priority in every decision that Brendan makes as a member of Ron's senior management team.

I want to express a special thank you to Marian Bickerstaff. Marian will be voluntarily stepping down from her role as a senior officer on January 1st but will be continuing on a part time basis as the Company's Director of Marketing. Marian joined Harleysville Savings Bank in 1975 and has served as a senior officer since 1985. Her contribution to the decision making process was invaluable not only because of her vast experience, but because of her personal integrity, honesty and trustworthiness.

It has truly been an honor to serve and represent all of you as Chief Executive Officer during the past forty years. Sharing in the success and growth of our Company has been both exciting and rewarding for me personally and especially working with our wonderful staff and board of directors for each of those years.

Even though I will be continuing as non-executive Chairman of the Board, I will certainly miss the day to day activities of the Bank. I know that under Ron's leadership we will continue to honor the business philosophy that is consistent with the Proverb that God has given us: "A good name is to be more desired than great riches."

Finally, I want to express my personal appreciation to you for the confidence that you have expressed in the management of this Company and I hope to see you at our annual stockholders' meeting in January.

   Sincerely,

   /s/ Edward J. Molnar

   Edward J. Molnar
   Chairman and Chief Executive Officer

2 HARLEYSVILLE SAVINGS FINANCIAL CORPORATION

President's Report to the Stockholders

To our Stockholders:

Over the course of time, fiscal year 2006 for Harleysville Savings Financial Corporation will be known as a year of transition. We continue to be challenged with implementing new ideas, processes, products and services to meet the needs of our customers while preserving the core values to which our Company aspires. The Company has embarked on developing a new line of business while experiencing a transition in the senior management team in addition to operating in a difficult economic environment and increased competition in the financial industry.

Despite the challenging economic environment - a prolonged flat and inverted yield curve in a low interest rate scenario, the Company achieved a return on equity of 8.8% and increased assets to $776 million during fiscal year 2006.

I am pleased that the Board of Directors recognizes the value of sharing financial success with our shareholders and that they increased the cash dividend for the 19th consecutive year to 17 cents per share, a 6.25% increase.

The success of our Company is primarily the result of the ongoing accomplishments of its team members.

I am pleased to report Shane Michalak and Anne Rostosky were appointed to the position of Vice President during the year. Shane will have increased responsibilities as he functions as the Company's Controller. Anne, who is the Branch Manager of the Harleysville office, will assist in the expansion of our non-deposit investments and our business banking deposit services.

The long-term service of our team members enables the Company to build strong relationships with our customers. This year, 12 of our team members were honored for their years of service: Edward J. Molnar - 40 years; Kathy Clairmont and Dorothy Kulp - 20 years; Beverly Fretz, Dawn Hufnagle, and Teresa Fenstermacher
- 15 years; Marge Granahan - 10 years; Don Mihok, Joe Grayeske, Dhruva Shah, Bethany Holsendorff, and Anne Rostosky - 5 years.

We are excited about our new line of business - Priority Business Banking. Led by Steve Kopenhaver, Senior Vice President, the Company is now positioned to offer the attentive personal service and a complete range of products and services to provide solutions to the financial needs of our business community.

We are also pleased with the performance of our newest Upper Providence Office, located at the intersection of Township Line Road and Ridge Pike in Upper Providence Township. Under the leadership of Branch Manager, Sherry Williamson, the office now has over $3 million in deposits.

Over this past year, we updated our strategic plan with a focus on strengthening the retail components of our balance sheet: to grow and diversify the loan mix and to grow and diversify the deposit mix. In order to complement the existing offices, the strategic plan also calls for adding a key, full-service office in the Souderton-Telford area. Once this office is in place, the plan is to restore the profitability of the Company by concentrating on retail growth with exceptional customer service before opening additional offices.

We also believe that the success of the Company is dependent upon the quality of its management and the performance of every team member. It is the goal of management to maintain our competitive advantages of exceptional operating efficiency, high asset quality and exceptional customer service. We believe that we can increase the overall efficiency of the Company by continually emphasizing the necessity of "working smart" and utilizing state of the art technologies. We believe the quality of our team members and the quality of our service delivery will be enhanced by an emphasis on improving communication and service skills and through the personal growth of each team member, beginning with me.

2007 will mark Ed Molnar's retirement as CEO of Harleysville Savings Financial Corporation. While his daily presence will be missed by all, his legacy will be reflected in the strong leadership team and enduring relationships with customers, team members, stockholders and the community. Today, the culture of the bank reflects the principles and standards of performance that he values: integrity, trust, honesty, teamwork and exceptional customer service.

I am grateful to the Board of Directors for their support, for naming me as President and the next Chief Executive Officer of Harleysville Savings Financial Corporation, and for focusing on the need for thoughtful succession planning and a smooth transition. Once again, they have set an example of good governance. As we complete our carefully planned transition of leadership, the Board and management remain clearly aligned with the mission of the Company - to build value for our customers, team members, stockholders and the community by consistently providing an exceptional community banking experience.

As we build on our 91-year history, I am excited and energized with the opportunity to lead our competent and engaged management team as we expand our product line into business banking services while continuing to create additional value for our stakeholders. Thank you for your loyalty during a year of significant transition.

Sincerely,

/s/ Ronald B. Geib

Ronald B. Geib
President

A tribute to Edward J. Molnar

Edward J. Molnar will retire on January 24, 2007 after having served as the Chief Executive Officer of Harleysville Savings Financial Corporation and Harleysville Savings Bank for 40 years.

The culture of the Company today reflects the principles and values he exemplified in his distinguished career with the Company - integrity, trust, honesty, teamwork and exceptional customer service.

One of his proudest achievements is seeing the Company grow and prosper. We are enormously grateful for his leadership in the Company, the banking industry and our community.

Ed will continue to serve as the Chairman of the Company.

                                                            2006 ANNUAL REPORT 3

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

Overview

Harleysville Savings Financial Corporation, a bank holding company, of which Harleysville Savings Bank (the "Bank"), is a wholly owned subsidiary, was formed in February 2000. For purposes of this discussion, the Company, including its wholly owned subsidiary, will be referred to as the "Company." The Company's earnings are primarily dependent upon its net interest income, which is determined by (i) the difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities outstanding. The Company's interest rate spread is affected by regulatory, economic, and competitive factors that influence interest rates, loan demand and deposit flows. The Company, like other thrift institutions, is vulnerable to an increase in interest rates to the extent that interest-bearing liabilities mature or reprice more rapidly than interest-earning assets. To reduce the effect of adverse changes in interest rates on its operations, the Company has adopted certain asset and liability management strategies, described below. The Company's earnings are also affected by, among other factors, other non-interest income, other expenses, and income taxes. The Company's total assets at September 30, 2005, amounted to $767.0 million, compared to $718.2 million as of September 30, 2004. Deposits as of September 30, 2005, totaled $419.0 million, compared to $405.2 million at September 30, 2004. Stockholders' equity totaled $47.6 million as of September 30, 2005, compared to $44.3 million at September 30, 2004.

The Company's total assets at September 30, 2006, amounted to $775.6 million, compared to $767.0 million as of September 30, 2005. Deposits as of September 30, 2006, totaled $429.3 million, compared to $419.0 million at September 30, 2005. Stockholders' equity totaled $48.5 million as of September 30, 2006, compared to $47.6 million at September 30, 2005.

During fiscal 2006, net interest income after provision for loan losses decreased $471,000 or 3.6% from the prior fiscal year. This decrease was the result of 3.1% growth in the average interest-earning assets, which was offset by a 2.9% growth in average interest-bearing liabilities, and a decrease in the interest rate spread from 1.65% in fiscal 2005 to 1.51% in fiscal 2006. Earnings for fiscal 2006 were $4.2 million compared to $5.0 million and $4.9 million for the years ended September 30, 2005 and 2004, respectively. The Company's return on average assets (net income divided by average total assets) was 0.55% during fiscal 2006 compared to 0.67% and 0.70% during fiscal 2005 and 2004, respectively. Return on average equity (net income divided by average equity) was 8.76% during fiscal 2006 compared to

4 HARLEYSVILLE SAVINGS FINANCIAL CORPORATION

10.91% during fiscal 2005 and 11.44% during fiscal 2004. This decline in return on average assets and return on average equity during the three-year period was a direct result of the compression of long and short term interest rates, increased prepayments of higher yielding assets and the Company reinvesting those funds into a shorter-term assets with a lower yield. The repositioning of the portfolio into short-term assets will allow the Company to have more cash flow to reinvest in a rising rate environment.

Recent Accounting Pronouncements - In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123R (revised 2004), "Share-Based Payment", which revises SFAS No. 123, "Accounting for Stock-Based Compensation", and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees". This Statement requires an entity to recognize the cost of employee services received in exchange for an award of equity investment based on grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award. For fiscal year 2006, the Company recognized approximately $109,000 of pre-tax expense relating to these options previously accounted for under the provisions of APB No. 25.

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

In May 2005, the FASB has issued Statement No. 154, "Accounting Changes and Error Corrections", a replacement of APB Opinion No. 20 and FASB Statement No.
3. The Statement applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. Statement 154 requires retrospective application to prior periods' financial statements of a voluntary change in accounting principle unless it is impracticable. APB Opinion 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. Statement 154 improves financial reporting because its requirements enhance the consistency of financial information between periods. Statement 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The impact of this new pronouncement will depend on the Company changing an accounting principle and will be evaluated at that time.

In November 2005, the FASB issued FASB Staff Position (FSP) 115-1/124-1, "The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments". This FSP provides additional guidance on when an investment in a debt or equity security should be considered impaired and when that impairment should be considered other-than-temporary and recognized as a loss in earnings. Specifically, the guidance clarifies that an investor should recognize an impairment loss no later than when the impairment is deemed other-than-temporary, even if a decision to sell has not been made. The FSP also requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The Company applied the guidance in this FSP in 2006 and there was no material affect to the results of operations or the statement of financial position.

On December 19, 2005, the FASB issued FSP 94-6-1, "Terms of Loan Products That May Give Rise to a Concentration of Credit Risk". FSP 94-6-1 addresses whether, under existing guidance, non-traditional loan products represent a concentration of credit risk and what disclosures are required for entities that originate, hold, guarantee, service, or invest in loan products whose terms may give rise to a concentration of credit risk. Non-traditional loan products expose the originator, holder, investor, guarantor, or servicer to higher credit risk than traditional loan products. Typical features of non-traditional loan products may include high loan-to-value ratios and interest or principal repayments that are less than the repayments for fully amortizing loans of an equivalent term. FSP 94-6-1 was effective upon its issuance and it did not have a material impact on the Company's financial position or disclosures.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments. This statement amends FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This statement resolves issues addressed in Statement 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interest in Securitized Financial Assets. This Statement is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006. The Company is still continuing to evaluate the impact of this pronouncement and does not expect that the guidance will have a material effect on the Company's financial position or results of operations.

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets - An Amendment of SFAS No. 140" ("SFAS No. 156"). SFAS No. 156:
(i) clarifies when a servicing asset or servicing liability should be recognized; (ii) requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable;
(iii) subsequent to initial measurement, permits an entity to choose either the amortization method or the fair value measurement method for each class of separately recognized servicing assets or servicing liabilities; and (iv) at its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights.

SFAS No. 156 is effective for all separately recognized servicing assets and liabilities acquired or issued after the beginning of an entity's fiscal year that begins after September 15, 2006. Earlier adoption is permitted as of the beginning of an entity's fiscal year, provided the entity has not yet issued financial statements, including interim financial statements for any period of that fiscal year. The Company has chosen to adopt SFAS No. 156 effective January 1, 2006 and has elected the fair value measurement method for subsequently measuring its servicing assets. The election of the fair value measurement method will subject the Company's earnings to increases and decreases in the value of its servicing assets. The adoption of SFAS No. 156 is not expected to have a material impact on the Company's Consolidated Financial Statements.

In July 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109 ("FIN 48"). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken in a tax return. The Company must presume the tax position will be examined by the relevant tax authority and determine whether it is more likely than not that the tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. A tax position that meets the more-likely-than-not recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective January 1, 2007. The cumulative effect of applying the provisions of FIN 48 represents a change in accounting principle and shall be reported as an adjustment to the opening balance of retained earnings. The Company is currently evaluating the impact of adopting FIN 48 on its Consolidated Financial Statements.

                                                            2006 ANNUAL REPORT 5

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS No. 157"). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The changes to current practice resulting from the application of SFAS No. 157 relate to the definition of fair value, the methods used to measure fair value and the expanded disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including financial statements for an interim period within that fiscal year. The provisions of SFAS No. 157 should be applied prospectively as of the beginning of the fiscal year in which it is initially applied, except for certain financial instruments which require retrospective application as of the beginning of the fiscal year of initial application (a limited form of retrospective application). The transition adjustment, measured as the difference between the carrying amounts and the fair values of those financial instruments at the date SFAS No. 157 is initially applied, should be recognized as a cumulative-effect adjustment to the opening balance of retained earnings. The Company is currently evaluating the impact of adopting SFAS No. 157 on its Consolidated Financial Statements and whether to adopt its provisions prior to the required effective date.

In September 2006, the Securities and Exchange Commission ("SEC") released Staff Accounting Bulletin ("SAB") No. 108. This release expresses the staff's views regarding the process of quantifying financial statement misstatements and addresses diversity in practice in quantifying financial statement misstatements and the potential under current practice for the build up of improper amounts on the balance sheet. SAB No. 108 is effective for annual financial statements covering the first fiscal year ending after November 15, 2006. The Company has reviewed the SAB in connection with our condensed consolidated financial statements for the current and prior periods, and has determined that its adoption will not have an impact on any of these financial statements.

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

Net Interest Income

Net interest income after provision for loan losses decreased by $471,000 or 3.57% in fiscal 2006, and increased by $951,000 or 7.77% in fiscal 2005 over the respective prior periods. The decrease in the net interest income after provision for loan losses in 2006 was due to a decrease in the interest rate spread between interest earning assets and interest earning liabilities. The increase in the net interest income after provision for loan losses in 2005 was due to a higher amount of interest-earning assets and an increase in the interest rate spread. The driving factors will be discussed below in Interest Income and Interest Expense.

Interest Income

Interest income on mortgage loans increased by $761,000 or 5.0% in fiscal 2006 and increased by $413,000 or 2.8% in fiscal 2005 from the respective prior years. During fiscal 2006, the average balance of mortgage loans increased $14.0 million or 5.3% and the yield decreased by 1 basis point. The decrease in the yield of mortgage loans reflects the lower interest rate environment and the increase in refinancing of existing loans at lower rates. During fiscal 2005, the average balance of mortgage loans increased $16.0 million or 6.5% and the yield decreased by 22 basis points. The majority of loans originated during the 2006 year were fixed rate mortgages. The decrease in interest income on mortgage-backed securities reflected a decrease of $29.8 million or 11.0% in the average balance. There was however an increase in yield earned by 17 basis points during fiscal 2006. During fiscal 2005, the increase in interest income on mortgage-backed securities reflected an increase of $13.2 million or 5.1% in the average balance, which was also benefited by a 28 basis point increase in yield. The increase in the balance of mortgage-backed securities reflects the need the Company had for mortgage-related products that the Company was not able to originate in the local market area. The Company needed a higher volume of mortgage-backed securities during fiscal 2004 and 2005 to offset the flat interest rate spread. In 2006, the increase in interest income on consumer and other loans reflected an increase in the average balance due to growth in home equity loans of $10.8 million or 18.1%, and an increase in the yield to 5.97%. In 2005, the increase in interest income on consumer and other loans reflected an increase in the average balance due to growth in home equity loans of $13.4 million or 28.9%, and an increase in the yield to 5.35%.

Interest and dividends on investments increased by $2.2 million or 51.8% in fiscal 2006 over the respective prior years. During fiscal 2006, the increase resulted from the average balance on investments increasing $29.5 million or 29.2% and a 74 basis point increase. The increase in the average balance in 2006 reflects funds that were redeployed from normal cash flows. Interest and dividends on investments increased by $604,000 or 16.4% in fiscal 2005 over the respective prior years. During fiscal 2005, the increase resulted from an increase of 55 basis points and an increase in the average balance of $1.3 million or 1.3%.

Interest Expense

Interest expense on deposits increased $2.8 million or 27.4% in fiscal 2006 and increased by $1.2 million or 13.6% in fiscal 2005 as compared to the respective prior years. In fiscal 2006, the average balance increased $16.6 million or 4.1% with a 58 basis point increase in the average rate paid. The increase in the average balance reflects normal savings activity for the Company as well as business checking and savings accounts being added in 2006. In fiscal 2005, the average balance increased $14.7 million or 3.8% with a 22 basis point increase in the average rate paid. The average rate paid on deposits was 3.2% for the year ended September 30, 2006, compared to 2.6% for the year ended September 30, 2005 and 2.4% for 2004. The average rate paid on deposits, is a direct reflection of the interest rate environment.

Interest expense on borrowings increased by $791,000 or 6.4% in fiscal 2006 and increased by $1.1 million or 7.2% in fiscal 2005 as compared to the respective prior years. The increase in interest expense during fiscal 2006 was the result of a $3.0 million or 1.1% increase in the average balance of borrowings and an increase of 23 basis points in the average rate paid. Borrowings were primarily obtained during fiscal 2006 and 2005 to fund the purchase of mortgage-backed securities and long-term fixed-rate mortgages. Long-term FHLB advances were used to match the expected maturity terms of these mortgage products.

Provision for Loan Losses

Management establishes reserves for losses on loans when it determines that losses are probable. The adequacy of loan loss reserves is based upon a regular monthly review of loan delinquencies and "classified assets", as well as local and national economic trends. Although management has currently established no specific reserves for losses, no assurance can be given as to whether future provision may be required. The allowance for loan losses totaled $2.0 million at September 30, 2006 and 2005 or 0.5% and 0.5% of total loans at September 30, 2006 and 2005, respectively. Due to the Company's loan portfolio status and its analysis of quantitative and qualitative factors, no provision was made in 2006, 2005 and 2004.

6 HARLEYSVILLE SAVINGS FINANCIAL CORPORATION

                                     As of
                                    Sept 30,                            For The Year Ended September 30,
                                    ----------------------------------------------------------------------------------------------
                                      2006               2006                         2005                         2004
                                    --------  --------------------------   --------------------------   --------------------------
                                              Average             Yield/   Average             Yield/    Average            Yield/
                                      Rate    Balance   Interest   Rate    Balance   Interest   Rate     Balance  Interest   Rate
                                    --------  --------------------------   --------------------------   --------------------------
Interest-earning assets:
   Mortgage loans (2) (3)               5.81% $277,359  $ 16,101    5.81%  $263,400  $ 15,331    5.82%  $247,358  $ 14,918    6.03%
   Mortgage-backed securities           4.62%  241,751    10,801    4.47%   271,554    11,666    4.30%   258,347    10,398    4.02%
   Consumer and other loans (3)         6.24%   94,987     5,675    5.97%    86,257     4,614    5.35%    73,098     3,633    4.97%
   Investments                          5.13%  130,425     6,514    4.99%   100,915     4,291    4.25%    99,652     3,687    3.70%
                                    --------  --------  --------  ------   --------  --------  ------   --------  --------  ------
Total interest-earning assets           5.39%  744,522    39,091    5.25%   722,126    35,902    4.97%   678,455    32,636    4.81%
                                    --------  --------  --------  ------   --------  --------  ------   --------  --------  ------

Interest-bearing liabilities:
   Deposits                             3.42%  418,506    13,165    3.15%   401,920    10,337    2.57%   387,203     9,100    2.35%
   Borrowings                           6.67%  286,500    13,201    4.61%   283,522    12,410    4.38%   255,159    11,291    4.43%
                                    --------  --------  --------  ------   --------  --------  ------   --------  --------  ------

Total interest-bearing liabilities      3.94%  705,006    26,366    3.74%   685,442    22,747    3.32%   642,362    20,391    3.17%
                                    --------  --------  --------  ------   --------  --------  ------   --------  --------  ------

Net interest income/interest rate
   spread                               1.45%           $ 12,725    1.51%            $ 13,155    1.65%            $ 12,245    1.64%
                                    ========            ========  ======             ========  ======             ========  ======

Net interest-earning assets/net
   yield on interest-earning assets
   (1)                                        $ 39,516              1.71%  $ 36,684              1.82%  $ 36,093              1.80%
                                              ========            ======   ========            ======   ========            ======

Ratio of interest-earning assets
   to interest-bearing liabilities                                 105.6%                       105.4%                       105.6%
                                                                  ======                       ======                       ======

(1)   Net interest income divided by average interest-earning assets.

(2)   Loan fee income is immaterial to this analysis.

(3)   There were no non-accruing loans at September 30, 2006, 2005 and 2004.

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

                                                   Fiscal 2006 Compared        Fiscal 2005 Compared
                                                       to Fiscal 2005            to Fiscal 2004
                                                    Increase (Decrease)          Increase (Decrease)
                                                 ----------------------------------------------------
                                                 Volume    Rate      Total   Volume    Rate     Total
                                                 ------   -------   ------   ------   ------   ------
Interest income on interest-earning assets:
   Mortgage loans (1)                            $  810   $   (40)  $  770   $  946   $ (533)  $  413
   Mortgage-backed securities                    (1,317)      453     (864)     547      721    1,268
   Consumer and other loans (1)                     492       568    1,060      689      292      981
   Investments                                    1,392       831    2,223       47      557      604
                                                 ------   -------   ------   ------   ------   ------

    Total                                         1,377     1,812    3,189    2,229    1,037    3,266
                                                 ------   -------   ------   ------   ------   ------

Interest expense on interest-bearing
   liabilities:
   Deposits                                         441     2,387    2,828      355      882    1,237
   Borrowings                                       131       660      791    1,243     (124)   1,119
                                                 ------   -------   ------   ------   ------   ------

    Total                                           572     3,047    3,619    1,598      758    2,356
                                                 ------   -------   ------   ------   ------   ------

Net change in net interest income                $  805   $(1,235)  $ (430)  $  631   $  279   $  910
                                                 ======   =======   ======   ======   ======   ======

(1)   There were no non-accruing loans at September 30, 2006 and 2005.

                                                            2006 ANNUAL REPORT 7

Other Income

The Company's total other operating income decreased to $1.3 million in fiscal 2006 and decreased to $1.5 million in fiscal 2005. The decrease from 2006 to 2005 is attributed to a gain on the sale of an investment available for sale of $27,000 in fiscal 2006 as compared to a gain of $100,000 in fiscal 2005.

Other income, which consists primarily of income from fees on demand accounts, loan servicing fees, the sale of non-deposit products, insurance commissions, and Bank Owned Life Insurance ("BOLI") income, decreased by $63,000 or 7.0% during fiscal year 2006. During fiscal 2005, other income decreased by $27,000 or 2.9%. The fees, which comprise other income, are set by the Company at a level, which is intended to cover the cost of providing the related services and expenses to customers and employees. Components of other income in 2006 remained relatively consistent with the results of 2005. Based on the current services offered by the Company, we anticipate other income to remain consistent in fiscal year 2007.

Other Expenses

Salaries and employee benefits increased by $471,000 or 11.4% in fiscal 2006 and by $251,000 or 6.5% in fiscal 2005 as compared to prior respective fiscal years. The increased expenses of salaries and employee benefits during the periods are attributable to the expenseing of stock options in the amount of $109,000 in 2006 campared to no expense in 2005 and the increased staffing needs due to additional branch, normal growth; normal salary increases and increased employee benefit expenses. The Company anticipates normal increase in salaries and employee benefits in fiscal year 2007 due to additional staffing needs, inflationary effects and stock option expense.

Occupancy and equipment expense increased by $31,000 or 3.3% in fiscal 2006 and increased by $73,000 or 8.4% in fiscal 2005 as compared to the prior respective fiscal years. The increase in 2006 and 2005 were attributable to the normal activity of the Company.

The Company anticipates occupancy and equipment expense to increase in fiscal year 2007 due to normal asset growth and a full year of operations of our new branch.

Other expenses, which consist primarily of advertising expenses, directors' fees, ATM network fees, professional fees, checking account costs, stockholders expense, and insurance premiums, increased by $78,000 or 3.4% in fiscal 2006 and increased by $264,000 or 13.2% in fiscal 2005 over the prior respective fiscal years.

Income Taxes

The Company recorded income tax provisions of $1.3 million, $1.7 million and $1.6 million for fiscal years 2006, 2005 and 2004, respectively. The primary reason for the decrease in the income tax provision in fiscal 2006 was a decrease in income. See Note 12 of the "Notes to Financial Statements" which provides an analysis of the provision for income taxes.

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

The table on the next page summarizes the amount of interest-earning assets and interest-bearing liabilities outstanding as of September 30, 2006, which are expected to mature, prepay or reprice in each of the future time periods shown. Except as stated below, the amounts of assets or liabilities shown which mature or reprice during a particular period were determined in accordance with the contractual terms of the asset or liability. Adjustable and floating-rate assets are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed-rate loans and mortgage-backed securities are included in the periods in which they are anticipated to be repaid. However, many of our assets can prepay at any time without a penalty unlike many of our liabilities that have a contractual maturity.

The passbook accounts, negotiable order of withdrawal ("NOW") accounts and a portion of the money market deposit accounts, are included in the "Over 5 Years" categories based on management's beliefs that these funds are core deposits having significantly longer effective maturities based on the Company's retention of such deposits in changing interest rate environments.

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

8 HARLEYSVILLE SAVINGS FINANCIAL CORPORATION

                                                      1 Year      1 to 3      3 to 5      Over 5
                                                      or Less      Years       Years       Years       Total
--------------------------------------------------------------------------------------------------------------
Interest-earning assets:
   Mortgage loans                                    $  37,995   $  59,240   $  44,894   $ 140,056   $ 282,185
   Commercial Mortgage loans                               813          21           9       5,051       5,894
   Mortgage-backed securities                           75,077      74,071      36,295      34,871     220,314
   Consumer and other loans                             58,263      28,069       9,747       8,730     104,809
   Investment securities and other investments          54,682      18,434      19,030      64,541     156,687
                                                     ---------   ---------   ---------   ---------   ---------

Total interest-earning assets                          226,830     179,835     109,975     253,249     769,889
                                                     ---------   ---------   ---------   ---------   ---------

Interest-bearing liabilities:
   Passbook and Club accounts                                -           -           -       3,325       3,325
   NOW accounts                                              -           -           -      36,130      36,130
   Consumer Money Market Deposit accounts               17,411           -           -      39,530      56,941
   Business Money Market Deposit accounts                1,536           -           -         512       2,048
   Certificate accounts                                210,395     103,594       6,482           -     320,471
   Borrowed money                                      101,003      60,609      44,971      88,028     294,611
                                                     ---------   ---------   ---------   ---------   ---------

Total interest-bearing liabilities                     330,345     164,203      51,453     167,525     713,526
                                                     ---------   ---------   ---------   ---------   ---------

Repricing GAP during the period                      $(103,515)  $  15,632   $  58,522   $  85,724   $  56,363
                                                     =========   =========   =========   =========   =========

Cumulative GAP                                       $(103,515)  $ (87,883)  $ (29,361)  $  56,363
                                                     =========   =========   =========   =========

Ratio of GAP during the period to total assets          -13.35%       2.02%       7.55%      11.05%
                                                     =========   =========   =========   =========

Ratio of cumulative GAP to total assets                 -13.35%     -11.33%      -3.79%       7.27%
                                                     =========   =========   =========   =========

Liquidity and Capital Resources

The Company's assets increased to $776.0 million as of September 30, 2006, from $767.0 million as of September 30, 2005. Stockholders' equity increased to $48.5 million as of September 30, 2006, from $47.6 million as of September 30, 2005. As of September 30, 2006, stockholders' equity amounted to 6.3% of the Banks total assets under accounting principles generally accepted in the United States of America ("GAAP").

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

                                                            2006 ANNUAL REPORT 9

As of September 30, 2006, the Company had a remaining borrowing capacity with the Federal Home Loan Bank of Pittsburgh of approximately $262,548,000. To the extent that the Company cannot meet its liquidity needs with normal cash flows and deposit growth, the Company will be able to utilize the available borrowing capacity provided by the Federal Home Loan Bank of Pittsburgh to fund asset growth and loan commitments. At September 30, 2006 the Company had exposures to limited recourse arrangements with respect to the Company's sale of whole loans. At September 30, 2006, the exposure, which represents a portion of credit risk associated with the sold interests, amounted to $62,000. The exposure is for the life of the related loans and payable, on our proportional share, as losses are incurred

The Company's contractual cash obligations at September 30, 2006 were as follows:

                                              Less Than       1 to 3         4 to 5         After
                                 Total         1 Year          Years          Years        5 Years
-----------------------------------------------------------------------------------------------------
Lease agreements             $    512,191   $     94,174   $    202,739   $    106,978   $    108,300
FHLB debt                     294,611,162     79,492,234     72,800,311     47,793,090     94,525,527
Funding Commitments            46,844,731     46,844,731
                             ------------   ------------   ------------   ------------   ------------

                             $341,968,084   $126,431,139   $ 73,003,050   $ 47,900,068   $ 94,633,827
                             ============   ============   ============   ============   ============

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

10 HARLEYSVILLE SAVINGS FINANCIAL CORPORATION

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Harleysville Savings Financial Corporation and Subsidiary - Harleysville, Pennsylvania:

We have audited the accompanying consolidated statements of financial condition of Harleysville Savings Financial Corporation and Subsidiary (the "Company") as of September 30, 2006 and 2005, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Harleysville Savings Financial Corporation and Subsidiary as of September 30, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2006, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, on October 1, 2005 the Company adopted the fair-value method of accounting for stock based compensation.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
December 8, 2006

                                                           2006 ANNUAL REPORT 11

Consolidated Statements of Financial Condition

                                                                               September 30,
                                                                            2006            2005
----------------------------------------------------------------------------------------------------
Assets

Cash and amounts due from depository institutions                      $   1,596,695   $   1,193,285
Interest bearing deposits                                                  8,453,455       6,741,695
                                                                       -------------   -------------

   Total cash and cash equivalents                                        10,050,150       7,934,980

Investment securities held to maturity
  (fair value - 2006, $111,248,000; 2005, $88,404,000)                   111,098,682      87,364,445
Investment securities available-for-sale at fair value                     8,107,759       2,835,244
Mortgage-backed securities held to maturity
  (fair value - 2006, $213,913,000; 2005, $259,994,000)                  219,493,818     263,963,765
Mortgage-backed securities available-for-sale at fair value                  820,255       1,045,087
Loans receivable (net of allowance for loan losses -
  2006, $1,956,000; 2005, $1,968,000)                                    385,450,375     366,006,917
Accrued interest receivable                                                3,969,610       3,432,054
Federal Home Loan Bank stock - at cost                                    15,498,600      16,035,900
Office properties and equipment, net                                       8,013,969       5,829,694
Prepaid expenses and other assets                                         13,134,625      12,542,379
                                                                       -------------   -------------

Total Assets                                                           $ 775,637,843   $ 766,990,465
                                                                       =============   =============

----------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity

Liabilities:
   Deposits                                                            $ 429,254,047   $ 418,979,655
   Advances from Federal Home Loan Bank                                  294,611,162     297,268,488
   Accrued interest payable                                                1,406,161       1,358,953
   Advances from borrowers for taxes and insurance                         1,184,089       1,135,429
   Accounts payable and accrued expenses                                     711,014         672,124
                                                                       -------------   -------------

   Total liabilities                                                     727,166,473     719,414,649
                                                                       -------------   -------------

Commitments and contingencies (Note 16 & 17)
Stockholders' Equity:
   Preferred Stock: $.01 par value;
     12,500,000 shares authorized; none issued
   Common stock: $.01 par value; 25,000,000
     shares authorized; issued and outstanding,
     2006, 3,921,177 shares and 2005, 3,904,136 shares                        39,212          39,041
   Additional Paid-in capital                                              7,992,014       7,610,511
   Treasury stock, at cost (2006, 71,441 shares; 2005, 3,255 shares)      (1,262,412)        (60,107)
   Retained earnings - partially restricted                               41,714,616      39,995,584
   Accumulated other comprehensive loss                                      (12,060)         (9,213)
                                                                       -------------   -------------

   Total stockholders' equity                                             48,471,370      47,575,816
                                                                       -------------   -------------

Total Liabilities And Stockholders' Equity                             $ 775,637,843   $ 766,990,465
                                                                       =============   =============

See notes to consolidated financial statements.

12 HARLEYSVILLE SAVINGS FINANCIAL CORPORATION

Consolidated Statements of Income

                                                    Year Ended September 30,
                                               2006           2005           2004
-------------------------------------------------------------------------------------
Interest Income:
Interest and fees on mortgage loans        $ 16,092,641   $ 15,331,323   $ 14,918,198
Interest on mortgage-backed securities       10,801,029     11,665,529     10,397,548
Interest on consumer and other loans          5,683,386      4,614,316      3,633,483
Interest on taxable investments               5,066,939      2,886,342      2,292,515
Interest on tax-exempt investments            1,408,484      1,377,968      1,374,965
Dividends on investment securities               38,085         26,962         19,400
                                           ------------   ------------   ------------

Total interest and dividend income           39,090,564     35,902,440     32,636,109
                                           ------------   ------------   ------------

Interest Expense:
Interest on deposits                         13,164,538     10,336,704      9,100,454
Interest on borrowings                       13,201,226     12,410,032     11,290,735
                                           ------------   ------------   ------------

Total interest expense                       26,365,764     22,746,736     20,391,189
                                           ------------   ------------   ------------

Net Interest Income                          12,724,800     13,155,704     12,244,920
Provision for Loan Losses                             -        (40,407)             -
                                           ------------   ------------   ------------

Net Interest Income, after Provision for
  Loan Losses                                12,724,800     13,196,111     12,244,920
                                           ------------   ------------   ------------

Other Income:
Gain on sales of loans                                -         16,672         61,024
Gain on sales of investments and
  mortgage-backed securities                     26,920         97,905        265,602
Increase in cash surrender value on BOLI        436,000        450,500        354,000
Other income                                    837,464        900,304        927,558
                                           ------------   ------------   ------------

Total other income                            1,300,384      1,465,381      1,608,184
                                           ------------   ------------   ------------

Other Expenses:
Salaries and employee benefits                4,617,167      4,146,584      3,895,117
Occupancy and equipment                         967,990        937,228        864,469
Deposit insurance premiums                       54,656         57,263         58,643
Data processing                                 589,558        562,932        583,591
Other                                         2,339,098      2,261,238      1,997,363
                                           ------------   ------------   ------------

Total other expenses                          8,568,469      7,965,245      7,399,183
                                           ------------   ------------   ------------

Income before Income Taxes:                   5,456,715      6,696,247      6,453,921

Income tax expenses                           1,255,177      1,692,527      1,603,824
                                           ------------   ------------   ------------

Net Income                                 $  4,201,538   $  5,003,720   $  4,850,097
                                           ============   ============   ============

Earnings Per Share:
  Basic                                    $       1.09   $       1.29   $       1.28
                                           ============   ============   ============

  Diluted                                  $       1.08   $       1.27   $       1.25
                                           ============   ============   ============
Weighted Average Shares Outstanding:
  Basic                                       3,872,655      3,871,255      3,802,937
                                           ============   ============   ============

  Diluted                                     3,903,291      3,940,701      3,890,212
                                           ============   ============   ============

See notes to consolidated financial statements.

                                                           2006 ANNUAL REPORT 13

Consolidated Statements of Comprehensive Income

                                                                                  2006              2005             2004
----------------------------------------------------------------------------------------------------------------------------
Net Income                                                                     $ 4,201,538      $ 5,003,720      $ 4,850,097
Other Comprehensive (Loss) Income
   Unrealized (loss) gain on securities net of tax (benefit) or
   expense -- 2006, $(1,744); 2005, $(25,930); 2004, $10,909                        (2,847)(1)      (42,337)(1)       17,150(1)
                                                                               -----------      -----------      -----------

Total Comprehensive Income                                                     $ 4,198,691      $ 4,961,383      $ 4,867,247
                                                                               ===========      ===========      ===========

(1) Disclosure of reclassification amount, net of tax for the  years ended:           2006             2005             2004
                                                                               -----------      -----------      -----------
   Net unrealized gain arising during the year                                 $    14,920      $    22,280      $   192,447
   Less: Reclassification adjustment for net gains included in net income
   Net of tax expense -- 2006, $9,153; 2005, $33,288; 2004, $90,305                 17,767           64,617          175,297
                                                                               -----------      -----------      -----------

   Net unrealized (loss) gain on securities                                    $    (2,847)     $   (42,337)     $    17,150
                                                                               ===========      ===========      ===========

See notes to consolidated financial statements.

Consolidated Statements of Stockholder's Equity

                                                                           Retained     Accumulated
                                        Common              Additional     Earnings-       Other                        Total
                                        Stock     Common     Paid-in       Partially   Comprehensive    Treasury    Stockholders'
                                        Shares     Stock     Capital      Restricted   Income (Loss)     Stock         Equity
---------------------------------------------------------------------------------------------------------------------------------
Balance at October 1, 2003            2,316,500  $ 23,165  $  7,584,949  $ 34,220,406  $      15,974  $ (1,028,772) $  40,815,722

Net Income                                                                  4,850,097                                   4,850,097
Dividends - $.48 per share                                                 (1,826,303)                                 (1,826,303)
Treasury stock purchased                                                                                  (251,580)      (251,580)
Treasury stock delivered under
  employee stock plans                                         (296,533)                                   490,384        193,851
Treasury stock delivered under
  Dividend Reinvestment Plan                                    138,437                                    375,538        513,975
Change in unrealized holding gain
  on available-for-sale securities,
  net of tax                                                                                  17,150                       17,150
                                      ---------  --------  ------------  ------------  -------------   -----------  -------------
Balance at September 30, 2004         2,316,500    23,165     7,426,853    37,244,200         33,124      (414,430)    44,312,912

Net Income                                                                  5,003,720                                   5,003,720
Issuance of Common Stock                 15,876       436       459,995                                                   460,431
Stock split                           1,571,760    15,440       (15,440)
Dividends - $.58 per share                                                 (2,252,336)                                 (2,252,336)
Treasury stock purchased                                                                                  (328,280)      (328,280)
Treasury stock delivered under
  employee stock plans                                         (272,586)                                   578,247        305,661
Treasury stock delivered under
  Dividend Reinvestment Plan                                     11,689                                    104,356        116,045
Change in unrealized holding gain
  on available-for-sale securities,
  net of tax                                                                                 (42,337)                     (42,337)
                                      ---------  --------  ------------  ------------  -------------   -----------  -------------
Balance at September 30, 2005         3,904,136    39,041     7,610,511    39,995,584         (9,213)      (60,107)    47,575,816

Net Income                                                                  4,201,538                                   4,201,538
Issuance of Common Stock                 17,041       171       300,428                                                   300,599
Dividends - $.64 per share                                                 (2,482,506)                                 (2,482,506)
Option Compensation                                             109,025                                                   109,025
Treasury stock purchased                                                                                (1,681,657)    (1,681,657)
      Treasury stock delivered under
         employee stock plans                                   (26,694)                                   191,332        164,638
      Treasury stock delivered under
   Dividend Reinvestment Plan                                    (1,256)                                   288,020        286,764
Change in unrealized holding
   gain on available-for-sale
   securities, net of tax                                                                     (2,847)                      (2,847)
                                      ---------  --------  ------------  ------------  -------------   -----------  -------------
Balance at September 30, 2006         3,921,177  $ 39,212  $  7,992,014  $ 41,714,616  $     (12,060)  $(1,262,412) $  48,471,370
                                      =========  ========  ============  ============  =============   ===========  =============

See notes to consolidated financial statements.

14 HARLEYSVILLE SAVINGS FINANCIAL CORPORATION

Consolidated Statements of Cash Flows

                                                                                    Year  Ended September 30,
                                                                             2006              2005              2004
--------------------------------------------------------------------------------------------------------------------------
Operating Activities:
Net Income                                                              $    4,201,538    $    5,003,720    $    4,850,097
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation                                                                 466,020           436,400           483,864
  Deferred income taxes                                                         10,963            67,768           (24,745)
  Realized gain on sales of loans                                                    -           (16,672)          (61,024)
  Net realized gain on sale of investment securities                           (18,585)          (97,905)         (265,602)
  Realized loss on disposal of fixed assets                                      3,124            49,233             4,293
  Origination of loans held for sale                                                 -          (908,522)       (2,517,314)
  Proceeds from the sale of loans held for sale                                      -           921,129         2,578,338
  Amortization of deferred loan fees                                           (52,287)         (138,102)         (459,366)
  Net amortization of premiums and discounts                                   309,052           675,869           922,291
  Increase in bank owned life insurance                                              -        (2,500,000)                -
  Increase in cash surrender value                                            (436,000)         (450,500)         (354,000)
  Compensation charge on stock options                                         109,025                 -                 -
Changes in assets and liabilities which provided (used) cash:
   Increase (decrease) in accounts payable and accrued expenses                 38,890           121,260          (252,795)
   Increase (decrease) in prepaid expenses and other assets                   (145,283)          368,196           (86,150)
   Increase in accrued interest receivable                                    (537,556)         (363,016)         (267,698)
   Increase in accrued interest payable                                         47,208           232,840            55,144
                                                                        --------------    --------------    --------------

Net cash provided by operating activities                                    3,996,109         3,401,698         4,605,333
                                                                        --------------    --------------    --------------

Investing Activities:
Purchase of mortgage-backed securities held to maturity                     (2,011,250)      (62,026,532)     (116,190,554)
Purchase of mortgage-backed securities available-for-sale                            -                 -        (5,010,238)
Purchase of investment securities held to maturity                         (28,748,285)      (35,852,191)       (5,989,750)
Purchase of investment securities available-for-sale                        (5,578,924)         (770,525)       (2,792,039)
Proceeds (purchase) of FHLB stock                                              537,300          (851,800)       (1,402,000)
Proceeds from the sale of investment securities available-for-sale             327,357         5,650,121         2,600,639
Proceeds from maturities of investment securities                            4,595,380        16,239,738        18,554,405
Principal collected on long-term loans & mortgage-backed securities        134,713,613       147,947,065       182,398,317
Long-term loans originated or acquired                                    (107,316,274)     (113,398,481)     (137,421,587)
Purchases of premises and equipment                                         (2,653,419)         (566,351)       (1,309,061)
                                                                        --------------    --------------    --------------

Net cash used in investing activities                                       (6,134,502)      (43,628,956)      (66,561,868)
                                                                        --------------    --------------    --------------

Financing Activities:
Net (decrease) increase in demand deposits, NOW accounts and savings
  accounts                                                                  (8,608,274)      (18,710,587)        7,717,536
Net increase in certificates of deposit                                     18,882,665        32,459,603        16,826,549
Cash dividends                                                              (2,482,506)       (2,252,336)       (1,826,303)
Net (decrease) increase in FHLB advances                                    (2,657,326)       31,315,495        37,135,555
Purchase of treasury stock                                                  (1,681,657)         (328,280)         (251,580)
Treasury stock delivered under Dividend Reinvestment and
  employee stock plan                                                          451,402           421,706           707,826
Net proceeds from issuance of stock                                            300,599           460,431                 -
Net increase (decrease) in advances from borrowers for taxes and
  insurance                                                                     48,660            77,422           (35,862)
                                                                        --------------    --------------    --------------

Net cash provided by financing activities                                    4,253,563        43,443,454        60,273,721
                                                                        --------------    --------------    --------------

Increase (Decrease) in cash and cash equivalents                             2,115,170         3,216,196        (1,682,814)

Cash and cash equivalents at beginning of year                               7,934,980         4,718,784         6,401,598
                                                                        --------------    --------------    --------------

Cash and cash equivalents at end of year                                $   10,050,150    $    7,934,980    $    4,718,784
                                                                        ==============    ==============    ==============

Supplemental Disclosure of Cash Flow Information-
Cash paid during the period for:
   Interest (credited and paid)                                         $   26,318,556    $   22,513,896    $   20,446,333
   Income Tax                                                                1,378,000         1,528,000         1,553,000

See notes to consolidated financial statements.

                                                           2006 ANNUAL REPORT 15

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

2. Summary of Significant Accounting Policies

Principles of Consolidation - The accompanying consolidated financial statements include the accounts of the Company, the Bank, and the Bank's wholly owned subsidiary, HSB Inc a Delaware subsidiary which was formed in order to accommodate the transfer of certain assets, Freedom Financial LLC that allows the Company to offer non deposit products and HARL LLC that allows the Bank to invest in equity investments. All significant intercompany accounts and transactions have been eliminated in consolidation.

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

In March 2004, the Financial Accounting Standards Board ("FASB") Emerging Issues Task Force ("EITF") reached consensus on several issues being addressed in EITF Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments". The consensus provides guidance for evaluating whether an investment is other-than-temporarily impaired and was effective for other-than-temporary impairment evaluations made in reporting periods beginning after June 15, 2004. The disclosure provisions of EITF 03-1 continue to be effective for the Company's consolidated financial statements for the year ended September 30, 2006.

On November 3, 2005, the FASB issued FASB Staff Position ("FSP") Nos. FAS 115-1 and FAS 124-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments". This FSP addresses the determination as to when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. This FSP also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. This FSP nullifies certain requirements of EITF Issue 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments", and supersedes EITF Topic No. D-44, "Recognition of Other-Than-Temporary Impairment upon the Planned Sale of a Security Whose Cost Exceeds Fair Value". The guidance in this FSP amends FASB Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities". The FSP is effective for reporting periods beginning after December 15, 2005. There was no material impact on the Company.

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

Allowance for Loan Losses - The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when

16 HARLEYSVILLE SAVINGS FINANCIAL CORPORATION management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. An allowance for loan losses is maintained at a level that management considers adequate to provide for losses based upon evaluation of known and inherent risks in the loan portfolio. The loan loss reserves are established as an allowance for estimated losses based on the probable losses of the loan portfolio. In assessing risk, management considers historical experience, volume and composition of lending conducted by the Company, industry standards, status of nonperforming loans, general economic conditions as they relate to the Company's market area, and other factors related to the collectibility of the Company's loan portfolio.

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

Cash Surrender Value Of Bank Owned Life Insurance - The Bank funded the purchase of insurance policies on the lives of officers and employees of the Bank. The Company has recognized any increase in cash surrender value of life insurance, net of insurance costs, in the consolidated statements of income as increase in cash surrender value on BOLI. The cash surrender value of the insurance policies is recorded as an asset in other assets in the consolidated statements of financial condition.

Long-Lived Assets - Management evaluates the carrying amount of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Measurement of an impaired loss for long-lived assets would be based on the fair value of the asset. For the years ended September 30, 2006, 2005 and 2004, the Company did not recognize an impairment.

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

Transfers and Servicing of Financial Assets and Extinguishments of Liabilities -The Company accounts for transfers and servicing of financial assets in accordance with Statement of Financial Accounting Standards ("SFAS") No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (a replacement of FASB Statement No. 125). This Statement revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of SFAS No. 125 provisions without reconsideration.

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

In November of 2005, February, March, April and May of 2006, the Company repurchased 3,000, 6,527, 52,767, 10,000 and 23,586 shares of common stock respectively at $17.40, $17.68, $17.50, $17.50 and $17.62 per share, respectively, for its treasury at a total cost of $1,681,657.

Accounting for Stock Options - In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123R (revised 2004), "Share-Based Payment", which revises SFAS No. 123, "Accounting for Stock-Based Compensation", and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees". This Statement requires an entity to recognize the cost of employee services received in exchange for an award of equity investment based on grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award. The Company adopted the modified prospective method provisions of SFAS No. 123R. Effective October 1, 2005, the Company was required to recognize compensation expense for the fair value of stock options that were granted or vest after that date. Upon adoption of SFAS No. 123R, the Company was required to recognize through earnings, the fair value of the remaining unvested portion of options granted prior to January 1, 2002.

                                                           2006 ANNUAL REPORT 17

The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, using Binomial Option Pricing Model, to stock-based employee compensation.

                                                                        Year Ended September 30,
                                                                    2006          2005           2004
---------------------------------------------------------------------------------------------------------
Net income: as reported                                        $   4,201,538   $ 5,003,720   $  4,850,097
Add: Total stock-based employee compensation expense
included in reported net income (net of tax)
Deduct: Stock-based employee compensation expense                    109,025
determined under the fair value based method for all awards,
net of related tax effects                                          (109,025)      (42,594)       (37,773)
                                                               -------------   -----------   ------------
Pro forma net income                                           $   4,201,538   $ 4,961,126   $  4,812,324
                                                               =============   ===========   ============
Earnings per share:
   Basic-as reported                                           $        1.09   $      1.29    $      1.28
   Basic-pro forma                                                      1.09          1.28           1.27
   Diluted-as reported                                         $        1.08   $      1.27    $      1.25
   Diluted-pro forma                                                    1.08          1.26           1.24
Significant assumptions used to
calculate the above are as follows:
Risk free interest rate of return                                       4.36%            1%             1%
Expected option life                                               84 months     84 months      84 months
Expected volatility                                                       17%           10%            10%
Expected dividends                                                         3%            3%             3%

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

                                                 Year Ended September 30,
                                               2006        2005         2004
------------------------------------------------------------------------------
Average shares outstanding - basic           3,872,655   3,871,255   3,802,937
Increase in shares due to dilutive options      30,636      69,446      87,275
                                             ---------   ---------   ---------
Average shares outstanding - diluted         3,903,291   3,940,701   3,890,212
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

Interest Rate Risk - The Company is engaged principally in providing first mortgage loans to individuals and commercial enterprises. At September 30, 2006, the Company's assets that earned interest at fixed and variable interest rates were funded primarily with long-term liabilities that have interest rates that are fixed.

The Company is vulnerable to a decrease in interest rates to the extent that interest-earning assets mature or reprice more rapidly than interest-bearing liabilities. In the current market, the Company primarily originates long-term fixed rate loans secured by single-family residences and purchases short-term investments. The source of these funds has been long-term advances.

At September 30, 2006, the Company had interest-earning assets of approximately $744,522,000 having a weighted average effective yield of 5.25% and interest-bearing liabilities of approximately $705,006,000 having a weighted average effective interest rate of 3.74%.

Recent Accounting Pronouncements - In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123R (revised 2004), "Share-Based Payment", which revises SFAS No. 123, "Accounting for Stock-Based Compensation", and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees". This Statement requires an entity to recognize the cost of employee services received in exchange for an award of equity investment based on grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award. For fiscal year 2006, the Company recognized approximately $109,000 of pre- tax expense relating to these options previously accounted for under the provisions of APB No. 25.

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

In May 2005, the FASB has issued Statement No. 154, "Accounting Changes and Error Corrections", a replacement of APB Opinion No. 20 and FASB Statement No.3. The Statement applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. Statement 154 requires retrospective application to prior periods' financial statements of a voluntary change in accounting principle unless it is impracticable. APB Opinion 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. Statement 154 improves financial reporting because its requirements enhance the consistency of financial information between periods.

18 HARLEYSVILLE SAVINGS FINANCIAL CORPORATION

Statement 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The impact of this new pronouncement will depend on the Company changing an accounting principle and will be evaluated at that time.

In November 2005, the FASB issued FASB Staff Position (FSP) 115-1/124-1, "The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments". This FSP provides additional guidance on when an investment in a debt or equity security should be considered impaired and when that impairment should be considered other-than-temporary and recognized as a loss in earnings. Specifically, the guidance clarifies that an investor should recognize an impairment loss no later than when the impairment is deemed other-than-temporary, even if a decision to sell has not been made. The FSP also requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The Company applied the guidance in this FSP in 2006 and there was no material affect to the results of operations or the statement of financial position.

On December 19, 2005, the FASB issued FSP 94-6-1, "Terms of Loan Products That May Give Rise to a Concentration of Credit Risk". FSP 94-6-1 addresses whether, under existing guidance, non-traditional loan products represent a concentration of credit risk and what disclosures are required for entities that originate, hold, guarantee, service, or invest in loan products whose terms may give rise to a concentration of credit risk. Non-traditional loan products expose the originator, holder, investor, guarantor, or servicer to higher credit risk than traditional loan products. Typical features of non-traditional loan products may include high loan-to-value ratios and interest or principal repayments that are less than the repayments for fully amortizing loans of an equivalent term. FSP 94-6-1 was effective upon its issuance and it did not have a material impact on the Company's financial position or disclosures.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments. This statement amends FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This statement resolves issues addressed in Statement 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interest in Securitized Financial Assets. This Statement is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006. The Company is still continuing to evaluate the impact of this pronouncement and does not expect that the guidance will have a material effect on the Company's financial position or results of operations.

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets - An Amendment of SFAS No. 140" ("SFAS No. 156"). SFAS No. 156:
(i) clarifies when a servicing asset or servicing liability should be recognized; (ii) requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable;
(iii) subsequent to initial measurement, permits an entity to choose either the amortization method or the fair value measurement method for each class of separately recognized servicing assets or servicing liabilities; and (iv) at its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights.

SFAS No. 156 is effective for all separately recognized servicing assets and liabilities acquired or issued after the beginning of an entity's fiscal year that begins after September 15, 2006. Earlier adoption is permitted as of the beginning of an entity's fiscal year, provided the entity has not yet issued financial statements, including interim financial statements for any period of that fiscal year. The Company has chosen to adopt SFAS No. 156 effective January 1, 2006 and has elected the fair value measurement method for subsequently measuring its servicing assets. The election of the fair value measurement method will subject the Company's earnings to increases and decreases in the value of its servicing assets. The adoption of SFAS No. 156 is not expected to have a material impact on the Company's Consolidated Financial Statements.

In July 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109 ("FIN 48"). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken in a tax return. The Company must presume the tax position will be examined by the relevant tax authority and determine whether it is more likely than not that the tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. A tax position that meets the more-likely-than-not recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective January 1, 2007. The cumulative effect of applying the provisions of FIN 48 represents a change in accounting principle and shall be reported as an adjustment to the opening balance of retained earnings. The Company is currently evaluating the impact of adopting FIN 48 on its Consolidated Financial Statements.

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS No. 157"). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The changes to current practice resulting from the application of SFAS No. 157 relate to the definition of fair value, the methods used to measure fair value and the expanded disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including financial statements for an interim period within that fiscal year. The provisions of SFAS No. 157 should be applied prospectively as of the beginning of the fiscal year in which it is initially applied, except for certain financial instruments which require retrospective application as of the beginning of the fiscal year of initial application (a limited form of retrospective application). The transition adjustment, measured as the difference between the carrying amounts and the fair values of those financial instruments at the date SFAS No. 157 is initially applied, should be recognized as a cumulative-effect adjustment to the opening balance of retained earnings. The Company is currently evaluating the impact of adopting SFAS No. 157 on its Consolidated Financial Statements and whether to adopt its provisions prior to the required effective date.

In September 2006, the Securities and Exchange Commission ("SEC") released Staff Accounting Bulletin ("SAB") No. 108. This release expresses the staffs views regarding the process of quantifying financial statement misstatements and addresses diversity in practice in quantifying financial statement misstatements and the potential under current practice for the build up of improper amounts on the balance sheet. SAB No. 108 is effective for annual financial statements covering the first fiscal year ending after November 15, 2006. The Company has reviewed the SAB in connection with our condensed consolidated financial statements for the current and prior periods, and has determined that its adoption will not have an impact on any of these financial statements.

Reclassification - Certain items in the 2005 and 2004 financial statements have been reclassified to conform with the presentation in the 2006 consolidated financial statements.

                                                           2006 ANNUAL REPORT 19

3. Investment Securities Held to Maturity

A comparison of amortized cost and approximate fair value of investment securities with gross unrealized gains and losses, by maturities, is as follows:

                                                             September 30, 2006
                                                           Gross          Gross
                                          Amortized      Unrealized     Unrealized     Approximate
                                             Cost          Gains          Losses        Fair Value
---------------------------------------------------------------------------------------------------
U.S. Government Agencies
   Due after 1 year through 5 years      $ 12,000,000                  $   (146,000)  $  11,854,000
   Due after 5 years through 10 years      21,878,790   $     24,290       (386,080)     21,517,000
   Due after 10 years through 15 years     46,237,147         45,273       (769,420)     45,513,000
   Due after 15 years                       6,386,754                       (97,754)      6,289,000
Tax Exempt Obligations
   Due after 10 years through 15 years     17,981,750        997,250              -      18,979,000
   Due after 15 years                       6,614,241        481,759              -       7,096,000
                                         ------------   ------------   ------------   -------------

Total Investment Securities              $111,098,682   $  1,548,572   $ (1,399,254)  $ 111,248,000
                                         ============   ============   ============   =============

A summary of investment with unrealized losses, aggregated by category, at September 30, 2006 is as follows:

                                Less than 12 Months               12 Months or Longer             Total             Total
                          Fair Value    Unrealized Losses    Fair Value    Unrealized Losses    Fair Value    Unrealized Losses
                         --------------------------------   --------------------------------   --------------------------------
US Government agencies   $ 26,578,627   $        (216,285)  $ 50,655,619   $      (1,182,969)  $ 77,234,246   $      (1,399,254)
                         ------------   -----------------   ------------   -----------------   ------------   -----------------
Total                    $ 26,578,627   $        (216,285)  $ 50,655,619   $      (1,182,969)  $ 77,234,246   $      (1,399,254)
                         ============   =================   ============   =================   ============   =================

At September 30, 2006, investment securities in a gross unrealized loss position for twelve months or longer consisted of 19 US Government Agency Securities that at such date had an aggregate depreciation of 2.3% from the Company's amortized cost basis. Management believes that the estimated fair value of the securities disclosed above is primarily dependent upon the movement in market interest rates. Management evaluated the length of time and the extent to which the market value has been less than cost; the financial condition and near term prospects of the issuer, including any specific events which may influence the operations of the issuer such as changes in technology that may impair the earnings potential of the investment or the discontinuance of a segment of the business that may effect the future earnings potential. The Company has the ability and intent to hold these securities until the anticipated recovery of fair value occurs. Management does not believe any individual unrealized loss as of September 30, 2006 represents an other-than-temporary impairment.

                                                           September 30, 2005
                                                           Gross          Gross
                                          Amortized      Unrealized     Unrealized    Approximate
                                             Cost          Gains          Losses       Fair Value
--------------------------------------------------------------------------------------------------
U.S. Government Agencies
   Due after 1 year through 5 years      $ 12,000,000                  $   (197,000)  $ 11,803,000
   Due after 5 years through 10 years      25,703,340   $     77,445       (207,785)    25,573,000
   Due after 10 years through 15 years     24,862,533          5,200       (497,733)    24,370,000

Tax Exempt Obligations
   Due after 10 years through 15 years     13,050,956        949,044              -     14,000,000
   Due after 15 years                      11,747,616        910,384              -     12,658,000
                                         ------------   ------------   ------------   ------------
Total Investment Securities              $ 87,364,445   $  1,942,073   $   (902,518)  $ 88,404,000
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

20 HARLEYSVILLE SAVINGS FINANCIAL CORPORATION

4. Investment Securities Available-For-Sale

A comparison of amortized cost and approximate fair value of investment securities with gross unrealized gains and losses, by maturities, is as follows:

                                              September 30, 2006
                                              Gross       Gross
                               Amortized   Unrealized   Unrealized
                                 Cost         Gain        Losses     Fair Value
-------------------------------------------------------------------------------
Equity Securities             $1,050,664   $   13,802   $  (67,143)  $  997,323
Money Market Mutual Funds      7,110,436            -            -    7,110,436
                              ----------   ----------   ----------   ----------

Total Investment Securities   $8,161,100   $   13,802   $  (67,143)  $8,107,759
                              ==========   ==========   ==========   ==========

A summary of investment with unrealized losses, aggregated by category, at September 30, 2006 is as follows:

                          Less than 12 Months              12 Months or Longer           Total           Total
                    Fair Value   Unrealized Losses   Fair Value   Unrealized Losses   Fair Value   Unrealized Losses
                    ------------------------------   ------------------------------   ------------------------------
Unrealized Losses
Equity Securities   $  582,873   $         (67,143)  $        -   $               -   $  582,873   $         (67,143)
                    ----------   -----------------   ----------   -----------------   ----------   -----------------
Total               $  582,873   $         (67,143)  $        -   $               -   $  582,873   $         (67,143)
                    ==========   =================   ==========   =================   ==========   =================

There were no securities in a loss position greater then twelve months. Management evaluated the length of time and the extent to which the market value has been less than cost; the financial condition and near term prospects of the issuer, including any specific events which may influence the operations of the issuer such as changes in technology that may impair the earnings potential of the investment or the discontinuance of a segment of the business that may effect the future earnings potential. The Company has the ability and intent to hold these securities until the anticipated recovery of fair value occurs. Management does not believe any individual unrealized loss as of September 30, 2006 represents an other-than-temporary impairment.

                                              September 30, 2005
                                              Gross       Gross
                               Amortized   Unrealized   Unrealized
                                 Cost         Gain        Losses     Fair Value
-------------------------------------------------------------------------------
Equity Securities             $  906,113   $    9,830   $  (56,723)  $  859,220
Money Market Mutual Funds      1,976,024            -            -    1,976,024
                              ----------   ----------   ----------   ----------

Total Investment Securities   $2,882,137   $    9,830   $  (56,723)  $2,835,244
                              ==========   ==========   ==========   ==========

A summary of investment with unrealized losses, aggregated by category, at September 30, 2005 is as follows:

                          Less than 12 Months              12 Months or Longer           Total           Total
                    Fair Value   Unrealized Losses   Fair Value   Unrealized Losses   Fair Value   Unrealized Losses
                    ------------------------------   ------------------------------   ------------------------------
Unrealized Losses
Equity Securities   $  751,220   $         (56,723)  $        -   $               -   $  751,220   $         (56,723)
                    ----------   -----------------   ----------   -----------------   ----------   -----------------
Total               $  751,220   $         (56,723)  $        -   $               -   $  751,220   $         (56,723)
                    ==========   =================   ==========   =================   ==========   =================

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

Proceeds from the sale of investments available for sale during the year ended September 30, 2006 were $327,000 resulting in a gross gain of $27,000 and a net tax gain of $18,000. Proceeds from the sale of investments available for sale during the year ended September 30, 2005 were $5,650,000 resulting in a gross gain of $98,000 and a net tax gain of $65,000. Proceeds from the sale of investments available for sale during the year ended September 30, 2004 were $2,601,000 resulting in a gross gain of $266,000 and a net tax gain of $176,000.

                                                           2006 ANNUAL REPORT 21

5. Mortgage-Backed Securities Held to Maturity

A comparison of amortized cost and approximate fair value of mortgage-backed securities with gross unrealized gains and losses, by maturities, is as follows:

                                                         September 30, 2006
                                                        Gross          Gross
                                        Amortized     Unrealized    Unrealized     Approximate
                                          Cost          Gains         Losses       Fair Value
-----------------------------------------------------------------------------------------------
Collateralized mortgage obligations   $  15,088,964   $   88,867   $   (319,831)  $  14,858,000
FHLMC pass-through certificates          98,855,830       70,407     (2,793,237)     96,133,000
FNMA pass-through certificates          100,287,098       83,203     (2,825,301)     97,545,000
GNMA pass-through certificates            5,261,926      115,074              -       5,377,000
                                      -------------   ----------   ------------   -------------
Total Mortgage-Backed Securities      $ 219,493,818   $  357,551   $ (5,938,369)  $ 213,913,000
                                      =============   ==========   ============   =============

A summary of investment with unrealized losses, aggregated by category, at September 30, 2006 is as follows:

                                  Less than 12 Months              12 Months or Longer             Total            Total
                             Fair Value   Unrealized Losses   Fair Value    Unrealized Losses   Fair Value    Unrealized Losses
                            -------------------------------  --------------------------------  --------------------------------
Mortgage-backed securities
   held to maturity         $  6,898,645  $         (68,773) $ 191,950,265  $      (5,869,596) $ 198,848,910  $      (5,938,369)
                            ------------  -----------------  -------------  -----------------  -------------  -----------------
Total                       $  6,898,645  $         (68,773) $ 191,950,265  $      (5,869,596) $ 198,848,910  $      (5,938,369)
                            ============  =================  =============  =================  =============  =================

At September 30, 2006, mortgage-related securities in a gross unrealized loss position for twelve months or longer consisted of 76 securities that at such date had an aggregate depreciation of 3.1% from the Company's amortized cost basis. Management believes that the estimated fair value of the securities disclosed above is primarily dependent upon the movement in market interest rates. Management evaluated the length of time and the extent to which the market value has been less than cost; the financial condition and near term prospects of the issuer, including any specific events which may influence the operations of the issuer such as changes in technology that may impair the earnings potential of the investment or the discontinuance of a segment of the business that may effect the future earnings potential. The Company has the ability and intent to hold these securities until the anticipated recovery of fair value occurs. Management does not believe any individual unrealized loss as of September 30, 2006 represents an other-than-temporary impairment.

                                                         September 30, 2005
                                                        Gross          Gross
                                        Amortized     Unrealized    Unrealized     Approximate
                                          Cost          Gains         Losses       Fair Value
-----------------------------------------------------------------------------------------------
Collateralized mortgage obligations   $  17,089,874   $   36,738   $   (278,612)  $  16,848,000
FHLMC pass-through certificates         118,663,486      128,502     (2,047,988)    116,744,000
FNMA pass-through certificates          121,596,729      161,648     (2,216,377)    119,542,000
GNMA pass-through certificates            6,613,676      246,324              -       6,860,000
                                      -------------   ----------   ------------   -------------
Total Mortgage-Backed Securities      $ 263,963,765   $  573,212   $ (4,542,977)  $ 259,994,000
                                      =============   ==========   ============   =============

A summary of investment with unrealized losses, aggregated by category, at September 30, 2005 is as follows:

                                  Less than 12 Months               12 Months or Longer            Total            Total
                             Fair Value    Unrealized Losses   Fair Value   Unrealized Losses   Fair Value    Unrealized Losses
                            --------------------------------  -------------------------------  --------------------------------
Mortgage-backed securities
   held to maturity         $ 178,406,095  $      (2,751,178) $ 58,493,074  $      (1,791,799) $ 236,899,169  $      (4,542,977)
                            -------------  -----------------  ------------  -----------------  -------------  -----------------
Total                       $ 178,406,095  $      (2,751,178) $ 58,493,074  $      (1,791,799) $ 236,899,169  $      (4,542,977)
                            =============  =================  ============  =================  =============  =================

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

6. Mortgage-Backed Securities Available-For-Sale

A comparison of amortized cost and approximate fair value of mortgage-backed securities with gross unrealized gains and losses, by maturities, is as follows:

                                                  September 30, 2006
                                                 Gross        Gross
                                   Amortized   Unrealized   Unrealized
                                     Cost        Gains        Losses     Fair Value
-----------------------------------------------------------------------------------
FNMA pass-through certificates     $ 785,187   $   35,068   $        -   $  820,255
                                   ---------   ----------   ----------   ----------
Total Mortgage-Backed Securities   $ 785,187   $   35,068   $        -   $  820,255
                                   =========   ==========   ==========   ==========

There were no securities in a loss position greater then twelve months.

22 HARLEYSVILLE SAVINGS FINANCIAL CORPORATION

                                                    September 30, 2005
                                                    Gross       Gross
                                    Amortized    Unrealized   Unrealized   Approximate
                                       Cost         Gains       Losses      Fair Value
--------------------------------------------------------------------------------------
FNMA pass-through certificates     $ 1,012,154   $   32,933   $        -   $ 1,045,087
                                   -----------   ----------   ----------   -----------
Total Mortgage-Backed Securities   $ 1,012,154   $   32,933   $        -   $ 1,045,087
                                   ===========   ==========   ==========   ===========

There were no securities in a loss position greater then twelve months.

7. Loans Receivable

Loans receivable consist of the following:

                                                  September 30,
                                               2006            2005
-----------------------------------------------------------------------
Residential Mortgages                     $ 282,181,674   $ 268,047,173
Commercial Mortgages                          5,893,737       4,896,608
Construction                                  6,986,632       7,639,300
Savings Account                               1,002,672         921,400
Home Equity                                  70,515,174      59,724,004
Automobile and other                            811,963         771,538
Line of Credit                               25,499,895      31,579,680
                                          -------------   -------------
Total                                       392,891,747     373,579,703

Undisbursed portion of loans in process      (4,941,266)     (4,933,753)
Deferred loan fees                             (544,301)       (671,426)
Allowance for loan losses                    (1,955,805)     (1,967,607)
                                          -------------   -------------
Loans Receivable - net                    $ 385,450,375   $ 366,006,917
                                          =============   =============

The Company originates both adjustable and fixed interest rate loans and purchases both adjustable and fixed interest rate mortgage-backed securities. At September 30, 2006, the composition of these loans and mortgage-backed securities, in thousands, is as follows:

                             Fixed-Rate                   Adjustable-Rate
                   Term to Maturity   Book Value   Term to Maturity   Book Value
                   -------------------------------------------------------------
                   1 year or less     $   35,003   1 year or less     $   16,581
                   1-3 years              32,989   1-3 years               1,548
                   3-5 years              18,574   3-5 years               2,265
                   5-15 years            256,575                               -
                   over 15 years         233,246                               -
                                      ----------                      ----------
                                      $  576,387                      $   20,394
                                      ==========                      ==========

The adjustable rate loans have interest rate adjustment limitations and are generally indexed to the 1-year U.S. Treasury Securities rate. Future market factors may affect the correlation of the interest rate adjustment with the rates the Company pays on the short-term deposits that have been primarily utilized to fund these loans. At September 30, 2006 and 2005, the Company was servicing loans for others amounting to approximately $3,928,000 and $4,730,000 respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income is recognized over the life of the loan. In connection with the loans serviced for others, the Company held borrowers' escrow balances of approximately $21,000, $36,000, and $37,000 at September 30, 2006, 2005, and 2004, respectively. Loans to officers and directors at September 30, 2006 and 2005, were approximately $648,000 and $459,000, respectively. Additional loans and repayments for the year ended September 30, 2006, were $90,000 and $476,000, respectively, and for the year ended September 30, 2005, were approximately $70,000 and $127,000, respectively. The Company provides loans primarily in its local market area to borrowers that share similar attributes. This concentration of credit exposes the Company to a higher degree of risk in this regard.

The following schedule summarizes the changes in the allowance for loan losses:

                                      Year Ended September 30,
                                 2006           2005           2004
----------------------------------------------------------------------
Balance, beginning of year   $ 1,967,607    $ 1,976,849    $ 1,990,672
   Recoveries                      8,524         83,707          1,571
   Charged off                   (20,326)       (92,949)       (15,394)
                             -----------    -----------    -----------

Balance, end of year         $ 1,955,805    $ 1,967,607    $ 1,976,849
                             ===========    ===========    ===========

The activity in the recoveries and charge off accounts was primarily the result of the Company's Bounce protection program. This program extends credit automatically to our depositors. If the account is not brought current by the depositor the loan is charged off. If the customer subsequently brings the account current, a recovery is recognized.

                                                           2006 ANNUAL REPORT 23

The provision for loan losses charged to expense is based upon past loss experiences and an evaluation of potential losses in the current loan portfolio, including the evaluation of impaired loans under SFAS No. 114. A loan is considered to be impaired when, based upon current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan. An insignificant delay or insignificant shortfall in amount of payments does not necessarily result in the loan being identified as impaired. For this purpose, delays less than 90 days are considered to be insignificant. As of September 30, 2006, 100% of the impaired loan balance was measured for impairment based on the fair value of the loans' collateral. Impairment losses are included in the provision for loan losses. SFAS No. 114 does not apply to large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, except for those loans restructured under a troubled debt restructuring. Loans collectively evaluated for impairment include consumer loans and residential real estate loans. At September 30, 2006 and 2005, the Company's impaired loans consisted of smaller balance residential mortgage loans collectively evaluated for impairment. Non-performing loans (which include loans in excess of 90 days delinquent) at September 30, 2006 and 2005, amounted to approximately $18,000 and $260,000, respectively. The non-performing loans are still accruing interest. The loans were collectively evaluated for impairment.

8. Accrued Interest Receivable

Accrued interest receivable consists of the following:

                                                  September 30,
                                                2006          2005
---------------------------------------------------------------------
Investments and interest-bearing deposits   $ 1,499,045   $ 1,022,126
Mortgage-backed securities                      872,319     1,036,830
Loans receivable                              1,598,246     1,373,098
                                            -----------   -----------
Total                                       $ 3,969,610   $ 3,432,054
                                            ===========   ===========

9. Office Properties and Equipment

Office properties and equipment are summarized by major classifications as follows:

                                                  September 30,
                                                2006          2005
---------------------------------------------------------------------
Land                                        $ 1,159,031   $   184,788
Buildings                                     7,543,587     6,383,356
Furniture, fixtures and equipment             3,694,898     3,433,247
Automobiles                                      24,896        24,896
                                            -----------   -----------
Total                                        12,422,412    10,026,287
Less accumulated depreciation                (4,408,443)   (4,196,593)
                                            -----------   -----------
Net                                         $ 8,013,969   $ 5,829,694
                                            ===========   ===========

Depreciation expense for the years ended September 30, 2006, 2005, and 2004 amounted to approximately $466,000, $436,000, and $484,000, respectively.

10. Deposits

Deposits are summarized as follows:

                                                    September 30,
                                           2006                       2005
                                                 Weighted                   Weighted
                                                 Interest                   Interest
                                     Amount        Rate         Amount        Rate
------------------------------------------------------------------------------------
NOW accounts                     $  15,719,531       0.25%  $  18,282,489       0.25%
Non-interest Checking accounts      10,338,951       0.00%      9,618,764       0.00%
Interest Checking accounts          20,410,198       2.46%      9,102,649       2.47%
Money Market Deposit accounts       58,989,416       1.58%     76,581,019       1.32%
Passbook and Club accounts           3,325,151       0.96%      3,806,599       0.78%
Certificate accounts               320,470,800       4.01%    301,588,135       3.52%
                                 -------------   --------   -------------   --------

Total Deposits                   $ 429,254,047       3.34%  $ 418,979,655       2.85%
                                 =============   ========   =============   ========

At September 30, 2006, the amounts of scheduled maturities of certificate accounts were as follows:

For the year ended September 30:     2007    $ 209,308,816
                                     2008       71,344,627
                                     2009       32,489,187
                                     2010        5,373,535
                                     2011        1,954,635
                                             -------------
                                    Total    $ 320,470,800
                                             =============

24 HARLEYSVILLE SAVINGS FINANCIAL CORPORATION

The aggregate amount of certificate accounts in denominations of $100,000 or more at September 30, 2006 and 2005 amounted to approximately $47.6 million and $39.7 million, respectively. Deposits in excess of $100,000 are not federally insured.

The following table sets forth the maturity of certificate deposits in excess of $100,000 as of September 30, 2006.

                                                              Amount
                                                              ------
                                                       (In thousands)
                                      1 to 3 months          $ 6,875
                                      4 to 6 months            9,033
                                      7 to 12 months           8,689
                                      Thereafter              18,576
                                                             -------
                                      Total                  $43,173
                                                             =======

Interest expense on savings deposits is composed of the following:

                                                September 30,
                                     2006           2005            2004
----------------------------------------------------------------------------
NOW accounts and MMDA accounts   $  1,371,109   $   1,245,110   $  1,093,438
Passbook and Club accounts             27,867          26,325         22,734
Certificate accounts               11,765,562       9,065,269      7,984,282
                                 ------------   -------------   ------------

Total                            $ 13,164,538   $  10,336,704   $  9,100,454
                                 ============   =============   ============

11. Advances from Federal Home Loan Bank

Advances from the Federal Home Loan Bank consist of the following:

                                       September 30,
                              2006                      2005

                                   Weighted                   Weighted
                                   Interest                   Interest
Maturing Period        Amount        Rate         Amount        Rate
----------------------------------------------------------------------
 1 to 12 months    $  79,492,234       4.92%  $  36,043,911       3.73%
13 to 24 months       46,949,489       4.79%     25,446,061       3.66%
25 to 36 months       25,850,822       4.07%     69,114,248       4.83%
37 to 48 months        8,375,148       3.96%     31,484,966       3.89%
49 to 60 months       39,417,941       5.38%      9,302,331       3.97%
61 to 72 months       59,525,528       4.47%     40,208,732       5.35%
73 to 84 months        5,000,000       3.80%     60,668,239       4.47%
85 to 120 months      30,000,000       4.10%     25,000,000       3.80%
                   -------------   --------   -------------   --------

Total              $ 294,611,162       4.67%  $ 297,268,488       4.38%
                   =============   ========   =============   ========

The advances are collateralized by Federal Home Loan Bank stock and substantially all first mortgage loans.

The Company has a line of credit of which $58.2 million and $21.0 million of the available $60.0 million was used at September 30, 2006 and 2005, respectively. The average balance outstanding on the line of credit for September 30, 2006 and 2005 was $29.3 million and $29.4 million, respectively. The maximum amount outstanding at any time for 2006 and 2005 was $59.4 million and $36.1 million, respectively. The weighted average interest rate during 2006 and 2005 was 4.89% and 2.98%, respectively.

                                                         2006 ANNUAL REPORT 25

12. Income Taxes

The Company computes its reserve for bad debts under the specific charge-off method. The bad debt deduction allowable under this method is available to large banks with assets greater than $500 million. Generally, this method allows the Company to deduct an annual addition to the reserve for bad debts equal to its net charge-offs. Retained earnings at September 30, 2006 and 2005 includes approximately $1,325,000 representing bad debt deductions for which no deferred income taxes have been provided.

The expense for income taxes differs from that computed at the statutory federal corporate tax rate as follows:

                                                         Year Ended September 30,
                                        2006                       2005                       2004
                                            Percentage                 Percentage                 Percentage
                                             of Pretax                  of Pretax                 of Pretax
                                 Amount       Income       Amount        Income        Amount      Income
-------------------------------------------------------------------------------------------------------------
At statutory rate             $ 1,855,280         34.0%  $ 2,276,724         34.0%  $ 2,184,643         34.0%
Adjustments resulting from:
Tax-exempt income                (592,375)       (10.9)     (595,428)        (8.9)     (572,457)        (8.9)
State tax-net of federal
  tax benefit                           -            -        69,588          1.0        29,057          0.5
Other                              (7,728)        (0.1)      (58,357)        (0.8)      (37,419)        (0.6)
                              -----------   ----------   -----------   ----------   -----------   ----------
Expense per consolidated
  statements of income        $ 1,255,177         23.0%  $ 1,692,527         25.3%  $ 1,603,824         25.0%
                              ===========   ===========  ===========   ==========   ===========   ==========

Income tax expense is summarized as follows:

                                        Year Ended September 30,
                                  2006          2005          2004
----------------------------------------------------------------------
Current                       $ 1,244,214   $ 1,624,759   $ 1,628,569
Deferred                           10,963        67,768       (24,745)
                              -----------   -----------   -----------
Total Income Tax Expense      $ 1,255,177   $ 1,692,527   $ 1,603,824
                              ===========   ===========   ===========

Items that gave rise to significant portions of the deferred tax accounts are as follows:

                                                   September 30,
                                                2006        2005
--------------------------------------------------------------------
Deferred Tax Assets:
  Deferred Loan Fees                         $   73,722   $  87,919
  Allowance for Loan Losses                     664,974     668,986
  Unrealized loss on investment securities        6,212       4,746
  Other                                          39,564       9,846
                                             ----------   ---------

    Sub-Total                                   784,472     771,497
                                             ----------   ---------

Deferred Tax Liabilities:
  Property                                     (433,922)   (431,910)
  Other                                               -           -
                                             ----------   ---------

    Sub-Total                                  (433,922)   (431,910)
                                             ----------   ---------

    Total                                    $  350,550   $ 339,587
                                             ==========   =========

Income taxes paid were approximately $1,378,000, $1,528,000, and $1,533,000 for the years ended September 30, 2006, 2005, and 2004, respectively.

13. Regulatory Capital Requirements

The Bank is subject to various regulatory capital requirements administered by the federal Banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory

26 HARLEYSVILLE SAVINGS FINANCIAL CORPORATION accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total Tier 1 capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier 1 capital (as defined) to assets (as defined). Management believes, as of September 30, 2006, that the Bank meets all capital adequacy requirements to which it is subject.

As of September 30, 2006, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                        To Be Considered Well
                                                                                          Capitalized Under
                                                                      For Capital         Prompt Corrective
                                                   Actual          Adequacy Purposes      Action Provisions
                                              Amount      Ratio     Amount      Ratio      Amount      Ratio
-------------------------------------------------------------------------------------------------------------
As of September 30, 2006
Tier 1 Capital (to assets)                 $48,182,567    6.24%   $30,868,800   4.00%   $38,586,000    5.00%
Tier 1 Capital (to risk weighted assets)    48,182,567   13.02%    14,800,960   4.00%    22,201,440    6.00%
Total Capital (to risk weighted assets)     50,138,888   13.55%    29,601,920   8.00%    37,002,400   10.00%

As of September 30, 2005
Tier 1 Capital (to assets)                 $47,524,213    6.26%   $30,376,680   4.00%   $37,970,850    5.00%
Tier 1 Capital (to risk weighted assets)    47,524,213   13.31%    14,283,160   4.00%    21,424,740    6.00%
Total Capital (to risk weighted assets)     49,491,820   13.86%    28,566,320   8.00%    35,707,900   10.00%

14. Retirement Savings Plan

The Company has an employee stock ownership pension plan and a qualified 401 (k) retirement savings plan covering all full-time employees meeting certain eligibility requirements. Contributions for both plans are at the discretion of the Company's Board of Directors. Contributions expense related to the plans was $254,989, $260,528 and $241,185 for the years ended September 30, 2006, 2005, and 2004, respectively.

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

In January 2001, the stockholders approved the 2000 Stock Option Plan. This plan consists of two parts: Plan I - incentive stock options and Plan II - compensatory stock options. In January 2006, the stockholders approved the 2005 Stock Option Plan. This plan consists of two parts: Plan I - incentive stock options and Plan II - compensatory stock options.

A summary of transactions under this plan follows:

                                                             Year Ended September 30,
                                                  2006                  2005                 2004
                                                      Weighted             Weighted             Weighted
                                                       Average              Average              Average
                                            Options     Price    Options     Price    Options     Price
--------------------------------------------------------------------------------------------------------
Outstanding, beginning of year              169,032   $  13.23   201,982   $  10.96   209,802   $   8.99
   Exercised                                (10,704)      8.93   (69,133)      9.16   (42,320)      6.73
   Canceled                                  (2,078)     12.16    (2,917)     13.50    (2,500)     11.17
   Granted                                   86,850      17.68    39,100      17.78    37,000      17.16
                                           --------   --------   -------   --------   -------   --------

   Outstanding, end of year                 243,100   $  15.01   169,032   $  13.23   201,982   $  10.96
                                           ========   ========   =======   ========   =======   ========

Options exercisable, end of year            130,400   $  13.32    98,267   $  11.98   130,315   $   9.41
                                           ========   ========   =======   ========   =======   ========

                                                           2006 ANNUAL REPORT 27

A summary of the exercise price range at September 30, 2006 is as follows:

                   Exercise           Weighted       Weighted Average
  Number of         Price        Average Remaining   Exercise Price
Option Shares       Range         Contractual Life      per Share
-------------   --------------   -----------------   ----------------
    56,600      $ 7.11 - 11.48       3.96 years           $ 9.26
   186,500      $12.06 - 18.00       8.20 years            16.75
-------------   --------------   -----------------   ----------------
   243,100      $ 7.11 - 18.00       7.22 years           $15.01
=============   ==============   =================   ================

The Company also has established an Employee Stock Purchase Plan (the "Purchase Plan") whereby employees may elect to make contributions to the Purchase Plan in an aggregate amount not less than 2% no more than 10% of such employee's total compensation. These contributions would then be used to purchase stock during an offering period determined by the Company's Salary and Benefits Committee. The purchase price of the stock would be the lesser of 85% of the market price on the first day or the last day of the offering period. During 2006 and 2005, 0 and 3,729 shares were issued to employees, respectively. At September 30, 2006 and 2005, there were 31,081 shares available for future purchase. The Company suspended participation in the Purchase Plan in March 2005 and the plan is not currently active.

16. Commitments

At September 30, 2006, the Company had approximately $4.5 million in outstanding commitments to originate mortgage loans, of which $4.4 million were at fixed rates ranging from 5.25% to 7.13% and adjustable rates of $1.0 million ranging from 6.00% to 6.38%. The unfunded line of credit commitments at September 30, 2006 were $41.3 million. The Company had $900,000 and $1.6 million of committed commercial and consumer loans, respectively at September 30, 2006. The amounts of undisbursed portions of loans in process at September 30, 2006 were $4.9 million. At September 30, 2006 the Company had exposures to limited recourse arrangements with respect to the Company's sale of whole loans. At September 30, 2006, the exposure, which represents a portion of credit risk associated with the sold interests, amounted to $62,000. The exposure is for the life of the related loans and payable, on our proportional share, as losses are incurred. Also, at September 30, 2006, the Company had no outstanding futures or options positions.

The Company leases land for two of its branch offices. Minimum rental commitments at September 30, 2006, are summarized below:

                            Fiscal         Rental
                             Year          Amount
                            ------        --------
                             2007           94,174
                             2008           98,407
                             2009          104,332
                             2010          106,978
                             2011          108,300
                                          --------
                             Total        $512,191
                                          ========

17. Legal Contingencies

Various legal claims also arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Company's consolidated financial statements.

18. Conversion To A Stock Savings Bank

At the time of conversion, in 1987, the Bank established a liquidation account in an amount equal to the Bank's net worth as reflected in the latest consolidated statement of financial condition of the Bank contained in the offering circular utilized in the conversion. The function of the liquidation account is to establish a priority on liquidation and, except with respect to the payment of cash dividends on, or the re-purchase of, any of the common stock by the Bank, the existence of the liquidation account will not operate to restrict the use or application of any of the net worth accounts of the Bank. In the event of a complete liquidation of the Bank (and only in such event), each eligible account holder will be entitled to receive a pro rata distribution from the liquidation account, based on such holder's proportionate amount of the total current adjusted balances from deposit accounts then held by all eligible account holders, before any liquidation distribution may be made with respect to stockholders. The liquidation account was approximately $2,300,000 at September 30, 2006. Furthermore, the Company may not repurchase any of its stock if the effect thereof would cause the Company's net worth to be reduced below (i) the amount required for the liquidation account or (ii) the regulatory capital requirements.

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

                                                                                     September 30,
                                                                        2006                           2005
                                                              Carrying     Estimated Fair    Carrying     Estimated Fair
                                                               Amount           Value         Amount           Value
------------------------------------------------------------------------------------------------------------------------
Assets:
   Cash and cash equivalents                                $ 10,050,150    $ 10,050,150   $  7,934,980   $  7,934,980
   Investment securities held to maturity                    111,098,682     111,247,877     87,364,445     88,404,000
   Investment securities available-for-sale at fair value      8,107,758       8,107,758      2,835,244      2,835,244
   Mortgage-backed securities held to maturity               219,493,818     213,912,604    263,963,765    259,994,000
   Mortgage-backed securities available-for-sale at
     fair value                                                  820,255         820,255      1,045,087      1,045,087
   Loans receivable - net                                    385,450,374     379,488,305    366,006,917    363,642,590
   Federal Home Loan Bank Stock                               15,498,600      15,498,600     16,035,900     16,035,900

Liabilities:
   Passbook, Club and NOW accounts                            49,793,832      49,793,832     40,810,501     40,810,501
   Money Market Demand accounts                               58,989,416      58,989,416     76,581,019     76,581,019
   Certificate accounts                                      320,470,800     316,274,938    301,588,135    299,156,071
   Advances from Federal Home Loan Bank                      294,611,162     293,194,247    297,268,488    298,554,899

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

The fair value estimates presented herein are based on pertinent information available to management as of September 30, 2006 and 2005. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

20. Parent Company Condensed Financial Information

Condensed financial statements of Harleysville Savings Financial Corporation are as follows:

Condensed Statements of Financial Condition

                                                  September 30,
                                               2006             2005
----------------------------------------------------------------------
Assets
   Cash                                    $    183,080   $     19,441
   Investment in subsidiary                  48,662,388     47,603,551
                                           ------------   ------------
Total Assets                               $ 48,845,468   $ 47,622,992
                                           ============   ============

Liabilities & Stockholders' Equity
Liabilities
   Other Liabilities                       $    374,098   $     47,176
   Stockholders' equity                      48,471,370     47,575,816
                                           ------------   ------------
Total liabilities & stockholders' equity   $ 48,845,468   $ 47,622,992
                                           ============   ============

                                                           2006 ANNUAL REPORT 29

Condensed Statement of Income                                      Year Ended September 30,
Income:                                                        2006          2005          2004
                                                           -----------   -----------   -----------
Equity in undistributed income of subsidiary               $ 4,594,634   $ 5,375,655   $ 5,150,997
Other expense                                                  393,096       371,935       300,900
                                                           -----------   -----------   -----------
Net income                                                 $ 4,201,538   $ 5,003,720   $ 4,850,097
                                                           ===========   ===========   ===========

Condensed Statement of Cash Flows                                  Year Ended September 30,
                                                               2006          2005          2004
                                                           -----------   -----------   -----------
Net income                                                 $ 4,201,538   $ 5,003,720   $ 4,850,097
Increase in other Liabilities                                  326,922         3,408         7,506
Undistributed income of Harleysville Savings Bank           (4,594,634)   (5,375,655)   (5,150,997)
                                                           -----------   -----------   -----------
Net cash used by operating activities                          (66,174)     (368,527)     (293,394)
                                                           -----------   -----------   -----------

Investing activities:
   Dividends received from subsidiaries                      3,641,975     1,960,000     1,696,000
                                                           -----------   -----------   -----------
Net cash provided by investing activities                    3,641,975     1,960,000     1,696,000
                                                           -----------   -----------   -----------

Financing activities:
   Acquisition of treasury stock                            (1,681,657)     (328,280)     (251,580)
   Use of treasury stock                                       451,573       421,706       707,826
   Proceeds from issuance of common stock                      300,428       460,431             -
   Dividends paid                                           (2,482,506)   (2,252,336)   (1,826,303)
                                                           -----------   -----------   -----------

Net cash used in financing activities                       (3,412,162)   (1,698,479)   (1,370,057)
                                                           -----------   -----------   -----------

Net increase (decrease) in cash and cash equivalents           163,639     (107,006)        32,549
Cash and cash equivalents at the beginning of the period        19,441       126,447        93,898
                                                           -----------   -----------   -----------
Cash and cash equivalents at the end of the period         $   183,080   $    19,441   $   126,447
                                                           ===========   ===========   ===========

21. Quarterly Financial Data (Unaudited)

Unaudited quarterly financial data for the years ended September 30, 2006 and 2005 is as follows:

                                                         2005                                 2004
                                          ----------------------------------   ---------------------------------
                                           1st      2nd      3rd       4th       1st      2nd      3rd      4th
                                           QTR      QTR      QTR       QTR       QTR      QTR      QTR      QTR
                                          ----------------------------------   ---------------------------------
Interest Income                           $9,463   $9,635   $9,923   $10,062   $8,586   $8,848   $9,167   $9,281
Interest Expense                           6,422    6,371    6,621     6,953    5,351    5,503    5,856    6,037
                                          ------   ------   ------   -------   ------   ------   ------   ------
Net Interest Income                        3,041    3,264    3,302     3,109    3,235    3,345    3,311    3,244
Provision for loan loss                                                                                      (40)
                                          ------   ------   ------   -------   ------   ------   ------   ------
Net interest income after provision for
   loan losses                             3,041    3,264    3,302     3,109    3,235    3,345    3,311    3,284
Non-interest income                          329      282      340       356      407      341      379      359
Non-interest expense                       1,973    2,031    2,156     2,407    1,959    2,012    2,017    1,976
                                          ------   ------   ------   -------   ------   ------   ------   ------
Income before income taxes                 1,397    1,515    1,486     1,058    1,683    1,674    1,673    1,667
Income tax expense                           316      354      386       199      428      432      429      405
                                          ------   ------   ------   -------   ------   ------   ------   ------
Net income                                $1,081   $1,161   $1,100   $   859   $1,255   $1,242   $1,244   $1,262
                                          ======   ======   ======   =======   ======   ======   ======   ======
Per Common Share:
   Earnings per share - basic             $ 0.28   $ 0.30   $ 0.29   $  0.22   $ 0.33   $ 0.32   $ 0.32   $ 0.32
   Earnings per share - diluted           $ 0.27   $ 0.29   $ 0.28   $  0.22   $ 0.32   $ 0.32   $ 0.32   $ 0.32

Earnings per share is computed independently for each period presented. Consequently, the sum of the quarters may not equal the total earnings per share for the year.

The number of shares and per share information for all periods presented has been restated to reflect the five for three stock split.

30 HARLEYSVILLE SAVINGS FINANCIAL CORPORATION

Market and Corporate Information

Market Information

Harleysville Savings Financial Corporation's Common Stock is traded in the Over-the-Counter Market and quoted on the NASDAQ National Market System under the symbol "HARL". The Common Stock was issued at an adjusted price of $1.45 per share in connection with the Company's conversion from mutual to stock form and the Common Stock commenced trading on the NASDAQ National Market System on September 3, 1987. Prices shown below reflect the prices reported by the NASDAQ systems. The closing price on September 30, 2006, was $16.90 per share. There were 3,849,736 shares outstanding as of September 30, 2006, held by approximately 1,000 stockholders.

                                                      Cash Dividends
For The Quarter Ended     High      Low      Close       Declared
--------------------------------------------------------------------
September 30, 2004      $ 18.00   $ 15.45   $ 17.25       $0.12
December 31, 2004         18.12     16.35     18.06        0.13
March 31, 2005            26.00     16.50     18.75        0.15
June 30, 2005             20.00     16.00     17.70        0.15
September 30, 2005        18.25     17.00     17.15        0.15
December 31, 2005         18.44     17.01     17.98        0.16
March 31, 2006            18.00     17.20     17.45        0.16
June 30, 2006             17.95     17.08     17.22        0.16
September 30, 2006        17.35     14.81     16.90        0.16

--------------------------------------------------------------------

Corporate Information

Auditors
Deloitte & Touche LLP
1700 Market Street
Philadelphia, PA 19103-3984
(215) 246-2300

Annual Meeting
Indian Valley Country Club
Telford, PA
Wednesday, January 24, 2007
9:30 A.M.

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

Transfer Agent
Direct questions regarding dividend
checks, address and name changes or
lost certificates to:

Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016
web site: www.rtco.com
email: invrel@rtco.com

Upon request, the Company's Annual Report or form 10-K for the year ended September 30, 2006, and the exhibits thereto required to be filed with the Securities and Exchange Commission under the Securities Act of 1934 will be furnished without charge to any stockholder.

                                                           2006 ANNUAL REPORT 31

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

   David J. Friesen, CPA
   Director of Development
   Penn View Christian School
   Souderton, PA

   Edward J. Molnar
   Chairman/CEO
   Harleysville Savings
   Financial Corporation
   Harleysville, PA

OFFICERS

   Edward J. Molnar
   Chairman and
   Chief Executive Officer

   Adrian D. Gordon
   Senior Vice President and
   Chief Information Officer

   Ronald B. Geib
   President and
   Chief Operating Officer

   Sheri Strouse
   Senior Vice President
   and Branch Administrator

   Marian Bickerstaff
   Senior Vice President
   Residential Lending Officer
   and Corporate Secretary

   Stephen J. Kopenhaver
   Senior Vice President and
   Commercial Lending Officer

   Brendan J. McGill
   Senior Vice President,
   Chief Financial Officer
   and Treasurer

32 HARLEYSVILLE SAVINGS FINANCIAL CORPORATION

Managers

                                     [PHOTO]

              Michelle A. Beck                             Rodney A. Kipp
          Assistant Vice President                   Assistant Vice President
              Security Officer                     Technology Operations Manager

                                 M. Shane Michalak
                             Vice President, Controller
                            Accounting Department Manager

                                     [PHOTO]

           Kathleen L. Clairmont                      Sherry L. Williamson
          Assistant Vice President                  Assistant Vice President
        West Norriton Office Manager             Upper Providence Office Manager

                                  Anne J. Rostosky
                                   Vice President
                             Harleysville Office Manager

                                     [PHOTO]

             Denise L. Monaghan                            Kim A. Licata
          Assistant Vice President                   Assistant Vice President
           Loan Department Manager                 Loan Customer Service Manager

                                     [PHOTO]

              Dawn L. Hufnagle                            Helena C. Baron
          Assistant Vice President                   Assistant Vice President
         Sumneytown Office Manager                    Lansdale Office Manager

         Paul F. Pendrak                                    Diane M. Carlson
    Assistant Vice President                            Assistant Vice President
     Hatfield Office Manager                             Human Resource Manager

--------------------------------------------------------------------------------

                            Harleysville Savings Bank
                                Mission Statement

                  To create value for customers, team members,
                 stockholders and the community by consistently
                        providing anexceptional community
                               banking experience

--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
      Harleysville             Hatfield            Lansdale           Sumneytown          Upper Providence         West Norriton
    271 Main Street        1700 Cowpath Rd     640 East Main St      3090 Main St       1889 East Ridge Pike     2301 West Main St
 Harleysville, PA 19438   Hatfield, PA 19440  Lansdale, PA 19446  Sumneytown, PA 18084   Royersford, PA 19468  Norristown, PA 19403
      215-256-8828           215-362-0750        215-855-1011        215-234-8053           610-454-0391           610-631-0887
-----------------------------------------------------------------------------------------------------------------------------------